Exhibit 2(b)

EXECUTION COPY

MASTER AGREEMENT

by and among

AXA EQUITABLE FINANCIAL SERVICES, LLC,

AXA FINANCIAL, INC.

and

PROTECTIVE LIFE INSURANCE COMPANY

Dated as of April 10, 2013

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ii

iii

INDEX OF EXHIBITS

Exhibit A	Form of Administrative Services Agreement
Exhibit B-1	Term Sheet for the ABS Agreement
Exhibit B-2	Form of Broker-Dealer and General Agent Servicing Agreement for In-Force MONY Products
Exhibit B-3	Form of Broker-Dealer and General Agent Servicing Agreement for In-Force MLOA Products
Exhibit B-4	Form of Wholesale Level Servicing Agreement for In-Force MONY Products
Exhibit B-5	Form of Wholesale Level Servicing Agreement for In-Force MLOA Products
Exhibit B-6	Form of Auburn Industrial Participation Agreement
Exhibit B-7	Form of Prologis Co-Lending Agreement

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Exhibit B-8	Form of William Beaver House Co-Lending Agreement
Exhibit B-9	Form of Metro Park Co-Lending Agreement
Exhibit C	Form of MLOA Reinsurance Agreement
Exhibit D	Form of MLOA Trust Agreement
Exhibit E	Form of Retrocession Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of AXA S.A. Guarantee

INDEX OF ANNEXES

Annex A	Certain Pre-Closing Transactions
Annex B	Rabbi Trust Adjustments and Transactions

INDEX OF SCHEDULES

Schedule 1.1(bb)	Customary Conditions
Schedule 1.1(kk)	Certain Excluded Assets
Schedule 1.1(mm)	Certain Excluded Liabilities
Schedule 1.1(ffff)	Shared MONY Reinsurance Agreements
Schedule 2.5(a)(i)	Form of Closing Statement
Schedule 2.5(a)(ii)	Closing Statement Methodologies
Schedule 2.5(a)(iii)	Pro Forma Closing Statement
Schedule 5.16	Investment Assets

Purchaser Disclosure Letter
Seller Disclosure Letter

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This MASTER AGREEMENT (this “Agreement”), dated as of April 10, 2013, is entered into by and among AXA Equitable Financial Services, LLC, a Delaware limited liability company (“Seller”), AXA Financial, Inc., a Delaware corporation (“Parent”), and Protective Life Insurance Company, an insurance company organized under the laws of the State of Tennessee (“Purchaser”).

RECITALS:

WHEREAS, Parent directly owns all of the issued and outstanding equity interests in, and is the sole member of, Seller;

WHEREAS, Seller directly owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Shares”), of MONY Life Insurance Company, a New York life insurance company (“MONY”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, and Purchaser desires to purchase, the Shares;

WHEREAS, subject to the terms and conditions set forth in this Agreement, on or prior to the Closing Date, the Excluded Assets will be transferred by MONY or its applicable Subsidiaries to Seller or its Affiliates (other than MONY);

WHEREAS, subject to the terms and conditions set forth in this Agreement, on or prior to the Closing Date, MONY will be replaced by Seller or one of its Affiliates (other than MONY) as the Sponsor of the Assumed Pension Plan;

WHEREAS, subject to the terms and conditions set forth in this Agreement, on or prior to the Closing Date, the Non-Qualified Benefit Plan Liabilities will be assumed by Seller or one of its Affiliates (other than MONY); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, at the Closing, MONY Life Insurance Company of America, an Arizona life insurance company (“MLOA”), and Purchaser will enter into the MLOA Reinsurance Agreement, pursuant to which Purchaser will reinsure, on a 100% indemnity basis, from and after the Closing Date, the MLOA Business, subject to the terms, conditions and limitations set forth therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:

(a)                                 “Action” means (i) any civil, criminal or administrative action, suit, litigation, arbitration proceeding or similar proceeding or (ii) any investigation or written inquiry by a Governmental Authority (other than any examination by a Taxing Authority, including a Tax audit).

(b)                                 “Adjusted SBV Valuation Methodology” means the methodology described under the heading “Adjusted SBV Valuation Methodology” in Schedule 2.5(a)(ii) hereto and used to calculate the Adjusted Statutory Book Value on the Estimated Closing Statement as of December 31, 2012, which is set forth in Schedule 2.5(a)(iii) hereto.

(c)                                  “Adjusted Statutory Book Value” means, as of any date of determination, an amount equal to (i) the capital and surplus of MONY, as of such date, as would be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to line 38, adjusted (x) to give effect to the Pre-Closing Transactions, as determined in accordance with the Closing Statement Methodologies and (y) to exclude Admitted Current and Deferred Tax Assets and Liabilities as of such date, plus (ii) the Asset Valuation Reserve as of such date.

(d)                                 “Administrative Services Agreement” means the Administrative Services Agreement to be entered into by and between MLOA and Purchaser at the Closing, substantially in the form of Exhibit A hereto.

(e)                                  “Admitted Current and Deferred Tax Assets and Liabilities” means, as of any date of determination, (i) the current federal and foreign income tax recoverable and interest thereon, as of such date, as would be reflected in line 18.1, column 3 in the “Assets” section of the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to line 18.1, (ii) the current federal and foreign income taxes, as of such date, as would be reflected in line 15.1, column 1 in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to line 15.1, (iii) the net deferred tax asset, as would be reflected in line 18.2, column 3 in the “Assets” section of the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to line 18.2, and (iv) the net deferred tax liability, as of such date, as would be reflected in line 15.2, column 1 in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to line 15.2, in each case as determined in accordance with the Closing Statement Methodologies.

(f)                                   “Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.  For the avoidance of doubt, unless otherwise specified herein, MONY shall be deemed an “Affiliate” of Seller and Parent (and not Purchaser) prior to the Closing and shall be deemed an “Affiliate” of Purchaser (and not Seller or Parent) from and after the Closing; it being understood, that for purposes of this definition, neither Seller nor Parent shall be deemed to be an Affiliate of Purchaser.  For the avoidance of doubt for purposes of Sections 5.2(d) and (e) and Section 5.14 only, the term “Affiliates” with respect to Seller does not include natural persons who are brokers, agents, producers or distributors who market, produce or service the Insurance Contracts.

(g)                                  “Affiliated Distributor” means any brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce or service the Insurance Contracts, or any successors thereto, that are Affiliates of Seller.

(h)                                 “Amended Arrangements” means collectively:

(i)                                     the Services Agreement to be entered into by and between MONY and AXA Business Services Private Limited at the Closing, which will have the terms set forth on the term sheet attached as Exhibit B-1 hereto (the “ABS Agreement”);

(ii)                                  Broker-Dealer and General Agent Servicing Agreement for In-Force MONY Products to be entered into by MONY, Investment Distributors, Inc., AXA Network, LLC and AXA Advisors, LLC at the Closing, substantially in the form of Exhibit B-2 hereto;

(iii)                               Broker-Dealer and General Agent Servicing Agreement for In-Force MLOA Products to be entered into by MLOA, AXA Network, LLC and AXA Advisors, LLC at the Closing, substantially in the form of Exhibit B-3 hereto;

(iv)                              Wholesale Level Servicing Agreement for In-Force MONY Products to be entered into by MONY, Investment Distributors, Inc. and AXA Distributors, LLC at the Closing, substantially in the form of Exhibit B-4 hereto;

(v)                                 Wholesale Level Servicing Agreement for In-Force MLOA Products to be entered into by MLOA and AXA Distributors, LLC at the Closing, substantially in the form of Exhibit B-5 hereto (the agreements described in clauses (ii) — (v) collectively, the “Distribution Agreements”);

(vi)                              the Auburn Industrial Participation Agreement to be entered into by MONY  and MLOA at the Closing, substantially in the form of Exhibit B-6 hereto;

(vii)                           the Prologis Co-Lending Agreement to be entered into by AXA Equitable Life Insurance Company and MONY at the Closing, substantially in the form of Exhibit B-7 hereto;

(viii)                        the William Beaver House Co-Lending Agreement to be entered into by AXA Equitable Life Insurance Company and MONY at the Closing, substantially in the form of Exhibit B-8 hereto; and

(ix)                              the Metro Park Co-Lending Agreement to be entered into by AXA Equitable Life Insurance Company and MONY at the Closing, substantially in the form of Exhibit B-9 hereto.

(i)                                     “Ancillary Agreements” means collectively:

(i)                                     the MLOA Reinsurance Agreement;

(ii)                                  the MLOA Trust Agreement;

(iii)                               the Administrative Services Agreement;

(iv)                              the Transition Services Agreement;

(v)                                 the Retrocession Agreement;

(vi)                              the Amended Arrangements; and

(vii)                           each of the other documents, instruments and agreements pursuant to which the Pre-Closing Transactions will be effected.

(j)                                    “Applicable Accounting Principles” means, with respect to MONY, the statutory accounting principles prescribed or permitted by the State of New York and, with respect to MLOA, the statutory accounting principles prescribed or permitted by the State of Arizona.

(k)                                 “Applicable Law” means any U.S. domestic or foreign federal, provincial, state or local statute, law, ordinance, code, or common law, or any rules, regulations, administrative interpretations or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, administrative interpretation, judgment or decree applicable to a Person or any of such Person’s properties or assets.

(l)                                     “Asset Valuation Reserve” means, as of any date of determination, the asset valuation reserve of MONY, as of such date, as would be reflected in line 24.01, column 1 in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to line 24.01, as determined in accordance with the Closing Statement Methodologies.

(m)                             “AXA Note” means the notes issued by AXA S.A. to MONY in an aggregate face amount equal to $50,000,000.

(n)                         “Books and Records” means the originals or copies of all books and records in the possession or control of Seller or any of its Affiliates (including MONY) to the extent relating to the Business, including statutory and other filings required under Applicable Law, administrative records, claim records, sales and marketing records, underwriting records, financial and accounting records, actuarial and reserving records (including actuarial rate tables), Tax records (including such information as is reasonably necessary to determine whether or not an Insurance Contract complies with the diversification requirements of Section 817(h) of the Code), employment and benefits records with respect to the Business Employees, compliance records, corporate records, legal records and other records, in whatever form maintained, generated, recorded or stored, including any spreadsheet, database and magnetic or optical media, but excluding certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to corporate organization or capitalization of Seller or its Affiliates (other than MONY); provided, that to the extent any Books and Records contain information that relates to any business of Seller or its Affiliates other than the Business, such information shall not constitute “Books and Records” for purposes of this Agreement and any such information may be redacted from the Books and Records.

(o)                         “Business” means (i) the business (other than the Excluded Assets) of MONY and (ii) the MLOA Business, in each case, as conducted as of any relevant date of determination prior to the Closing Date.

(p)                         “Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of New York or Birmingham, Alabama are permitted or obligated by Applicable Law to be closed or a day on which the New York Stock Exchange is closed for trading.

(q)                         “Business Employee Plan” means an Employee Plan that is maintained or sponsored solely by MONY.

(r)                            “Business Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, results of operations or condition (financial or other) of MONY or of the Business considered as a whole; provided that the definition of “Business Material Adverse Effect” and the determination as to whether a Business Material Adverse Effect has occurred shall exclude any effect arising out of or resulting from:  (1) changes occurring after the Contract Date in the U.S., European or international economy or financial, capital or derivatives markets in general; (2) changes occurring after the Contract Date in conditions generally affecting participants in the life insurance, annuity or financial services industries generally; (3) changes occurring after the Contract Date in Applicable Law or Applicable Accounting Principles; (4) any effect resulting from the announcement to the public of the transactions contemplated by this Agreement (including, but not limited to, changes in relations with Independent Distributors or any actions taken by Independent Distributors as a result of such announcement) or the identity of Purchaser; (5) acts of war, sabotage or terrorism, or any escalation or worsening of such acts, any earthquakes, hurricanes, tornados, and other storms, floods or other natural disasters, or any other force majeure event, in each case to the extent occurring after the Contract Date; (6) the failure, in and of itself, of MONY or the Business to achieve any financial projections or forecasts (provided that this clause (6) shall not by itself exclude the underlying causes of such failure); or (7) any action (A) taken by Seller or any of its Affiliates, agents or representatives at the written instruction of or with the written consent of Purchaser, (B) failed to be taken by Seller or any of its Affiliates, agents or representatives because Purchaser has withheld its consent in breach of an obligation under this Agreement not to withhold such consent, or (C) that is contemplated by this Agreement; except, in the cases of clauses (1), (2), (3) and (5), to the extent such effect disproportionately affects the Business relative to comparable businesses of other life insurance companies; or (ii) the ability of Parent, Seller or any of their respective Affiliates to perform any of their respective obligations under this Agreement or any of the MLOA Reinsurance Agreement, the MLOA Trust Agreement, the Transition Services Agreement, the Administrative Services Agreement and the Distribution Agreements or to consummate the transactions contemplated hereby or thereby.

(s)                           “Ceding Commission” means $373,000,000, less $1,000,000 per month for each month that elapses between July 1, 2013 and the Closing Date, as further adjusted pursuant to the terms of the MLOA Reinsurance Agreement.

(t)                            “Closing Date Value” means the sum of (i) the Adjusted Statutory Book Value as of the Closing Date plus (ii) the Tax Asset Value as of the Closing Date, in each case as calculated based on the Closing Statement Methodologies from amounts set forth in the Closing Statement.

(u)                         “Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury regulations promulgated thereunder.

(v)                         “Company Statutory Book Value” has the meaning set forth in the MLOA Reinsurance Agreement.

(w)                       “Confidential Information Memorandum” means the Confidential Information Memorandum, dated November 20, 2012 titled “Confidential Information Memorandum Project New Year” provided by Morgan Stanley & Co. LLC on behalf of AXA S.A. and AXA Financial to Purchaser in connection with the transactions contemplated by this Agreement.

(x)                         “Confidentiality Agreement” means the confidentiality agreement dated November 20, 2012 by and between AXA S.A. and Protective Life Corporation, a Delaware corporation and Purchaser’s ultimate parent company.

(y)                                 “Consolidated Net Worth” means, with respect to a Person as of any date of determination, the consolidated stockholders’ equity of such Person together with its consolidated Subsidiaries, determined in accordance with GAAP or, if such Person does not prepare financial statements in accordance of GAAP, then the principal generally accepted accounting principles used by such Person.

(z)                          “Consolidated or Combined Return” means any Tax Return that is filed or required to be filed and that includes MONY, on the one hand, and one or more members of the Seller Group, on the other hand.

(aa)                  “Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, a conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

(bb)                  “Contract Date” means April 10, 2013, the date of execution of this Agreement.

(cc)                    “Customary Condition” means a condition that is customarily imposed by the Department in connection with its approval of the acquisition of control of an insurance company and is identified on Schedule 1.1(bb).

(dd)                  “Department” means the New York State Department of Financial Services.

(ee)                    “Distributors” means collectively, the Affiliated Distributors and Independent Distributors.

(ff)                              “Employment Agreement” means a contract, offer letter or agreement of Seller or any of its Affiliates with or addressed to any Business Employee or with respect to which MONY has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services.

(gg)                            “Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, vacation or other paid-time off, equity-based compensation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy and any other employment agreement or arrangement, in any case, whether written or unwritten.

(hh)                          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(ii)                                  “Estimated Closing Date Value” means the sum of (i) the Estimated Adjusted Statutory Book Value plus (ii) the Estimated Tax Asset Value.

(jj)                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(kk)                  “Excluded Assets” means the following assets of MONY:

(i)                                     the Excluded Subsidiaries;

(ii)                                  the Excluded Units;

(iii)                               the AXA Note;

(iv)                              all of the Intellectual Property owned by MONY as of the date hereof that is listed on Schedule 1.1(kk); and

(v)                                 MONY’s investment in fine art objects and each of MONY’s investment assets (x) that is of the type that would be included in the “Joint Venture or Partnership Interests That Have Underlying Characteristics of Common Stocks — Unaffiliated” line of Schedule BA — Part 1 in the NAIC statement blank used to prepare MONY’s balance sheet in the most recent statutory financial statement filed with the Department or, if the line identifier is changed pursuant to relevant guidance from the NAIC, the successor line, or (y) that is a commercial mortgage-backed security other than a commercial mortgage-backed security in the Closed Block (collectively, the investments referred to in this Section 1.1(kk)(v), the “Excluded Investments”).

(ll)                                  “Excluded Employee Liabilities” means all Liabilities (including for Taxes) arising out of or in connection with (i) any payments, compensation, benefits or entitlements that Parent, Seller or any of their respective Affiliates owes or is obligated to provide, whether currently, prospectively or on a contingent basis, with respect to any current or former employee, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, and Taxes, (ii) any employees, including under, or with respect to, ERISA, the U.S. Worker Adjustment and Retraining Notification Act, Section 4980 of the Code, or any labor or similar Applicable Law, that are incurred, accrued or arise prior to, or in connection with, the Closing, including any Taxes imposed under Sections 3101, 3111 or 3301 of the Code, whether or not yet required to be paid or recognized, (iii) any Seller Employee Plan or Assumed Employee Plan Liability, (iv) the Split-Dollar Plan and any Liabilities relating to the establishment, continuation, administration or management of the Split-Dollar Plan, whether before or after the Closing, or (v) any other Employee Plan that is sponsored, contributed to or maintained by Parent, Seller, any of their respective Affiliates or any Person that, together with Parent, Seller or any of their respective Affiliates, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

(mm)                  “Excluded Liabilities” means all Excluded Employee Liabilities and all Liabilities arising out of or in connection with (i) the Excluded Assets (including any of the properties, businesses, operations, Contracts, assets or

Liabilities of the Excluded Subsidiaries, and any surplus or other guarantees, keepwells or similar arrangements issued by MONY with respect to any Excluded Subsidiary or any other Person), (ii) the Excluded MLOA Business, (iii) the Pre-Closing Transactions or the failure to effect any contemplated Pre-Closing Transaction, (iv) the Liabilities to be retroceded by MONY pursuant to the Retrocession Agreement to the extent not retroceded thereunder or (v) the matters set forth on Schedule 1.1(mm).

(nn)                          “Excluded MLOA Business” means any and all policies, binders, endorsements, riders, certificates and contracts of insurance and supplementary contracts of insurance issued or renewed by MLOA that correspond to the policy forms of MLOA identified on Section 1.1(nn) of the Seller Disclosure Letter.

(oo)                          “Excluded Subsidiaries” means MLOA, U.S. Financial Life Insurance Company, an Ohio life insurance company, MONY International Holdings, LLC, a Delaware limited liability company, MONY Financial Services, Inc., a Delaware corporation, and each of their respective Subsidiaries.

(pp)                          “Excluded Units” means the AllianceBernstein L.P. units held by MONY, all of which are listed in Section 1.1(pp) of the Seller Disclosure Letter.

(qq)                          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(rr)                                “Governmental Authority” means any court, arbitral tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency (including any industry or other self-regulating body), domestic or foreign.

(ss)                              “Income Tax” means any Tax on or measured by net income.

(tt)                                “Independent Distributor” means the brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce or service the Insurance Contracts, or any successors thereto, that are not Affiliates of Seller.

(uu)                          “Information Technology” means Software and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), data or information subscription or access agreements, telecommunications systems and telephony systems.

(vv)                          “Insurance Contracts” means the insurance or annuity policies and Contracts (including side letters) and the assumed reinsurance treaties, together with all binders, slips, certificates, endorsements and riders thereto issued or entered into (i) by MONY prior to the Closing or (ii) in connection with the MLOA Business.

(ww)                      “Intellectual Property” means all of the following:  (i) Trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations or existing at common law in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, formulas, methodology, processes, technology, Software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, rules, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) Trade Secrets, including models, methodologies, specifications, rules, procedures, processes and other confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet websites domain names and applications and registrations pertaining thereto; (vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing Trademarks (including any goodwill associated therewith), Internet domain names, copyrights (including registrations and applications therefor), Software, patents, patent applications and Trade Secrets.

(xx)                          “Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period plus 3%.

(yy)                          “Internal IT Systems” means the hardware, Software, network and telecommunications equipment and Internet-related Information Technology infrastructure owned or leased by Seller or any of its Affiliates (including MONY) and used in the Business.

(zz)                            “Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations thereunder.

(aaa)                   “IRS” means the Internal Revenue Service.

(bbb)                   “Knowledge of Purchaser” means the actual knowledge, after reasonable investigation, of any of those persons identified in Section 1.1(bbb) of the Purchaser Disclosure Letter.

(ccc)                      “Knowledge of Seller” means the actual knowledge, after reasonable investigation, of any of those persons identified in Section 1.1(ccc) of the Seller Disclosure Letter.

(ddd)                   “Liabilities” means, with respect to any Person, any liability, damage, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined, determinable or otherwise.

(eee)                      “Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(fff)                         “Loss” and “Losses” means any and all losses, damages, costs (including costs of remediation or contract or policy reformation), expenses, liabilities, settlement payments, assessments, awards, judgments, fines, penalties, obligations, claims and deficiencies of any kind, including reasonable legal and other professional fees and disbursements, but shall exclude any indirect, punitive or consequential damages (other than lost profits, to the extent provided below), in each case except to the extent recovered by or payable to any third party in connection with a Third Party Claim; provided that “Losses” may include damages for (or calculated on the basis of) lost profits, but only to the extent that (i) such damages for lost profits are recoverable under the laws of the State of New York and (ii) such lost profits can be demonstrated by reference to the Actuarial Report and therefore are within the reasonable contemplation of the parties (it being understood that nothing in this Section 1.1(fff) is intended to limit the effect of the statement set forth in the last sentence of Section 3.10(c)); provided further that lost profits with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a 10% discount rate.  For the avoidance of doubt, the profits contemplated by the Actuarial Report shall be deemed to include the fees payable to Purchaser pursuant to the Administrative Services Agreement.

(ggg)                      “Minimum Consolidated Net Worth” means $700,000,000; provided that such amount shall be reduced by $100,000,000 on the fifth anniversary of the Closing Date and shall be further reduced by $100,000,000 on every subsequent fifth anniversary thereafter.

(hhh)                   “Minimum Indemnification Reserve Amount” means, as of any date of determination, Purchaser’s reasonable and good faith estimate of the amount of all Losses that relate to unresolved claims for indemnification that have been made by any Purchaser Indemnified Party under Article VI or Article X, or that relate to claims for indemnification under Article VI or Article X, the making of which by any Purchaser Indemnified Party is then reasonably foreseeable.

(iii)                               “MLOA Business” any and all binders, endorsements, riders, policies, certificates, and Contracts of insurance, supplementary Contracts of insurance and annuities issued or renewed by MLOA prior to the Effective Time (as defined in the MLOA Reinsurance Agreement) that correspond to the policy forms of MLOA identified on Section 1.1(iii) of the Seller Disclosure Letter, but excluding, for the avoidance of doubt, the Excluded MLOA Business and any other business of MLOA.

(jjj)                            “MLOA Reinsurance Agreement” means the reinsurance agreement to be entered into by MLOA and Purchaser at or prior to the Closing Date, substantially in the form of Exhibit C hereto.

(kkk)                   “MLOA Trust Agreement” means the Trust Agreement to be entered into by MLOA, Purchaser and                                                 at or prior to the Closing Date, substantially in the form of Exhibit D hereto.

(lll)                               “MONY Software” means the software listed on Section 1.1(lll) of the Seller Disclosure Letter.

(mmm)       “Owned Registered IP” means all applications and registrations for Intellectual Property owned by MONY.

(nnn)                   “Owned Unregistered IP” means all unregistered Intellectual Property owned by MONY that is material to the Business.

(ooo)                   “Permits” means licenses, permits, orders, approvals, registrations, authorizations, franchises, consents, certificates and qualifications issued or granted by Governmental Authorities.

(ppp)                   “Permitted Lien” means each of the following:  (i) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable, (B) due and payable but not delinquent or (C) which are being contested in good faith by appropriate proceedings, and in the case of each of (B) and (C), for which appropriate reserves have been taken on the Books and Records; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) Liens comprising deposits required by the insurance regulatory authority of any applicable jurisdiction; (v) zoning, entitlement, building codes and other land use regulations, ordinances or similar legal requirements imposed by any Governmental Authorities having jurisdiction over real property, (vi) statutory Liens in favor of lessors arising in connection with any property leased to MONY and (vii) other Liens that do not in the aggregate materially detract from the value or materially interfere with the present or reasonably contemplated use of the relevant asset.

(qqq)                   “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

(rrr)                            “Personal Data” means all information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual.

(sss)                         “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

(ttt)                            “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

(uuu)                   “Purchase Price” means $693,000,000, less $2,500,000 per month for each month that elapses between July 1, 2013 and the Closing Date, as further adjusted pursuant to the terms of this Agreement.

(vvv)                   “Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to Seller concurrently with entering into this Agreement.

(www)             “Purchaser Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, results of operations or condition (financial or other) of Purchaser and its Subsidiaries, considered as a whole, provided that the definition of “Purchaser Material Adverse Effect” and the determination as to whether a Purchaser Material Adverse Effect has occurred shall exclude any effect arising out of or resulting from:  (1) changes occurring after the Contract Date in the U.S., European or international economy or financial, capital or derivatives markets in general; (2) changes occurring after the Contract Date in conditions generally affecting participants in the life insurance, annuity or financial services industries generally; (3) changes occurring after the Contract Date in Applicable Law or Applicable Accounting Principles; (4) any effect resulting from the announcement to the public of the transactions contemplated by this Agreement; (5) acts of war, sabotage or terrorism, or any escalation or worsening of such acts, any earthquakes, hurricanes, tornados, and other storms, floods or other natural disasters, or any other force majeure event, in each case to the extent occurring after the Contract Date; (6) the failure, in and of itself, of Purchaser to achieve any financial projections or forecasts (provided that this clause (6) shall not by itself exclude the underlying causes of such failure); or (7) any action (A) taken by Purchaser or any of its Affiliates, agents or representatives at the written instruction of or with the written consent of Parent or Seller, (B) failed to be taken by Purchaser or any of its Affiliates, agents or representatives because Seller or Parent has withheld its consent in breach of an obligation under this Agreement not to withhold such consent, or (C) that is contemplated by this Agreement; except, in the cases of clauses (1), (2), (3) and (5), to the extent such effect disproportionately affects Purchaser relative to comparable businesses of other life insurance companies; or (ii) the ability of Purchaser or any of its Affiliates to perform its respective obligations under this Agreement or any of the MLOA Reinsurance Agreement, the MLOA Trust Agreement, Transition Services Agreement and the Administrative Services Agreement or to consummate the transactions contemplated hereby or thereby.

(xxx)                   “Rabbi Trust” means the MONY Deferred Compensation Trust established between MONY and MONY Financial Services, Inc. as successor to the MONY Benefits Management Corporation, as amended by the Amendment of MONY Deferred Compensation Trust dated May 16, 2001 among MONY, MONY Financial Services, Inc. as successor to the MONY Benefits Management Corporation, and The MONY Group Inc.

(yyy)                   “Retained Business Employee Plans” means the Business Employee Plans for which MONY retains responsibility pursuant to the terms of Section 5.9 hereof.

(zzz)                      “Retrocession Agreement” means the Retrocession Agreement to be entered into by MONY and AXA Equitable Life Insurance Company prior to the Closing, substantially in the form of Exhibit E hereto.

(aaaa)            “Securities Act” means the Securities Act of 1933, as amended.

(bbbb)            “Seller Disclosure Letter” means the disclosure letter delivered by Parent and Seller to Purchaser concurrently with entering into this Agreement.

(cccc)                “Seller Employee Plan” means an Employee Plan, other than a Business Employee Plan, that is sponsored, maintained or participated in, by Seller or any of its Affiliates (including MONY) which provides benefits or compensation to or on behalf of Business Employees, or any of their beneficiaries, dependents, spouses or other family members.

(dddd)            “Seller Group” means Parent, Seller and their Affiliates, excluding MONY.

(eeee)                “Separate Accounts” means the separate accounts included in the Business and maintained by MONY or MLOA that are utilized in connection with their respective Insurance Contracts, as set forth in Section 3.11(f) of the Seller Disclosure Letter.

(ffff)                    “Shared MONY Reinsurance Agreements” means the Existing MLOA Reinsurance Agreements identified on Schedule 1.1(ffff) hereto.

(gggg)                “Software” means all computer software, including application software, system software and firmware, and all source code and object code versions thereof, in any and all forms and media, and all related documentation.

(hhhh)            “Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

(iiii)                            “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

(jjjj)                        “Target Closing Date Value” means $363,000,000, comprising $303,000,000 representing the target Adjusted Statutory Book Value and $60,000,000 representing the target Tax Asset Value.

(kkkk)            “Tax” (or “Taxes” as the context may require) means any tax, however denominated, imposed by any federal, state, local, foreign, municipal, territorial or provincial government or any agency or political subdivision of any such government (a “Taxing Authority”), including any net income, alternative or add-on minimum tax, gross income, gross receipts, premium, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers’ compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premiums, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating to the assessment or collection thereof, whether disputed or not.

(llll)                            “Tax Asset Valuation Methodology” means the methodology described under the heading “Tax Asset Valuation Methodology” in Schedule 2.5(a)(ii) hereto and used to calculate the “Value of the Tax Assets” on the Estimated Closing Statement as of December 31, 2012, which is set forth in Schedule 2.5(a)(iii) hereto.

(mmmm)                                            “Tax Asset Value” means, as of any date of determination, the value of the Tax Assets as of such date, calculated using the Tax Asset Valuation Methodology.

(nnnn)            “Tax Assets” means the tax assets referred to in the Tax Asset Valuation Methodology.

(oooo)            “Tax Return” means any return or report (including any election, declaration, disclosure, schedule, estimate or information return) required to be supplied to a Taxing Authority relating to Taxes.

(pppp)            “Trade Secrets” means all processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

(qqqq)            “Trademarks” means trade, corporate or business names, trademarks, service marks, domain names, acronyms, tag-lines, slogans, logos and any other name or source identifiers, in each case that have received a registration number (or similar identifier) from a Governmental Authority.

(rrrr)                        “Transition Services Agreement” means the Transition Services Agreement to be entered into by AXA Equitable Life Insurance Company, a life insurance company organized under the laws of the State of New York and a wholly owned Subsidiary of Seller, and Purchaser at the Closing, substantially in the form of Exhibit F hereto.

(ssss)                    “Virus” means any virus, Trojan horse, time bomb, key-lock, worm, malicious code or other software, program or file designed to or able to, without the knowledge and authorization of Seller or any of its Affiliates (including MONY), disrupt, disable, harm or interfere with the operation of any Software, computer data, network, memory or hardware.

Section 1.2                                    Other Definitions.

Term	Section in which Term is Defined
“ABS Agreement”	Section 1.1(h)(i)
“Actuarial Report”	Section 3.10(c)
“Admitted Excess Assets”	Annex B
“Agreement”	Preamble
“Assumed Employee Plan Liabilities”	Section 5.9(a)
“Assumed Pension Plan”	Section 5.9(c)
“Audited Financial Statements”	Section 3.16(a)(i)
“AXA Contracts”	Section 5.6(e)
“AXA Equitable Policies”	Annex B
“Audited Statutory Book Value”	Annex B
“AXA US Life Business”	Section 5.14(a)
“Balance Sheet Date”	Section 3.16(a)(i)
“Benefits Continuation Period”	Section 5.9(f)
“Burdensome Condition”	Section 5.4(h)
“Business Employee Schedule”	Section 3.13(a)
“Business Employees”	Section 3.13(a)

Term	Section in which Term is Defined
“Cause”	Annex B
“Ceded Reinsurance Contracts”	Section 3.14(a)
“Claims Notice”	Section 10.2(a)
“Closed Block”	Section 3.10(i)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Closing Excess Assets”	Annex B
“Closing Statement”	Section 2.5(b)
“Closing Statement Methodologies”	Section 2.5(a)
“COLI”	Section 3.13(i)
“Company Insurance Policies”	Section 3.23(a)
“Condition Satisfaction”	Section 2.2
“Consenting Participant”	Annex B
“Contract Workers”	Section 3.13(k)
“Conversion Policy”	Section 5.14(d)
“DB Trust”	Annex B
“DC Trust”	Annex B
“Deductible”	Section 10.5(a)
“Designated Investments”	Annex B
“Designated Manager”	Annex B
“Direct Product Tax Claim”	Section 10.6(a)

Term	Section in which Term is Defined
“Dispute Notice”	Section 2.5(c)
“Disputed Item”	Section 2.5(c)
“Distribution Agreements”	Section 1.1(h)(v)
“Enforceability Exceptions”	Section 3.2
“Estimated Adjusted Statutory Book Value”	Section 2.5(a)
“Estimated Closing Statement”	Section 2.5(a)
“Estimated Tax Asset Value”	Section 2.5(a)
“Excess Assets”	Annex B
“Excluded Investments”	Section 1.1(kk)(v)
“Final True-Up”	Annex B
“Financial Statements”	Section 3.16(a)(i)
“Fund”	Section 5.22
“Guarantee”	Section 5.21(d)
“Guarantor”	Section 5.21(d)
“Historical Statutory Statements”	Section 3.16(a)(i)
“Indemnified Party”	Section 10.2(a)
“Indemnifying Party”	Section 10.2(a)
“Independent Auditor”	Section 5.19(a)(b)(i)
“Independent Contractor/Temp Schedule”	Section 3.13(k)
“Initial License Term”	Section 5.11(a)
“Insurance Departments”	Section 5.19(a)

Term	Section in which Term is Defined
“Interim Period Statutory Statements”	Section 5.19(a)
“Investment Assets”	Section 3.26(a)
“Investment Guidelines”	Section 3.26(a)
“Knowledgeable Employee”	Section 5.13
“Level One Negotiations”	Section 5.8(e)
“Level Three Negotiations”	Section 5.8(e)
“Level Two Negotiations”	Section 5.8(e)
“License”	Section 5.11(a)
“License Term”	Section 5.11(a)
“Material Contracts”	Section 3.12
“Milliman”	Section 3.10(c)
“MLOA”	Recitals
“MLOA Dividend”	Section 2.4(c)
“MONY”	Recitals
“MONY Marks”	Section 5.11(a)
“MONY Residual Plan Liabilities”	Annex B
“MONY True-Up Payment”	Annex B
“MONY Securities”	Section 3.3(b)
“Mortality Table”	Section 5.23
“Non-Admitted Excess Assets”	Annex B
“Non-MONY Benefits”	Annex B

Term	Section in which Term is Defined
“Non-MONY Service”	Annex B
“Non-Qualified Benefit Plan Liabilities”	Section 5.9(a)
“Novation Agreement”	Section 5.21(d)
“OFAC”	Section 3.8(b)
“Offer”	Annex B
“Orders”	Section 3.5(a)
“Other Approvals”	Section 5.5(b)
“Outside Date”	Section 11.1(b)
“Owned Intellectual Property”	Section 3.21(a)
“Parent”	Preamble
“Parent Successor Plans”	Annex B
“Parent True-Up Payment”	Annex B
“Participant”	Annex B
“Plan of Demutualization”	Section 3.10(c)
“Pre-Closing Transactions”	Section 2.4(c)
“Pro Forma Closing Statement”	Section 2.5(a)
“Purchaser”	Preamble
“Purchaser Fundamental Representations”	Section 9.1(a)
“Purchaser Indemnified Parties”	Section 10.1(a)
“Rabbi and Successor Trusts”	Annex B
“Real Property Leases”	Section 3.22

Term	Section in which Term is Defined
“Release”	Annex B
“Renewal Terms”	Section 5.11(a)
“Reserves”	Section 3.16(a)(ii)
“Residual Trust”	Annex B
“Resolution Period”	Section 2.5(d)
“Restricted Employees”	Section 5.13(b)
“Section 5.9 Plans”	Section 5.9(a)
“Section 5.9 Plan Valuation”	Annex B
“Seller”	Preamble
“Seller Confidentiality Agreement”	Section 12.2(b)
“Seller Fundamental Representations”	Section 7.1(b)
“Seller Indemnified Parties”	Section 10.1(b)
“Seller Severance Pay Plan”	Section 5.9(g)(A)
“Seller Trademarks”	Section 5.10
“Separation Plan”	Section 5.8(c)
“Service Coordinator”	Section 5.8(c)
“Shared Contracts”	Section 5.5(e)
“Shares”	Recitals
“Split-Dollar Plan”	Section 3.13(h)
“Successor Guarantee”	Section 5.21(d)
“Syracuse Business Employees”	Section 5.9(e)

Term	Section in which Term is Defined
“Tax Accountant”	Section 6.4(d)
“Tax Matters”	Section 6.5(a)
“Taxing Authority”	Section 1.1(kkkk)
“Third Party Claim”	Section 10.2(a)
“Transaction Consultant”	Section 2.5(e)
“Transferrable Benefits”	Annex B
“Transferred Employees”	Section 5.9(e)
“Transition Committee”	Section 5.8(c)
“True-Up Account”	Annex B
“Trust”	Section 5.22
“Trust Tax Benefits”	Annex B
“Trust Tax Payments”	Annex B
“TSA Approvals”	Section 5.5(a)
“Unresolved Items”	Section 2.5(e)
“Year-End Asset Balance”	Annex B
“Year End Residual Liabilities”	Annex B

Section 1.3                                    Other Definitional Provisions.

(a)                                 For purposes of this Agreement and the Ancillary Agreements, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement or such Ancillary Agreement as a whole unless otherwise indicated.

(b)                                 Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)                                  The term “including” means “including but not limited to.”

(d)                                 Whenever used in this Agreement, the masculine gender shall include the feminine and neuter genders.

(e)                                  All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require.  The Annexes and Schedules to this Agreement constitute parts of this Agreement.

(f)                                   Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.

(g)                                  All terms defined in this Agreement shall have the defined meaning when used in any Exhibit, Annex, Schedule, Ancillary Agreement, disclosure letter, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

(h)                                 With respect to references to days and calendar days herein, any time period that ends or deadline falls on a day that is not a Business Day shall be deemed to end or fall on the following Business Day.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1                                    Consideration.  Upon the terms and subject to the conditions of this Agreement and, with respect to clause (b) below, the MLOA Reinsurance Agreement, at the Closing:  (a) Seller shall sell the Shares to Purchaser, and Purchaser shall purchase the Shares from Seller, for the Purchase Price, subject to adjustment as set forth in Section 2.3(e) and Section 2.5, and (b) Purchaser shall pay the Ceding Commission to MLOA in consideration for the transactions contemplated by the MLOA Reinsurance Agreement, which will be payable in accordance with the terms of, and subject to adjustment as set forth in, the MLOA Reinsurance Agreement.

Section 2.2                                    Closing.  The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY, at 10:00 a.m., Eastern time, on (a) the first Business Day of the calendar quarter following the calendar quarter during which the last of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) is satisfied or waived by the party or parties entitled to waive the same (the “Condition Satisfaction”) or if the Condition Satisfaction occurs less than fifteen calendar days prior to the first Business Day of any calendar quarter, on the first Business Day of the immediately succeeding calendar quarter; provided, that if Condition Satisfaction occurs after September 15, 2013, but on or prior to December 16, 2013, the Closing shall take place on December 31, 2013, or (b) such other date as Seller and Purchaser may mutually agree.  The day on which the Closing actually takes place is referred to herein as the “Closing Date”; provided that the transactions contemplated hereby will be deemed to have occurred at, and the “Closing Date” for purposes of the Estimated Closing Statement, the Closing Statement and any amounts calculated therefrom will be deemed to be, (i) in the event that the Closing occurs on the first Business Day of a calendar quarter, 12:01 a.m., New York time, on the first calendar day of the calendar quarter in which the Closing occurs and (ii) in the event that the Closing occurs on December 31, 2013, 11:59 p.m., New York time, on the Closing Date.

Section 2.3                                    Transactions at Closing.  Upon the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing:

(a)                                 Seller shall deliver, and Parent shall cause Seller to deliver, to Purchaser certificates representing all the Shares, free and clear of all Liens, accompanied by stock powers duly executed in blank or duly executed and sufficient instruments of transfer and bearing or accompanied by all requisite stock transfer tax stamps;

(b)                                 Purchaser shall deliver to Seller duly executed counterparts of the Transition Services Agreement, the MLOA Reinsurance Agreement, the MLOA Trust Agreement and the Administrative Services Agreement;

(c)                                  Except as set forth in Section 7.2 or Section 7.3, Parent and Seller shall deliver or cause to be delivered to Purchaser duly executed counterparts of the Transition Services Agreement, the MLOA Reinsurance Agreement, the MLOA Trust Agreement, the Administrative Services Agreement, the Retrocession Agreement, the Amended Arrangements (duly executed by each party thereto) and all documents, agreements and instruments pursuant to which the Pre-Closing Transactions are effected (duly executed by each party thereto);

(d)                                 Except as set forth in Section 7.2, Section 7.3, Section 8.2 or Section 8.3, Parent, Seller and Purchaser shall, or shall cause their respective Affiliates to, execute and deliver such other agreements, instruments or documents as are necessary or appropriate to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements; and

(e)                                  Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller at least 2 Business Days prior to the Closing Date, an amount of cash equal to the Purchase Price plus (i) the amount, if any, by which Estimated Closing Date Value exceeds Target Closing Date Value or minus (ii) the amount, if any, by which Target Closing Date Value exceeds Estimated Closing Date Value.  Purchaser shall pay the Ceding Commission to MLOA as set forth in the MLOA Reinsurance Agreement, subject to adjustment as set forth therein.

Section 2.4                                    Transactions at or Prior to Closing.

(a)                                 Except as set forth in Section 7.2 or Section 7.3, prior to the Closing, Parent and Seller shall deliver or cause to be delivered to Purchaser duly executed counterparts of the Retrocession Agreement;

(b)                                 Except as set forth in Section 7.2 or Section 7.3, at or prior to the Closing, Seller and Parent shall cause MONY to consummate the dividend and other pre-closing transactions set forth on Annex A (which, in the case of the Retrocession Agreement and the MLOA Dividend, will occur prior to Closing as set forth in Section 2.4(a) and Section 2.4(c), respectively), in each case pursuant to instruments that are in a form reasonably acceptable to Purchaser; and

(c)                                  On the Closing Date, immediately following entry into the MLOA Reinsurance Agreement by MLOA and Purchaser and prior to the delivery of certificates representing all of the Shares by Seller to Purchaser, Seller and Parent shall cause MONY to consummate the distribution of all of the outstanding and issued shares of common stock, par value $1.00 per share, of MLOA to an Affiliate of Seller (other than MONY), (the “MLOA Dividend” and together with the transactions contemplated by (a) and (b) above the “Pre-Closing Transactions”).

Section 2.5                                    Closing and Post-Closing Adjustments.

(a)                                 Not later than the fifth Business Day prior to the Closing Date, Seller and Parent shall deliver to Purchaser a statement (the “Estimated Closing Statement”), consisting of (i) an estimated balance sheet of MONY as of the Closing Date after giving effect to the Pre-Closing Transactions and pro forma effect to the sale of Investment Assets that will be effected at the Closing pursuant to Section 5.16(b), (ii) an estimated calculation in reasonable detail of Adjusted Statutory Book Value as of the Closing Date (the “Estimated Adjusted Statutory Book Value”), (iii) an estimated calculation in reasonable detail of the Tax Asset Value as of the Closing Date (the “Estimated Tax Asset Value”), (iv) an estimated calculation of the Initial Reinsurance Premium and the Adjusted Ceding

Commission (each as defined in the MLOA Reinsurance Agreement) and (v) a list of the Transferred Assets (as defined in the MLOA Reinsurance Agreement) to be transferred by MLOA to Purchaser or, at Purchaser’s discretion, to Purchaser by transfer to the Trust Account (as defined in the MLOA Reinsurance Agreement), on the Closing Date pursuant to the MLOA Reinsurance Agreement, including the Company Statutory Book Value (including investment income due and accrued, but excluding the amount of any principal and interest (to the extent included in such valuation) paid or to be paid to MLOA (and not Purchaser) following the date of determination as holder of record of such asset on or prior to the Closing) as of the last day of the second month immediately preceding the month in which the Closing shall occur or, in the case of the Closing occurring on December 31, 2013, as of November 30, 2013, or in any case as of such other date mutually agreed by the parties.  The Estimated Closing Statement shall be estimated in good faith and based upon the Books and Records after giving effect to the Pre-Closing Transactions and pro forma effect to the sale of Investment Assets that will be effected at the Closing pursuant to Section 5.16(b).  The Estimated Closing Statement shall be in the form of Schedule 2.5(a)(i) hereto and prepared and calculated in accordance with the methodologies, procedures, judgments, assumptions and estimates described on Schedule 2.5(a)(ii) hereto (the “Closing Statement Methodologies”).  For illustrative purposes only (except with respect to the representation set forth in the last sentence of Section 3.16(a)(i)), attached as Schedule 2.5(a)(iii) hereto is an Estimated Closing Statement as of and for the period ended on December 31, 2012, calculated using the Closing Statement Methodologies (the “Pro Forma Closing Statement”).

(b)                                 Purchaser shall, on or before the date that is 90 days after the Closing Date, deliver to Seller a statement (the “Closing Statement”) consisting of (i) a balance sheet of MONY after giving effect to the Pre-Closing Transactions and pro forma effect to the sale of Investment Assets that will be effected at the Closing pursuant to Section 5.16(b), and (ii) calculations in reasonable detail of each of the Adjusted Statutory Book Value and the Tax Asset Value, in each case as of the Closing Date, in the same format as the Estimated Closing Statement, and prepared in accordance with the Closing Statement Methodologies.

(c)                                  The Closing Statement shall become final, binding and conclusive upon Seller, Parent and Purchaser on the sixtieth day following Seller’s receipt of the Closing Statement, unless prior to such sixtieth day Seller delivers to Purchaser a written notice (a “Dispute Notice”) stating that Seller believes the Closing Statement contains mathematical errors or was not prepared in accordance with the Closing Statement Methodologies and specifying in reasonable detail each item that Seller disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Seller’s positions.

(d)                                 If Seller delivers a Dispute Notice, then Seller and Purchaser shall seek in good faith to resolve the Disputed Items during the thirty-day period beginning on the date Purchaser receives the Dispute Notice (the “Resolution Period”).  If Seller and Purchaser reach agreement with respect to any Disputed Items, Purchaser shall revise the Closing Statement to reflect such agreement.

(e)                                  If Purchaser and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Purchaser and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Ernst & Young LLP or such other independent accounting firm of nationally recognized standing as may be mutually agreed by Purchaser and Seller (the “Transaction Consultant”).  Purchaser and Seller shall, promptly (and in any event within 10 Business Days) after the Transaction Consultant’s engagement, each submit to the Transaction Consultant their respective computations of the Unresolved Items still in dispute and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party.  Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Transaction Consultant (with a copy thereof to the other party) within 5 Business Days after the first date on which both parties have submitted their respective initial submissions to the Transaction Consultant.  The Transaction Consultant shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall use its reasonable best efforts to furnish to the Transaction Consultant such work papers and other documents and information pertaining to the Unresolved Items as the Transaction Consultant may reasonably request.  The Transaction Consultant shall act as an arbitrator to determine, based solely on presentations by Purchaser and Seller and not by independent review, only the Unresolved Items still in dispute.  Purchaser and Seller shall use their reasonable best efforts to cause the Transaction Consultant to issue its written determination regarding the Unresolved Items within thirty days after such items are submitted for review.  The Transaction Consultant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.5 and the Closing Statement Methodologies, and in no event shall the Transaction Consultant’s determination of the Unresolved Items be for an amount that is outside the range of Purchaser’s and Seller’s disagreement.  The determination of the Transaction Consultant shall be final, binding and conclusive upon Purchaser, Seller and Parent absent manifest error, and Purchaser shall revise the Closing Statement to reflect such determination upon receipt thereof.  The fees, expenses and costs of the Transaction Consultant shall be borne equally by Purchaser and Seller.

(f)                                   Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees as such other parties shall reasonably request in connection with review of the Estimated Closing Statement, the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the requesting party and its representatives entering into reasonable customary undertakings required by the other party’s accountants in connection therewith), and shall otherwise cooperate in good faith with such other parties to arrive at a final determination of the Closing Statement.

(g)                                  In the event that the Closing Date Value as reflected on the Closing Statement as finally determined pursuant to this Section 2.5 is greater than Estimated Closing Date Value, Purchaser shall, within 2 Business Days of the determination thereof, transfer to Seller the amount of such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the Interest Rate, by wire transfer of immediately available funds to an account or accounts designated by Seller.

(h)                                 In the event that Estimated Closing Date Value is greater than Closing Date Value as reflected on the Closing Statement as finally determined pursuant to this Section 2.5, Seller shall, within 2 Business Days of the determination thereof, transfer to Purchaser the amount of such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the Interest Rate, by wire transfer of immediately available funds to an account designated by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.1                                    Organization, Standing and Authority.

(a)                                 Each of Parent, Seller, MONY and MLOA:  (i) is duly organized and validly existing under the laws of its respective jurisdiction of organization; (ii) has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clause (iii), where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b)                                 Seller has made available to Purchaser true, complete and correct copies of the certificate of incorporation and by-laws (or other organizational documents), each as amended to date, of MONY.

Section 3.2                                    Authorization.  Parent has all requisite corporate power and authority to execute and deliver, consummate the transactions contemplated by and perform its obligations under, this Agreement and each Ancillary Agreement to which it is a party.  Seller has all requisite limited liability company power and authority to execute and deliver, consummate the transactions contemplated by and perform its obligations under, this Agreement and each Ancillary Agreement to which it is a party.  The execution and delivery by Parent and Seller of this Agreement and the Ancillary Agreements to be executed and delivered by Parent or Seller pursuant to the terms of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance by Parent and Seller of their respective obligations under this Agreement and the Ancillary Agreements, have been duly authorized by (i) all necessary shareholder, board of directors or other corporate action on behalf of Parent and (ii) Parent, in its capacity as the sole member of Seller, and by all other necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Parent, Seller, and each of the Ancillary Agreements to be executed by Parent or Seller will, on the date such Ancillary Agreement is executed and delivered pursuant to the terms hereof, be duly executed and delivered by Parent or Seller, as applicable, and, assuming the due execution and delivery by the other parties to such agreements, this Agreement is, and upon execution and delivery such Ancillary Agreements will be, legal, valid and binding obligations of Parent and Seller, enforceable against each of Parent and Seller in accordance with their respective terms, subject to:

(a)                                 bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors’ rights generally; and

(b)                                 general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Clauses (a) and (b) are referred to herein as the “Enforceability Exceptions.”

Section 3.3                                    Capitalization; Title to Shares.

(a)                                 The authorized capital stock of MONY consists of 2,500,000 shares of common stock, par value $1.00 per share, 2,500,000 of which are issued and outstanding and constitute the Shares.  The Shares are the only shares of MONY that are issued and outstanding.  All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, or in violation of any preemptive or subscription rights enforceable under, Applicable Law.  Seller directly owns the Shares beneficially and of record and free and clear of all Liens.  Upon consummation of the transactions contemplated by this Agreement, Purchaser shall be vested with good and marketable title in and to all of the Shares, free and clear of all Liens.

(b)                                 Except as set forth in Section 3.3(b) of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in MONY, (ii) securities of MONY convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in MONY, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from MONY, or other obligation of Parent, Seller, MONY or any of their Affiliates to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in MONY or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in MONY, (iv) voting trusts, proxies or other similar agreements or understandings to which Seller, MONY or any of their Affiliates is a party or by which Parent, Seller, MONY or any of their Affiliates is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in MONY or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in MONY (the items in clauses (i), (ii) and (iii) being referred to collectively as the “MONY Securities”).  There are no outstanding obligations of MONY to repurchase, redeem or otherwise acquire any MONY Securities.

Section 3.4                                    Subsidiaries; Ownership Interests.  Except for investment assets acquired in the ordinary course of business consistent with past practice, the Excluded Subsidiaries and the Excluded Units, MONY does not own any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

Section 3.5                                    Actions and Proceedings.  Except as set forth in Section 3.5 of the Seller Disclosure Letter, there are no:

(a)                                 material orders, decrees, injunctions or judgments by or with any Governmental Authority (“Orders”) applicable to MONY or any of its properties or assets or the Business; or

(b)                                 Actions pending or, to the Knowledge of Seller, threatened in writing against or affecting MONY or the Business (other than Actions of individual holders of Insurance Contracts involving claims under such Insurance Contracts in the ordinary course of business within applicable policy limits).

Section 3.6                                    No Conflict or Violation.  Except as set forth in Section 3.6 of the Seller Disclosure Letter, the execution, delivery and performance by Parent and Seller of this Agreement and by Parent, Seller or their applicable Affiliates of the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not:

(a)                                 violate any provision of the certificate of incorporation, bylaws or other organizational documents of Parent, Seller, MONY or such Affiliate;

(b)                                 violate, conflict with or result in the breach of any of the terms of, give any contracting party the right to terminate, cancel, accelerate or prepay, result in any loss of any benefit under or any alteration of any rights or obligations under, require the consent of any Person under or result in the creation of any Lien on the property or assets of Parent, Seller, MONY, or any such Affiliate under, or constitute (or with notice or lapse of time or both, constitute) a default under, any Contract, except for such breaches, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect;

(c)                                  violate in any material respect any Order, or any agreement with, or condition imposed by, any Governmental Authority binding upon Parent, Seller, MONY or such Affiliate in connection with the Business;

(d)                                 subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 3.7 hereof, violate in any material respect any Applicable Law; or

(e)                                  result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any material Permit related to the Business, in each case in any material respect;

Section 3.7                            Governmental Consents.  The execution, delivery and performance by Parent and Seller of this Agreement, and by Parent, Seller or their applicable Affiliates of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof, do not require Parent, Seller or any of their Affiliates to obtain any consent or approval from, or make any filing with, or give any notice to, any Governmental Authority, except as set forth in Section 3.7 of the Seller Disclosure Letter.

Section 3.8                                    Compliance with Laws.

(a)                                 MONY is, and the conduct of the Business is, and at all times since January 1, 2010 has been, in compliance in all material respects with all Applicable Law and, to the Knowledge of Seller, neither MONY nor any of its Affiliates, in connection with its operation of the Business, is under investigation with respect to any violation of Applicable Law.  This Section 3.8 does not apply to Tax matters, which are exclusively addressed in Section 3.19.

(b)                                 Since January 1, 2008, neither MONY nor any of its Affiliates, at all times since January 1, 2008, in connection with the operation of the Business has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, (ii) established or maintained any unlawful or unrecorded funds or (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, in each case in violation of the Foreign Corrupt Practices Act of 1977, as amended (if applicable), or any other similar Applicable Law.  Each of MONY and each of its Affiliates in connection with the operation of the Business is, and has at all times been, in material compliance with all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), in each case to the extent OFAC applies to such entity.  Since January 1, 2008, neither MONY nor any of its respective Affiliates in connection with the operation of the Business that is an entity formed in the United States is party to any Contract or has engaged in any transaction or other business with (i) any country subject to sanctions enforced by OFAC, including the government or any of sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or person, as may be promulgated by the United States government from time to time, in each case to the extent OFAC applies to such entity.

Section 3.9                                    Permits.  MONY and MLOA hold all Permits required under Applicable Law that are necessary to entitle them to conduct the Business and to own or use their respective assets and properties, as the Business is conducted and such assets and properties are owned or used on the Contract Date.  Section 3.9 of the Seller Disclosure Letter sets forth a true, complete and correct list of all such Permits that are issued by Governmental Authorities responsible for regulating insurance or reinsurance companies.  All Permits required to be listed on Section 3.9 of the Seller Disclosure Letter are valid and in full force and effect, except where the failure for such Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  Each of MONY and MLOA is, and has been since January 1, 2010, in compliance in all material respects with all such Permits.

Section 3.10                             Insurance Matters.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, MONY has filed all reports, statements, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2010, and all such reports, statements, documents, registrations, filings or submissions were true, complete and correct when filed.  Seller has made available to Purchaser true, complete and correct copies of all material reports and registrations, and any supplements or amendments thereto, filed by Seller or any of its Affiliates with, and all reports on financial examination, market conduct reports and other reports (whether in draft or final form) delivered by all Governmental Authorities in respect of the Business since January 1, 2010.  Except as set forth in Section 3.10(a) of the Seller Disclosure Letter, neither MONY nor any of its Affiliates in connection with the operation of the Business is subject to any pending financial or market conduct exam by any Governmental Authority.  MONY is not “commercially domiciled” under the insurance laws of any jurisdiction.

(b)                                 Except as set forth in Section 3.10(b) of the Seller Disclosure Letter, the Insurance Contracts are, and since January 1, 2010 have been, to the extent required under Applicable Law, on forms and at rates approved by the applicable insurance regulatory authority or filed and not objected to by such insurance regulatory authority within the period provided for objection, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.  No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

(c)                                  Seller has made available to Purchaser true, complete and correct copies of (i) the actuarial report prepared by Milliman, Inc. (“Milliman”) with respect to the Business dated November 5, 2012, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Report”), (ii) the

Document Supporting the 2008 Actuarial Memorandum & Statement of Actuarial Opinion Regarding AXA’s MONY Closed Block, dated June 27, 2008, prepared pursuant to Section 8.2(d)(ii) of MONY’s Plan of Reorganization under Section 7312 of the New York Insurance Law, as amended (the “Plan of Demutualization”) and all attachments, addenda, supplements and modifications to such actuarial report, and (iii) each other material actuarial report prepared by actuaries, independent or otherwise, to the extent related to the Business, filed with Governmental Authorities responsible for regulating insurance companies since January 1, 2010, and all attachments, addenda, supplements and modifications thereto, in each case to the extent such report, attachment, addendum, supplement or modification relates to the Business.  Except as set forth in Section 3.10(c) of the Seller Disclosure Letter, Seller has used commercially reasonable efforts to ensure that the historical financial and actuarial information and data furnished by Seller and its Affiliates in writing to Milliman for its use in connection with the preparation of the Actuarial Report, and the information and data that were used by the actuary who prepared the actuarial report described in clause (ii) above in the preparation of such report, were, and, to the Knowledge of Seller, such information and data were, (A) obtained from the Books and Records, (B) generated from the same underlying sources and systems that were utilized by Seller or their applicable Affiliates to prepare the Financial Statements as of the year ended December 31, 2011 (in the case of the Actuarial Report) or the statutory financial statements of MONY at and for the period ended September 30, 2007 (in the case of the actuarial report referenced in clause (ii) above), in each case to the extent applicable, and (C) complete and accurate in all material respects, subject in each case to any limitations and qualifications contained therein.  Purchaser understands and agrees that (notwithstanding the inclusion of the measure of “lost profits” within the definition of “Loss” or “Losses”), Seller does not guarantee the projected results included in the Actuarial Report, or make any representation or warranty in this Section 3.10(c) or in any other provision of this Agreement (x) with respect to the assumptions in the Actuarial Report (including, without limitation, as to future mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Business or its associated liabilities or assets) or (y) to the effect that the projected profits set forth in the Actuarial Report will be realized.

(d)                                         Except as set forth in Section 3.10(d) of the Seller Disclosure Letter, MONY, MLOA, each of the Affiliated Distributors and, to the Knowledge of Seller, each of their respective Independent Distributors are and have been since January 1, 2010, in connection with the Business, in compliance in all material respects with all Applicable Laws regulating the marketing and sale of life insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions.  For purposes of this Section 3.10(d), (i) “advertisement” means any material designed to create public interest in life insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(e)                                  Except as set forth in Section 3.10(e) of the Seller Disclosure Letter and except for policies included in the Closed Block, no provision in any Insurance Contract gives the holder thereof or any other Person the right to receive policy dividends, distributions or other benefits or otherwise participate in the revenue, earnings or profits of MONY or MLOA.

(f)                                   None of the Insurance Contracts of MONY were written or sold after November 13, 2008, except for Insurance Contracts written upon conversion of insurance policies written by MONY that were in effect prior to such date.  None of the Insurance Contracts of MLOA were written or sold after December 23, 2008, except for Insurance Contracts written upon conversion of insurance policies written by MLOA that were in effect prior to such date.

(g)                                  Except as set forth in Section 3.10(g) of the Seller Disclosure Letter, since January 1, 2008, (A) each Affiliated Distributor and, to the Knowledge of Seller, each Independent Distributor, at the time that such Distributor wrote, sold or produced any portion of the Business, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Distributor) in the particular jurisdiction in which such Distributor wrote, sold or produced such business, and no such Distributor violated any term or provision of Applicable Law relating to the writing, sale or production of such business in any material respect, (B) no Affiliated Distributor, and to the Knowledge of Seller, no Independent Distributor, has breached the terms of any agency or broker Contract with MONY, MLOA, Parent, Seller or any of their respective Affiliates in any material respect or violated any Applicable Law or policy of MONY, MLOA, Parent, Seller or any such Affiliate in the solicitation, negotiation, writing, sale or production of such business in any material respect and (C) no Affiliated Distributor and, to the Knowledge of Seller, no Independent Distributor, has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any Applicable Law in connection with such Distributor’s actions in his, her or its capacity as a Distributor for the Business, and there exists no enforcement or disciplinary proceeding alleging any such violation.  To the Knowledge of Seller, since January 1, 2008, each third party administrator (including any Independent Distributor) that has serviced, administered or adjusted any portion of the Business or performed any other action for or on behalf of MONY, MLOA or any of their Affiliates in connection with the Business, at the time such third party serviced, administered or adjusted such portion of the Business or performed such action, was duly licensed and appointed, where required, as a third party administrator (for the type of business serviced, administered or adjusted by such third party administrator) in the particular jurisdiction in which such third party administrator serviced, administrated or adjusted such portion of the Business or performed such action.

(h)                                 Except as set forth in Section 3.10(h) of the Seller Disclosure Letter, Neither MONY nor any of its Affiliates in connection with the operation of the Business is a party to any written Contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Authority that restricts materially the conduct of its business or in any manner relates to its capital adequacy, credit or risk management policies or management.

(i)                                     The portion of the Business comprising the closed block of business existing at the time of MONY’s demutualization (the “Closed Block”), has at all times since July 8, 2004, been operated in compliance in all material respects with the Plan of Demutualization, the Closed Block Memorandum with respect thereto, and any other requirements imposed on or applicable to such portion of the Business in connection with such demutualization.  Seller has, prior to the Contract Date, provided Purchaser with true, complete and correct copies of the Plan of Demutualization, such Closed Block Memorandum and all other material documents and other instruments that govern the operation or management of the Closed Block.

(j)                                    Except as set forth in Section 3.10(j) of the Seller Disclosure Letter, MONY has no Liability for guaranty fund assessments arising in connection with insolvency, rehabilitation, supervision or similar proceedings commencing during any assessment period (or portion thereof) ending on or prior to the Contract Date or, to the Knowledge of Seller, any assessment period (or portion thereof) ending on or prior to the Closing Date that are or may become due to, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Governmental Authority charged with the supervision of insurance companies in any jurisdiction in which MONY does business.  Except for regular periodic assessments in the ordinary course of business that are set forth in Section 3.10(j) of the Seller Disclosure Letter, no claim or assessment is pending or, to the Knowledge of Seller, threatened in writing against MONY by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that are not and would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

Section 3.11                             Separate Accounts.

(a)                                 Each Separate Account included in the Business and maintained by MONY, MLOA, or any of their Affiliates is (i) duly and validly established and maintained in compliance in all material respects with Applicable Law and (ii) is operating and, at all times since January 1, 2010, has been operated in compliance in all material respects with Applicable Law.

(b)                                 Each Separate Account is either duly registered as an investment company under the Investment Company Act, and such registration is in full force and effect, or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act.  Each Separate Account that is registered under the Investment Company Act is, and since January 1, 2010 has been, operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, has been granted all exemptive relief necessary to conduct its operations as currently conducted, and is in compliance with all conditions to any such relief, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.  The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and such registration statement is currently in effect to the extent necessary to allow MONY or MLOA (as applicable) to receive contributions under such Insurance Contracts.  Since January 1, 2010, the relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)                                  Since January 1, 2010, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with Applicable Law, including United States federal and state securities laws and state insurance laws.  Since January 1, 2010, all advertising or marketing materials relating to a Separate Account that were required to be filed with FINRA or any other Governmental Authority have been or will be timely filed therewith, except where such failure to comply has not had or would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

(d)                                 Except as set forth on Section 3.11(d) of the Seller Disclosure Letter, Seller has not received written notice of any examinations, investigations, inspections and formal or informal inquiries, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority that have been conducted since January 1, 2010 or are currently being conducted.

(e)                                  Since January 1, 2010, neither Seller nor any of its Affiliates has received (A) any written or, to the Knowledge of Seller, oral notice or other written or, to the Knowledge of Seller, oral communication from any Governmental Authority regarding any actual or alleged material violation of, or failure on the part of MONY or MLOA to comply with, Applicable Law in connection with the Separate Accounts or (B) written notice that either MONY or MLOA has been placed under investigation with respect to any material violation of any Applicable Law in connection with the Separate Accounts, except, in each case, any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that is no longer being pursued by such Governmental Authority following a response by MONY or MLOA.

(f)                                   Section 3.11(f) of the Seller Disclosure Letter sets forth a true, complete and correct list of all Separate Accounts.

Section 3.12                             Material Contracts.  Section 3.12 of the Seller Disclosure Letter sets forth, as of the Contract Date, a true, complete and correct list of the following Contracts to which MONY or, to the extent applicable to the Business, MLOA is a party or by which any of such entity’s assets (other than the Excluded Assets) are bound (collectively, and together with the Ceded Reinsurance Contracts and all Contracts required to be listed on Section 3.21(h) of the Seller Disclosure Letter, the “Material Contracts”):

(a)                                 each Contract the performance of which is expected to involve amounts payable by MONY, Purchaser or any of their Affiliates subsequent to the Closing Date in excess of $500,000 in the aggregate or $100,000 in any twelve-month period or which are not terminable on 90 calendar days’ notice or less without penalty or premium;

(b)                                 Contracts that restrict the ability of MONY or MLOA or any of MONY’s Affiliates (determined after giving effect to the Closing) to freely conduct the Business or which contain any covenant not to compete in any line of business, in any geographic area or with any Person or obligating MONY, or following the Closing, Purchaser or any of its Affiliates, to conduct any business on an exclusive basis with any Person;

(c)                                  Contracts under which MONY has loaned or borrowed money or guaranteed, directly or indirectly, borrowings of money by any Person (excluding investment portfolio transactions in the ordinary course of business consistent with the Investment Guidelines);

(d)                                 (i) Contracts between MONY, on the one hand, and Parent, Seller or any of their Affiliates (other than MONY), on the other hand, (ii) any guarantee by MONY in favor of or in respect of any obligations of Parent, Seller or any of their Affiliates (other than MONY), (iii) any guarantee by Parent, Seller or any of its Affiliates (other than MONY) in favor of or in respect of any obligations of MONY and (iv) any Contract (other than an Insurance Contract) between MONY, on the one hand, and any director or officer of MONY (or any Affiliate of such a director or officer (other than MONY)), on the other hand;

(e)                                  Contracts pursuant to which any Lien, other than a Permitted Lien, is placed or imposed on any material asset of MONY;

(f)                                   Contracts material to the Business under which (i) MONY licenses to any Person any material Owned Intellectual Property and (ii) any Person licenses to MONY any material Intellectual Property;

(g)                                  partnership, joint venture or limited liability company agreements (excluding investment portfolio transactions in the ordinary course of business);

(h)                                 any investment advisory Contract or any other Contracts relating to investment management, investment advisory or subadvisory services to which MONY is a party;

(i)                                     any Contract under which MONY, on behalf of one or more of its Separate Accounts, invests in, or provides services to, a registered mutual fund or other collective investment fund, including any Contract under which MONY receives any payment from such funds or any of its respective Affiliates or shareholders;

(j)                                    any Contract for the provision of administrative services with respect to any Insurance Contract;

(k)                                 any Contract, entered into on or after July 8, 2004, that relates to the acquisition or disposition by MONY of any business or operations, capital stock or assets of any Person or any real estate as to which there are any material ongoing obligations of MONY;

(l)                                     any Contract relating to any material derivative transaction (other than in accordance with the Investment Guidelines); and

(m)                             any other Contract that is material to the Business and is not terminable upon 90 calendar days’ written notice without penalty or premium.

Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of MONY and, to the Knowledge of Seller, each other party thereto, MLOA or their applicable Affiliates (as applicable) enforceable against MONY, MLOA or such Affiliates and, to the Knowledge of Seller, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions.  Neither MONY nor any of its Affiliates has received written notice of cancellation of any Material Contract.  There exists no breach or event of default with respect to any Material Contract on the part of MONY, MLOA or such Affiliates or, to the Knowledge of Seller, any other party thereto, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.13                             Business Employees; Employee Plans.

(a)                                 Seller has delivered to Purchaser a true, complete and correct list (the “Business Employee Schedule”) identifying, by name and position, each employee of Seller or any of its Affiliates who performs all or substantially all of his or her services for the Business and whom Seller will make available for employment to Purchaser or its Affiliates as set forth in Section 5.9 (such employees, the “Business Employees”).  The Business Employee Schedule also sets forth, as of the Contract Date, for each Business Employee, such employee’s wages, salary or hourly rate of pay and bonus opportunity and any commitments, written or oral, to change such wages, salary, hourly rate of pay or bonus opportunity and the date upon which such change becomes effective, eligibility for overtime, accrued but unused paid time off, service credited for purposes of vesting and eligibility under any Business Employee Plan or material Seller Employee Plan, eligibility for post-retirement welfare benefits, hours per week the Business Employee is ordinarily scheduled to work, whether the employee is on leave of absence and, if so, the nature and beginning date of the leave, date of hire, principal work location, and whether such employee has been notified that the employee’s employment will be terminated or whether such employee has provided notice that such employee intends to terminate his or her employment.

MONY does not have any employees and has not made offers of employment to any Persons.

(b)                                 Neither Seller nor any of its Affiliates, with respect to any Business Employee, is a party to or is otherwise bound by any collective bargaining agreement or similar agreement or understanding.  Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, no Business Employee is a party to an Employment Agreement and MONY is not a party to any Employment Agreement.  Seller has made available to Purchaser a true, complete and current copy of each Employment Agreement.  Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, there are, and there have been, no labor unions or other organizations or groups representing or, to the Knowledge of Seller, purporting or attempting to represent any Business Employees.  Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, there is no pending and, to the Knowledge of Seller, there has not been any threatened, strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any Business Employees.  Seller and its Affiliates are in compliance in all material respects with all Applicable Laws and employment-related agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the U.S. Worker Adjustment and Retraining Notification Act and the federal Violent Crime Control and Law Enforcement Act of 1994 and all similar state, local and foreign Applicable Laws.  Neither Seller nor any of its Affiliates has any Liability with respect to, or arising out of, any (i) labor unions or other organizations or groups representing or purporting to represent any Business Employees or (ii) agreements with any labor unions or other organizations or groups representing or purporting to represent any Business Employees.

(c)                                  Section 3.13(c) of the Seller Disclosure Letter contains a true, complete and correct list of each Business Employee Plan and each material Seller Employee Plan (and identifies each such plan as either a Seller Employee Plan or a Business Employee Plan).  Except as set forth in Section 3.13(c) of the Seller Disclosure Letter, Seller has made available to Purchaser a true, correct and complete copy of:  (i) the material terms of each Business Employee Plan and material Seller Employee Plan (including employee handbooks and other employee communications and, if applicable, the current ERISA summary plan description and any summaries of material modification with respect thereto); and (ii) with respect to each Retained Business Employee Plan, all plan documents, insurance contracts, administrative contracts and arrangements, and the most recent financial statements and audit reports, and such information as Purchaser has reasonably requested regarding participants in such plans and the assets, liabilities, payment elections, and other relevant information with respect thereto.

(d)                                 With respect to the Business Employee Plans, neither Purchaser nor any of its Affiliates will, as a result of the transactions contemplated by this Agreement, assume by operation of Applicable Law or otherwise have any Liability with respect to any Employee Plan that (i) is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) is a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) except as set forth in Section 3.13(d) of the Seller Disclosure Letter, provides for medical, life insurance or other welfare-type benefits after termination of employment (other than the as required to avoid an excise Tax under Section 4980B of the Code or other similar Applicable Law).

(e)                                  Each Business Employee Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Law.  Each Seller Employee Plan and Business Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received or has filed and expects to receive a favorable determination letter as to its qualification and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect such qualification.  Except as set forth in Section 3.13(e) of the Seller Disclosure Letter or for ordinary and usual claims by participants and beneficiaries for benefits, there are no pending or, to the Knowledge of Seller, threatened claims or Actions by any Business Employee with respect to any Business Employee Plan or material Seller Employee Plan.

(f)                                   Except as set forth in Section 3.13(f) of the Seller Disclosure Letter, the performance of the transactions contemplated by this Agreement will not constitute an event under any Business Employee Plan or material Seller Employee Plan or otherwise will result in, or cause (either alone or in conjunction with any other event) (i) any payment, acceleration, vesting or material increase in compensation or benefits with respect to any Business Employee or former Business Employee or (ii) any obligation of Purchaser, MONY or any of their Affiliates after the Closing to establish or enter into any employee benefit or compensation plan, program, policy, agreement, arrangement or other Contract other than as specifically provided by this Agreement.  Except as set forth in Section 3.13(f) of the Seller Disclosure Letter, no amounts payable under the Business Employee Plans or otherwise to a Business Employee that would otherwise be deductible by MONY will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to excise Taxes pursuant to Section 4999 of the Code.

(g)                                  Each Business Employee Plan and material Seller Employee Plan that is a nonqualified deferred compensation plan within the meaning of

Section 409A of the Code:  (i) has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code since January 1, 2009; and (ii) has been administered, operated and maintained in good faith compliance with Section 409A of the Code for all applicable periods prior to January 1, 2009.  The terms of the written plan document of each Business Employee Plan and material Seller Employee Plan comply with Section 409A of the Code (such that no Tax would be imposed under Section 409A of the Code if each Seller Employee Plan and Business Employee Plan is operated in compliance with its terms).

(h)                                 Section 3.13(h) of the Seller Disclosure Letter identifies the split-dollar life insurance plan established and maintained as a Business Employee Plan for the benefit of certain employees of MONY and its Subsidiaries (the “Split-Dollar Plan”).  The terms of the Split-Dollar Plan provide that no additional benefits may accrue under such Business Employee Plan (other than payments to beneficiaries pursuant to the terms of the Split-Dollar Plan that may be payable following repayment of premiums).

(i)                                     Section 3.13(i) of the Seller Disclosure Letter identifies, as of February 28, 2013:  (i) the sole asset of the Rabbi Trust (the “COLI”); (ii) the cash surrender value of such COLI; and (iii) the accrued liabilities of each Section 5.9 Plan.

(j)                                    None of the Business Employee Plans is subject to the Applicable Laws of any jurisdiction outside of the United States.

(k)                                 Seller has delivered to Purchaser a true, complete and correct list (the “Independent Contractor/Temp Schedule”) identifying, by name and position, each independent contractor and temporary agency or employment services employee who generally works at a rate of at least 80 hours per month providing services for the business of MONY (the “Contract Workers”).  The Independent Contractor/Temp Schedule also sets forth, as of the Contract Date, for each Contract Worker listed thereon, the entity or agency (other than MONY) through whom the Contact Worker is hired, the rate of payment with respect to such Contract Worker, hours per week the Contract Worker ordinarily works, a summary of the Contract Worker’s primary duties and responsibilities, and a summary of any other material terms of the Contract Worker’s engagement.

(l)                                     Except as set forth in Section 3.13(l) of the Seller Disclosure Letter, (i) with respect to the Business Employees, Seller and its Affiliates have complied in all material respects with all Applicable Laws relating to information reporting and the payment and withholding of all material Taxes and each of them has withheld and paid all such material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee or independent contractor, (ii) MONY is not (A) obligated to make any payments under or (B) a party to any Contract or other arrangement that under certain circumstances could obligate it to make any payment that could, separately or in the aggregate, be subject to Section 280G of the Code solely as a result of the transactions contemplated by this Agreement; and (iii) no Person is entitled to receive any additional payment from MONY as a result of the imposition of a Tax under Section 409A of the Code.

Section 3.14                             Reinsurance.

(a)                                 Section 3.14(a) of the Seller Disclosure Letter sets forth a true, complete and correct list, as of the Contract Date, of all Contracts under which MONY or MLOA has ceded or retroceded risk included in the Business to reinsurers (whether or not Affiliates) that are currently in effect (the “Ceded Reinsurance Contracts”).  Seller has delivered to Purchaser true and correct copies of the Ceded Reinsurance Contracts, and such copies are complete in all material respects.

(b)                                 Except as set forth in Section 3.14(b) of the Seller Disclosure Letter, (i) each of the Ceded Reinsurance Contracts is in full force and effect and constitutes a legal, valid and binding obligation of MONY or MLOA (as applicable) and, to the Knowledge of Seller, each other party thereto, enforceable against MONY or MLOA (as applicable) and, to the Knowledge of Seller, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions, (ii) neither MONY nor MLOA, on the one hand, nor the relevant reinsurer, on the other hand, has given notice of termination (provisional or otherwise) in respect of any Ceded Reinsurance Contract other than for termination with respect to new business and (iii) neither MONY nor MLOA, on the one hand, nor, to the Knowledge of Seller, any such reinsurer, on the other hand, is in default in any material respect or material breach under any Ceded Reinsurance Contracts.

(c)                                  Since January 1, 2010, (A) there has not been any dispute with respect to any material amounts recoverable or payable by MONY or MLOA pursuant to any Ceded Reinsurance Contract and (B) no reinsurer party to a Ceded Reinsurance Contract has denied coverage with respect to any current or prospective material claim.  All amounts owed under any Ceded Reinsurance Contracts have been timely paid in accordance with their terms.  No Ceded Reinsurance Contract is currently subject to any pending audit by any reinsurer thereunder, and no reinsurer under any Ceded Reinsurance Contract has the right, as a result of the consummation of the transactions contemplated by this Agreement, to modify the price or other terms of such Ceded Reinsurance

Contract.  As of and since December 31, 2011, each of MONY and MLOA was entitled under Applicable Accounting Principles to take full financial statement credit for all amounts for which such financial statement credit was taken in the Audited Financial Statements as at and since December 31, 2011 of such company for any amounts recoverable by such company pursuant to any Ceded Reinsurance Contracts to which it was a party.

(d)                                 Except as set forth on Section 3.14(d) of the Seller Disclosure Letter, neither MONY nor MLOA is a party to any reinsurance, retrocession or similar Contracts under which any Person cedes to MONY or MLOA any risks included in the Business, whether or not any such Contract is currently accepting new business.

(e)                                  Section 3.14(e) of the Seller Disclosure Letter sets forth a true, complete and correct list of all Ceded Reinsurance Contracts under which MLOA has ceded risk included in the Business that (i) by their terms require MLOA or any of its Affiliates to retain unreinsured and for its account any portion of the MLOA Business or (ii) require consent from any Person in order for MLOA to cede or retrocede all or any portion of its net retention of the MLOA Business.

(f)                                   Section 3.14(f) of the Seller Disclosure Letter sets forth a true, complete and correct list of all Ceded Reinsurance Contracts under which MONY or MLOA, on the one hand, and any Affiliates of MONY or MLOA (other than MONY or MLOA), on the other hand, have ceded or retroceded, or may cede or retrocede, any risk that is not included in the Business.

Section 3.15                             Absence of Certain Changes.  Except as expressly contemplated or required by this Agreement or as set forth in Section 3.15 of the Seller Disclosure Letter, since the Balance Sheet Date, (a) Parent, Seller, MONY, MLOA and their Affiliates have conducted the Business in the ordinary course of business consistent with past practice, and there has not been any event, occurrence or condition of any character that has had, or which would, individually or in the aggregate, reasonably be expected to have, a Business Material Adverse Effect and (b) neither Parent, Seller, MONY or MLOA, nor any of their Affiliates, has taken any action or failed to take any action that would have resulted in a breach of Section 5.1, had Section 5.1 been in effect since the Balance Sheet Date.

Section 3.16                             Financial Statements; Reserves; Books and Records.

(a)                                 Financial Statements.

(i)                                     Seller has made available to Purchaser true, complete and correct copies of (A) the audited statutory financial statements of each of

MONY and MLOA, together with the report of each such company’s independent auditors thereon, in each case at and for the periods ended December 31, 2009, December 31, 2010 and December 31, 2011 (the last such date, the “Balance Sheet Date”, and such audited statutory financial statements, collectively, the “Audited Financial Statements”) and (B) the unaudited statutory statements of each of MONY and MLOA at and for the period ended December 31, 2012, as filed with the Governmental Authority charged with the regulation of insurance companies in such entity’s state of domicile (the “Historical Statutory Statements”, and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with the relevant Applicable Accounting Principles applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with the Applicable Accounting Principles the financial position, results of operations and cash flows of the companies covered thereby at and for the respective periods indicated therein (subject, in the case of the Historical Statutory Statements, to normal year-end adjustments).  The net settlement statement component of the Pro Forma Closing Statement consisting of the calculation of the Initial Reinsurance Premium (as defined in the MLOA Reinsurance Agreement) as of December 31, 2012 was prepared in accordance with the Closing Statement Methodologies.

(ii)                                  The reserves and other liabilities for benefits, losses (including incurred but not reported losses and losses in course of settlement), claims, expenses and unearned premium arising under or in connection with the Insurance Contracts (the “Reserves”) reflected on the Financial Statements (A) were fairly stated, in all material respects, in accordance with sound actuarial principles and the relevant Applicable Accounting Principles, and (B) were determined, in all material respects, in accordance with Applicable Law and include, in all material respects, provisions for all actuarial reserves and related items required to be established in accordance with Applicable Law.

(iii)                               Each of MONY and MLOA has devised and maintained systems of internal accounting controls with respect to its businesses sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with the relevant Applicable Accounting Principles and to maintain accountability for assets, (C) access to its assets is permitted only in accordance with management’s general or specific authorization and (D) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)                                 Reserves.  Purchaser understands and agrees that Seller does not make any representation or warranty in this Section 3.16 or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or for any other purpose or that such reserves may not develop adversely from and after the Closing, or that reinsurance recoverables or any other recoverables or amounts taken into account in determining the amount of such reserves will be collectible.

(c)                                  Books and Records.  The Books and Records (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with Applicable Law, and (iii) are in material compliance with any and all record keeping maintenance requirements in applicable Insurance Contracts.

Section 3.17                             No Undisclosed Liabilities.  The Business does not have any Liabilities except (a) Liabilities set forth in Section 3.17 of the Seller Disclosure Letter, (b) Liabilities reserved against in the Financial Statements or specifically disclosed in the notes thereto or to the extent reserved against in the Closing Statement as finally determined pursuant to Section 2.5 or (c) Liabilities that (x) were incurred after the December 31, 2012 in the ordinary course of business consistent with past practice and (y) would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

Section 3.18                             Intercompany Accounts; Transactions with Affiliates; Ancillary Agreements.

(a)                                 Section 3.18(a) of the Seller Disclosure Letter lists all inter-company balances as of the Balance Sheet Date computed in accordance with the Applicable Accounting Principles between Seller or any of its Affiliates (other than MONY), on the one hand, and MONY, on the other hand.  Since December 31, 2012, there has not been any accrual of Liability by MONY to Seller or any of its Affiliates (other than MONY) or other transaction between MONY and Seller or any Affiliate of Seller (other than MONY), except in the ordinary course of business consistent with past practice.

(b)                                 Section 3.18(b) of the Seller Disclosure Letter lists all Contracts between MONY, on the one hand, and Seller or any Affiliate of Seller (other than MONY), on the other hand that will not be terminated on or prior to the Closing Date.

(c)                                  Each of Affiliate of Seller that will be a party to any Ancillary Agreement:  (i) is duly organized and validly existing under the laws of its respective jurisdiction of organization; (ii) has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clause (iii), where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  Each Affiliate of Seller that is a party to any Ancillary Agreement has all requisite corporate or other entity power and authority to execute and deliver, consummate the transactions contemplated by and perform its obligations under, each of the Ancillary Agreements to be executed and delivered by it pursuant to the terms of this Agreement.  The execution and delivery by the applicable Affiliates of Seller of the Ancillary Agreements to be executed and delivered by them pursuant to the terms of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance by such Affiliates of their respective obligations under the Ancillary Agreements, have been or will be prior to the Closing (as applicable) duly authorized by the applicable Affiliate’s board of directors and by all other necessary corporate or other entity action on the part of such Affiliate.  Each of the Ancillary Agreements to be executed by an Affiliate of Seller will, on the date such Ancillary Agreement is executed and delivered pursuant to the terms hereof, be duly executed and delivered by such Affiliate, and, assuming the due execution and delivery by the other parties to such agreements, will be, legal, valid and binding obligations of such Affiliate, enforceable against such Affiliate in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 3.19                             Tax Matters.

(a)                                 Except as set forth in Section 3.19(a) of the Seller Disclosure Letter:

(i)                                     All Tax Returns required to be filed by or on behalf of MONY have been duly and timely filed, and were complete, true and correct in all material respects when filed.  All Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to, or which may be chargeable as a Lien upon the assets of, MONY have been duly and timely paid or are being contested in good faith by appropriate proceedings.  All Taxes required to be withheld by MONY or with respect to the MLOA Business have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose.

(ii)                                  All Taxes under Sections 3101, 3111, 3301 of the Code with respect to benefits accrued under any Section 5.9 Plan, whether or not yet required to be paid or recognized, have been properly paid.

(iii)                               MONY and, with respect to the MLOA Business, MLOA have complied in all material respects with all applicable Tax information reporting requirements.

(iv)                              (A) No written Contract waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes of MONY, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Taxing Authority; (B) the time for filing any Tax Return of MONY has not been extended (other than through an automatic extension) to a date later than the Contract Date; (C) no Taxes of MONY are under audit, examination or investigation by any Taxing Authority or are the subject of a judicial or administrative proceeding; and (D) no Taxing Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against MONY with respect to any taxable period for which the period of assessment or collection remains open.

(b)                                 Neither MONY nor, with respect to the MLOA Business, MLOA has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law) that would be binding upon MONY or with respect to the MLOA Business after the Closing Date.  MONY does not have any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.  MONY is not a party to or bound by, and does not have any obligation under, any Contract dealing primarily with Tax allocation, sharing indemnity or distribution or similar agreement, arrangement or understanding pursuant to which it will have any obligation to make any payments after the Closing.

(c)                                  MONY will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) any election under Section 108(i) of the Code (or similar provision of any state or local law) or (iv) change in the basis for determining any item referred to in Section 807(c) of the Code with respect to any Pre-Closing Tax Period.

(d)                                 MONY has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Contract Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e)                                  Neither MONY nor, with respect to the MLOA Business, MLOA, is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(f)                                   All U.S. federal income tax returns and all state, local and foreign income or franchise tax returns of MONY through the tax year listed with respect to each such return on Section 3.19(f) of the Seller Disclosure Letter have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(g)                                  No jurisdiction (whether within or without the United States) in which MONY has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that MONY is required to file such Tax Return or pay such type of Tax in such jurisdiction and which assertion has not been resolved.

(h)                                 MONY has not engaged in, nor been a “material advisor” or a “promoter” (as those terms are defined in current or former Sections 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) with respect to any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(c) for any taxable period for which the statute of limitations remains open.

(i)                                     MONY is not (nor, immediately after giving effect to the Closing, will be) subject to net income taxation by a national jurisdiction other than the United States.

(j)                                    Section 3.19(j) of the Seller Disclosure Letter lists each Ceded Reinsurance Contract that is treated as reinsurance under relevant Applicable

Accounting Principles and is not treated as reinsurance for U.S. federal income tax purposes.

(k)                                 Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 3.19, Section 3.13 and Section 3.20 are the sole and exclusive representations and warranties relating to Tax matters.

Section 3.20                             Product Tax Matters.

(a)                                 All Insurance Contracts that are subject neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code.  All Insurance Contracts that are subject to Section 101(f) of the Code satisfy the requirements of that Section and otherwise qualify as life insurance contracts for purposes of the Code, and all Insurance Contracts that are subject to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.

(b)                                 The Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided, or statements made, by the issuer of such Insurance Contract or any Affiliate (including any Affiliated Distributor) of such issuer, or by any Independent Distributor on behalf of and with the actual knowledge of such issuer pursuant to any plan or program created, endorsed or approved in writing by such issuer, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification).

(c)                                  None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as “modified endowment contracts,” neither MONY nor, with respect to the MLOA Business, MLOA, has any liability to any policyholder as a result of the treatment of any Insurance Contract as a “modified endowment contract” within the meaning of Section 7702A of the Code.

(d)                                 MONY, and with respect to the MLOA Business, MLOA, have complied in all material respects with all Tax reporting, withholding, and disclosure requirements that are applicable to the Insurance Contracts and, in particular, have in all material respects reported distributions under such

Insurance Contracts in compliance with all applicable requirements of the Code and Treasury Regulations.

(e)                                  The information technology owned by MONY, when considered together with the processes and procedures performed by MONY and described on Section 3.20(e) of the Seller Disclosure Letter, which have been used to maintain the Insurance Contracts’ qualification for their Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with applicable reporting, withholding and disclosure requirements under Applicable Law (including Sections 72, 101, 817, 7702 and 7702A of the Code in effect as of the date hereof), have been adequate to maintain such qualification or facilitate such monitoring or compliance, and such maintenance, monitoring and compliance with respect to the Insurance Contracts (including those included as part of the MLOA Business) are and have been performed by MONY utilizing such information technology and such processes and procedures.  All Tax-related records necessary to determine the Insurance Contracts’ qualification for Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with applicable reporting, withholding and disclosure requirements under Applicable Law have been maintained in the manner required by Revenue Procedure 98-25.

(f)                                   Except as set forth in Section 3.20(f):

(i)                                     Neither MONY nor, with respect to the MLOA Business, MLOA, has entered into any Contract or is involved in any discussions or negotiations with the Internal Revenue Service, or has otherwise requested relief from the Internal Revenue Service, regarding the failure of any Insurance Contract to meet the requirements of Applicable Law, including Sections 72, 101, 817, 7702 or 7702A of the Code, as applicable to such Insurance Contracts.

(ii)                                  In addition, neither MONY nor, with respect to the MLOA Business, MLOA, is a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of the Insurance Contracts.

(iii)                               Neither MONY nor, with respect to the MLOA Business, MLOA, is party to any “hold harmless,” Tax sharing or indemnification agreement with any party regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.

(g)                                  No amount is due to, and no claims have been made by, any holder of an Insurance Contract under any side letter between Parent, Seller or any of their respective Affiliates (including MONY and MLOA), on the one hand, and such holder of an Insurance Contract, on the other hand regarding any Tax matters referred to in such side letter, and all representations and warranties set forth in each such side letter with respect to Tax matters are, and have at all times since the effective date of such side letter been, true and correct.

(h)                                 Each Insurance Contract that is subject to Section 817 of the Code complies with and at all applicable testing dates prescribed under the Code and the Treasury Regulations has complied with the diversification requirements of Section 817(h) of the Code and MONY or MLOA, as the case may be, is treated, for federal income tax purposes, as the owner of the assets underlying such Insurance Contract.

Section 3.21                             Intellectual Property.

(a)                         Section 3.21(a) of the Seller Disclosure Letter lists, as of the Contract Date, all Owned Registered IP, setting forth the owner and the registration or application number of each item.  The Owned Registered IP and the Owned Unregistered IP (collectively and including, for the avoidance of doubt, the MONY Software, the “Owned Intellectual Property”) is each exclusively owned by MONY free and clear of all Liens, except for Permitted Liens.

(b)                                 To the Knowledge of Seller, the conduct of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person.  Since January 1, 2010, none of Parent, Seller, MONY, MLOA or any of their Affiliates has received any written notice that it has, in the operation of the Business, infringed, misappropriated or otherwise violated any Intellectual Property rights owned by any Person except to the extent that such alleged infringement, misappropriation or violation has not and would not be reasonably expected, individually or in the aggregate, to have a Business Material Adverse Effect.

(c)                                  To the Knowledge of Seller, none of the Owned Intellectual Property is being infringed by any Person, except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.  None of Parent, Seller, MONY or any of their Affiliates has made any claim against any Person alleging infringement, misappropriation or dilution of any Owned Intellectual Property that remains pending.  There are no claims pending or, to the Knowledge of Seller, threatened, challenging the ownership, validity or enforceability of any of the Owned Intellectual Property.

(d)                                 MONY has taken commercially reasonable steps to ensure protection of the Owned Intellectual Property under any Applicable Law, including making and maintaining in full force and effect all necessary filings, registrations and issuances with respect to Owned Registered IP rights.  MONY, MLOA, Parent, Seller and their Affiliates have taken commercially reasonable steps to maintain the secrecy of all Trade Secrets and confidential Intellectual Property used in the Business.

(e)                                  To the Knowledge of Seller, all employees and consultants who contributed to the discovery or development of any material Intellectual Property rights used in the Business did so either (i) within the scope of his or her employment such that, in accordance with Applicable Law, all Intellectual Property arising therefrom became the exclusive property of MONY or MLOA or (ii) pursuant to written Contracts assigning all Intellectual Property arising therefrom to MONY or MLOA, except to the extent such failure to do so in accordance with subsection (i) or (ii) above has not and would not reasonably be expected, to result in a Business Material Adverse Effect.  Except as set forth on Section 3.21(e) of the Seller Disclosure Letter, none of the employees of Parent, Seller, MONY, MLOA or any of their Affiliates owns or licenses to any third parties any material Intellectual Property or assets used in the Business.

(f)                                   Except as disclosed in Section 3.21(f) of the Seller Disclosure Letter the collection, storage, use and dissemination by MONY or MLOA in the operation of the Business of any Personal Data is and has, since January 1, 2010, been in compliance with all applicable privacy policies, terms of use, contractual requirements and Applicable Law except to the extent such failure to comply would not reasonably be expected to result in a Business Material Adverse Effect.  MONY, MLOA, Parent, Seller and their Affiliates use commercially reasonable measures to protect the secrecy of Personal Data that they collect and maintain in connection with the Business and to prevent unauthorized access to such Personal Data by any Person.  Except as disclosed in Section 3.21(f) of the Seller Disclosure Letter, since January 1, 2010, none of MONY, MLOA, Parent, Seller or any of their Affiliates nor, to the Knowledge of Seller, any third Person working on behalf of any of them, has had a breach of security in connection with the Business or an incident of unauthorized access, disclosure, use destruction or loss of any Personal Data in connection with the Business and, with respect to any such breach or incident, each of them has complied with all data breach notification and related obligations under all Applicable Laws and has taken reasonable corrective action to prevent recurrence of the foregoing, except, with respect to any of the foregoing, to the extent any such breach or incident would not reasonably be expected to result in a Business Material Adverse Effect.

(g)                                  All Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, except as would not be reasonably expected, individually or in the aggregate, to materially and adversely affect the Business, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of Seller, do not contain any Virus that would reasonably be expected to interfere with the ability to conduct the Business.  MONY, and MLOA, in the operation of the Business maintain and follow a commercially reasonable disaster recovery plan that will enable the Internal IT Systems to be replaced and substituted in the event of a disaster without material disruption to their business.

(h)                                 No use of any Software subject to any license commonly referred to as “copyleft” or “open source” that, as used, modified, integrated, bundled, or distributed by MONY, obligates MONY to disclose, make available, offer or deliver any portion of its owned Software to any Person.

Section 3.22                             Real Property.  MONY owns no real property.  Section 3.22 of the Seller Disclosure Letter lists all real property leases, subleases, licenses or other agreements or occupancy rights (whether written or oral) to which MONY is a party (the “Real Property Leases”) and sets forth the address, landlord and tenant for each lease.  MONY has a good and valid leasehold interest with respect to the real property leased, subleased, licensed or occupied by it pursuant to each of such Real Property Leases, free and clear of all Liens (other than Permitted Liens).  The use of the premises under the Real Property Leases is in compliance, in all material respects, with all Applicable Laws.  Each Real Property Lease is in full force and effect and constitutes a legal valid and binding obligation of MONY and to the Knowledge of Seller, each other party thereto, enforceable against MONY and, to the Knowledge of Seller, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions.  Neither MONY nor, to the Knowledge of Seller, any other party is in breach of or default under any such lease or sublease.  To the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Real Property Lease.  Seller has made available to Purchaser a true, complete and correct copy of each Real Property Lease, in each case as amended and in effect on the Contract Date.

Section 3.23                             Insurance Policies of MONY.

(a)                                 Section 3.23(a) of the Seller Disclosure Letter lists all material insurance policies (including fidelity bonds and other similar instruments, but excluding Ceded Reinsurance Contracts) covering MONY or the officers or directors thereof, in each case, as in effect on the Contract Date (the “Company Insurance Policies”).

(b)                                 All premiums payable under the Company Insurance Policies either have been timely paid or adequate provisions for the payment thereof has been made, and MONY is not in material breach or default, and MONY has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such Company Insurance Policy.  There is no material claim pending under any such Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such polices and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such Company Insurance Policy, in each case to the extent such Company Insurance Policy is related to the Business.

Section 3.24                             Environmental Matters.  Except as set forth in Section 3.24 of the Seller Disclosure Letter there are no pending or, to the Knowledge of Seller, threatened Actions against MONY that seek to impose, or that are reasonably likely to result in, any material Liability of MONY under any Applicable Law concerning worker health and safety, pollution or the protection of the environment or human health as it relates to the environment, and MONY is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material Liability with respect to any of the foregoing.

Section 3.25                             Sufficiency of Assets.  Except as set forth in Section 3.25 of the Seller Disclosure Letter, as of the Closing, the assets, properties and rights of MONY, and the assets, rights, properties and services provided to Purchaser or MONY pursuant to this Agreement, the Transition Services Agreement or the other Ancillary Agreements (and the assets used to provide such services), including in each case Intellectual Property, will comprise all of the assets, properties and rights necessary to permit Purchaser to conduct the Business immediately following the Closing Date in the same manner as the Business is being conducted as of the Contract Date (subject, with respect to the manner that the Business is being conducted as of the Contract Date, to changes contemplated by the Pre-Closing Transactions).  This Section 3.25 does not address employee matters, which are addressed in Section 3.13.

Section 3.26                             Investment Assets.

(a)                                 Seller has provided to Purchaser prior to the Contract Date (i) a true, complete and correct list of all investment assets and cash owned beneficially or of record by MONY or by MLOA and held in connection with the Business other than the Excluded Investments (collectively, the “Investment Assets”) as of February 28, 2013 and (ii) true, complete and correct copies of the investment policies and guidelines applicable to their investment activities in effect as of the Contract Date (the “Investment Guidelines”).

(b)                                 Except as set forth on Section 3.26(b) of the Seller Disclosure Letter, to the Knowledge of Seller, none of MONY, MLOA, Parent, Seller or any of their Affiliates (A) has received written notice that any of the Investment Assets is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder or (B) is aware of any breach of, or default under, any covenants of any of the Investment Assets.

(c)                                  Except as set forth on Section 3.26(c) of the Seller Disclosure Letter, each of the Investment Assets complied in all material respects with the investment policies and guidelines as in effect at the time such asset was acquired by the Business.  Each of MONY and MLOA, as applicable, has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(d)                                 Except as set forth on Section 3.26(d) of the Seller Disclosure Letter, neither MONY nor MLOA has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of any of the Investment Assets.  There are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which Purchaser or MONY may be subject upon or after the Closing.

Section 3.27                             Brokers and Finders.  No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Parent, Seller or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except Morgan Stanley & Co. LLC, whose fees for services rendered in connection therewith will be paid by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1                                    Organization, Standing and Authority.  Purchaser and each Affiliate of Purchaser that will be a party to any Ancillary Agreement:  (a) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (b)

has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of this clause (c), where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2                                    Authorization.  Purchaser has all requisite corporate power and authority to execute and deliver, consummate the transactions contemplated by and perform its obligations under, this Agreement and each Ancillary Agreement to which it is a party.  Each Affiliate of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other entity power and authority to execute and deliver, consummate the transactions contemplated by and perform its obligations under, each of the Ancillary Agreements to be executed and delivered by it pursuant to the terms of this Agreement.  The execution and delivery by Purchaser of this Agreement, and by Purchaser or Affiliate of Purchaser, as applicable, of the Ancillary Agreements to be executed and delivered by them pursuant to the terms of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance by Purchaser and such Affiliates of their respective obligations under this Agreement and the Ancillary Agreements have been or will be prior to the Closing (as applicable) duly authorized by Purchaser’s board of directors and by all other necessary corporate action on the part of Purchaser, or by the applicable Affiliate’s board of directors and by all other necessary corporate or other entity action on the part of such Affiliate (as the case may be).  This Agreement has been duly executed and delivered by Purchaser, and each of the Ancillary Agreements to be executed by Purchaser or an Affiliate of Purchaser will, on the date such Ancillary Agreement is executed and delivered pursuant to the terms hereof, be duly executed and delivered by Purchaser or such Affiliate, and, assuming the due execution and delivery by the other parties to such agreements, this Agreement is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Purchaser or such Affiliate (as applicable) enforceable against Purchaser or such Affiliate in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3                                    Actions and Proceedings.  Except as disclosed in Section 4.3 of the Purchaser Disclosure Letter, there are no:

(a)                                 Orders applicable to Purchaser or its properties or assets that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect; or

(b)                                 Actions pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4                                    No Conflict or Violation.  The execution, delivery and performance by Purchaser of this Agreement and by Purchaser or its applicable Affiliates of the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not:

(a)                                 violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser or such Affiliates;

(b)                                 violate, conflict with or result in the breach of any of the terms of, give any contracting party the right to terminate, cancel, accelerate or prepay, result in any loss of any benefit under or any alteration of any rights or obligations under, require the consent of any Person under or result in the creation of any Lien on the property or assets of Purchaser or any such Affiliate under, or constitute (or with notice or lapse of time or both, constitute) a default under, any Contract, except for such breaches, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;

(c)                                  violate in any material respect any Order, or any agreement with, or condition imposed by, any Governmental Authority binding upon Purchaser;

(d)                                 subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 4.5 hereof, violate in any material respect any Applicable Law; or

(e)                                  result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any material Permit related to Purchaser’s business, in each case in any material respect.

Section 4.5                                    Governmental Consents.  The execution, delivery and performance by Purchaser of this Agreement, and by Purchaser or the applicable Affiliate of Purchaser of any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof, do not require Purchaser or such Affiliate to obtain any consent or approval from, or make any filing with, or give any notice to, any Governmental Authority, except as set forth in Section 4.5 of the Purchaser Disclosure Letter.

Section 4.6                                    Compliance with Certain Laws.  Since January 1, 2008, neither Purchaser nor any of its Affiliates party to an Ancillary Agreement has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, (ii) established or maintained any unlawful or unrecorded funds or (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, in each case in violation of the Foreign Corrupt Practices Act of 1977, as amended (if applicable), or any other similar Applicable Law.  Purchaser and each of its Affiliates party to an Ancillary Agreement is, and has at all times been, in material compliance with all statutory and regulatory requirements of the laws implemented by OFAC, in each case to the extent OFAC applies to such entity.  Since January 1, 2008, neither Purchaser nor any Affiliate of Purchaser party to an Ancillary Agreement that is an entity formed in the United States is party to any Contract or has engaged in any transaction or other business with (i) any country subject to sanctions enforced by OFAC, including, the government or any sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or person, as may be promulgated by the United States government from time to time, in each case to the extent OFAC applies to such entity.

Section 4.7                                    Sufficient Funds.  At the Closing, Purchaser will have sufficient funds to pay the Purchase Price, as it may be adjusted pursuant to the terms of Section 2.5, and the Ceding Commission and to effect all other transactions contemplated by this Agreement and the Ancillary Agreements and to pay all fees and expenses related to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.8                                    Purchase for Investment; Investment Company.  Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Purchaser acknowledges that the Shares have not been registered under the Securities Act, or any state securities laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.  Purchaser is not an investment company subject to registration and regulation under the Investment Company Act.

Section 4.9                                    Purchaser’s Knowledge.  None of the Vice Chairman and Chief Financial Officer, Executive Vice President, Secretary and General Counsel, or Senior Vice President Acquisitions and Corporate Development of Purchaser has, as of the Contract Date and after reasonable inquiry of such person’s direct reports working on the transactions contemplated by this Agreement, actual knowledge of any breach by Seller of any representation or warranty made by Seller as of the Contract Date under this Agreement.

Section 4.10                             Brokers and Finders.  No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, except Barclays, Inc., whose fees for services rendered in connection herewith will be paid by Purchaser.

ARTICLE V

COVENANTS

Section 5.1                                    Conduct of Business.  From the Contract Date through the Closing, except as set forth in Section 5.1 of the Seller Disclosure Letter, as reasonably required in furtherance of the Pre-Closing Transactions as expressly provided for by or otherwise required by and in accordance with the terms of this Agreement, as required by Applicable Law or to the extent consented to by Purchaser in writing (x) Parent and Seller shall cause MONY and the Business to operate in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact and maintain the business of MONY and the Business, and the current relationships and goodwill of MONY and the Business with holders of Insurance Contracts, agents, distributors and others who provide services to holders of Insurance Contracts and others with whom MONY, MLOA and their Affiliates have relationships in connection with the operation of the Business and (y) neither Parent nor Seller shall, nor shall they cause or permit any of their respective Affiliates to, do any of the following:

(a)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the outstanding capital stock of MONY, other than (A) the declaration or payment of any dividend or distributions to MONY or (B) any distribution or other transfer of any of the Excluded Assets, (ii) split, combine or reclassify any of the outstanding capital stock of, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, the outstanding capital stock of MONY or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock of MONY, or any rights, warrants or options to acquire any such shares;

(b)                                 transfer, issue, sell, pledge, encumber or dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any shares of capital stock or other securities of MONY or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of capital stock or other securities of MONY;

(c)                                  amend the organizational documents of MONY;

(d)                                 make any material change in the actuarial, underwriting, claims administration, reserving, payment or accounting policies, practices or principles of MONY or MLOA with respect to the Business (other than any change required by Applicable Law or Applicable Accounting Principles);

(e)                                  (i) transfer, issue, sell, pledge, encumber or dispose of any material assets (other than the Excluded Assets) of MONY, or permit MONY to acquire any material assets, other than (A) acquisitions or dispositions of assets in connection with treasury and cash management functions conducted in the ordinary course of business consistent with past practice, (B) acquisitions or dispositions of investment assets in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines, (C) any sale, assignment, transfer, lease, license or other disposition (including by way of reinsurance outside the ordinary course of business) of any material asset of MONY with a value that does not exceed $100,000 individually or $500,000 in the aggregate or (D) any acquisition of any material asset of MONY with a value in excess of $100,000 individually or $500,000 in aggregate, (ii) manage its Investment Assets other than in compliance with the Investment Guidelines or (iii) make any change to the Investment Guidelines;

(f)                                   permit MONY to (i) incur any indebtedness for borrowed money, or otherwise become responsible for any indebtedness of another Person other than short-term loans or borrowing by MONY under lines of credit existing on the Contract Date, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments effected in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines and Section 5.16;

(g)                                  make any change to the Investment Guidelines;

(h)                                 permit MONY to acquire (by merger, consolidation, acquisition of stock or assets, reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, except for acquisitions of

Investment Assets in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines and Section 5.16;

(i)                                     enter into any settlement or release with respect to any Action or Order applicable to MONY or otherwise relating to the Business (except for claims under policies or contracts of insurance or reinsurance in the ordinary course of business consistent with past practice and within applicable policy limits), unless such settlement or release contemplates only the payment of money without ongoing limits on the conduct or operation of the Business, which payments of money shall not be in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(j)                                    abandon, modify, waive or terminate any material Permit of MONY or MLOA to the extent relating to the Business;

(k)                                 materially amend or, other than pursuant to its current terms, terminate, renew or extend any Material Contract, Ceded Reinsurance Contract, Business Employee Plan, or Real Property Lease or enter into any Contract that would be a Material Contract, Ceded Reinsurance Contract or Real Property Lease if in effect on the Contract Date;

(l)                                     acquire any real property or any direct or indirect interest in real property (other than real estate acquired or held for investment purposes in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines and Section 5.16);

(m)                             make, change or revoke any material election related to Taxes, settle or compromise any material Tax liability, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, change the basis for determining any item described in Section 807(c) of the Code, adopt or change any Tax period or Tax accounting method, file any material amended Tax Return or file any claims for material Tax refunds that, in each case, would reasonably be expected to increase Taxes payable by MONY or payable by Purchaser or any of its Affiliates with respect to the MLOA Business in any Post-Closing Tax Period;

(n)                                 terminate any Business Employee or make any change to the duties or responsibilities of such Business Employee that would cause such Business Employee to cease to perform all or substantially all of his or her services for the Business such that such Person would not, had such change been effected prior to the Contract Date, been included on the Business Employee Schedule, in each case other than (i) for cause consistent with past practice or (ii) with the prior written consent of Purchaser, which consent may not be unreasonably withheld; provided that, if any such termination or change is effected in compliance with this Section 5.1(n), Parent and Seller shall update the Business Employee Schedule pursuant to Section 5.9(e) to reflect such termination or change and such Person will, for all purposes under this Agreement, no longer be deemed a Business Employee hereunder;

(o)                                 (i) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any Business Employee, other than in the ordinary course of business consistent with past practice, (ii) establish, adopt, increase the benefits under, or amend (or promise to take any such action(s)) any Business Employee Plan or any benefits potentially available thereunder or adopt any plan that would constitute a Business Employee Plan, (iii) hire or transfer the employment of any Business Employee or any individual who is intended to be a Business Employee (including any employees hired as replacements for terminating Business Employees), or terminate any such individual in a manner entitling such individual to severance payments, other than in the ordinary course of business consistent with past practice, (iv) establish, adopt, enter into, amend, renew or not renew any collective bargaining agreement (or other agreement or understanding with any trade union, works council or other employee representative body or labor organization), (v) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any Business Employee Plan, (vi) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in any Business Employees having “good reason” (or words of similar meaning) to terminate employment and collect severance payments and benefits; or (vii) enter into or amend any Employment Agreement;

(p)                                 forgive, cancel or compromise any debt or claim, or waive or release any right, of material value, or fail to pay or satisfy when due any material Liability of MONY (other than any such Liability that is being contested in good faith);

(q)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MONY or MLOA; or

(r)                                    agree or commit to do any of the foregoing.

Section 5.2                                    Access and Information.

(a)                                 During the period between the Contract Date and the Closing Date, Purchaser shall be entitled, through its employees and representatives and at its own expense, to make such examination of the Books and Records as Purchaser may reasonably request.  Any investigation, examination or interview by Purchaser of employees of any of Seller and its Affiliates or access pursuant to any of the provisions of this Section 5.2 shall be conducted or occur at reasonable times during normal business hours and upon reasonable prior notice to Seller; provided, however, that such actions by Purchaser shall not unreasonably interfere with the normal operation of the Business.  Notwithstanding any other provisions of this Section 5.2, Purchaser and Seller shall cooperate in implementing the provisions of this Section 5.2 so as not to prevent or interfere with Parent’s and Seller’s compliance with Section 5.1 hereof.

(b)                                 Following the Closing Date, each of Parent and Seller shall, and shall cause its Affiliates to:  (i) allow Purchaser, upon reasonable prior notice and during normal business hours, through its employees and representatives, the right, at Purchaser’s expense, to examine and make copies of any records retained by Seller or any of its Affiliates for any reasonable business purpose (including as is reasonably necessary for the purpose of determining whether or not an Insurance Contract has met the diversification requirements of Section 817(h) of the Code), including the preparation or examination of Purchaser’s Tax Returns, regulatory filings and financial statements, but only to the extent that such records of Parent, Seller or any of their Affiliates relate to MONY or the Business; (ii) allow Purchaser to interview employees of Parent, Seller or any of their respective Affiliates for any reasonable purpose relating to the Business, including the preparation or examination of Tax Returns (including as is reasonably necessary for the purpose of determining whether or not an Insurance Contract has met the diversification requirements of Section 817(h) of the Code), regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Business or otherwise, or the conduct of any regulatory, customer or other dispute resolution process and (iii) maintain such records for Purchaser’s examination and copying until at least the sixth anniversary of the Closing Date, provided, that Seller may destroy such records in its discretion following the third anniversary of the Closing Date after giving reasonable prior written notice to Purchaser of its intent to destroy such documents, provided, further, that Seller and its Affiliates shall have no obligation to maintain or retain any books and records to the extent that electronic or paper copies or originals of such books and records are delivered to Purchaser or any of its Affiliates (including MONY) at or prior to the Closing.  Access to such employees and records shall not unreasonably interfere with the business operations of Seller or its Affiliates.

(c)                                  Following the Closing Date, Purchaser shall, and shall cause its Affiliates to:  (i) allow Seller, upon reasonable prior notice and during normal business hours, through their respective employees and representatives, the right to (A) examine and make copies, at Seller’s expense, of the books and records of MONY to the extent relating to periods prior to the Closing and (B) interview Purchaser’s and its Affiliates’ employees, in the case of either clause (i)(A) or (i)(B), in connection with the preparation or examination of Tax Returns, regulatory and statutory filings and financial statements; and (ii) maintain such books and records for Seller’s examination and copying in the circumstances contemplated by clause (i) above.  Purchaser shall maintain and make available to Seller the books and records of MONY to the extent relating to periods prior to the Closing until at least the sixth anniversary of the Closing Date, provided, that Purchaser may destroy such books and records in its discretion following the third anniversary of the Closing Date after giving reasonable prior written notice to Seller of its intent to destroy such documents.  Access to such employees and books and records shall not unreasonably interfere with the business operations of Purchaser or its Affiliates.

(d)                                 Following the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide such information to the Affiliated Distributors that are parties to the Distribution Agreements, in accordance with the terms of the Distribution Agreements, as is necessary to enable such Affiliated Distributors to provide the Independent Distributors with the information necessary to service customers with respect to the Insurance Contracts, and none of Purchaser or any of its Affiliates shall, whether directly or indirectly, support or sponsor a program that is intended or would reasonably be expected to result in the replacement of the Distributors as servicers or brokers of record for the Insurance Contracts.  Purchaser shall promptly make any changes in the servicer or broker of record with respect to the Business requested by any Affiliated Distributor that is a party to a Distribution Agreement; provided that such requested change would not violate Applicable Law or the terms of any Contract to which Purchaser or any of its Affiliates (including MONY) is a party.  Purchaser shall not honor the request of any other Person to change the servicer or broker of record with respect to the Business, unless in the opinion of Purchaser’s counsel such refusal to honor such request would violate Applicable Law or the terms of any Contract to which Purchaser or any of its Affiliates (including MONY) is a party.

(e)                                  Except as set forth in the last sentence of this Section 5.2(e) or in Section 5.14(f), between the Contract Date and the Closing Date, each of Parent and Seller shall, and shall cause its Affiliates to, use any information relating to the Insurance Contracts or the holders of the Insurance Contracts only for the purpose of servicing customers with respect to the Insurance Contracts and operating and administering the Business in the ordinary course and in accordance with past practices (including any purpose relating to compliance by Parent, Seller or any of their respective Affiliates with any Applicable Law, or to dealings with any Governmental Authority, relating to the ownership, operation or administration of the Business).  Following the Closing Date, (i) Purchaser shall, and shall cause its Affiliates to, use any information relating to the Insurance Contracts or the holders of the Insurance Contracts only for the purposes of servicing customers with respect to the Insurance Contracts and operating and administering the Business (including any purpose relating to compliance by Purchaser or any of its Affiliates with any Applicable Law, or to dealings with any Governmental Authority, relating to Purchaser’s ownership, operation or administration of the Business), and for the other purposes contemplated by Section 5.14(d) and (e) or required under the terms of the Distribution Agreements and, for the avoidance of doubt, Purchaser shall not make such information available to its insurance agents, insurance agencies and brokers, and (ii) except as set forth in the last sentence of this Section 5.2(e) or in Section 5.14(f), each of Parent and Seller shall, and shall cause its Affiliates to, use information relating to the Business only for the purpose of complying, or causing its applicable Affiliates to comply, with their respective obligations under this Agreement and the Distribution Agreements (including any purpose relating to compliance by Parent, Seller or any of their respective Affiliates with any Applicable Law, or to dealings with any Governmental Authority, relating to the servicing of the Business).  Neither Purchaser, Parent nor Seller, nor any of their respective Affiliates, may, from and after the Contract Date or as promptly thereafter as is reasonably practicable, include any information relating to the Insurance Contracts in any “data mining” program or process that is designed or intended to identify any holder of an Insurance Contract for targeted marketing or solicitation of other products offered, distributed or administered by such Person; provided that, notwithstanding the foregoing, neither Purchaser, Parent nor Seller, nor any of their respective Affiliates, shall be prohibited from including information relating to insurance or annuity Contracts not included in the Business, and any holder thereof, in any such “data mining” program or process even though such holder of such insurance or annuity Contract that is not included in the Business is also a holder of an Insurance Contract.

(f)                                   Anything to the contrary in Section 5.2(a), (b), (c), (d) or (e) notwithstanding, the party granting access may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to violate Applicable Laws so long as the party granting access shall have used its commercially reasonable efforts to provide such information without violation of Applicable Law.  The party granting access shall promptly provide, or cause its Affiliates to provide, any consent requested by its or its Affiliates’ independent accountants in connection with such access.  If so reasonably requested by the party granting access, the other party shall enter into a customary joint defense agreement with the party granting access and its Affiliates with respect to any information provided to such other party pursuant to this Section 5.2(f).  Any information provided pursuant to this Section 5.2 shall be subject to the applicable provisions of Section 5.3.

Section 5.3                                    Confidentiality.

(a)                                 Without limiting any of the terms thereof, from the Contract Date until the Closing Date, the terms of the Confidentiality Agreement shall govern Purchaser’s and its agents’ and representatives’ obligations with respect to all confidential information with respect to the Business, Seller, MONY, MLOA and their Affiliates and other related Persons, which has been provided or made available to them at any time, including during the period between the Contract Date and the Closing Date.  The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate.

(b)                                 From and after the Closing:  (i) Parent and Seller shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to MONY or the Business obtained by virtue of Seller’s ownership of the Business prior to the Closing; and (ii) Purchaser shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Seller or its Affiliates (except to the extent relating to MONY or the Business) obtained by virtue of its ownership of the Business from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to Applicable Law (provided that such party has given the other party written notice of such potential disclosure and, to the extent reasonably requested by such other party, cooperated with such other party in seeking an appropriate order or other remedy protecting such information from disclosure) or such information can be shown to have been in the public domain through no fault of the applicable party.

Section 5.4                                    Consents and Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of Purchaser, Parent and Seller agrees to use its reasonable best efforts (i) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the Contract Date, the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to (1) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transaction contemplated hereby and (2) defend any litigation or other proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking damages related thereto.

(b)                                 Subject to the terms and conditions of this Agreement, each of Purchaser, Parent and Seller shall, and shall cause its respective Affiliates to, use their reasonable best efforts to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by Purchaser, Parent, Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement (including the Pre-Closing Transactions).

(c)                                  Without limiting the generality of the other provisions of this Section 5.4, Purchaser will promptly file a complete and accurate application to acquire control of MONY pursuant to Section 1506 of the New York Insurance Law with the Department within twenty-one (21) days after the Contract Date, and Purchaser, Parent and Seller and their respective applicable Affiliates will promptly (but in any event within thirty (30) days after the Contract Date) file all documentary materials required with respect to other filings, notices, consents or approvals with or of any Governmental Authority in connection with the transactions contemplated by this Agreement and promptly file any additional information requested by any Governmental Authority as soon as practicable after receipt of a request therefor.  Each of Purchaser, Parent and Seller agrees promptly to provide, or cause to be provided, all information and documents that may be requested by any Governmental Authority relating to Purchaser and its Affiliates or Seller and its Affiliates, as the case may be, or the structure, businesses, operations, assets, liabilities or financial condition of any of them or any of its or their directors, officers, partners, members or shareholders.

(d)                                 The parties agree that they will consult with each other with respect to the obtaining of all consents or approvals of Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to such consents or approvals.  Purchaser and Seller shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under Applicable Law, each will consult the other on, any material filing made with, or material written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  Purchaser, Parent and Seller shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to Applicable Laws.

(e)                                  Purchaser, Parent and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(f)                                   Purchaser, Parent and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(g)                                  None of Purchaser, on the one hand, or Parent, Seller, MONY or MLOA, on the other hand, shall permit any of their officers or any other representatives or agents to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, investigation or other inquiry (other than routine, administrative matters) relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by Applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(h)                                 Notwithstanding anything to the contrary in this Agreement, Parent, Seller and Purchaser hereby agree and acknowledge that “reasonable best efforts” under this Section 5.4 shall not require or be construed to require either party or any of such party’s Affiliates to take any action that would constitute, or agree to or accept, any Burdensome Condition with respect to such party.  As used in this Agreement, “Burdensome Condition” means any condition, limitation or qualification imposed by any Governmental Authority on its grant of any consent, authorization, order, approval or exemption that a party seeks to obtain in connection with the transactions contemplated by this Agreement that (i) in the case of Parent or Seller, would require Seller or any of its Affiliates to fund an increase in the Reserves, which increase is material when considered in relation to the sum of the Purchase Price and the Ceding Commission, or (ii) in the case of Purchaser, would (A) require Purchaser or any of its Affiliates to fund an increase in the Reserves, which increase is material when considered in relation to the sum of the Purchase Price and the Ceding Commission, (B) materially adversely affect the ability of Purchaser and its Affiliates to conduct their business, taken as a whole, or to conduct the Business, taken as a whole, (including with respect to a change in the maintenance or management of capital in the conduct of such business or the Business) in substantially the same manner as such business or the Business, as the case may be, is conducted immediately prior to the Contract Date, or (C) otherwise have a Purchaser Material Adverse Effect or a Business Material Adverse Effect (determined without giving effect to any of the exclusions set forth in clause (i) of the definition of each such term), excluding, in all such cases, the effects of any Customary Condition.  For purposes of clause (ii)(B) of the preceding definition of Burdensome Condition, a requirement to change the maintenance or management of capital shall be deemed to be materially adverse if it requires the maintenance or management of capital at a level which corresponds to a risk-based capital ratio higher than the average risk-based capital ratio at which the 30 largest (measured by surplus) U.S. life insurers conducted business as of December 31, 2012.

Section 5.5                                    Third Party Consents.

(a)                                 From and after the Contract Date until the termination of the Transition Services Agreement, each of Parent and Seller shall, and shall cause its Affiliates to, cooperate and use its reasonable best efforts to obtain, as promptly as possible, the consents, approvals and agreements of, or to give and make all notices and filings with, any Persons whose consent, approval or agreement is required to provide the services under the Transition Services Agreement (the “TSA Approvals”).  All of the costs and expenses of obtaining the TSA Approvals in respect of services provided by or on behalf of Seller or any Affiliate of Seller under the Transition Services Agreement before September 30, 2014 shall be borne 100% by Seller.  All of the costs and expenses of obtaining the TSA Approvals in respect of services provided by Seller or any Affiliate of Seller under the Transition Services Agreement after September 30, 2014 shall be borne 100% by Purchaser.

(b)                                 From and after the Contract Date, Parent, Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to obtain, as promptly as possible but in no event later than the Closing, the consents, approvals and agreements of, or to give and make all notices and filings with, any Person whose consent, approval or agreement is otherwise required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than in respect of reinsurance of Net Retained Liabilities (as defined in the MLOA Reinsurance Agreement) by Purchaser), including the Persons listed in Section 5.5 of the Seller Disclosure Letter or required to be listed in Section 3.6(b) of the Seller Disclosure Letter and the Persons whose consent is necessary in order to effect the transactions contemplated by Section 5.5(e) (the “Other Approvals”).  Seller and Purchaser shall each bear 50% of any out-of-pocket costs and expenses of obtaining the Other Approvals until the aggregate of all such costs and expenses equals $4,000,000.  Purchaser shall thereafter bear 75%, and Seller shall bear 25%, of the portion of any such out-of-pocket costs and expenses that in the aggregate exceeds $4,000,000 but is less than $8,000,000.  Purchaser shall thereafter bear 100% of the portion of such out-of-pocket costs and expenses that exceeds $8,000,000 in the aggregate.  For the avoidance of doubt, the maximum aggregate liability of Seller with respect to such costs and expenses shall not exceed $3,000,000.

(c)                                  From and after the Contract Date, Parent, Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to obtain, the consents, approvals and agreements of, or to give and make all notices and filings with, any Person whose consent, approval or agreement is required in order to reinsure the Net Retained Liabilities.  Seller and Purchaser shall each bear 50% of any out-of-pocket costs and expenses of obtaining such consents, approvals and agreements and making such notices and filings; provided that each party’s maximum aggregate liability with respect to such out-of-pocket costs and expenses shall not exceed $2,500,000.  For the avoidance of doubt, nothing in this Section 5.5(c) shall require Seller or Purchaser to agree to a recapture of an Existing Reinsurance Agreement (as defined in the MLOA Reinsurance Agreement) in order to reinsure the Net Retained Liabilities.

(d)                                 In the event and to the extent that Parent, Seller and Purchaser are unable to obtain any Other Approval in respect of any Contract with a third party (other than a Shared Contract) prior to the Closing, then:  (i) Parent and Seller shall, for the period following the Closing and ending on September 30, 2014, use reasonable best efforts in cooperation with Purchaser and its Affiliates (including MONY) to (A) provide or cause to be provided to Purchaser the benefits of such Contract with such third party at Purchaser’s cost and (B) enforce for the account of Purchaser any rights of Parent, Seller or any of their Affiliates arising from such Contract; and (ii) Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to perform the obligations of Parent or Seller, as applicable, under such Contract.

(e)                                  From and after the Contract Date until September 30, 2014, upon Purchaser’s request, Parent, Seller and Purchaser shall each use its reasonable best efforts to cause the counterparties to Contracts to which Seller or any of its Affiliates (other than MONY) is a party and that are also necessary for the operation of the Business (“Shared Contracts”) to enter into new Contracts with Purchaser, its designated Affiliate or designated Person, as applicable, to receive the applicable benefits under such Shared Contracts.  If the parties are not able to obtain a new Contact with a counterparty to a Shared Contract prior to the Closing, then:  (x) Parent, Seller and Purchaser shall, and shall cause their respective Affiliates to, use their reasonable best efforts to secure an arrangement reasonably satisfactory to both parties under which Purchaser would, in compliance with Applicable Law, obtain the benefits associated with the applicable Shared Contracts; and (y) the parties shall use their reasonable best efforts to cause the applicable counterparty to such Shared Contract to enter into a new Contract with Purchaser, its designated Affiliate or designated Person, as applicable, to receive the applicable benefits.

Section 5.6                                    Intercompany Balances; Certain Agreements.

(a)                                 Except as set forth in Section 5.6(a) of the Seller Disclosure Letter, Parent and Seller shall cause all accounts receivable and accounts payable (computed in accordance with the Applicable Accounting Principles) between MONY, on the one hand, and Seller or any of its Affiliates (other than MONY), on the other hand, to be settled as of the Closing Date in full as promptly as practicable and in any event within 30 days following the Closing Date and, other than the Contracts set forth in Section 3.18(b) of the Seller Disclosure Letter, all Contracts between MONY, on the one hand, and Seller or any Affiliate of Seller (other than MONY), on the other hand, (including any guarantee, keepwell or similar arrangement by MONY of any obligations of any Excluded Subsidiary or any of its other Affiliates) to be terminated at or prior to the Closing.  Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, if the existing agreement between MONY and AllianceBernstein L.P. (formerly known as Alliance Capital Management, L.P.) has not been terminated prior to Closing, (x) Purchaser will at the Closing assume full control and responsibility of all of the assets managed pursuant to such agreement, (y) Purchaser shall terminate such agreement at or as soon as practicable following the Closing and (z) Seller shall assume full responsibility for any and all remaining costs, fees, expenses or other amounts payable by MONY under such agreement with respect to such assets, and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any Loss or Liability asserted against, imposed upon or incurred by any of them with respect to such assets arising out of or relating to such agreement.

(b)                                 From and after the Contract Date, each of Purchaser and its Affiliates (including MONY) shall cooperate with Seller and its Affiliates and use its reasonable best efforts to cause the reinsurer under any Shared MONY Reinsurance Agreement to enter into (x) a partial novation of such Shared MONY Reinsurance Agreement to one or more Affiliates of Seller with respect to the risks reinsured thereunder not related to the Business or (y) new reinsurance arrangements with one or more Affiliates of Seller with respect to risks reinsured under such Shared MONY Reinsurance Agreement not related to the Business; provided, however, that Purchaser and its Affiliates shall not be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration in connection therewith.  Prior to any such novation of a Shared MONY Reinsurance Agreement, entry into new reinsurance arrangements to replace such Shared MONY Reinsurance Agreement, or termination of such Shared MONY Reinsurance Agreement, (i) Purchaser shall, and shall cause MONY to, provide to Seller and its Affiliates the benefits of such Shared MONY Reinsurance Agreement with respect to the risks not related to the Business and enforce any rights of MONY arising from such agreement with respect to the risks not related to the Business and (ii) each of Parent and Seller shall, and shall cause its Affiliates to, perform the obligations of MONY arising under such Shared MONY Reinsurance Agreement with respect to the risks not related to the Business.

(c)                                  Prior to the Closing, each of Parent and Seller shall, and shall cause each of its applicable Affiliates to, use its reasonable best efforts to revise, amend, modify or replace the Contracts listed in Section 5.6(c) of the Seller Disclosure Letter to which MONY, Parent, Seller or any of their Affiliates, and a third party are parties, so that, effective as of the Closing, (a) MONY, on the one hand, and Seller or any of its Affiliates (other than MONY), on the other hand, are no longer party to the same agreements, (b) MONY continues to retain substantially the same benefits and obligations under such agreements insofar as applicable to MONY as of the Contract Date, with any such changes to the terms of such Contracts that may be reasonably requested by Purchaser, and (c) MONY has no future Liability under the prior agreements; provided that any documentation relating to clauses (a) through (c) above shall be in form and substance reasonably satisfactory to Purchaser.

(d)                                 Prior to the Closing, Parent and Seller shall, and shall cause each of its applicable Affiliates to, use its reasonable best efforts to terminate the catastrophe covers of Seller and its Affiliates (other than MONY) with respect to MONY for post-Closing periods.

(e)                                  From and after the Contract Date, (i) Purchaser and Seller shall cooperate in good faith to identify and mutually agree on lists of (x) all Shared Contracts, which shall be treated as set forth in Section 5.5 and (y) all Contracts between MONY and a third party that are primarily related to the business of Seller and its Affiliates other than the Business (the “AXA Contracts”) and (ii) as mutually agreed by Purchaser and Seller acting reasonably and in good faith with respect to each such identified AXA Contract, MONY shall either (x) grant Seller or one of its Affiliates designated by Seller a sublicense to continue to use such identified AXA Contract to the extent such sublicense and use are permitted thereunder or (y) assign such identified AXA Contract to Seller or one of its Affiliates designated by Seller to the extent such Contract was not used in the Business immediately prior to the Contract Date and is not necessary (including from an operational perspective) to conduct the Business following the Closing.

Section 5.7                                    Further Actions; Further Assurances.

(a)                                 Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.  Without limiting the covenants set forth in Section 5.4 but subject to Section 5.4(h), each such party shall, at or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

(b)                                 On and after the Closing Date, Parent, Seller and Purchaser shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put Purchaser and its Affiliates in full possession and operating control of MONY and the Business and to effect fully the separation of MONY and the Business from Seller.

Section 5.8                                    Expenses; Transition Planning.

(a)                                 Except as otherwise specifically provided in this Agreement or the Ancillary Agreements, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

(b)                                 Between the Contract Date and Closing, Parent, Seller and Purchaser shall cooperate to determine the format and timing of, and the electronic systems or other means of delivery of, periodic reports and data feeds that Purchaser would be required to provide to MLOA pursuant to the Administrative Services Agreement and MONY and MLOA would be required to provide pursuant to the Distribution Agreements.

(c)                                  Subject to compliance with Applicable Law (including applicable antitrust laws and regulatory restrictions), Seller and Purchaser shall, on or as promptly as practicable after the Contract Date, establish a joint migration and transition committee (the “Transition Committee”) comprising an equal number of representatives appointed by each party having the requisite skills, knowledge and experience to oversee and manage the implementation of Transition Services (as such term is defined in the Transition Services Agreement), including (i) developing detailed timetables and plans as to the steps each party shall take in relation to the Transition Services in order to (A) maintain the status quo Business as much as reasonably possible and ensure continuity and lack of disruption in servicing the Business and (B) support the timely migration of the Business to Purchaser in a state such that Purchaser will, no later than the time at which the obligation to provide any particular service under the Transition Services Agreement is terminated, be capable of operating and managing the Business in a competent and functional manner without the benefit of receiving such service under the Transition Services Agreement (the “Separation Plan”); and (ii) overseeing the performance of obligations under the Transition Services Agreement from and after the Closing (including performance charging and any extension or termination of Transition Services thereunder).  The Transition Committee shall be co-chaired by a representative of Seller and a representative of Purchaser (each such co-chair, a “Service Coordinator”), and shall meet in person at a mutually agreed-upon location (which may vary depending on the number and nature of the meetings), or through any other medium through which all participants in the meeting can hear each other, as frequently as the Transition Committee may reasonably determine.  Seller and Purchaser shall each bear its own costs associated with the establishment and operation of the Transition Committee.  Any decision made by the Transition Committee shall require the approval of at least one appointee of Seller and one appointee of Purchaser.

(d)                                 Purchaser and Seller shall ensure that the Transition Committee uses its commercially reasonable efforts to establish the Separation Plan as promptly as practicable and, in any event, within 90 days after the Contract Date.  The Separation Plan shall include timetables and plans relating to the following (in each case subject to, and in accordance with, the terms of this Agreement, the Transition Services Agreement and the other Ancillary Agreements):

(i)                                     Purchaser’s use of commercially reasonable efforts to administer the Business after the Closing in such a manner as to minimize the duration of any services provided by Seller or any of its Affiliates under the Transition Services Agreement without any material disruption to policyholders;

(ii)                                  the transfer to Purchaser of data and systems primarily related to the Business;

(iii)                               the replacement by Purchaser of any service provided by or on behalf of Seller or any of its Affiliates to MONY or the Business between December 1, 2012 and the Contract Date;

(iv)                              milestones and associated criteria for “go/no go” decisions, including appropriate data migration testing and associated acceptance criteria;

(v)                                 the implementation of safeguards to ensure minimal disruption to the parties’ ongoing businesses while services are being provided under the Transition Services Agreement;

(vi)                              ensuring appropriate levels of core and dedicated resources required to support the services to be provided under the Transition Services Agreement;

(vii)                           any other activities required to enable the parties to comply with their respective obligations under the Transition Services Agreement; and

(viii)                        testing and acceptance of services to be provided under the Transition Services Agreement.

(e)                                  Unless otherwise agreed upon by the parties, the parties shall direct all initial communications relating to the Separation Plan and the Transition Services Agreement to the Service Coordinators.  Either party may replace its Service Coordinator at any time by providing written notice of such replacement to the other party.  In the event a dispute arises with respect to the Transition Services Agreement or the Separation Plan or its implementation, the parties will conduct face to face or telephonic negotiations between the parties’ respective internal subject matter experts who serve on the Transition Committee, which negotiations shall be conducted within five Business Days following a written request from either party (“Level One Negotiations”).  The parties shall ensure that their respective members on the Transition Committee use their reasonable best efforts and work together in good faith to resolve any such disagreements or disputes as expeditiously as possible.  If the Transition Committee is unable to resolve the dispute within five Business Days after the parties have commenced Level One Negotiations, then either party may request face to face negotiations between the parties’ respective Service Coordinators, which negotiations shall be conducted within five Business Days of any such request (“Level Two Negotiations”).  If the Service Coordinators are unable to resolve the dispute within five Business Days after the parties have commenced Level Two Negotiations, either party may request face to face or telephonic negotiations between a senior executive of Seller and a senior executive of Purchaser, which negotiations shall be conducted within five Business Days after such request (“Level Three Negotiations”).  If such executives are unable to resolve the dispute within five Business Days after the parties have commenced Level Three Negotiations, any unresolved dispute arising out of the interpretation, performance, or breach of the provisions of this Agreement relating to the Transition Services Agreement or the Separation Plan may be resolved pursuant to Section 12.6 of this Agreement or Section 11.6 of the Transition Services Agreement, as applicable.

Section 5.9                                    Employee Matters.

(a)                                 Prior to the Closing, Parent and Seller shall or shall cause MONY to, undertake the actions specified in Annex B that by their terms are required to be effected or completed prior to the Closing and, after the Closing, Parent, Seller and Purchaser shall undertake the actions specified in Annex B that by their terms are required to be completed by each of them after the Closing.  After the Closing Date, but subject to the express provisions of Annex B, Purchaser shall cause MONY to continue to maintain the Business Employee Plans listed on Section 5.9(a) of the Seller Disclosure Letter (the “Section 5.9 Plans”) in accordance with their terms.  Prior to the Closing, Parent shall assume the responsibility for (i) each Business Employee Plan other than the Section 5.9 Plans, including each non-qualified benefit plan under which any employee or former employee of MONY or its Affiliates is eligible to receive benefits in respect of service with MONY or any of its Affiliates (the “Non-Qualified Benefit Plan Liabilities”) and (ii) the Liabilities accrued under any Section 5.9 Plan relating to any Consenting Participant who has agreed to have Parent assume such Liability (collectively with the Non-Qualified Benefit Plan Liabilities, the “Assumed Employee Plan Liabilities”).  Except for the Section 5.9 Plans (and with respect to such plans only to the extent described in this Section 5.9), neither Purchaser nor MONY shall have any obligation to, with respect to or under any Business Employee Plan, and shall not be obligated to assume or maintain any Business Employee Plan.  After giving effect to this Agreement (including Annex B), the only Business Employee Plans that MONY shall be required to maintain are the Section 5.9 Plans and the Split-Dollar Plan.

(b)                                 From and after the Closing, MONY shall continue to own the policies underlying the Split-Dollar Plan and provide the eligible participants with the benefits provided under the Split-Dollar Plan.  From and after the Closing, Parent or Seller shall or shall cause one of its Affiliates to administer such Split-Dollar Plan on behalf of MONY without any charge or Liability to Purchaser or MONY for such administrative services pursuant to an administrative services agreement between Purchaser or one of its Affiliates, on the one hand, and Seller or one of its Affiliates, on the other hand.

(c)                                  Prior to the Closing, Parent shall assume sponsorship of any and all Liabilities under each and any Business Employee Plan that is a defined benefit pension plan that is intended to be qualified within the meaning of Section 401 of the Code (the “Assumed Pension Plan”), and shall cause MONY to cease to be a participating employer in such Assumed Pension Plan on or before the Closing.  Parent shall take or cause to be taken any and all actions necessary or appropriate to cause Parent to be responsible for any obligation to contribute to or otherwise fund the Assumed Pension Plan and to pay all benefits and expenses with respect thereto.  Neither Purchaser nor any of its Affiliates (including MONY) shall have any obligation to fund or otherwise contribute to the Assumed Pension Plan or to pay any benefits or expenses with respect thereto from and after the Closing.

(d)                                 Prior to the Closing, Parent and Seller shall, or shall cause MONY to, take any and all actions necessary or appropriate to cease all accruals (including with respect to all Business Employees) as of the Closing Date under any non-qualified defined benefit pension plan in respect of which MONY is the sponsor and which is a Business Employee Plan.

(e)                                  On or prior to the fifth Business Day of each calendar month prior to the Closing and at and as of the Closing, Seller shall (i) update the Business Employee Schedule to add any individuals who become Business Employees after the Contract Date, remove any individuals who have ceased to be Business Employees after the Contract Date, and add or revise the other information with respect to the Business Employees, and deliver such updated information to Purchaser, and (ii) Seller shall update the Independent Contractor/Temp Schedule to add any individuals who become Contract Workers after the Contract Date, remove any individuals who have ceased to be Contract Workers after the Contract Date, and add or revise the other information with respect to the Contract Workers, and deliver such updated information to Purchaser.  Purchaser shall or shall cause MONY to offer employment to substantially all of the Business Employees whose principal place of employment is in Syracuse, New York (the “Syracuse Business Employees”).  Within sixty (60) days after the Contract Date, Purchaser shall provide to Seller a list of (i) those Syracuse Business Employees, if any, to whom neither Purchaser nor MONY intends to offer employment and (ii) the other Business Employees to whom Purchaser wishes to offer employment.  From the Contract Date through June 9, 2013, Parent and Seller shall allow, and cause each of its Affiliates to allow, Purchaser reasonable access to meet with and interview Business Employees during normal business hours and each of Parent and Seller shall provide, and cause its Affiliates to provide, reasonable cooperation and information to Purchaser as reasonably requested by

Purchaser with respect to its consideration and determination of to whom it will make, or cause an Affiliate to make, an offer of employment.  Any Business Employees who as of the Closing Date accept employment with Purchaser or its Affiliates on the Closing Date shall be considered “Transferred Employees” for purposes of this Agreement.  Parent, Seller and their Affiliates shall use their reasonable best efforts to assist Purchaser in its efforts to hire the employees receiving offers under this Section 5.9(e) and neither Parent nor Seller shall take, and each of Parent and Seller shall cause each of its Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with such efforts.  Parent and Seller shall cooperate with Purchaser in transferring the employment of all Transferred Employees from Parent, Seller or their applicable Affiliates to Purchaser or its Affiliates as of the Closing Date.

(f)                                   For a period ending on the earlier of the termination of such Transferred Employee’s employment with Purchaser and its Affiliates or the first anniversary of the Closing Date (the “Benefits Continuation Period”), each Transferred Employee shall be provided (i) a base wage or salary at a rate not less than the rate of such base wage or salary in effect on the Closing Date, (ii) an annual cash bonus opportunity to earn bonus and short-term incentive compensation that is no less than the amount paid to the Transferred Employee during the 12 month period immediately prior to the Closing and (iii) benefits (including pension, 401(k), severance and medical benefits) that are substantially comparable in the aggregate to those made available to employees of Purchaser and its Affiliates (other than MONY) with similar duties or responsibilities.  The provisions of this Section 5.9 shall not be construed or interpreted to restrict in any way Purchaser’s or MONY’s ability to amend, modify or terminate any employee benefit plan or any other plan made available to the Transferred Employees or to terminate any Transferred Employee’s employment at any time and for any reason.  For the avoidance of doubt, Purchaser shall be under no obligation to provide Transferred Employees with long term incentive awards, deferred compensation or equity-based compensation and such benefits and compensation shall not be required to be included in determining any Transferred Employee’s compensation.

(g)                                  If, after the Closing Date, (i) a Transferred Employee’s employment is terminated by Purchaser or its Affiliates as a result of job elimination during the Benefits Continuation Period under circumstances that would entitle a Transferred Employee to severance benefits as set forth in the Seller Severance Pay Plan (as defined below) on the Contract Date or (ii) Purchaser or an Affiliate of Purchaser fails to comply with Section 5.9(f) with respect to any Transferred Employee, such Transferred Employee shall be entitled to receive the greater of:

(A)                               severance benefits from Purchaser or its Affiliates equal to the severance benefits that the Transferred Employee would have received under the AXA Equitable Severance Policy as in effect on the Contract Date and made available to Purchaser on the Intralinks website promptly after the Contract Date (the “Seller Severance Pay Plan”), had the Seller Severance Pay Plan remained applicable to such Transferred Employee and taking into account the Transferred Employee’s service in accordance with Section 5.9(h), as well as the Transferred Employee’s service with Purchaser and its Affiliates (but paying all cash severance benefits in a lump sum, and without continued participation in Purchaser’s Employee Plans except to the extent required by Applicable Law); or

(B)                               the severance benefits to which the Transferred Employee is entitled under a severance plan or policy of Purchaser or its Affiliates, taking into account the Transferred Employee’s service in accordance with Section 5.9(h).

(h)                                 Purchaser shall, and shall cause MONY to, (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of MONY or Purchaser that any Transferred Employee is eligible to participate in immediately following the Closing to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Closing under the corresponding Seller Employee Plan or Business Employee Plan in which such Transferred Employee participated, (ii) use commercially reasonable efforts to provide each such Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Seller Employee Plan or Business Employee Plan immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements, subject to Seller’s provision of relevant information or documentation confirming the amount of such co-insurance, deductibles and similar expenses, and (iii) to the extent that any Transferred Employee is allowed to participate in any employee benefit plan of Purchaser, MONY or any of their respective Subsidiaries following the Closing, use commercially reasonable efforts to cause such plan to recognize the service of such Transferred Employee with Seller and its Affiliates prior to the Closing for purposes of eligibility to participate, vesting, paid time off entitlement and severance benefits to the same extent such service was recognized by Seller and its Affiliates under any similar Seller Employee Plan or Business Employee Plan in which such Transferred Employee participated immediately prior to the Closing; provided that the foregoing shall not apply (i) for purposes of benefit accruals under defined benefit pension plan(s) maintained by Purchaser or its Affiliates, and (ii) to the extent it would result in any duplication of benefits for the same period of service or a violation of Applicable Law.

(i)                                     With respect to matters described in this Section 5.9, Parent, Seller and Purchaser shall cooperate with respect to any written notices or other communication materials (including any postings to any website) to any Transferred Employees to be provided prior to the Closing.  Prior to the Closing, Parent and Seller shall provide Purchaser with reasonable access to Business Employees for purposes of Purchaser providing offers of employment and notices or other communication materials regarding the compensation and benefit plans and the matters described in this Section 5.9.

(j)                                    Parent and Seller shall remain responsible for and continue to pay, or cause to be paid, all medical, life insurance, disability and other welfare plan expenses and benefits for Transferred Employees with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing, in accordance with the terms of the Seller Employee Plans or Business Employee Plans, as applicable.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing shall be the responsibility of Purchaser and its Affiliates in accordance with the applicable terms of the plans of Purchaser and its Affiliates.  For purposes of this Section 5.9(j), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability begins; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.  Parent and Seller shall be responsible for all legally mandated continuation of health care coverage for all Business Employees, including Transferred Employees, and any of their covered dependents who experience a qualifying event on or prior to the Closing Date.  Purchaser shall be responsible for all legally mandated continuation of health care coverage for all Transferred Employees and any of their covered dependents who experience a qualifying event after the Closing.

(k)                                 Purchaser will credit each Transferring Employee with any accrued but unused paid time off to which such Transferred Employee is entitled immediately prior to the Closing Date under Seller’s policy, to the extent such accrual is treated as a liability on the Closing Statement.  Seller shall, at or prior to the Closing, deliver to Purchaser a list showing each Transferred Employee’s accrued but unused paid time off.

(l)                                     Parent, Seller and Purchaser shall cooperate in (a) making all filings required under the Code or ERISA and any Applicable Laws with respect to the Seller Employee Plans or Business Employee Plans that cover Transferred Employees, (b) implementing all appropriate communications with Business Employees, (c) maintaining and transferring appropriate records and (d) taking all such other reasonable actions as may be necessary and appropriate to implement the provisions of this Section 5.9.  After the Closing, to the extent permitted by Applicable Law, Parent, Seller and Purchaser shall cooperate fully with one another in providing records regarding the employment of, and the benefits provided to, all Transferred Employees.  Each of Parent and Seller shall not, and shall cause its Affiliates not to, dispose of, alter or destroy personnel files of the Transferred Employees until the later of (i) seven (7) years after the Closing Date, or (ii) the time specified in Seller’s record retention guidelines as in effect on the date hereof.  Parent and Seller shall also provide Purchaser with such information, including a description of the manner in which accruals under any such benefits are determined and any deductibles for medical expenses incurred during the current year, regarding the participation of each Transferred Employee in a Seller Employee Plan sufficient to allow Purchaser to understand the compensation and benefits made available to the Transferred Employee immediately prior to the Closing and to comply with its obligations in respect of the Transferred Employees pursuant to this Section 5.9.

(m)                             Parent, Seller and each of their Affiliates shall, after the date hereof and prior to the Closing, (i) provide any and all notices to, (ii) make any and all filings or registrations with, and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the transactions contemplated hereby.

(n)                                 This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, expressed or implied, is intended to confer upon any other Person (including any Transferred Employee or any other Business Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 5.9.  Without limiting the foregoing, no provision of this Section 5.9 will create any third party beneficiary rights in any Business Employee to be offered employment with Purchaser or MONY or in any Transferred Employee in respect of continued employment, compensation, benefits or any other matter.  Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit plan, policy, agreement or arrangement (including any Business Employee Plan or any other plan sponsored or maintained by Parent, Seller, Purchaser or any of their respective Subsidiaries or Affiliates).

Section 5.10                             Seller Trademarks; Announcement.  Except as expressly provided herein or in the Ancillary Agreements, in no event shall Purchaser or any of its Affiliates have any right to use, nor shall Purchaser or any of its Affiliates use, the Trademarks of Seller or its Affiliates, including the Trademarks set forth in Section 5.10 of the Seller Disclosure Letter (collectively, the “Seller Trademarks”), or any other mark that is confusingly similar to the Seller Trademarks, in any jurisdiction worldwide in which Seller’s rights in such Trademarks are valid and subsisting.

Section 5.11                             Use of MONY Name.

(a)                                 Notwithstanding Section 5.10, but subject to any requirements of Applicable Law, Seller grants, and shall cause its Affiliates to grant to Purchaser and MONY, on an “as is” and “where is” basis (without any warranty or condition, express, implied or statutory) a royalty-free, non-exclusive, non-sublicensable, non-assignable license to use the MONY name and marks set forth in Section 5.11 of the Seller Disclosure Letter (the “MONY Marks”) in the United States in connection with (i) servicing the existing business of MONY (“License”) during the two years immediately following the Closing Date (“Initial License Term”), but only to the same extent and manner that MONY used such MONY Marks to service such business immediately preceding the Closing Date; provided that Purchaser and MONY shall not use such MONY Marks for any marketing, solicitation or other similar activities, and (ii) publishing rates as may be required under the terms of the Split-Dollar Plan.  Such License shall automatically renew on the same terms for successive one (1) year terms (“Renewal Terms”, and, collectively, with the Initial License Term, the “License Term”), unless and until terminated by Seller pursuant to Section 5.11(d).

(b)                                 During the License Term, Purchaser shall, and shall cause MONY to, indicate in all published communications, including forms and websites, that the use of the MONY Marks is under license from Seller and its Affiliates.  Seller shall have the right to approve any such statement, provided that such approval shall not be unreasonably withheld, conditioned or delayed.

(c)                                  During the License Term, Seller shall have the right, upon its reasonable request and with reasonable advance notice, to review materials provided by MONY to policyholders or contractholders in order to ensure that MONY’s use of the MONY Marks does not extend beyond the limited scope of the rights described in this Section 5.11 and to monitor the validity and enforceability of the MONY Marks and the value of the goodwill associated therewith.

(d)                                 At any time during the License Term, Seller may terminate the License upon six months prior written notice in the event of a material, uncured breach by Purchaser or MONY of the License.  Seller may terminate the License for convenience (x) as of the last day of the Initial License Term; provided that notice of such termination is delivered to Purchaser at least six months prior to the last day of the Initial License Term, or (y) upon one (1) year prior written notice following the Initial License Term.  As promptly as practical following Closing, Purchaser shall provide to Seller a transition plan detailing the steps Purchaser intends to take to cease the use of the MONY Marks if the License expires or terminates.  After expiration or termination of the License and the change of MONY’s name as contemplated by this Section 5.11, Purchaser shall, and shall cause MONY to, promptly send a written statement to Seller confirming that MONY has destroyed all materials bearing the MONY Marks, including all stationery, business cards, signage and advertising materials.  Purchaser shall cause MONY to change its name to a name that does not include “MONY” by executing and filing within 30 days after its receipt of notice of termination or expiration of the License, all required amendments to constituent documents and licensure documentation with, and the applications and other filings necessary in order subsequently to obtain all required approvals with respect to such name change from, the proper Governmental Authorities.  Notwithstanding anything in this Agreement to the contrary, the right granted pursuant to clause (ii) of Section 5.11(a) shall survive any termination of the License pursuant to this Section 5.11(d).

Section 5.12                             License to MONY Software.  Effective as of the Closing Date, Purchaser hereby grants, and shall cause its Affiliates to grant, to Seller and its Affiliates a fully paid-up, royalty-free, non-exclusive, worldwide, perpetual, non-transferrable, irrevocable right and license to use, reproduce, modify, distribute, perform, and display the MONY Software and create derivative works from the MONY Software, in any and all media, whether now known or hereafter invented, in connection with the business of Seller and its Affiliates as conducted as of the Closing Date; provided that such license will be transferrable to a buyer of all or substantially all of such business of Seller. Parent, Seller and their Affiliates hereby assign all rights in such modifications and derivative works to Purchaser and promptly after the creation by Purchaser or any of its Affiliates of any derivative works or modifications to the MONY Software, Purchaser or its Affiliates, as applicable, shall deliver or make available to Seller and its Affiliates any such modifications and derivative works in a form reasonably requested by Seller and its Affiliates.

Section 5.13                             Non-Solicitation of Employees.  For a period of 24 months following the Closing Date:

(a)                                 without the prior written consent of Purchaser, neither Parent, Seller nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or otherwise contract for the services of any Transferred Employee; provided, however, that nothing in this Section 5.13(a) shall prohibit Seller or any of its Affiliates from soliciting, employing or contracting for the services of any Transferred Employee who has ceased to be employed by Purchaser or any of its Affiliates for a period of at least three months prior to the first contact by Seller or its Affiliates with such Transferred Employee;

(b)                                 without the prior written consent of Seller, but subject to the last sentence of this Section 5.13, none of Purchaser or any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or otherwise contract for the services of (i) any director, officer or employee of Seller or any of its Affiliates with whom Purchaser and its Affiliates first had contact or who (or whose performance) became known to Purchaser and its Affiliates in connection with the evaluation of the transactions contemplated by, the due diligence Purchaser and its Affiliates conducted in connection with, or the negotiation of or consummation of, this Agreement and the Ancillary Agreements, (ii) any employee of the Financial Protection and Wealth Management business unit of AXA Equitable Life Insurance Company who holds the title of “Director” or a more senior title or (iii) any employee of AXA Equitable Life Insurance Company who holds the title of “Executive Director” or a more senior title, and, in each case, is not a Business Employee (collectively, “Restricted Employees”); provided, however, that nothing in this Section 5.13(b) shall prohibit Purchaser or any of its Affiliates from soliciting, employing or contracting for the services of any such Person who has ceased to be employed by Seller or any of its Affiliates for a period of at least three months prior to the first contact by any of Purchaser or any of its Affiliates with such Person; and

(c)                                  without the prior written consent of Seller, none of Purchaser or any of its Affiliates shall, whether directly or indirectly, solicit or endeavor to entice or induce any Distributor to terminate any existing relationship with Seller or its Affiliates as a result of knowledge obtained by Purchaser and its Affiliates from the evaluation of the transactions contemplated by, the due diligence Purchaser and its Affiliates conducted in connection with, the negotiation of or consummation of, this Agreement and the Ancillary Agreements or the information about Distributors obtained from the Insurance Contracts.

Notwithstanding the foregoing, the restrictions on soliciting for employment any Person described in this Section 5.13 shall not restrict general advertisements and solicitations (including by third party recruiter contacts) or other broad-based hiring methods not specifically targeted or directed to Transferred Employees or Restricted Employees, as applicable.  Notwithstanding the foregoing or anything in this Agreement or any Ancillary Agreement to the contrary, between the Contract Date and expiration of the term or earlier termination of the Transition Services Agreement, Seller shall, and shall cause its Affiliates to, unless Seller reasonably determines in good faith that the Knowledgeable Employee (as defined below) in question is a key employee of, and has broad knowledge of the business and operations of, Parent and its Affiliates (other than with respect to the Business), (i) instruct any employee or independent contractor who performs or will perform, or who is involved or will be involved in providing, services under the Transition Services Agreement, or who otherwise has material knowledge about the Business or its operations (each, a “Knowledgeable Employee”) whose employment or engagement by Seller or such Affiliate will be terminated to discuss with Purchaser, and to the extent practicable give Purchaser a reasonable opportunity to discuss with such Knowledgeable Employee, the information such Knowledgeable Employee has with respect to the Business or the services such Knowledgeable Employee provides or is involved in providing under the Transition Services Agreement as part of such Knowledgeable Employee’s duties prior to exit and (ii) provide such Knowledgeable Employees with the contact information of the appropriate representative of Purchaser to discuss the possibility of Purchaser hiring or engaging such Knowledgeable Employee, in which case Purchaser and its Affiliates shall have the right in their sole discretion to hire or engage such Knowledgeable Employee on terms that are mutually acceptable to Purchaser and its Affiliates, on the one hand, and such Knowledgeable Employee, on the other hand (regardless of whether such Knowledgeable Employee’s employment or engagement was terminated less than three months prior to any contact between such Knowledgeable Employee and Purchaser or any of its Affiliates).

Section 5.14                             Relationships with Distributors and Contractholders.

(a)                                 From and after the Contract Date, each of Parent and Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly:  (i) solicit or endeavor to entice or induce any Distributor or other Person who has placed, marketed, sold, administered or provided services with respect to any Insurance Contract to alter its relationship with MONY or the Business, other than terminations for cause or for underperformance effected in the ordinary course of business consistent with past practice or consistent with the then-current practices that Seller and its Affiliates generally employ with respect to Persons who place, market, sell, administer or provide services with respect to the AXA US Life Business; (ii) solicit or endeavor to entice or induce any such Distributor or other Person to replace any Insurance Contract (or any insurance policy or other Contract issuable upon conversion of any such Insurance Contract) with a Contract issued by Parent, Seller, any of their respective Affiliates or any other Person; or (iii) target any Insurance Contract for replacement with a Contract issued by Parent, Seller, any of their respective Affiliates or any other Person (pursuant to any directed, programmatic or systematic exchange or replacement program or otherwise, and through the use of information or data of MONY, MLOA or the Business in the possession of Parent, Seller or any of its Affiliates); provided, however, that the restrictions in this Section 5.14(a) shall not restrict general marketing and solicitation activities (x) not specifically targeted or directed to such holders (as applicable) or (y) targeted or directed to holders of insurance policies and contracts not included in the Business regardless of whether such holders are also holders of Insurance Contracts; provided, further that for the avoidance of doubt the restrictions in this Section 5.14(a) shall not restrict Parent, Seller and its Affiliates from paying compensation to Distributors consistent with past practice or the then-current practices that Seller and its Affiliates generally employ with respect to Persons who place, market, sell, administer or provider services with respect to the AXA US Life Business.  For purposes of this Section 5.14, “AXA US Life Business” means the life insurance, annuity, investment or other Contracts written, issued or sold by Parent, Seller or any of their respective Affiliates in the United States, irrespective of whether Parent, Seller or any of their Affiliates has disposed of all or a material portion of such business, whether by means of a stock or asset sale, merger, reinsurance transaction, spin-off transaction, initial public offering or otherwise or whether all or any portion of such business continues to be owned by Parent, Seller or any their Affiliates.

(b)                                 From and after the Contract Date, each of Parent and Seller shall, and shall cause its Affiliates to:  (i) employ practices, policies and procedures (including with respect to the review and application of replacement suitability requirements to proposed replacements of Insurance Contracts) to prevent Distributors from soliciting or causing holders of Insurance Contracts to surrender (in whole or in part), exchange, replace, terminate or permit to lapse any Insurance Contract which practices, policies and procedures are substantially similar to the then-current practices, policies and procedures employed with respect to the surrender (in whole or in part), exchange, replacement, termination or lapse of Contracts included in the AXA US Life Business; and (ii) continue to enforce, to the same extent enforced with respect to the AXA US Life Business at such time, any and all of its rights (to the extent such rights exist and from whatever source derived) against any Distributor who or that solicits or causes any holder of an Insurance Contract to surrender (in whole or in part), exchange, replace, terminate or permit to lapse any such Insurance Contract.  In complying with its obligations under this Section 5.14(b), each of Parent and Seller shall, and shall cause its Affiliates to, apply levels of diligence and care that, when viewed in totality, are substantially consistent with the levels of diligence and care that Parent, Seller and their respective Affiliates apply in following such practices, policies and procedures, enforcing such rights and taking such actions with respect to the AXA US Life Business at such time.  Each of Parent and Seller shall, and shall cause its Affiliates to, upon Purchaser’s reasonable request, (A) provide to Purchaser and its Affiliates reasonable access such that Purchaser and its Affiliates may from time to time review such practices, policies, procedures, rights and actions, and their efficacy, and (B) except as prohibited by general privacy policies and Applicable Law, provide to Purchaser any periodic reports on replacement activity regarding the Insurance Contracts that are generated in the course of ordinary business.  From and after the Closing, Purchaser will have the right, upon not less than 10 days prior written notice and at its own expense, to conduct reasonable periodic inspections, during normal business hours, of all books and records maintained by the Affiliated Distributors relating to the servicing of the Insurance Contracts pursuant to the Distribution Agreements.  Parent and Seller shall, and shall cause their Affiliates to, permit Purchaser during normal business hours and upon reasonable advance notice and at its own expense, (1) to interview employees of Parent, Seller and their Affiliates to review compliance by Parent, Seller and their Affiliates with the covenants set forth in Section 5.2(e), this Section 5.14 and Section 12.1(b) and (2) if following such interviews Purchaser has a reasonable good faith basis to believe Parent, Seller and their Affiliates are not in compliance with such covenants, to audit their records to verify compliance with such covenants, but such audits may not be conducted more frequently than once every six months.

(c)                                  From and after the Contract Date and for so long as any Insurance Contract remains in-force, (i) Parent and Seller shall, and shall cause their Affiliates to, at any time pay commissions and other compensation and benefits to the Distributors with respect to the Insurance Contracts (including with respect to trail commissions with respect thereto and commissions with respect to Conversion Policies) that are, in the aggregate, no less favorable to the Distributors with respect to the Insurance Contracts than (A) the commissions and other compensation and benefits to which the Distributors would generally be entitled at such time after the Contract Date had the Insurance Contracts continued to retain their status as Contracts written by an Affiliate of Parent or Seller or included as part of the AXA US Life Business, (B) the commissions and other compensation and benefits applicable to comparable products issued, written or sold by the AXA US Life Business at such time and (C) the commissions and other compensation and benefits to which the Distributors are entitled under the terms of agreements between the Distributors and MONY or MLOA, as applicable; provided that the foregoing shall not require Parent, Seller, the Affiliated Distributors or any of their Affiliates to (x) pay commissions to the Distributors with respect to Conversion Policies that are in excess of the commissions received by the Affiliated Distributors from Purchaser pursuant to Section 5.14(e) less the margin retained by Seller and its Affiliates with respect to the comparable products issued, written or sold by the AXA US Life Business at such time, or (y) provide the Distributors with the same form or type of compensation or benefits with respect to the Insurance Contracts if it is prohibited from doing so under Applicable Law or its then-current policies and procedures with respect to compensation of distributors (provided that, unless and to the extent required by Applicable Law, such policies and procedures may not disadvantage or discriminate against the Insurance Contracts relative to the AXA US Life Business at such time); provided further that, in such event, Parent, Seller and its Affiliates shall promptly provide to the Distributors another form of compensation that is sufficient to compensate such Distributors for the full and fair economic value (as may reasonably be determined by application of Seller’s historical practice) of the compensation or benefits so proscribed under Applicable Law; and (ii) Parent and Seller shall cause their Affiliates to comply with their respective obligations under the Distribution Agreements.

(d)                                 Notwithstanding anything to the contrary in this Agreement (including Section 5.2(e)) or any Ancillary Agreement, and in addition to any rights granted to Purchaser and its Affiliates pursuant to any Ancillary Agreement, from and after the Closing Date, Purchaser shall have the right, acting on behalf of itself or any of its Affiliates (including MONY), or on behalf of MLOA pursuant to the Administrative Services Agreement, as the case may be, to:  (i) maintain the appointment of any Distributor to act as an insurance agent on behalf of MONY or MLOA, as applicable, or to appoint any Distributor to act as an insurance agent on behalf of Purchaser or any of its Affiliates, in each case for purposes of issuing to holders of Insurance Contracts replacement Contracts upon the exercise of any conversion rights contemplated under such Insurance Contracts and (ii) provide such information to any such Distributor as is necessary to enable such Distributor to offer the holder of any such Insurance Contract that includes a conversion right a new Contract written by MONY or by Purchaser or any of its Affiliates, or written by MLOA under the Administrative Services Agreement and reinsured to Purchaser under the MLOA Reinsurance Agreement, upon conversion of such Insurance Contract (each of the foregoing, a “Conversion Policy”), and to service such Conversion Policy; provided that Purchaser shall (x) pay any licensing and appointment costs to such Distributor associated with any additional licensing or appointment required to act as insurance agent for a Conversion Policy and (y) pay commissions to the applicable Affiliate Distributors for the placement of a Conversion Policy that are consistent with the commissions paid by Purchaser in accordance with Purchaser’s then-current practice.

(e)                                  Notwithstanding anything to the contrary in this Agreement (including Section 5.2(e)) or any Ancillary Agreement, from and after the Closing Date, Purchaser shall have the right to offer directly to any holder of an Insurance Contract that is at or near the end of its level-premium term period any enhancement or modification of the terms of such Insurance Contract (which enhancement or modification, for the avoidance of doubt, shall not include issuance of a new policy or contract); provided that Purchaser shall notify Seller of its intention to commence any program to offer such enhancements or modification to holders of such Insurance Contracts no later than 45 days prior to the start of any such program and such notice shall include reasonable detail as to the specific Insurance Contracts, or holders thereof, that will receive such offers and the schedule for contacting such holders; provided further that if the duration of such program is longer than six months, Purchaser shall deliver a new notice pursuant to this Section 5.14(e) with the detail specified above prior to continuing such program for longer than six months.  Purchaser may from time to time notify Seller that it proposes to commence any other program in response to complaints of holders of the Insurance Contracts to make direct offers to holders of Insurance Contracts for the enhancement or modification of Insurance Contracts in situations other than when they are at or near the end of the level-premium term period, if the commencement of such program would not reasonably be expected to impact the ability of Parent, Seller and their Affiliates to sell Contracts to such holders of the Insurance Contracts in the future in compliance with the terms of this Agreement.  If Purchaser proposes to commence any such additional program, Seller shall consider the proposed commencement of such additional program in good faith; provided that Purchaser may commence any such program only with the express approval of Seller, and Seller may not unreasonably withhold, condition or delay its approval of such proposal.

(f)                                   Nothing set forth in this Agreement shall prohibit Seller or any of its Affiliates from engaging in marketing and selling to the holders of Insurance Contracts so long as such marketing and selling is not targeted specifically at holders of Insurance Contracts and is part of a broader marketing and selling program undertaken by Seller or any of its Affiliates in which the holders of Insurance Contracts constitute no more than 33% the recipients of such marketing and selling program when considered in the aggregate, measured over the duration of such program, and Parent, Seller and their Affiliates otherwise comply with Section 5.2(e), this Section 5.14 and Section 12.1.

Section 5.15                             Notifications.  Prior to the Closing, each party shall promptly notify the other of the occurrence, to the Knowledge of Seller or to the Knowledge of Purchaser, as applicable, of:  (a) any event that would reasonably be expected to result in any of the conditions set forth in Article VII or Article VIII, as applicable, not being capable of being fulfilled by the Outside Date; (b) any written notice received by such party from a Governmental Authority seeking to restrain or prohibit the transactions contemplated by this Agreement; or (c) the commencement of any material Action against such party that would adversely affect the ability of such party to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.  The delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  A breach of this Section 5.15 shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article VII or Article VIII or give rise to a right of termination under this Agreement if the matter with respect to which notice was required to be provided under this Section 5.15 would not result in the failure of the conditions set forth in Article VII or Article VIII to be fulfilled or the right to terminate this Agreement, as the case may be.

No failure to give any notification pursuant to this Section 5.15 shall result in any party hereto having any additional rights to indemnification under this Agreement.

Section 5.16                             Investment Assets.

(a)                                 From the Contract Date to the Closing Date, Parent and Seller shall cause MONY not to make any new investments in any securities or other investments of the types identified on Schedule 5.16.

(b)                                 At the Closing, MONY shall sell to a third party or transfer to Seller or one of its Affiliates, in each case for cash at a purchase price equal to the statutory book value of such asset determined in accordance with the Applicable Accounting Principles, each of its investment assets that is an Excluded Investment.

(c)                                  In the event that the amount of the cash dividend contemplated as part of the Pre-Closing Transactions exceeds the amount of cash then held by MONY, Parent and Seller shall consult with Purchaser with respect to the selection of assets of MONY that will be sold to a third party or an Affiliate of Seller for cash in order to provide funds to pay such dividend, and shall comply with any reasonable instructions of Purchaser in the identification and sale of such assets.

Section 5.17                             Resignations.  At or prior to the Closing, Seller shall deliver to Purchaser letters of resignation, effective as of the Closing, of all of the officers and directors of MONY, except for the officers and directors designated in writing by Purchaser at least two Business Days prior to the Closing.

Section 5.18                             Books and Records.  At the Closing, Parent and Seller shall cause all Books and Records in the possession of Seller or any of its Affiliates to be delivered to Purchaser (or a Person designated by Purchaser) in the manner (and in the case of physical Books and Records, at the location(s)) reasonably requested by Purchaser, in all cases to the extent not located at an office of MONY, subject to the following exceptions:

(a)                                 Purchaser recognizes that certain Books and Records may contain incidental information that relates to MONY or the Business but relates primarily to businesses of Seller other than the Business, and that Seller may retain such Books and Records if it provides copies of the relevant portions thereof to Purchaser; and

(b)                                 Subject to Section 12.2(b), Seller may retain all Books and Records prepared in connection with the sale of the Business, including bids received from other parties and analyses relating to the Business.

Section 5.19                             Financial Information.

(a)                                 As promptly as practicable, but in any event within the time periods required under Applicable Law, Parent and Seller shall cause MONY and MLOA to file with the Department, the Arizona Department of Insurance and any other relevant insurance regulatory authority (collectively, the “Insurance Departments”), as applicable, statutory statements of each of MONY and MLOA with respect to each calendar quarter and each calendar year that ends between the Contract Date and the Closing Date, which shall be prepared in accordance with the relevant Applicable Accounting Principles, consistently applied, and Applicable Law (“Interim Period Statutory Statements”).  Parent or Seller shall deliver to Purchaser true, complete and correct copies of all Interim Period Statutory Statements and any other financial information filed with or submitted to any Insurance Department, as promptly as practicable and in any event within three Business Days following any such filing or submission.

(b)                                 Between the Contract Date and the Closing Date, Parent or Seller shall promptly provide, and shall cause MONY and MLOA promptly to provide, reasonable cooperation in connection with (i) the filing by Purchaser or any of its Affiliates of any registration statement or other document under the Securities Act; (ii) the satisfaction by Purchaser or any if its Affiliates of any of its reporting obligations under the Exchange Act; or (iii) the preparation of any prospectus, private placement memorandum or other offering document to be used in connection with any public offering, private placement or other financing transaction of Purchaser or any of its Affiliates, in each case as may be reasonably requested by Purchaser and to the extent such cooperation relates to information regarding any pre-Closing period of MONY or the Business, including by:

(i)             preparing and furnishing to Purchaser, as promptly as practicable but:

1.                                      no later than (A) May 1, 2013, the audited consolidated balance sheet and statements of earnings, comprehensive income, cash flows and changes in stockholder’s equity of MONY, and the accompanying notes to consolidated financial statements of MONY, in each case prepared in accordance with GAAP, as of and for the year ended December 31, 2012, and accompanied by the unqualified opinion of PricewaterhouseCoopers, LLP, the independent accountant of Seller (the “Independent Auditor”);

2.                                      no later than 75 days after the last day of the fiscal quarterly period ending on or after March 31, 2013 and before the

Closing Date that is deemed by Purchaser to be the last day of the fiscal year-to-date period for which interim consolidated financial statements  and pro forma combined financial information are required to be filed or furnished pursuant to the Exchange Act (or any rules and regulations thereunder), (x) the unaudited interim consolidated balance sheet and statements of earnings, comprehensive income, cash flows and changes in stockholder’s equity of MONY, and the accompanying notes to interim consolidated financial statements of MONY, as of the last day of and for such fiscal year-to-date period and the comparable fiscal year-to-date period of the prior year and (y) the financial information and data necessary to assist Purchaser in preparation of the pro forma combined balance sheet and income statements, and the related notes to pro forma combined financial information, as of the last day of such fiscal year-to-date period and for the most recent fiscal year and such fiscal year-to-date period; and

(ii)          using commercially reasonable efforts to prepare and furnish to Purchaser upon its reasonable request and with reasonable advance notice any other audited or unaudited financial statements, audit reports or other financial information or data with respect to pre-Closing periods of MONY or the Business available to Seller or Parent.

(c)                                  Following the Closing and until the first anniversary thereof, upon Purchaser’s reasonable request, each of Parent and Seller shall, and shall cause MLOA to, use its commercially reasonable efforts to, as promptly as practicable, assist Purchaser and its Affiliates in the preparation of any financial information about the Business or MONY that relates to pre-Closing periods and is reasonably deemed by Purchaser or any of its Affiliates to be necessary or appropriate to be included in (i) any item to be filed with or submitted to any Insurance Department, (ii) any document to be filed with or furnished to the Securities and Exchange Commission by Purchaser or any of its Affiliates pursuant to the requirements of the Securities Act or the Exchange Act (or any rules and regulations thereunder) or (iii) any prospectus, private placement memorandum or other offering document to be used in connection with any public offering, private placement or other financing transaction of Purchaser or any of its Affiliates, including by providing to Purchaser, no later than 20 days after the last day of each fiscal quarterly period ending between the Closing Date and the first anniversary of the Closing Date, the unaudited interim consolidated revenues and net income of MONY and the financial information and data necessary to assist the Purchaser in preparation of the proforma combined revenues and net income of the Business for the fiscal quarterly and year-to-date period of the prior year;

(d)                                 Each of Parent and Seller shall use its commercially reasonable efforts to cause the Independent Auditor to provide assistance to Purchaser and its Affiliates in connection with the preparation and delivery of the financial statements and any other financial information referred to in this Section 5.19, including by causing the Independent Auditor to provide consents to Purchaser and its Affiliate to use their audit reports relating to any such financial statements and other financial information and to provide customary “comfort letters” if so requested by Purchaser in connection with any financing transaction.

(e)                                  Purchaser shall reimburse Seller and Parent for any reasonable costs incurred by Seller or Parent in connection with their compliance with this Section 5.19.

Section 5.20                             Sublease.  If requested by Purchaser within 60 days after the Contract Date, Seller and Purchaser shall negotiate in good faith a sublease of premises at AXA Towers, 100 Madison St, Syracuse, New York on terms and conditions reasonably acceptable to Seller and Purchaser.

Section 5.21                             Parent’s Obligations.

(a)                                 From and after the Contract Date, Parent shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Purchaser, take any action that would cause the Consolidated Net Worth of Parent immediately after giving effect to any such action to be less than the greater of (i) the Minimum Consolidated Net Worth as of such date and (ii) the Minimum Indemnification Reserve Amount as of such date, including declaring or paying any dividend or making any distribution (whether in cash, securities or other property) to any Person other than Parent or any Subsidiary of Parent that is a parent company of the entity making such dividend or distribution.

(b)                                 If as a result of Parent or one of its Subsidiaries guaranteeing or otherwise agreeing to, or suffering to exist any guarantee or agreement to, support any obligation of any of their respective Affiliates (other than Parent or any of its Subsidiaries), including any such guarantee or support provided on a contingent basis or pursuant to any pledge of assets, derivative instrument or agreement to provide collateral, Parent at any time violates the covenant forth in Section 5.21(a), then either, in the sole discretion of the Guarantor (but subject to the requirement that one of the following options be implemented promptly), Parent shall cause (i) the Guarantor to execute and deliver the Guarantee or (ii) an Affiliate of Parent that is reasonably acceptable to Purchaser to execute and deliver a Novation Agreement.

(c)                                  At any time as may be reasonably requested by Purchaser, Parent shall deliver to Purchaser a written certification of its Chief Financial Officer, in a form reasonably acceptable to Purchaser, to the effect that Parent is and has been in compliance with this Section 5.21, and any other information relating to Parent and its Subsidiaries that is reasonably requested by Purchaser to confirm Parent’s ongoing compliance with this Section 5.21.

(d)                                 The obligations and restrictions contemplated by this Section 5.21 shall cease upon (i) the execution and delivery at any time by AXA S.A. or its successor (the “Guarantor”), or by any Person that is then the ultimate parent entity of Parent, to Purchaser of a guarantee substantially in the form attached as Exhibit G (the “Guarantee”) accompanied by a copy (redacted to the extent necessary) of the minutes by the Conseil d’Administration (Board of Directors) of the Guarantor specifically authorizing the Guarantee in accordance with article L.225-35 of the French commercial code (Code de Commerce) or (ii) the execution and delivery at any time by an Affiliate of AXA S.A. that is reasonably acceptable to Purchaser of a novation agreement in a form reasonably acceptable to Purchaser pursuant to which such Affiliate of AXA S.A. expressly agrees to assume all of the obligations of Parent under this Agreement and any Ancillary Agreement to which Parent is a party (including the obligations of Parent under this Section 5.21) (a “Novation Agreement”); provided that if, at any time and from time to time after the Guarantee has been executed and delivered, (x) the obligations under Clause 2.1 of the Guarantee have ceased to be in full force and effect because Parent has ceased to be a subsidiary of the Guarantor (within the meaning of article L.23-35 of the French commercial code (Code de Commerce)) (as contemplated by Clause 2.2(a) of the Guarantee), and (y) any Affiliate of Parent reasonably acceptable to Purchaser has not delivered to Purchaser a guarantee of the Guaranteed Obligations (as defined in the Guarantee) upon terms no less favorable, in all material respects, to Purchaser than the Guarantee (a “Successor Guarantee”), then the obligations of Parent pursuant to this Section 5.21 shall be reinstated until either, in the sole discretion of the Guarantor, (1) the execution and delivery of a Successor Guarantee or (2) the execution and delivery of a Novation Agreement by an Affiliate of AXA S.A. that is reasonably acceptable to Purchaser.

Section 5.22                             Section 5.22 Contracts.  From and after the Contract Date, each of Parent and Seller shall, and shall cause each of its Affiliates to, use reasonable best efforts to keep in full force and effect the Contracts listed on Section 5.22(a) of the Seller Disclosure Letter and not to amend, modify, terminate, limit, expand or otherwise alter any such agreement without Purchaser’s prior written consent.  From and after the Contract Date until the Closing, each of Parent and Seller shall, and shall cause each of its Affiliates to, use reasonable best efforts to keep in full force and effect the Contracts listed on Section 5.22(b) of the Seller Disclosure Letter and not to amend, modify,

terminate, limit, expand or otherwise alter any such agreement without Purchaser’s prior written consent.   From and after the Contract Date, each of Parent and Seller shall not, and shall cause each of its Affiliates not to, subject to the terms of the next sentence, initiate or, without the prior written consent of Purchaser (which consent may not be unreasonably withheld, conditioned or delayed), consent to or permit any amendment, modification, termination or limitation of any Contract that is listed on Section 5.22(c) of the Seller Disclosure Letter, or that is listed on Section 5.22(b) of the Seller Disclosure Letter and includes as a party thereto any Affiliate of Parent other than MONY or MLOA, if such amendment, modification, termination or limitation would (i) materially reduce any amounts paid to MONY or MLOA pursuant to administrative, distribution or other service arrangements in place with any Trust (as defined below) or (ii) would materially and adversely affect the terms on which the Funds (as defined below) of any such Trust are available for investment under the Insurance Contracts, including by (x) making any such Fund unavailable for investment under the Insurance Contracts, (y) materially reducing the services provided by the Trust and its Affiliates to MONY or Purchaser (on behalf of the MLOA under the Administrative Services Agreement) or the Separate Accounts, or (z) making administrative changes that would materially increase the cost to MONY, MLOA or Purchaser of administering Insurance Contracts offering such Fund as an investment option; provided that upon reasonable advance written notice by Parent, without the consent of Purchaser, Parent, Seller and their Affiliates may liquidate, terminate, merge or otherwise combine Funds managed by an Affiliate of Parent or Seller.  Notwithstanding the foregoing, the parties agree that any actions initiated by the Board of Trustees of an investment vehicle or investment option offered in the Separate Accounts shall not be subject to any right of Purchaser to consent to, or be consulted with respect to, such action, except to the extent MONY or MLOA has a right to consent to, or be consulted with respect to, such action.  As used herein, the term “Trust” means any variable investment trust or other investment vehicle that is offered as an investment option in the Separate Accounts with respect to the Insurance Contracts, and “Fund” means any portfolio of such a Trust.

Section 5.23                             Mortality Table.  As promptly as practical following the Contract Date, Seller shall provide Purchaser with a copy of the ELAS08 Mortality Table (the “Mortality Table”).  The Mortality Table will be provided solely for the purposes of Purchaser’s use in providing reserve information to MLOA in accordance with the Administrative Services Agreement, financial reporting as required by Applicable Law and regulatory compliance with respect to the Business.  The Mortality Table may not be used by Purchaser except as is reasonably necessary in connection with the purposes set forth in the preceding sentence, shall be treated as confidential under Section 5.3 of this Agreement, and may only be used in conformity with all Applicable Laws, including Applicable Laws relating to competition.  In furtherance of the last clause of the preceding sentence, the parties shall reach an agreement on how to share any commercially sensitive information contained in such Mortality Table in a manner consistent with Applicable Law, including relating to competition.  Annually for 5 years after the Closing Date, on or about the anniversary of the Closing, any of those persons identified in Section 1.1(bbb) of the Purchaser Disclosure Letter (or an individual then holding an equivalent position with Purchaser) shall certify in writing to Parent that Purchaser remains and has remained in compliance with this covenant.  Notwithstanding anything in this Agreement to the contrary, the confidentiality restrictions of the Confidentiality Agreement shall govern Purchaser’s obligations with respect to the Mortality Table and, to that extent, shall continue as if such agreement was in full force and effect following the Closing and following the termination date specified therein.

ARTICLE VI

TAX MATTERS

Section 6.1                                    Parent’s and Seller’s Responsibility for Taxes.  Parent and Seller jointly and severally shall bear and pay, reimburse, indemnify and hold harmless Purchaser from and against any and all Losses (net of the amount of any reduction in Taxes attributable to the item giving rise to such Losses, either as realized or on a to-be-agreed-upon present value basis, and after adjustment for amounts otherwise taken into account in determining the Adjusted Statutory Book Value) attributable to (a) Taxes attributable to any Pre-Closing Tax Period imposed on MONY or with respect to the MLOA Business, (b) Taxes arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law by virtue of MONY having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (c) Taxes imposed by reason of MONY having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, (d) Taxes arising from or attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.19, other than Taxes arising as a result of an action taken by Purchaser after the Closing, and other than an action taken by Purchaser as a result of  an audit or other examination by a Taxing Authority, conducted as provided in Section 6.5, (e) Taxes arising from or attributable to any breach of any Tax covenant under this Agreement, (f) Taxes arising from or attributable to the Pre-Closing Transactions, in each case, other than (i) Taxes imposed as a result of any transaction that occurs on the Closing Date after the Closing and (ii) Taxes arising as a result of Purchaser’s making or causing to be made, without the prior written consent of Seller, any election under Section 338 of the Code (or any similar provision of state, local or foreign law) in respect of MONY.  With respect to any Straddle Period, items of income, gain, loss and deduction shall be apportioned between the Pre-Closing Period and the remaining portion of such Tax year or period on the basis of a closing of the books as of the end of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the remaining portion of such Tax year or period in proportion to the number of days in each period.  Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 10.5 shall not apply to this Section 6.1.

Section 6.2                                    Purchaser’s Responsibility for Taxes.  Purchaser shall bear and pay, reimburse, indemnify and hold harmless Seller and its Affiliates from and against all liabilities for Taxes imposed on MONY (after adjustment for amounts otherwise taken into account in determining Adjusted Statutory Book Value) (i) resulting from an action taken by Purchaser on the Closing Date after the Closing outside the ordinary course of business or (ii) which relate to a Post-Closing Tax Period.

Section 6.3                                    Refunds; Post-Closing Date Losses.  Except as otherwise provided in this Section 6.3, Seller shall be entitled to receive and retain any refund or other reimbursement in respect of Taxes of MONY paid for any Pre-Closing Tax Period.  Purchaser shall promptly (a) notify Seller of the receipt of any refund or other reimbursement to which Seller is entitled hereunder and (b) pay over such refund or other reimbursement (net of any costs, including any Taxes, attributable to the receipt of such refund or other reimbursement) to Seller.  Neither Purchaser nor MONY shall carryback to a Pre-Closing Tax Period any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) commencing after the Closing Date; provided, however, that if Purchaser is required under Applicable Law to carryback any such item and is not permitted by Applicable Law to waive such carryback, Parent and Seller shall, reasonably and in good faith (taking into account potential benefits and detriments to Seller, Purchaser and their respective Affiliates), consider any request by Purchaser to amend a Tax Return filed by or with respect to MONY with respect to a Pre-Closing Tax Period (or take any other action reasonably required) in order to claim a Tax refund or other reimbursement attributable to such carryback and will pay to Purchaser the net Tax benefits actually received by Parent, Seller or any of their Affiliates that are associated with such carryback (as determined taking into account (i) any costs, including any Taxes, attributable to the receipt of such refund or other reimbursement and (ii) the effect of such carryback on the Tax attributes of Parent, Seller and their Affiliates and any limitations on use of those attributes).  In the event that any such Tax refund or other reimbursement is subsequently contested by any Tax Authority, such contest shall be handled in accordance with the procedures in Section 6.5.  Any additional Taxes resulting from the contest shall be indemnified in accordance with Section 6.1.  Purchaser shall be entitled to all other refunds of Taxes (including interest received thereon from a relevant taxing authority) in respect of any Taxes of MONY and Parent or Seller shall pay such amounts to Purchaser if such amounts are received by Parent, Seller or any of their respective Affiliates (net of any costs, including any Taxes, attributable to the receipt of such refund or other reimbursement).

Section 6.4                                    Tax Returns.

(a)                                 Seller shall be responsible for preparing (i) all state income or franchise Tax Returns of MONY that relate to Tax periods ending on or prior to the Closing Date or (ii) Tax Returns that are Consolidated or Combined Returns.  Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to MONY prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed by Seller and Purchaser. With respect to any such Tax Return described in clause (i) of the first sentence of this Section 6.4(a) that is due (taking into account extensions) after the Closing Date, Seller shall provide Purchaser a copy of such Tax Return for Purchaser’s review and signature (which shall not be unreasonably withheld, conditioned or delayed) not later than twenty Business Days prior to the due date for filing such Tax Return.

(b)                                 Purchaser shall be responsible for preparing and filing all other Tax Returns relating to the business or assets of MONY; provided, however, that in the case of any such Tax Return with respect to a Pre-Closing Tax Period or a Straddle Period, not later than twenty Business Days prior to the due date for filing such Tax Return by Purchaser, Purchaser shall provide Seller with a copy of relevant portions of the draft of such Tax Return for Seller’s approval.

(c)                                  Without the prior written consent of Seller, Purchaser shall not, and shall not permit any of its Affiliates to, amend any Tax Returns or make or change any Tax elections or accounting methods, in each case with respect to MONY, relating to a Pre-Closing Tax Period or a Straddle Period, except to the extent required by applicable Tax law.  Upon a determination by Purchaser or any such Affiliate that such amendment or making or changing of any Tax elections or accounting methods is so required, Purchaser shall promptly notify Seller of such determination.

(d)                                 In the event of any disagreement between Purchaser and Seller regarding any Tax Return furnished to the other for approval under Section 6.4(a) or Section 6.4(b) that cannot be resolved by the fifteenth Business Day prior to the due date for such Tax Return, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Purchaser and Seller (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final.  The fees and expenses of the Tax Accountant shall be borne equally by Purchaser and Seller.  If the Tax Accountant does not resolve any differences between Purchaser and Seller with respect to such Tax Return at least five Business Days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for filing such Tax Return and amended to reflect the Tax Accountant’s resolution.

Section 6.5                                    Tax Contests.

(a)                                 Purchaser shall notify Seller within twenty Business Days after receipt by Purchaser or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes for which Seller or its Affiliates may be responsible under Section 6.1 (“Tax Matters”) provided that Purchaser’s failure to so notify Seller shall not limit Purchaser’s rights under this Article VI except to the extent Seller is materially prejudiced by such failure.  Parent and Seller shall promptly notify Purchaser in writing upon receipt by Parent, Seller or any of their respective Affiliates of notice of any Tax audits, examinations or assessments that could give rise to Taxes of or with respect to MONY.

(b)                                 Seller shall have the right to represent MONY’s interest in any Tax Matter for any taxable period that ends on or prior to the Closing Date and to employ counsel of its choice at its expense; provided, however, that if such Tax Matter could reasonably be expected to increase the Tax liability of Purchaser, MONY or any of Purchaser’s Affiliates in any Post-Closing Tax Period, Seller shall (w) notify Purchaser of significant developments with respect to any such Tax Matter and keep Purchaser reasonably informed and consult with Purchaser as to the resolution of any issue that would materially affect Purchaser or any such Affiliate, (x) give to Purchaser a copy of any Tax adjustment proposed in writing with respect to such Tax Matter and copies of any other written correspondence with the relevant taxing authority relating to such Tax Matter, (y) not settle or compromise any issue in a manner that would reasonably be expected to increase Taxes payable by MONY or by Purchaser or any of its Affiliates with respect to the MLOA Business in any Post-Closing Tax Period without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and (z) otherwise permit Purchaser to participate in all aspects of such Tax Matter, at Purchaser’s own expense.

(c)                                  In the case of a Straddle Period or Post-Closing Tax Period, Purchaser shall have the sole right to control all Tax audits of MONY; provided, however, that if such tax audit could give rise to a liability for which Parent or Seller is responsible under Section 6.1, Purchaser shall (w) notify Seller of significant developments with respect to any Tax audits, examinations or proceedings that could give rise to a Liability for which Parent or Seller is responsible under Section 6.1 and keep Seller reasonably informed and consult with Seller as to the resolution of any issue that would materially affect Seller, (x) give to Seller a copy of any Tax adjustment proposed in writing with respect to such Tax audit, examination or proceeding and copies of any other written correspondence with the relevant taxing authority relating to such Tax audit, examination or proceeding, (y) not settle or compromise any issue in a manner that would reasonably be expected to increase Taxes indemnifiable by Parent or Seller under Section 6.1 without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and (z) otherwise permit Seller to participate in all aspects of such Tax audit, examination or proceeding, at Seller’s own expense.

(d)                                 Purchaser shall have the sole right to control all Tax audits of MONY not described in subsection (b) or (c) of this Section 6.5.

Section 6.6                                    Books and Records; Cooperation.  Purchaser, Parent and Seller shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 6.7                                    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid one-half by Purchaser and one-half by Seller when due, and Seller or Purchaser, as the case may be, will, at its own expense, file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes and fees, and, if required by Applicable Law, Purchaser and Seller, as the case may be, will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation required to be filed by the other.

Section 6.8                                    Tax Treatment of Indemnity Payments.  To the extent permitted under applicable Tax law, the parties agree to treat any indemnity payment made under this Article VI, Article X or Annex B as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

Section 6.9                                    Termination of Intercompany Tax Sharing Agreements.  Prior to the Closing, all Tax sharing agreements between MONY, on the one hand, and any member of the Seller Group, on the other hand, shall be terminated with respect to MONY and MONY will have no liability under any such agreement after the Closing.  The parties to any such Tax sharing agreements shall, on or prior to the Closing Date, pay in cash all known obligations thereunder.  Parent and Seller shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns (except for powers of attorney governing Taxes or Tax Returns which Seller is entitled to control pursuant to this Article VI) to which MONY is a party to be terminated as of the Closing.

Section 6.10                             Certain Consolidated Return Elections.  Parent shall (i) not make an election to reattribute to Parent, Seller or any of their respective Affiliates any Tax attributes of MONY pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(B) or (C) and (ii) make an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A), in form and in substance reasonably acceptable to Purchaser, to reduce all or a portion of Seller’s basis in the stock of MONY if and to the extent that the failure to make such an election would result in attribute reduction pursuant to Treasury Regulation Section 1.1502-36(d).  Seller shall deliver to Purchaser a copy of any election described in this Section 6.10, together with any relevant attachments, worksheets and calculations prepared in connection therewith, on or prior to the due date of the U.S. federal Income Tax Consolidated or Combined Return for the year in which such election is made.

Section 6.11                             Miscellaneous.

(a)                                 Except as otherwise provided for in this Agreement, all rights and obligations of the parties with respect to Taxes attributable to the MLOA Business shall be as provided in, and shall be governed by the terms of, the MLOA Reinsurance Agreement.

(b)                                 To the extent of any inconsistency or duplication between this Article VI and Article X, this Article VI shall control as to matters relating to Taxes.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller and Parent to indemnify and hold harmless Purchaser Indemnified Parties pursuant to this Article VI shall terminate on the later of three months after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) with respect to the Tax liabilities in question or 60 days after the final administrative or judicial determination of such Tax liabilities, except for any indemnity obligations as to which a claim has been made before the expiration of the applicable period.

(d)                                 Should it be necessary, equitable adjustment will be made to prevent duplicate recovery for indemnification with respect to the same item.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by Applicable Law:

Section 7.1                                    Representations, Warranties and Covenants.

(a)                                 Each of Parent and Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

(b)                                 the representations and warranties of Parent and Seller contained in (i) Article III of this Agreement other than Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.27 (the “Seller Fundamental Representations”) (without giving effect to any limitations as to “materiality” or “Business Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date), except where all failures to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and (ii) the Seller Fundamental Representations shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date); and

(c)                                  Purchaser shall have received a certificate signed by a duly authorized officer of each of Parent and Seller to the effect that the foregoing conditions have been satisfied.

Section 7.2                                    Other Agreements.  Each of Parent, Seller and their applicable respective Affiliates shall, subject to the proviso in Section 7.3, have executed and delivered each Ancillary Agreement to which it is a party, including the MLOA Reinsurance Agreement, the MLOA Trust Agreement, the Administrative Services Agreement, the Transition Services Agreement and the Distribution Agreements; provided that the inclusion of this condition to Purchaser’s obligations under this Agreement shall not limit or otherwise affect Parent’s and Seller’s obligations to execute and deliver, and cause their applicable Affiliates to execute and deliver, each such Ancillary Agreement (including the MLOA Reinsurance Agreement) pursuant to Section

 2.3 and Section 2.4, or any remedy available to Purchaser or any of its Affiliates in the event that Parent or Seller fails to perform any such obligation; provided further that this condition shall be deemed to have been satisfied if the sole reason for its failure to be satisfied is the failure of the applicable Affiliates of Seller and Parent to have executed the ABS Agreement or any agreement pursuant to which the Pre-Closing Transactions identified in item 14 of Annex A will be effected, if the parties have mutually agreed on (and each party shall cooperate and negotiate in good faith to arrange for, and may not unreasonably withhold, condition or delay its agreement with) an alternative to such Pre-Closing Transactions that would replicate as closely as possible the economic substance of such Pre-Closing Transactions and, with respect to the ABS Agreement, the operational continuity to conduct the Business immediately following the Closing and service standards contemplated by the ABS Agreement, with only such deviations from such economic substance and, with respect to the ABS Agreement, operational continuity and service standards, as would not be materially adverse to Purchaser relative to the economic substance and, with respect to the ABS Agreement, the operational continuity and service standards, of such contemplated agreement or Pre-Closing Transactions.

Section 7.3                                    Governmental and Regulatory Consents and Approvals.  The consents and approvals of Governmental Authorities required in connection with the transactions contemplated by this Agreement, including those listed in Section 7.3 of the Purchaser Disclosure Letter, shall have been obtained without the imposition of a Burdensome Condition with respect to Purchaser, and such consents and approvals shall be in full force and effect; provided that this condition and the condition in Section 7.2, shall be deemed to have been satisfied if the sole reason for its failure to be satisfied is the failure to obtain or to have in full force and effect one or more consents or approvals of Governmental Authorities required in order to effect any Pre-Closing Transaction identified in items 7 through 14 of Annex A, or in order for Parent, Seller and their respective Affiliates to execute and deliver any Ancillary Agreement required to give effect to any such specified Pre-Closing Transaction, if the parties have mutually agreed on (and Purchaser shall cooperate and negotiate in good faith with Seller to arrange for, and Purchaser may not unreasonably withhold, condition or delay its agreement with) an alternative to such Pre-Closing Transaction that would replicate as closely as possible the economic substance of such Pre-Closing Transaction (including with respect to any Liability arising from the failure to effect such Pre-Closing Transaction), and, with respect to the ABS Agreement, the operational continuity to conduct the Business immediately following the Closing and service standards contemplated by the ABS Agreement, with only such deviations from such economic substance and, with respect to the ABS Agreement, the operational continuity and service standards, as would not be materially adverse to Purchaser relative to the economic substance and, with respect to the ABS Agreement, the operational continuity and service standards, of such contemplated Pre-Closing Transaction.

Section 7.4                                    Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other Governmental Authority, directing that the transactions provided for herein not be consummated as herein provided.

Section 7.5                                    No Business Material Adverse Effect.  Since the Contract Date, there shall not have occurred and remain uncured any Business Material Adverse Effect or any fact, event, circumstance, effect, development, occurrence or condition of any character that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND SELLER TO CLOSE

The obligations of Parent and Seller under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by them to the extent permitted by Applicable Law:

Section 8.1                                    Representations, Warranties and Covenants.

(a)                                 Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

(b)                                 the representations and warranties of Purchaser contained in (i) Article IV of this Agreement other than the Purchaser Fundamental Representations (without giving effect to any limitations as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date), except where all failures to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect and (ii) the Purchaser Fundamental Representations shall be true and correct in all respects at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date); and

(c)                                  Seller shall have received a certificate signed by a duly authorized officer of Purchaser to the effect that the foregoing conditions have been satisfied.

Section 8.2                                    Other Agreements.  Each of Purchaser and its applicable Affiliates shall, subject to the proviso in Section 8.3, have executed and delivered each Ancillary Agreement to which it is a party, including without limitation the MLOA Reinsurance Agreement, the MLOA Trust Agreement, the Administrative Services Agreement and the Transition Services Agreement.

Section 8.3                                    Governmental and Regulatory Consents and Approvals.  The consents and approvals required in connection with the transactions contemplated by this Agreement, including those listed in Section 8.3 of the Seller Disclosure Letter, shall have been obtained without the imposition of a Burdensome Condition with respect to Parent or Seller, and such consents and approvals shall be in full force and effect; provided that this condition and the condition in Section 8.2 shall be deemed to have been satisfied if the sole reason for its failure to be satisfied is the failure to obtain or to have in full force and effect one or more consents or approvals of Governmental Authorities required in order to effect any Pre-Closing Transaction identified in items 7 through 14 of Annex A, or in order for Parent, Seller and their respective Affiliates to execute and deliver any Ancillary Agreement required to give effect to any such specified Pre-Closing Transaction, if the parties have mutually agreed on (and Parent and Seller shall cooperate and negotiate in good faith with Purchaser to arrange for, and Parent and Seller may not unreasonably withhold, condition or delay its agreement with) an alternative to such Pre-Closing Transaction that would replicate as closely as possible the economic substance of such Pre-Closing Transaction (including with respect to any Liability arising from the failure to effect such Pre-Closing Transaction), with only such deviations from such economic substance as would not be materially adverse to Seller relative to the economic substance of such contemplated Pre-Closing Transaction.

Section 8.4                                    Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other Governmental Authority, directing that the transactions provided for herein not be consummated as herein provided.

ARTICLE IX

SURVIVAL

Section 9.1                                    Survival of Representations, Warranties, Covenants and Certain Indemnities.

(a)                                 The representations and warranties of Parent, Seller and Purchaser contained in this Agreement shall survive the Closing until the date that is 18 months following the Closing Date, except that (i) the Seller Fundamental Representations, the representations and warranties set forth in Section 3.20 (subject to Section 10.6) and the representations and warranties set forth in

Section 4.1, Section 4.2 and Section 4.9 (the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties in Section 3.13 and Section 3.19 shall survive until 60 days after the expiration of the applicable statute of limitations and (iii) the representation and warranty set forth in the last sentence of Section 3.16(a)(i) shall not survive the Closing.

(b)                                 For the purposes of Article X, (i) covenants and agreements to be performed following the Closing shall survive the Closing and remain in effect indefinitely or for the shorter period explicitly specified therein plus a period of 12 months and (ii) covenants and agreements to be fully performed at or prior to the Closing shall survive the Closing until the date that is eighteen (18) months following the Closing Date.

(c)                                  Notwithstanding the foregoing and subject to Section 10.6, any claim for indemnification with respect to any breach of any representation, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding paragraphs (a) and (b) of this Section 9.1 if notice of the breach giving rise to such right of indemnity shall have been properly given to the party against whom such indemnity may be sought prior to such time in accordance with the terms of Section 10.2(a) or Section 10.3, as applicable.

ARTICLE X

INDEMNIFICATION AND OTHER RIGHTS

Section 10.1                             Obligation to Indemnify.

(a)                                 Subject to Article IX and this Article X, Seller and Parent jointly and severally agree to indemnify, defend and hold harmless Purchaser and its Affiliates (including MONY from and after the Closing) and its and their respective directors, officers, employees, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Purchaser Indemnified Party, arising out of or relating to:

(i)                                     any breach of or inaccuracy in the representations and warranties made by Parent or Seller contained in this Agreement (other than Section 3.19);

(ii)                                  any breach, nonfulfillment or default in the performance of any of the covenants and agreements of Parent or Seller contained in this Agreement;

(iii)                               any Excluded Liability;

(iv)                              any indemnification provided by MONY to shareholders or senior management of the following Subsidiaries of Excluded Subsidiaries:  MONY International Life Insurance Co. Seguros de Vida S.A., MONY Financial Resources of the Americas Limited and MONY Consultoria e Corretagem de Seguros Ltd;

(v)                                 changes to Non-Guaranteed Elements (as defined in the MLOA Reinsurance Agreement) that are made by MLOA on or after the Effective Time under the MLOA Reinsurance Agreement without Purchaser’s prior written consent or any failure of MLOA to implement Purchaser’s recommendations with respect to Non-Guaranteed Elements that satisfy the requirements of Section 2.4 of the MLOA Reinsurance Agreement; or

(vi)                              any breach by any Affiliate of Seller and Parent of any Distribution Agreement, or by MLOA of the Administrative Services Agreement, any action taken by such entities or by Parent, Seller or any of their respective Affiliates with respect to any Distributor or the failure of any such entities or of Parent, Seller or any of their respective Affiliates to take any action required to be taken by it with respect to any Distributor.

(b)                                 Subject to Article IX and to this Article X, Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates and its and their respective directors, officers, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Seller Indemnified Party, arising out of or relating to:

(i)                                     any breach of or inaccuracy in the representations and warranties made by Purchaser in this Agreement; or

(ii)                                  any breach, nonfulfillment or default in the performance of any of the covenants and agreements of Purchaser contained in this Agreement.

Section 10.2                             Third Party Claim Procedures.

(a)                                 In the event that any Purchaser Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) determines to assert a claim for indemnification hereunder arising from a claim or demand made, or an Action or investigation instituted, other than any such claim, demand, Action or investigation relating to Taxes that are the subject of Article VI by any Person not either a party to this Agreement or an Affiliate of a party to this Agreement (including, for the avoidance of doubt, any Taxing Authority) for which an indemnifying party (an “Indemnifying Party”) may have liability hereunder to an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall promptly give written notice (a “Claims Notice”) to the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and the amount or estimated amount of the Losses sought to be recovered thereunder to the extent ascertainable (which estimate shall not be conclusive on the final amount of such claim).  The failure by any Indemnified Party to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligations except to the extent such failure shall actually prejudice an Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party with respect to a Third Party Claim unless a Claims Notice with respect to such Third Party Claim is properly delivered by the Indemnifying Party prior to the termination of the applicable period described in Section 9.1.

(b)                                 Subject to the provisions of Section 10.2(d), upon receipt of a Claims Notice, the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims described in such Claims Notice.  In the event the Indemnifying Party exercises such right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed diligently to pursue the defense of a Third Party Claim it has assumed, as provided in the first sentence of Section 10.2(d), or (iii) the Indemnifying Party is not entitled to a legal defense or counterclaim available to the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnified Party.  Any election by an Indemnifying Party to assume the defense of a Third Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within 20 Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to send such notice within such 20 Business Day period shall be deemed an election not to assume the defense of such Third Party Claim.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, then the Indemnified Party shall, and shall cause each of its directors, officers, employees, agents, representatives, Affiliates and permitted assigns to, cooperate reasonably with the Indemnifying Party in the defense of any such Third Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, using reasonable best efforts to make witnesses available, and providing records and documents to the extent such witnesses, records and documents are relevant to the Third Party Claim.

(c)                                  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, by not delivering notice of its election to assume the defense of such Third Party Claim within the period specified in Section 10.2(b), or (ii) after assuming the defense of a Third Party Claim, failing to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party shall have the right, at all times, but not the obligation, to assume its own defense, and the Indemnifying Party shall have the right, but not the obligation, to participate reasonably in any such defense and to employ separate counsel of its choosing at its own expense.  In no event shall the Indemnified Party’s right to indemnification for a Third Party Claim be adversely affected by its assumption of the defense of such Third Party Claim.

(d)                                 The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not settle, compromise or offer to settle or compromise, any Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise would result in (i) injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) subject to Section 10.2(e), any monetary liability of the Indemnified Party that will not promptly be paid or reimbursed by the Indemnifying Party.

(e)                                  If the Indemnifying Party proposes to make or accept a good faith, bona fide offer to settle or compromise any Third Party Claim and such proposed settlement or compromise would result in any monetary liability of the Indemnified Party that would not promptly be paid or reimbursed by the Indemnifying Party (including due to the effect of any limitations on indemnification contemplated by this Article X, including the Deductible) then the Indemnifying Party shall submit such proposal to the Indemnified Party for approval and the Indemnified Party shall have the option, in its sole discretion, to approve or reject such proposal.  If the Indemnified Party approves such proposal, the Indemnifying Party may settle or compromise such Third Party Claim on the terms set forth in such approved proposal.  If the Indemnified Party rejects such proposal, the Indemnifying Party will have the option, in its discretion, either (i) to continue the defense of such Third Party Claim, in which event it may not accept or make an offer to settle or compromise such Third Party Claim on the proposed terms that were rejected by the Indemnified Party, and the terms of this Section 10.2 will continue to apply with respect to such Third Party Claim, or (ii) to enter into an arrangement with the Indemnified Party in which (A) the Indemnifying Party will promptly pay to the Indemnified Party the amount that would have been paid to the third party under such proposal to settle or compromise such Third Party Claim, less the remaining portion of the Deductible, (B) such proposed settlement or compromise will, for all purposes under this Agreement other than for purpose of this Section 10.2(e) (including for purposes of calculating the Purchase Price for tax purposes as contemplated by Section 6.8 and, if applicable, calculating the amount of Losses that have been indemnified under this Agreement to which any limitation contemplated by this Article X may apply, including the Deductible), be deemed to have been effected and indemnified under this Agreement and (C) the Indemnified Party will assume the defense of such Third Party Claim at its own cost and with its own counsel, will not be subject to any further limitations or restrictions under this Agreement with respect to the defense, settlement or compromise of such Third Party Claim, will not be entitled to any further indemnification under this Agreement with respect to such Third Party Claim and will not be required to reimburse the Indemnifying Party for, or return any amount to the Indemnifying Party with respect to, such Third Party Claim, regardless of whether the amount that the Indemnified Party is ultimately required to pay to such third party upon final resolution of such Third Party Claim is greater or less than the amount paid to the Indemnified Party by the Indemnifying Party pursuant to this Section 10.2(e).

Section 10.3                             Procedures for Direct Claims.  In the event any Indemnified Party determines to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall promptly deliver written notice of such claim to the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, and the amount or estimated amount of the Losses sought to be recovered thereunder to the extent ascertainable (which estimate shall not be conclusive on the final amount of such claim).  The failure by any Indemnified Party to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation except to the extent such failure actually prejudices the Indemnifying Party with respect to such claim.  The

Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party with respect to any particular matter that does not involve a Third Party Claim if a written notice described in this Section 10.3 is not delivered to the Indemnifying Party prior to the termination of the applicable period described in Section 9.1.  The Indemnifying Party shall have a period of 15 Business Days following receipt of the notice described in this Section 10.3 within which to respond to such claim.  If the Indemnifying Party does not respond within such 15-Business Day period, the Indemnifying Party will be deemed to have accepted such claim.  If the Indemnifying Party rejects all or any part of such claim, the Indemnified Party shall be free to seek enforcement of its rights of indemnification under this Agreement with respect to such claims.  Purchaser agrees that neither it nor any other Purchaser Indemnified Party will assert a claim under this Section 10.3 that seeks indemnification for lost profits damages for a breach of the covenant set forth in Section 5.14(a) (x) unless the claim would reasonably be expected to result, individually or in aggregate with other claims for lost profits damages for breach of such covenant, in lost profits damages to the Purchaser Indemnified Parties in excess of $2,500,000; provided that the foregoing shall not operate to limit any right of any Purchaser Indemnified Party to be indemnified under this Agreement for the full amount of such lost profits damages with respect to any breaches of such covenant once a claim therefor has been properly asserted in compliance with this Section 10.3, or any obligation of Parent or Seller to indemnify the Purchaser Indemnified Parties with respect thereto, or (y) following the time at which any such claim has been properly asserted in compliance with this Section 10.3, within six months after any such previous claim that seeks indemnification for lost profits damages for breach of such covenant was made by a Purchaser Indemnified Party hereunder, unless the delay by such Purchaser Indemnified Party until after such six month period would prejudice such Purchaser Indemnified Party with respect to such claim under the terms of Article IX, under Applicable Law or otherwise.

Section 10.4                             Indemnification Payments.  Any payment arising under this Article X shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

Section 10.5                             Additional Indemnification Provisions.  In addition to any other limitations contained in Article IX or this Article X, the obligations of Seller, Parent and Purchaser to indemnify any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, are subject to the following:

(a)                                 Seller and Parent shall be obligated to provide indemnification pursuant to Section 10.1(a)(i) (other than with respect to the Seller Fundamental Representations and the representations and warranties set forth in Section 3.20) only if the aggregate dollar amount of Losses with respect to all breaches of, or inaccuracies in, representations and warranties referred to in Section 10.1(a)(i) (other than with respect to the Seller Fundamental Representations and the representations and warranties set forth in Section 3.20) exceeds $12,500,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible.

(b)                                 The maximum aggregate liability of Seller and Parent for indemnification for all Losses pursuant to Section 10.1(a)(i) (other than with respect to the Seller Fundamental Representations and the representations and warranties set forth Section 3.20) shall be an amount equal to 22.5% of the sum of (i) the Purchase Price as finally adjusted in accordance with Section 2.5 and (ii) the Ceding Commission as finally adjusted as set forth in the MLOA Reinsurance Agreement.

(c)                                  For purposes of this Article X (i) the amount of Losses arising out of or relating to a breach of or an inaccuracy in a representation or warranty that is subject to indemnification pursuant to Section 10.1(a)(i) or Section 10.1(b)(i) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality, Business Material Adverse Effect, Purchaser Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language or, with respect to the representation and warranty in Section 3.21(e) only, if such representation and warranty had not contained any qualification as to Knowledge, and (ii) the amount of Losses in respect of a breach resulting from the application of clause (i) above shall be determined without regard to any limitation or qualification as to materiality, “Business Material Adverse Effect,” “Purchaser Material Adverse Effect” (which instead will be read as any adverse effect or change) or similar materiality qualification or, with respect to the representation and warranty in Section 3.21(e) only, without regard to the limitation or qualification as to the “Knowledge of Seller,” contained in such representation or warranty, other than any such limitation or qualification contained in Section 3.15 (Absence of Certain Changes) or Section 3.17 (No Undisclosed Liabilities), or that is inherent in the methods, procedures and practices that constitute Applicable Accounting Principles for purposes of the second sentence of Section 3.16(a)(i) (Financial Statements).

(d)                                 The amount of any indemnification payments finally determined to be due to an Indemnified Party pursuant to this Article X or in Article VI shall be (i) decreased by the amount of any Tax benefit (in the form of cash actually received or reduction in cash Taxes actually paid) actually recognized by any Purchaser Indemnified Party in respect of such Loss prior to the end of the taxable year in which an indemnity payment is made by an Indemnifying Party to an Indemnified Party with respect to such Loss, to the extent that such Tax benefit does not exceed the amount of the indemnity payment received by the

Indemnified Party, net of any expenses incurred by such Purchaser Indemnified Party in pursuing such Tax benefit, and (ii) increased by the amount of any Tax cost realized prior to the end of such taxable year by any Purchaser Indemnified Party as a result of the receipt or accrual of the indemnity payment with respect to such Loss.  If any such Tax benefit (or portion thereof) is disallowed, as a result of an audit or otherwise, the applicable Indemnifying Party shall promptly pay to the applicable Indemnified Party the amount of such disallowed Tax benefit within 30 days after the Indemnified Party notifies the Indemnifying Party that the adjustment with respect to such disallowance has been paid or otherwise taken into account.

(e)                                  Upon making any indemnification payment in respect of a Loss with respect to all or a portion of which the Indemnified Party could have recovered from an unaffiliated third party (other than a Taxing Authority), if the Indemnified Party shall have received full payment of all Losses with respect to the underlying claim, the Indemnifying Party will, to the extent of such payment and to the extent permitted under Applicable Law and any applicable contractual obligations to third parties, be subrogated to all rights of the Indemnified Party against such unaffiliated third party in respect of the Loss to which the payment relates; provided that if the Indemnified Party shall not have received payment in full with respect to all Losses resulting from such underlying claim (including as a result of any limits on indemnification in this Article X), then no such subrogation shall be effective until such full payment has been received by the Indemnified Party from the Indemnifying Party and such unaffiliated third party.  Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(f)                                   The amount of any Losses sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor, in each case subject to the same limitations that are applicable to reimbursements as contemplated by the last sentence of this Section 10.5(f).  The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility.  If, at any time subsequent to any indemnification actually having been paid pursuant to this Article X, the Indemnified Party receives an amount under insurance or reinsurance coverage or from such other party with respect to Losses so indemnified, then such Indemnified Party shall promptly reimburse by that amount the applicable Indemnifying Party for any such indemnification payment actually made by such Indemnifying Party up to the amount received by the Indemnified Party, net of any expenses incurred by the

Indemnified Party in collecting any such amount or any increases in insurance premiums attributable to such recovery; provided that such reimbursement shall only be required to the extent the Indemnified Party would otherwise retain an amount greater than the full amount of the Losses incurred by the Indemnified Party as a result of the underlying claim.

(g)                                  For the avoidance of doubt, neither Seller nor Parent shall be under any obligation to indemnify any Purchaser Indemnified Party for any Loss that was specifically reflected or reserved for on the Closing Statement, as finally determined pursuant to Section 2.5, or that was otherwise specifically included in the calculation of the Closing Date Value as reflected on such Closing Statement.  For the avoidance of doubt, amounts recorded in a general ledger account or in the supporting workpapers or other detail to a balance sheet used to calculate amounts reflected on the Closing Statement shall be considered included in the calculation of the Closing Date Value on such Closing Statement.

(h)                                 Purchaser shall be obligated to provide indemnification pursuant to Section 10.1(b)(i) only if the aggregate dollar amount of Losses with respect to all breaches of, or inaccuracies in, representations and warranties referred to in Section 10.1(b)(i) exceeds the Deductible, and then only for the amount of Losses in excess of the Deductible.  The maximum aggregate liability of Purchaser for indemnification for all Losses pursuant to Section 10.1(b)(i) (other than with respect to the Purchaser Fundamental Representations) shall be an amount equal to 22.5% of the sum of (i) the Purchase Price as finally adjusted in accordance with Section 2.5 and (ii) the Ceding Commission as finally adjusted as set forth in the MLOA Reinsurance Agreement.

(i)                                     The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations, warranties and covenants of Seller and Parent, and the Purchaser Indemnified Parties’ rights to indemnification pursuant to Article VI or this Article X with respect thereto, shall not be affected or deemed waived by reason of (and the Purchaser Indemnified Parties shall be deemed to have relied upon the representations and warranties of Seller and Parent set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Purchaser Indemnified Parties (including by any of its advisers, consultants or representatives) or by reason of any knowledge obtained by any of the Purchaser Indemnified Parties or any of their advisers, consultants or representatives, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Purchaser’s waiver of any condition set forth in Article VII.  The representations, warranties and covenants of Purchaser, and the Seller Indemnified Parties’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnified Parties shall be deemed to have relied upon the representations and warranties of Purchaser set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnified Parties (including by any of its advisers, consultants or representatives) or by reason of any knowledge obtained by any of the Seller Indemnified Parties or any of such advisers, consultants or representatives, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) the waiver by Seller or Parent of any condition set forth in Article VIII.

Section 10.6                             Product Tax Claims.

(a)                                 The Purchaser Indemnified Parties may bring a claim pursuant to Section 10.1(a)(i) that relates to a breach of a representation or warranty under Section 3.20 even if no related Third Party Claim has first been asserted or made against Purchaser with respect thereto; provided, however, that any such claim with respect to which no Third Party Claim has previously been asserted (a “Direct Product Tax Claim”) must be based on the reasonable and good faith determination by Purchaser that a breach of a representation or warranty under Section 3.20 has occurred.  In the event that, prior to the second anniversary of the Closing Date, any Purchaser Indemnified Party becomes aware of any circumstance that could result in a Loss that would arise after the second anniversary of the Closing Date out of a breach of a representation or warranty set forth in Section 3.20, such Purchaser Indemnified Party may deliver to Seller a notice describing such circumstance with reasonable specificity, such breach of a representation or warranty under Section 3.20 and the nature of the potential Loss.  Notwithstanding anything to the contrary in this Agreement, after the second anniversary of the Closing Date, Seller and Parent shall only be required to indemnify the Purchaser Indemnified Parties under Section 10.1(a)(i) for Losses arising out of any breach of the representations and warranties made in Section 3.20 to the extent that such Losses arise out of a circumstance identified in a notice delivered on or prior to the second anniversary of the Closing Date in accordance with the previous sentence.  For the avoidance of doubt, nothing in this Section 10.6 shall, unless specifically provided herein, limit or otherwise restrict the right of any Purchaser Indemnified Party to be indemnified under this Article X for Losses incurred prior to the second anniversary of the Closing Date.

(b)                                 For the avoidance of doubt, the amount of any Loss with respect to any claim for indemnification with respect to a breach of any representation or warranty set forth in Section 3.20 shall include all costs and expenses reasonably incurred by the Purchaser Indemnified Parties (including allocable and reasonable incremental employee compensation and other reasonable incremental internal costs and fees and reasonable expenses of attorneys, accountants, consultants and others and other reasonable out-of-pocket expenses) to correct or repair any information technology to avoid a recurrence of the circumstances that provided the basis for such claim, including any analysis of such breach (provided such circumstances would reasonably be expected to arise with respect to the administration of policies or contracts administered as of the Closing Date, or conversion policies issued with respect to such policies following the Closing Date using such information technology).

(c)                                  If any Purchaser Indemnified Party brings a Direct Product Tax Claim, Parent, Seller and Purchaser shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 3.20 has occurred and, if necessary, to develop corrective measures that are reasonable, practical, cost effective and efficacious, taking into account all of the relevant facts and circumstances then applicable.  If, with respect to a Direct Product Tax Claim, Seller and Purchaser cannot agree as to whether a breach of a representation or warranty under Section 3.20 has occurred, then (i) if Seller promptly (and in any event within 30 Business Days) after receiving a Claim Notice with respect to such Direct Product Tax Claim delivers or causes to be delivered to Purchaser an opinion addressed to Purchaser and issued by a reputable nationally recognized law firm, accounting firm or actuarial firm reasonably acceptable to Purchaser that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 3.20 to the effect that it is more likely than not that no such breach has occurred with respect to the Direct Product Tax Claim then in dispute, then (A) neither Parent nor Seller shall be required to indemnify Purchaser with respect to such disputed Direct Product Tax Claim unless and until either a Third Party Claim with respect thereto subsequently arises, such opinion is subsequently withdrawn or qualified, the parties otherwise agree that such opinion is no longer controlling or such opinion is not subsequently reaffirmed or re-issued promptly upon the reasonable request by Purchaser (other than as a result of a change in Applicable Law) and (B) Parent and Seller shall as provided under Section 10.1(a)(i) jointly and severally indemnify Purchaser for any Losses attributable to a breach of a representation or warranty under Section 3.20 (including any penalties or fees imposed by the IRS) arising out of or relating to any inaccuracy or incorrect conclusion set forth in such opinion or any delay in remediating the matter to which such Direct Product Tax Claim relates in reliance on such opinion and (ii) if Seller does not deliver or cause to be delivered to Purchaser any such opinion within such 30-Business Day period, then such breach of a representation or warranty set forth in Section 3.20 that is alleged by Purchaser shall be deemed conclusively to have been established with respect to such Direct Product Tax Claim.  If Seller and Purchaser cannot agree with respect to the appropriate reasonable, practical, cost-effective and efficacious corrective measures, the disagreement shall be resolved by a recognized law firm, accounting firm or actuarial firm selected in accordance with the procedures described in Section 6.4(d), and any such determination by such law firm, accounting firm or actuarial firm shall be final.  Such law firm, accounting firm or actuarial firm shall render a determination within sixty days of the referral of such matter for resolution.  The cost of engaging a law firm, accounting firm or actuarial firm pursuant to this Section 10.6(c) shall be borne 50% by Seller and 50% by Buyer.

(d)                                 In the event that the corrective measures described in this Section 10.6 with respect to any claim for indemnification for breach of any representation or warranty set forth in Section 3.20 include making any request to the IRS for relief with respect to such failure, Purchaser and Seller shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions.  Seller shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings, provided that if the closing agreement or other arrangement involves any admission that would reasonably be expected to form the basis of the determination of any future liability of Purchaser or any of its Affiliates, or any nonmonetary relief against or commitments by Purchaser or any of its Affiliates, or otherwise restricts the future activity or conduct of Purchaser or any of its Affiliates, then Seller may not enter into any such closing agreement or other arrangement without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Should Purchaser decide to withhold its consent to Seller’s entering into any closing agreement or other arrangement with the IRS, Purchaser shall promptly communicate such decision in writing to Seller.  Purchaser shall control the implementation of any corrective measures described in this Section 10.6.

Section 10.7                             Exclusive Remedy.  If the Closing occurs, except as provided in Section 6.1 and Section 12.9 and other than claims of, or causes of action arising from fraud, the indemnities provided for in Article VI and this Article X shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement.  Notwithstanding anything to the contrary in this Agreement, none of the limitations on indemnification set forth in this Article X shall apply in the event of any fraud on the part of any of the parties or their Affiliates.

ARTICLE XI

TERMINATION PRIOR TO CLOSING

Section 11.1                             Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by Seller or Purchaser in writing, if there shall be any Order of any Governmental Authority binding on Purchaser, Parent or Seller, which prohibits or restrains Purchaser, Parent or Seller from consummating the transactions contemplated hereby; provided, that Purchaser, Parent or Seller, as the case may be, shall have used its reasonable best efforts to have any such Order lifted and the same shall not have been lifted by the Outside Date;

(b)                                 by either of Seller or Purchaser in writing, if the Closing has not occurred on or before December 31, 2013 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or any of its Affiliates) materially to perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; provided, however, that if the Closing hereunder has not occurred due solely to the failure of a party to receive a required consent or approval from a Governmental Authority, the parties agree to extend the Outside Date to April 1, 2014 and to continue to use their respective reasonable best efforts to obtain such consent or approval;

(c)                                  by Purchaser, if there has been a Business Material Adverse Effect or a breach of any provision of this Agreement by Parent or Seller that would cause the failure of any condition to Closing set forth in Section 7.1 and such Business Material Adverse Effect or breach has not been:

(i)                                     cured or eliminated within 45 days following receipt by Seller of written notice thereof from Purchaser; or

(ii)                                  waived by Purchaser on or before the Closing Date;

(d)                                 by Seller, if there has been a Purchaser Material Adverse Effect or breach of any provision of this Agreement by Purchaser that would cause the failure of any condition to Closing set forth in Section 8.1 and such Purchaser Material Adverse Effect or breach has not been:

(i)                                     cured or eliminated by Purchaser within 45 Business Days following receipt by Purchaser of written notice thereof from Seller; or

(ii)                                  waived by Seller on or before the Closing Date; or

(e)                                  at any time on or prior to the Closing Date, by mutual written consent of Parent, Seller and Purchaser.

Section 11.2                             Survival.  If this Agreement is terminated as described above, this Agreement shall become null and void and of no further force and effect, except that:

(a)                                 In the event of such a termination because of any intentional breach, the breaching party shall be liable to the other party for all Losses and damages arising directly from such breach; and

(b)                                 the obligations arising under this Section 11.2 and the provisions of Sections 1.1, 1.2, 1.3, 12.1-12.6, 12.8 and 12.10-12.14 hereof shall remain in full force and effect.

ARTICLE XII

MISCELLANEOUS

Section 12.1                             Publicity.

(a)                                 Except as may otherwise be required by Applicable Law, no release or announcement concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be made by either party without the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.  The parties hereto shall cooperate with each other in making any such release or announcement.

(b)                                 Without limiting the generality of the foregoing paragraph (a), promptly after the execution and delivery of this Agreement on the Contract Date, or as soon thereafter as is reasonably practicable, the parties shall cooperate in the preparation and communication of an announcement of this Agreement and the transactions contemplated hereby and by the Ancillary Agreements to the Business Employees and the other employees of Seller and its Affiliates who perform services for MONY or any of the Excluded Subsidiaries, and to the Distributors.  Each party agrees, in any announcement or communication to the public, to employees (including Business Employees) or to Distributors, (i) from and after the Contract Date until the first anniversary of the Closing Date, to cooperate and work closely with the other party to ensure the other party and its Affiliates, directors, officers, employees, agents and representatives, and this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, are presented in a positive manner in all pre-planned communications and (ii) not to make any oral or written statement or other communication that disparages, defames or reflects adversely upon, or that impugns or attacks the reputation or character of, or damages the goodwill of, the other party or any of such party’s Affiliates, businesses, directors, officers, employees, agents and representatives (including, in the case of Purchaser, MONY or the Business); provided that the foregoing shall not apply to statements made (A) to satisfy any obligation under Applicable Law or to the extent necessary to provide required information to any Governmental Authority, (B) to satisfy a fiduciary duty, (C) in civil lawsuits or other dispute resolution proceedings involving the parties or (D) to satisfy any legal obligation not to make an untrue statement of material fact or not to omit to state a material fact necessary to make the statements made not misleading.

Section 12.2                             Confidentiality.

(a)                                 In addition and subject to the covenants and limitations contained in Section 5.3 hereof, the parties agree that, other than as agreed or as required to implement the transactions contemplated hereby, the parties will keep confidential the terms and conditions of this Agreement and the Ancillary Agreements, including the Exhibits, Annexes and Schedules hereto and thereto, and any written, oral or other information related to the negotiation hereof and thereof, except (i) as otherwise required by Applicable Law (including pursuant to the rules of any stock exchange or self-regulatory organization on which the securities of a relevant party are listed) or (ii) disclosure to a Governmental Authority that is determined to be advisable in the reasonable judgment of the disclosing party.

(b)                                 Following the Closing and for so long as Seller or any of its Affiliates has enforceable rights under the applicable Seller Confidentiality Agreement, if any, each of Parent and Seller shall promptly notify Purchaser in writing in the event it becomes aware of a breach with respect to the Business of any confidentiality agreements with prospective bidders entered into in connection with the process leading to the transactions contemplated by this Agreement or any of the Ancillary Agreements (each, a “Seller Confidentiality Agreement”), and, if so directed by Purchaser either (i) after Purchaser receives such notification or (ii) at any time that Purchaser has a reasonable basis to suspect that a third party may be in breach of an obligation of confidentiality with respect to information that may have been obtained by such Person in connection with the process leading to the transactions contemplated by this Agreement or any of the Ancillary Agreements if Purchaser provides notice to Seller describing in reasonable detail the facts and circumstances underlying such suspicion, shall use reasonable best efforts to cause its Affiliate party thereto to enforce its rights under such agreement for Purchaser’s benefit, at Purchaser’s sole expense.  Each of Parent and Seller shall and shall cause its Affiliates to use commercially reasonable efforts to obtain the return or destruction, as promptly as reasonably practicable following the Closing Date, of all confidential information delivered to prospective bidders (other than Purchaser and its Affiliates) in accordance with the terms of such confidentiality agreements, including, in the case of destruction, certification in writing as to the destruction of such confidential information.

Section 12.3                             Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(a)                                 if to Seller or Parent, to:

AXA Financial, Inc.
1290 Avenue of the Americas

New York, NY 10104

Facsimile:  (212) 314-6387

Attention:  General Counsel

with copies (which shall not constitute notice) to:

AXA S.A.

25 avenue Matignon

75008 — Paris

France

Facsimile:  +33 1 56 69 92 75

Attention:  General Counsel

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Nicholas F. Potter, Esq.

Marilyn A. Lion, Esq.

(b)                                 if to Purchaser, to:

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Fax:  (205) 268-3597
Telephone:  (205) 268-1000
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax:  (212) 728-8111
Telephone:  (212) 728-8000
Attention:  John M. Schwolsky, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.4                             Entire Agreement.  This Agreement (and the Ancillary Agreements, the Confidentiality Agreement and the other agreements contemplated hereby and thereby, and the Annexes, Exhibits and Schedules hereto and thereto) together contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.  Without limiting the generality of the foregoing sentence, the only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement and the Ancillary Agreements and the Schedules, Annexes and Exhibits hereto and thereto.  Disclosure of any fact or item in any section of the Seller Disclosure Letter or the Purchaser Disclosure Letter referenced by a particular paragraph or section in this Agreement shall be deemed to be disclosed with respect to any other paragraph or section in this Agreement to the extent the relevance of such disclosure to such paragraph or section is reasonably apparent.  The inclusion of any item in the annexes, schedules or exhibits hereto is not evidence of the materiality of such item for the purposes of this Agreement or any other purpose, and shall not be considered as evidence that such item was required to be disclosed therein.

Section 12.5                             Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement and the Ancillary Agreements may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or thereto, as applicable, or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, including Section 10.7 hereof, or in the Ancillary Agreements, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.6                             Governing Law; Submission to Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Purchaser, for itself and on behalf of its Affiliates, and Parent and Seller, for themselves and on behalf of their respective Subsidiaries, hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Purchaser, Parent and Seller irrevocably agree, subject to subsection (c) of this Section 12.6, that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any Action, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction.  Purchaser, Parent and Seller hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction.  Purchaser, Parent and Seller hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Purchaser, Parent and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 12.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.  Notwithstanding the terms of this Section 12.6(a), disputes with respect to the Closing Statement and the calculation of the Closing Date Value shall be resolved in accordance with the terms of Section 2.5.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                                  Parent, Seller and Purchaser acknowledge that disputes relating to this Agreement and disputes relating to the MLOA Reinsurance Agreement may overlap, and agree that if any Indemnified Party has a right to indemnification or recovery under both this Agreement and any Ancillary Agreement (including the MLOA Reinsurance Agreement), the Indemnified Parties shall have the right to seek and obtain indemnification or recovery under any or all of such agreements; provided that no Indemnified Party may obtain duplicative indemnification or other recovery under such agreements.

Section 12.7                             Binding Effect; Assignment.  This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein or in the Ancillary Agreements, neither this Agreement nor any Ancillary Agreement, nor any right or obligation hereunder or thereunder, may be assigned by any party (in whole or in part) without the prior written consent of the other parties hereto; provided, however, that without the consent of Seller or Parent, Purchaser may assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares; provided, further that no such assignment will relieve Purchaser of its obligations hereunder.

Section 12.8                             Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 12.9                             Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.6, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 12.10                      Interpretation.

(a)                                 The parties intend that the terms of this Agreement shall, to the fullest extent possible, be interpreted and applied consistently with the terms of the Ancillary Agreements.

(b)                                 The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or in equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

(c)                                  This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting construction against the party causing the drafting of the provision in question.

(d)                                 Purchaser acknowledges and agrees that neither Seller nor any of its Affiliates, officers, directors, employees, advisors, agents, or other representatives is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to MONY or the Business, other than the representations and warranties expressly set forth in Article III.  Without limiting the generality of the foregoing, neither Seller nor its Affiliates make any representations or warranties with respect to the probable success or profitability of the Business or MONY.  In addition, Purchaser acknowledges and agrees that any estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Purchaser by or on behalf of Seller, including the Confidential Information Memorandum, the Actuarial Report or any other communication by or on behalf of Milliman, the electronic data room and all management presentations established or provided in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates.

(e)                                  Purchaser further acknowledges and agrees that neither Seller nor any of its Affiliates have made any representations or warranties, express or implied, as to the accuracy or completeness of, any information, documents or other materials relating to MONY and the Business other than the representations and warranties expressly set forth in this Agreement.

Section 12.11                      No Third Party Beneficiaries.  Other than the rights granted to the Purchaser Indemnified Parties and the Seller Indemnified Parties under Article X, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 12.12                      Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.  Each party may deliver its counterpart to this Agreement by facsimile or other means of electronic transmission that utilizes image scan technology, and delivery of such counterpart by any such means shall be as valid as manual delivery of an original counterpart hereof.

Section 12.13                      Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 12.14                      Dollar References.  All dollar references in this Agreement are to the currency of the United States.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AXA EQUITABLE FINANCIAL SERVICES, LLC

By:
Name:
Title:

By:
Name:
Title:

AXA FINANCIAL, INC.

By:
Name:
Title:

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

[Signature page to Master Agreement]

Annex A

Certain Pre-Closing Transactions

Pre-Closing Transactions That Are Always Conditions to the Closing:

1)                                     Distribution of all of the outstanding and issued shares of capital stock of MLOA to Seller or an Affiliate of Seller (other than MONY) as contemplated by Section 2.4(c)

2)                                     Dividend of the shares of U.S Financial Life Insurance Company from MONY to Seller

3)                                     Dividend of the shares of MONY Financial Services, Inc. and MONY International Holdings, LLC from MONY to Seller or an Affiliate of Seller (other than MONY)

4)                                     Replacement of MONY as the sponsor of the Assumed Pension Plan with Parent

5)                                     Assumption by Parent of the Non-Qualified Benefit Plan Liabilities

6)                                     Dividend of the Excluded Units from MONY to Seller

Pre-Closing Transaction That Might Not Be Conditions to the Closing:

7)                                     Dividend of the AXA Note from MONY to Seller

8)                                     Dividend or contribution of capital in the form of cash to seek to cause MONY’s RBC Ratio as of the Closing Date (as determined pursuant to Section 2.2 of this Agreement) to equal approximately 350%; provided, that any such dividend shall be made in compliance with Section 5.16(c) of this Agreement

As used herein:  (i) “RBC Ratio” means, as of any date of determination, the ratio (expressed as a percentage) that MONY’s total adjusted capital (as defined in the RBC Instructions) as of such date bears to MONY’s company action level risk based capital (as defined in the RBC Instructions) as of such date, in each case after giving effect to the Pre-Closing Transactions on a pro forma basis, calculated in accordance with the life insurance risk based capital formula contained in the RBC Instructions and using the reserving methodologies and asset classifications contemplated by the Closing Statement Methodologies; and (ii) “RBC Instructions” means, as of any date on which the RBC Ratio is to be determined, the RBC Instructions of the National Association of Insurance Commissions as in effect as of such date.

A-1

9)                                     Assignment of Seller (U.S.) Trademarks from MONY to Seller or an Affiliate of Seller (other than MONY)

10)                              Assignment of Seller (Canada) Trademarks from MONY to Seller or an Affiliate of Seller (other than MONY)

11)                              Assignment of Seller (Brazil) Trademarks from MONY to Seller or an Affiliate of Seller (other than MONY)

12)                              Assignment of Seller (New York) Trademarks from MONY to Seller or an Affiliate of Seller (other than MONY)

13)                              Retrocession Agreement between MONY, as ceding company, and AXA Equitable Life Insurance Company, as retrocessionaire, substantially in the form of Exhibit E hereto

14)                              Recapture of (i) the reinsurance on MLOA ISWL policy 2ISL002676, (ii) the reinsurance on MLOA policy B60169796 (other than the cession to AXA Equitable Life Insurance Company) and (iii) the reinsurance on MLOA policy 2ISL003107 (other than the cession to AXA Equitable Life Insurance Company)

A-2

Schedule 1.1(bb)

Customary Conditions

1)             A commitment to remove any officer or director of MONY or any of its parent companies whom the Department determines to be untrustworthy.

2)             A commitment to inform the Department of any plans to make significant deviations from the Plan of Operations and Financial Projections to be submitted with the application for approval of the change of control of MONY.

3)             A commitment to submit a revised Plan of Operations and Financial Projections to, and obtain the approval of, the Department prior to deviating from any previously approved Plan of Operations and Financial Projections.

Schedule 1.1(kk) — Certain Excluded Assets

“Excluded Assets” means the following assets of MONY:

(i)                                    the Excluded Subsidiaries;

(ii)                                the Excluded Units;

(iii)                            the AXA Note; and

(iv)                              all of the Intellectual Property owned by MONY as of the date hereof that is listed on Schedule 1.1(kk).

•                                          MONY® (stylized mark) (U.S. reg. # 1286421)

•                                          MONY® (word mark) (U.S. reg. # 3997292)

•                                          MONY® (word mark) (Canadian reg. #TMA300136)

•                                          MONY® (word mark) (New York State reg. #NY S7507)

•                                          MONY® (word mark) (Brazilian reg. #818279320)

•                                          MONY LIFE INSURANCE COMPANY OF THE AMERICAS® (word mark) (Brazilian reg. #818279346)

•                                          MONY OF THE AMERICAS BANK & TRUST COMPANY ® (word mark) (Brazilian reg. #818279354)

•                                          MONY CONSULTORIA® (word mark) (Brazilian reg. #824684320)

Schedule 1.1(mm)

Excluded Liabilities

1)                                     Any pre-Closing act, error or omission relating to the administration, non-payment and servicing of “unclaimed death benefits” by MONY or MLOA or otherwise in connection with the Business, including Liabilities arising out of or relating to (a) any examination by any Governmental Authority or other third party arising out of or relating to unclaimed death benefits with respect to the Business, (b) any audit, investigation or Action by a Governmental Authority or other third party arising out of or relating to unclaimed death benefits with respect to the Business, (c) any failure to escheat unclaimed death benefits with respect to the Business to relevant jurisdictions, (d) the use or non-use of the Social Security Administration Death Master File with respect to the Business, (e) any failure by MONY to comply with the Department’s “Section 308 plan” in the administration of Insurance Contracts and the payment of unclaimed death benefits and (f) any interest and penalties to contractholders or policyholders related to the foregoing, in each case only to the extent resulting from any act, error or omission prior to the Closing.

2)                                     The Non-Qualified Plan Liabilities; the Liabilities to Consenting Participants (as defined in Annex B); any Liabilities arising from the exchange offer contemplated by Annex B or any offering or other document prepared in connection with such exchange offer; any Liabilities in excess of the Liabilities due and owing under the Section 5.9 Plans that are incurred as a result of the implementation or compliance with the terms of Annex B; Assumed Employee Plan Liabilities; Liabilities relating to the establishment, continuation, administration or management of the section 5.9 Plans; Liabilities relating to the continuation, administration, establishment, or management of the Rabbi Trust and any of the successor trusts to the extent not specifically indemnified in Annex B; Liabilities relating  to  the Trustee of the Rabbi Trust and any successor trustees to the extent not specifically indemnified in Annex B, Liabilities to Participants in connection with the transactions contemplated by Annex B and any tax imposed on Participants or Consenting Participants.  For the avoidance of doubt, any Liability arising out of or relating to any of the foregoing is an Excluded Liability hereunder, regardless of whether such Liability is incurred prior to or after the Closing or whether such Liability can be attributed in whole or in part to any action taken or not taken by MONY or by Purchaser or any of its other Affiliates.

3)                                     The contamination of radioactive waste or other hazardous material at the site previously owned by MONY in Concord, MA, which is more fully described in Section 3.24 of the Seller Disclosure Letter.

4)                                     The release of contaminants or other hazardous material onto the Village West Shopping Center, including any indemnification obligation of MONY to the purchaser of such property with respect thereto, which is more fully described in Section 3.24 of the Seller Disclosure Letter.

5)                                     The existence of asbestos or other hazardous material in the towers in Syracuse, New York where MONY conducted business operations, which is more fully described in Section 3.24 of the Seller Disclosure Letter.

Schedule 5.16

Investment Assets

1)             Securities or other investments that have not been assigned an NAIC Designation of either NAIC 1 or NAIC 2.

2)             Any interest in an alternative investment vehicle that is a limited partnership, limited liability company or other similar entity.

3)             Commercial mortgages and commercial mortgage-backed securities.

4)             Securities or other investments that would increase MONY’s exposure to its top 10 holdings of corporate bonds.

EXHIBIT A

Form of Administrative Services Agreement

ADMINISTRATIVE SERVICES AGREEMENT

by and between

MONY LIFE INSURANCE COMPANY OF AMERICA

and

PROTECTIVE LIFE INSURANCE COMPANY

Dated [•], 2013

i

ii

SCHEDULES AND EXHIBITS

Schedule I	Administrator Disaster Recovery Plans
Schedule II	Services
Schedule III	Company Actions
Schedule IV	Subcontractors
Schedule V	Information Security Requirements
Schedule VI	Names and Marks
Schedule VII	Fees for Serviced Business
Schedule VIII	Quarterly Representation Letter

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This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on [•], 2013 by and between MONY LIFE INSURANCE COMPANY OF AMERICA, an Arizona-domiciled life insurance company (the “Company”), and PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee-domiciled life insurance company (the “Administrator”).

RECITALS

WHEREAS, pursuant to that certain Master Agreement, dated as of [April 9], 2013 (the “Master Agreement”), by and between AXA Equitable Financial Services, LLC, a Delaware limited liability company (“Seller”), AXA Financial Inc., a Delaware corporation  (“Parent”) and the Administrator, Seller, Parent and the Administrator are required to execute and deliver, or cause the execution and delivery of, this Agreement in connection with the closing of the transactions contemplated thereunder;

WHEREAS, pursuant to that certain Reinsurance Agreement, dated as of the date hereof (the “Reinsurance Agreement”), between the Company and the Administrator, the Company has agreed to cede to the Administrator and the Administrator has agreed to assume from the Company, on a one-hundred percent (100%) indemnity reinsurance basis, on the terms and conditions set forth in the Reinsurance Agreement, certain risks arising in respect of the Covered Insurance Policies (as defined in the Reinsurance Agreement); and

WHEREAS, the Company wishes to appoint the Administrator to provide administrative and other services with respect to the Administered Business (as hereinafter defined), and the Administrator desires to provide such administrative services and other services.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  Any capitalized term used but not defined herein shall have the meaning set forth in the Reinsurance Agreement.  As used herein, the following terms have the respective meanings set forth in this Section 1.1:

(a)                                 “Accounts” has the meaning set forth in Section 3.9.

(b)                                 “Action” has the meaning set forth in the Master Agreement.

(c)                                  “Administered Business” means the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies, the portion of the Existing Reinsurance Agreements that relates to the Covered Insurance Policies and any Reinsured Liabilities.

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(d)                                 “Administrator” has the meaning set forth in the preamble.

(e)                                  “Administrator Disaster Recovery Plans” means the backup, business continuation and disaster recovery plans as set forth in Schedule I, or other substantially similar backup, business continuation and disaster recovery plans that are no less protective of the Company than those plans maintained and implemented by the Administrator or its Affiliates for the performance for its own account of services that are analogous to the Services provided under this Agreement.

(f)                                   “Administrator Indemnified Party” has the meaning set forth in Section 11.1.

(g)                                  “Affiliate” has the meaning set forth in the Master Agreement.

(h)                                 “Affiliated Distributor” has the meaning set forth in the Master Agreement.

(i)                                     “Agreement” has the meaning set forth in the preamble.

(j)                                    “Ancillary Agreements” has the meaning set forth in the Master Agreement.

(k)                                 “Applicable Law” has the meaning set forth in the Master Agreement.

(l)                                     “Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s personal information and user information gathered, accessed, collected or used by the Company or any of its Affiliates in the course of the operations of the MLOA Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

(m)                             “Authorized Persons” has the meaning set forth in Schedule V.

(n)                                 “Brokers-of-Record” has the meaning set forth in the Wholesale Servicing Agreement.

(o)                                 “Business Day” has the meaning set forth in the Master Agreement.

(p)                                 “Business Interruption” means any material interruption or interference with the Administrator’s ability to continue to provide the Services, including any temporary loss of Customer Information or adverse effect on the Administrator’s operating environment or telecommunications infrastructure used to provide the Services.

(q)                                 “Closing” has the meaning set forth in the Master Agreement.

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(r)                                    “Collection Account” has the meaning set forth in Section 3.9.

(s)                                   “Company” has the meaning set forth in the preamble.

(t)                                    “Company Actions” has the meaning set forth in Section 2.3.

(u)                                 “Confidential Information” shall mean (i) with respect to the Company, all information (other than information related to the Administered Business) provided to the Administrator by or on behalf of the Company hereunder that is proprietary and/or non-public related to the past, present and/or future business activities of the Company or its Affiliates or its representatives (other than the Administrator), including, without limitation, all information (other than information related to the Administered Business) related to (x) the Company’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Company that contain or reflect such information; and (y) any other information that is designated as confidential by the Company and (ii) with respect to the Administrator, all information related to the Administered Business or the Administrator that is proprietary and/or non-public related to past, present and/or future business activities of the Administrator or its Affiliates or representatives including, without limitation, all information related to (x) the Administrator’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Administrator that contain or reflect such information; and (y) any other information that is designated as confidential by the Administrator.

(v)                                 “Coordinator” has the meaning set forth in Section 2.6

(w)                               “Customer Information” means any financial or personal information about a customer of the Administered Business, including, but not limited to, such customer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law; provided, however, that Customer Information shall not include any anonymous or aggregate information that cannot reasonably be used to identify a particular individual.

(x)                                 “Data” has the meaning set forth in Schedule V.

(y)                                 “Data Security Breach” has the meaning set forth in Schedule V.

(z)                                  “Disbursement Accounts” has the meaning set forth in Section 3.9.

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(aa)                          “Distributor” has the meaning set forth in the Master Agreement.

(bb)                          “Effective Date” means [        ].

(cc)                            “Excluded Liabilities” has the meaning set forth in the Reinsurance Agreement.

(dd)                          “GAAP” means United States generally accepted accounting practices and procedures in effect from time to time applied consistently throughout the period involved.

(ee)                            “Governmental Authority” has the meaning set forth in the Master Agreement.

(ff)                              “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board as in effect from time to time.

(gg)                            “In-Force Retail Sales Agreements” has the meaning set forth in the Wholesale Servicing Agreement.

(hh)                          “Independent Distributor” has the meaning set forth in the Master Agreement.

(ii)                                  “Information Security Requirements” has the meaning set forth in Schedule V.

(jj)                                “Information Security Safeguards” has the meaning set forth in Schedule V.

(kk)                          “JPM Service Agreement” means the Amended and Restated Separate Accounts Service Agreement dated as of September 16, 2010, by and between the Company, certain Affiliates of the Company, and J.P. Morgan Investor Services Co., a Delaware corporation (“JPM Services”), as the same existed as of the date of the Master Agreement.

(ll)                                  “Legally Required Company Actions” means any actions related to the Services that the Company is required by Applicable Law or Governmental Authorities to take without the Administrator acting on its behalf.

(mm)                  “Licensed Names and Marks” has the meaning set forth in Section 14.14.

(nn)                          “Losses” has the meaning set forth in the Master Agreement.

(oo)                          “Model Audit Rule” means the “Model Regulation Requiring Annual Audited Financial Reports” developed by the NAIC.

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(pp)                          “MLOA Business” has the meaning set forth in the Master Agreement.

(qq)                          “MLOA Indemnified Parties” has the meaning set forth in Section 11.2.

(rr)                                “Net Retained Liabilities Policies” has the meaning set forth in the Reinsurance Agreement.

(ss)                              “Network and Host Security Methods” has the meaning set forth in Schedule V.

(tt)                                “Notification Related Costs” has the meaning set forth in Schedule V.

(uu)                          “Parent” has the meaning set forth in the Recitals.

(vv)                          “Party” means each of the Company and the Administrator.

(ww)                      “Person” has the meaning set forth in the Master Agreement.

(xx)                          “Personnel” means, with respect to any Party, (i) the employees, officers and directors of such Party or its Affiliates or (ii) agents, accountants, attorneys, independent contractors and other third parties engaged by such Party or its Affiliates.

(yy)                          “Physical Security” has the meaning set forth in Schedule V.

(zz)                            “Premium Taxes” means any Taxes that constitute General Account Liabilities as provided for in the Reinsurance Agreement.

(aaa)                   “Premiums” means premiums, considerations, deposits, payments, loan interest and principal repayments and other amounts received by or on behalf of the Company in respect of the Covered Insurance Policies.

(bbb)                   “Processing” has the meaning set forth in Schedule V.

(ccc)                      “Master Agreement” has the meaning set forth in the recitals.

(ddd)                   “New Policies” has the meaning set forth in the Reinsurance Agreement.

(eee)                      “Recipient” means the Company and its Affiliates that conduct the operations of the MLOA Business.

(fff)                         “Recoveries” has the meaning set forth in the Reinsurance Agreement.

(ggg)                      “Reinsurance Agreement” has the meaning set forth in the recitals.

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(hhh)                   “Reinsurance Receivables” has the meaning set forth in the Reinsurance Agreement.

(iii)                               “Reinsured Business” means the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies, the portion of the Existing Reinsurance Agreements that relates to the Covered Insurance Policies and any Reinsured Liabilities, but expressly excluding any Excluded Liabilities.

(jjj)                            “Reinsured Liabilities” has the meaning set forth in the Reinsurance Agreement.

(kkk)                   “Responding Party” has the meaning set forth in Section 14.9(c).

(lll)                               “Required Balance” has the meaning set forth in the Reinsurance Agreement.

(mmm)       “SAP” has the meaning set forth in the Reinsurance Agreement.

(nnn)                   “SEC” means the United States Securities and Exchange Commission.

(ooo)                   “Seller” has the meaning set forth in the recitals.

(ppp)                   “Separate Accounts” means the registered and unregistered separate accounts of the Company identified in Schedule 1.1(D) to the Reinsurance Agreement, other than the Shared Separate Account.

(qqq)                   “Separate Account Reserves” has the meaning set forth in the Reinsurance Agreement.

(rrr)                            “Serviced Business” means any portion of the Administered Business that is not Reinsured Business, including the Net Retained Liabilities Policies.

(sss)                         “Services” has the meaning set forth in Section 2.1.

(ttt)                            “Servicing Agreements” means (i) the Broker-Dealer and General Agent Servicing Agreement for In-Force MLOA Products by and among MLOA, AXA Network, LLC and AXA Advisors, LLC, dated as of the date hereof, and (ii) the Wholesale Servicing Agreement.

(uuu)                   “Settlement Statement” has the meaning set forth in the Reinsurance Agreement.

(vvv)                   “Shared Separate Account” means MONY Life Insurance Company of America Separate Account “L” but only so long as such separate account includes assets held in respect of insurance policies issued by the

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Company that are not Covered Insurance Policies, at which time MONY Life Insurance Company of America Separate Account “L” shall become a “Separate Account” hereunder.

(www)             “Statutory Financial Statements” has the meaning set forth in the Reinsurance Agreement.

(xxx)                   “Subcontractor” has the meaning set forth in Section 14.15.

(yyy)                   “Taxes” has the meaning set forth in the Master Agreement.

(zzz)                      “Tax Returns” has the meaning set forth in the Master Agreement.

(aaaa)            “Terminal Settlement Statement” has the meaning set forth in the Reinsurance Agreement.

(bbbb)            “Transaction Agreements” means the Master Agreement and each of the Ancillary Agreements other than this Agreement.

(cccc)                “Transition Services Agreement” means that certain Transition Services Agreement, dated [•], 2013, by and between AXA Equitable Life Insurance Company and the Administrator.

(dddd)            “Treasury Regulations” has the meaning set forth in the Reinsurance Agreement.

(eeee)                “Trust Account” has the meaning set forth in the Reinsurance Agreement.

(ffff)                    “Trust Agreement” has the meaning set forth in the Reinsurance Agreement.

(gggg)                “Virus” means any virus, worm, Trojan horse, time bomb, time lock, trap door, malicious code, malware or other software, program or file designed to or able to, without the knowledge and authorization of the Company or its Affiliates, disrupt, disable, harm, interfere with , intrude upon or impede in any manner the operation of any software, firmware, computer data, network, memory or hardware.

(hhhh)            “Vulnerability Assessment” has the meaning set forth in Schedule V.

(iiii)                            “Wholesale Servicing Agreement” means the Wholesale Level Servicing Agreement for In-Force MLOA Products by and between MLOA and AXA Distributors, LLC, each dated as of the date hereof.

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ARTICLE II
APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.1                                    Appointment.  Subject to Section 2.2 and Section 2.3, unless specifically prohibited under Applicable Law, the Company hereby appoints the Administrator as its agent on an exclusive basis for the period specified in Section 8.1 hereof, to provide (a) all required, necessary and appropriate administrative and related services with respect to the Administered Business, other than services that are required, necessary and appropriate because the Company or its Affiliates are subject to non-U.S. legal and regulatory requirements and industry standards, and (b) the services as forth on Schedule II hereto (the services described in the foregoing clauses (a) and (b), collectively, the “Services”), and the Administrator hereby accepts such appointment and shall perform such Services on behalf of and in the name of the Company on the terms and subject to the limitations and conditions set forth herein.  The Parties acknowledge that, during the term of this Agreement the Company and/or its Affiliates may become subject to non-U.S. legal and regulatory requirements and industry standards that may relate to the Administered Business, and it is the intention of the Parties to address such non-U.S. requirements and standards.  Therefore, to the extent any services are reasonably required, necessary and appropriate for the Company or any of its Affiliates to conduct its respective business with respect to the Administered Business and are not included as Services hereunder, the Company and the Administrator shall, upon the written request of the Company, negotiate in good faith and in a commercially reasonable manner for the Administrator to commence providing such services on fair and reasonable terms and, upon such agreement, such services shall constitute “Services” hereunder and Schedule II shall be duly amended.  For purposes of this Agreement, the intention of the Parties is that the Administrator shall perform the Services required under this Agreement in such a manner so as to minimize, to the maximum extent reasonably practicable in the context of the particular Service, the involvement of the Company and its Affiliates in the Services, subject to (i) the Seller, Parent and their Affiliates’ obligations under the Transition Services Agreement and (ii) the Company’s obligations with respect to Company Actions.  At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 14.15, any and all licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Authority that are necessary to perform the Services.

Section 2.2                                    Provision of Services Pursuant to Transition Services Agreement.  The services Seller, Parent and their Affiliates have agreed to provide pursuant to the terms, conditions and limitations of the Transition Services Agreement, including any service that would otherwise constitute a Service under this Agreement, for so long as such services are required to be so provided, are excluded from the definition of Services hereunder and the Administrator shall have no obligation to provide such Service pursuant hereto until the Seller, Parent or their Affiliates’ obligation to provide such Service pursuant to the Transition Services Agreement has terminated.

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Section 2.3                                    Company Actions.

(a)                                 The Parties hereby agree that, notwithstanding anything to the contrary herein, the Seller, Parent, Company or their Affiliates shall for the term of this Agreement (i) perform, and retain exclusive authority to perform, (x) Legally Required Company Actions, (y) those actions set forth on Schedule III, and (z) those actions with respect to the Company that do not exclusively relate to the Administered Business and are performed on the entity level, and (ii) upon Administrator’s written request, and at Administrator’s sole cost and expense, perform additional commercially reasonable actions as are reasonably required to enable the Administrator to perform the Services, but only to the extent that it would be substantially less burdensome for the Company than for the Administrator to perform such additional actions (the actions so required to be performed by the Seller, Parent, Company or their Affiliates, collectively, the “Company Actions”).  If the performance of any of the Company Actions is reasonably dependent on the performance of Services or the performance by Administrator and its Affiliates of their obligations under the Transaction Agreements, and such Services or obligations are not performed by the Administrator or its Affiliates in a timely manner, the Administrator and the Company shall cooperate and take commercially reasonable steps (at the Administrator’s cost and expense) (i) to restore or replace the proper and adequate performance of such Services or obligations as soon as reasonably practicable and (ii) unless and until such restoration or replacement is effective, develop and implement an alternative means by which such Company Action will be performed.  The Company shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, Company Actions hereunder to the extent the performance of such Company Actions is reasonably dependent upon Services or the performance by Administrator or its Affiliates of their obligations under the Transaction Agreements that have not been performed.  This Section 2.3(a) shall not be construed to limit the rights and remedies available to the Company hereunder or any other rights and remedies otherwise available to the Company or its Affiliates in the event of any breach by the Administrator or any of its Affiliates of any of the Transaction Agreements.

(b)                                 The Company agrees that without the prior written consent of the Administrator, during the term of this Agreement, it will not amend or terminate, assign or waive any of its rights under, or amend, assign or subcontract any of its obligations under (i) the In-Force Retail Sales Agreements, except such rights or obligations relating to the rates and terms of compensation payable to the Brokers-of-Record serviced by AXA Distributors, LLC under the Wholesale Servicing Agreement, or (ii) the Servicing Agreements, except as contemplated by Section 2.3(e).  To the extent the Company recovers any amount with respect to the Reinsured Business arising under or relating to the Servicing Agreements, including but not limited to recoveries under indemnification rights thereunder, any damages for breach of contracts and reimbursement for costs and expenses, the Company shall pay such amounts to the Administrator (without duplication of

9

any other amounts paid by the Company or any of its Affiliates to Administrator or any of its Affiliates under the other Transaction Documents).

(c)                                  From and after the Effective Date, the Company shall use reasonable best efforts to keep in full force and effect the Contracts listed on Section 5.22(a) of the Seller Disclosure Letter (as defined in the Master Agreement) and not to amend, modify, terminate, limit, expand or otherwise alter any such agreement without the Administrator’s prior written consent.  The Company agrees that it will not initiate or, without the prior written consent of the Administrator (not to be unreasonably withheld, conditioned or delayed), consent to any termination, modification or amendment of any agreement between the Company and a variable investment trust or other investment vehicle (each such trust or vehicle a “Trust”, and any portfolio of a Trust, a “Fund”) offered as an investment option in the Separate Accounts or Shared Separate Account with respect to the Covered Insurance Policies if such termination, modification or amendment would (i) materially reduce any amounts paid to the Company pursuant to administrative, distribution or other service arrangements in place with such Trust or (ii) materially and adversely affect the terms on which the Funds of such Trust are available for investment under the Covered Insurance Policies, including without limitation by (x) making such Fund unavailable for investment under the Covered Insurance Policies, (y) materially reducing the services provided by the Trust and its Affiliates to the Administrator (on behalf of the Company), the Separate Accounts or the Shared Separate Account, or (z) making administrative changes that would materially increase the cost to the Administrator of administering Covered Insurance Policies offering such Fund as an investment option; provided that upon reasonable advance written notice by the Company, without the consent of Administrator, the Company and its Affiliates may liquidate, terminate, merge or otherwise combine Funds managed by an Affiliate of the Company.  The Parties shall reasonably cooperate with respect to maintenance of the relationship between the Administered Business and such Trust and, to the extent required by this Section 2.3(c), shall consult each other with respect to proposed terminations, amendments or modifications of such agreements.  The Parties further agree that any actions initiated by the Board of Trustees of an investment vehicle or investment option offered in the Separate Accounts or Shared Separate Account shall not be subject to any right of the Administrator to consent to, or be consulted with respect to, such action, except to the extent Company has a right to consent to, or be consulted with respect to, such action.

(d)                                 During the term of this Agreement, the Company shall be entitled to a reasonable opportunity to review and comment on all proposed prospectuses, registration statements and sales materials for variable products for which the Administrator is responsible in accordance with Schedule II before such items are filed or sent to policyholders with respect to the Separate Account or, as applicable, the Shared Separate Account.  The Administrator shall take any such comments into account in good faith and shall not unreasonably reject such comments.

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(e)                                  (1)                                 If at any time the Company is acquired by, or merges into, an entity (the “Acquiring Entity”) that is not an Affiliate or a Subsidiary of Parent (an “Acquisition”), the Company may, but shall not be obligated to, terminate AXA Advisors, LLC and AXA Distributors, LLC, (the “Principal Underwriters”) or either of them, as applicable, solely as principal underwriters of the Covered Insurance Policies, provided, that as promptly as practicable after the Company determines that the Company intends to terminate the Principal Underwriters as principal underwriter upon consummation of or following the Acquisition , the Company shall deliver written notice of such determination to the Administrator.  For the avoidance of doubt, such notice may be delivered prior to the consummation of the Acquisition.

(2)                                 Following delivery of the written notice specified in subsection (e)(1), and upon request of the Administrator, the Company shall request that an Affiliate of the Acquiring Entity be appointed as principal underwriter for the applicable Covered Insurance Policies.

(3)                                 Within 120 days after delivery of the  written notice specified in subsection (e)(1), Administrator shall identify another broker-dealer to serve as successor principal underwriter of the Covered Insurance Policies (the “Successor Principal Underwriter”), which broker-dealer may be an Affiliate of Administrator, an Affiliate of the Acquiring Entity or an unaffiliated third party.

(4)                                 On the later of (i) the date that is 180 days after the Company’s provision of the written notice specified in subsection (e)(1) (or if such day is not a Business Day, on the next Business Day) or (ii) the date on which the Acquisition is consummated, unless otherwise agreed by the Parties, the Company will terminate the appointment of the Principal Underwriter and appoint the Successor Principal Underwriter identified by Administrator.

(5)   The Parties will cooperate in good faith to facilitate the transition from the Principal Underwriter to the Successor Principal Underwriter.

(6)   Regardless of the identity of the Successor Principal Underwriter,  AXA Advisors, LLC, AXA Network, LLC, and AXA Distributors, LLC (which are the “Servicers” and/or “Wholesale Servicer” as defined under the Servicing Agreements, referred to herein collectively as the “AXA Servicers”), shall continue to act as Servicer or Wholesale Servicer, as appropriate, under the Servicing Agreements, and be subject to all obligations of a Servicer or Wholesale Servicer, as appropriate, under the Servicing Agreements.  Effective as of the effective date of such new principal underwriting agreement, the Company shall amend the applicable Servicing Agreement to replace the former principal

11

underwriter with the Successor Principal Underwriter, and shall enter into such other agreements with the Successor Principal Underwriter and/or the AXA Servicers having commercially reasonable terms as may be necessary to authorize and permit the AXA Servicers to continue to perform their obligations as Servicers or Wholesale Servicer under the Servicing Agreements.

(f)                                   From and after the time that the Company ceases to be an Affiliate of Parent or Seller, the Company shall not use any information regarding the Administered Business other than for purposes of complying with its obligations under the Reinsurance Agreement and this Agreement.

Section 2.4                                    Power of Attorney.  Subject to the terms and conditions herein, the Company hereby appoints and names the Administrator, acting through its authorized officers and employees, as the Company’s lawful attorney-in-fact, from and after the Effective Date for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services, (a) to do any and all lawful acts that the Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of the Company, when necessary) against any liability arising with respect to the Administered Business, (iii) to sue or defend (in the name of the Company, when necessary) any Action arising from or relating to the Administered Business, (iv) to collect any and all sums due or payable to the Company in respect of the Administered Business, (v) to collect any and all Recoveries due or payable under or relating to the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or the Existing Reinsurance Agreements with respect to the Covered Insurance Policies; (vi) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vii) to enforce the rights and perform the obligations of the Company under the Servicing Agreements and the In-Force Retail Sales Agreement; (viii) to take actions necessary, as may be reasonably determined by the Administrator, to maintain the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relate to the Covered Insurance Policies and the portions of the Existing Reinsurance Agreements that relate to the Covered Insurance Policies in compliance with Applicable Law; (viii) to request rate and form changes for the Covered Insurance Policies pursuant to Sections 3.5 and 3.8 hereof; and (ix) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement.

Section 2.5                                    Notification of Interested Parties.  If required by Applicable Law, the Administrator shall send to (a) the policyholders of the Covered Insurance Policies and (b) any applicable service providers, reinsurers, custodians, mutual fund organizations or other counterparties under agreements relevant to the Administered Business, a written notice prepared by the Administrator and approved by the Company before distribution (such approval not to be unreasonably withheld, conditioned or delayed) advising that the Administrator has been appointed by the Company to provide

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the Services.  Notices to policyholders of Covered Insurance Policies shall be mailed to each such policyholder’s last known address of record furnished by the Company to the Administrator.

Section 2.6                                    Coordinators.  As of the Effective Date, each Party shall appoint and provide written notice to the other Party pursuant to Section 14.1, of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and shall serve as such Party’s primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a “Coordinator”).  The Parties may replace their respective Coordinator by giving notice pursuant Section 14.1 to the other Party stating the name, title and contact information for the new Coordinator.  Subject to Section 7.7, each Coordinator will have primary responsibility on behalf of its respective Party, to communicate and coordinate with the other Coordinator with respect to this Agreement.  The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder.  In the event there is an open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible.

ARTICLE III
SERVICES PROVIDED BY ADMINISTRATOR

Section 3.1                                    Services.  Subject to Article II, from and after the Effective Date and thereafter during the term of this Agreement (unless otherwise specified), the Administrator agrees to perform the Services, and is authorized to do so in the name or on behalf of the Company where appropriate, and the Administrator’s performance of the Services shall comply with and be subject in all events to the standards set forth in Section 3.2.

Section 3.2                                    Standards.

(a)                                 The Administrator acknowledges that the performance of the Services in an accurate and timely manner is of critical importance to the Company.  The Administrator agrees to perform the Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in compliance with Applicable Law, the terms of the Covered Insurance Policies and the Existing Reinsurance Agreements, and (iii) with substantially the same priority as it accords its own operations with respect to similar business for its own account.  Administrator further agrees to adhere to any written guidelines and procedures regarding the Covered Insurance Policies, Separate Accounts and Existing Reinsurance Agreements as may reasonably be agreed to by the Parties from time to time.

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(b)                                 The Administrator shall maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 14.15, from the Effective Date and thereafter during the term of this Agreement, the expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) reasonably required to perform the Services in accordance with the standards set forth herein.  Without limiting the generality of the foregoing, from the Effective Date until the one-year anniversary of the Effective Date, Administrator shall use its commercially reasonable efforts to engage JPM Services or an Affiliate thereof to provide to the Company substantially those services in respect of the Separate Accounts and the portion of the Shared Separate Account that relates to the Covered Insurance Policies, including the data feeds and reports of the type and in the format, that were provided by JPM Services to the Company during the twelve months preceding the Effective Date pursuant to the JPM Service Agreement, upon commercially reasonable terms.

(c)                                  If the performance of any of the Services by the Administrator is reasonably dependent on the performance of Company Actions or the performance by Seller, Parent and their Affiliates of their obligations under the Transaction Agreements (other than the Company’s performance under the Servicing Agreements), and such Company Actions or obligations are not performed by the Seller, the Parent, the Company or their Affiliates in a timely manner, the Administrator and the Company shall cooperate and take commercially reasonable steps (at the Company’s cost and expense) (i) to restore or replace the proper and adequate performance of such Company Actions or obligations as soon as reasonably practicable and (ii) unless and until such restoration or replacement is effective, develop and implement an alternative means by which such Service (or a replacement service reasonably acceptable to the Company) will be provided to the Company.  The Administrator shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, Services hereunder to the extent the performance of such Services is reasonably dependent upon Company Actions or the performance by Seller, Parent and their Affiliates of their obligations under the Transaction Agreements that have not been performed.  This Section 3.2(c) shall not be construed to limit the rights and remedies otherwise available to the Administrator or its Affiliates in the event of any breach by the Company, Seller, Parent or any of their Affiliates of any of the Transaction Agreements.

(d)                                 Actions Directed by the Company.  The Administrator shall not be liable to the Company for any acts, errors or omissions in performing the Services to the extent such acts, errors or omissions were directed by the Company or its Affiliates in writing.

Section 3.3                                    Decision Authority; Collection Services; Separate Accounts.

(a)                                 Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to direct the Administrator to take any reasonable

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action, or reasonably to refrain from taking any action in connection with, the performance of the Services hereunder, in each case, to the extent necessary to prevent a material breach of Applicable Law, provided, that in exercising such right, the Company shall act in good faith, taking into account the intent of the Parties with respect to, and the stated purposes of, this Agreement and the Transaction Agreements.

(b)                                 From the Effective Date and thereafter during the term of this Agreement, the Administrator, on behalf of the Company, shall assume responsibility for the receipt and processing of all Recoveries under the Covered Insurance Policies.  If any such Recoveries are received by the Company, the Company shall promptly remit such amounts to the Reinsurer.

(c)                                  The Administrator shall be responsible for allocating all amounts actually received by the Administrator under clause (b) above among the Separate Accounts, the Shared Separate Account, the Reinsurer and the Collection Account, as applicable, in accordance with the terms of the Covered Insurance Policies, the Reinsurance Agreement and this Agreement.  The Administrator, on behalf of the Company, shall process payment of any amounts to be paid out of each Separate Account and Shared Separate Account in accordance with the terms of the applicable Covered Insurance Policy, provided that Administrator shall process such payment, to the extent of sufficient funds therein.  The Parties shall cooperate, in conjunction with the applicable variable investment Funds, to establish procedures to prevent the commingling of assets attributable to the Administered Business, on the one hand, and the business of the Company that is not Administered Business, on the other hand, and otherwise to ensure that funds are traceable to the appropriate Company insurance policy.

Section 3.4                                    Legally Required Company Actions.  The Administrator shall give the Company timely notice of any Legally Required Company Actions including, without limitation, filings with insurance regulators and other Governmental Authorities, which relate principally to the Covered Insurance Policies, the Separate Accounts or the portion of the Shared Separate Account that relates to the Covered Insurance Policies and, subject to the Company Actions where required and to the extent reasonably practicable, will prepare in a timely manner the forms of any documentation required for the Company to comply therewith, and the Company will cooperate with the Administrator to the extent necessary to allow the Administrator to fulfill such obligations.

Section 3.5                                    Rate and Form Filings.  Subject to the Company’s rights in Section 3.4 hereof, the Administrator shall have the authority, with respect to the Covered Insurance Policies that constitute Reinsured Business, to make filings with applicable regulatory authorities, in the name and on behalf of the Company to (i) maintain the Company’s current rate and form filings with Governmental Authorities, (ii) effect changes to the Company’s rates and policy forms to the extent such changes are required by Applicable Law provided the Administrator gives the Company written notice of the nature of such required change not less than 10 Business Days prior to the proposed effective date thereof to the extent possible under Applicable Law, (iii) apply for changes

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in the premium rates that may be charged for the Covered Insurance Policies from time to time and make related amendments to the applicable policy forms including, without limitation, applications, endorsements and riders; provided that a copy of the generic rate change and related generic policy form filing shall be delivered to the Company at least fifteen (15) Business Days in advance of the date that Administrator begins making state specific filings to the extent possible under Applicable Law; (iv) apply for other amendments to the applicable Covered Insurance Policy forms including applications, endorsements and riders, provided that Administrator shall deliver copies of policy form filings it made with state regulatory authorities promptly upon the request of the Company; and (v) solely with respect to the Administrator’s  right to issue New Policies pursuant to, and subject to the provisions of, Section 3.8 hereof, apply for new policy forms and associated rates including applications, endorsements and riders, provided that a copy of the generic rate change and related generic policy form filing shall be delivered to the Company at least ten (10) Business Days in advance of the date that Administrator begins making state specific filings to the extent possible under Applicable Law.  The Company shall cooperate with the Administrator, at the Administrator’s expense, in seeking approval of any reasonable filing made pursuant to this Section.

Section 3.6                                    Existing Reinsurance Agreements.  The Administrator shall have the authority and responsibility to, and shall, manage and administer the portion of the Existing Reinsurance Agreements that relates to the Covered Insurance Policies, including providing all reports and notices that relate to the Covered Insurance Policies required with regard to such Existing Reinsurance Agreements to the reinsurer within the time required by such Existing Reinsurance Agreements and doing all other things necessary to comply with the terms and conditions of such Existing Reinsurance Agreements.  Without limiting the foregoing, Administrator shall timely pay all reinsurance premiums due to the reinsurer under such Existing Reinsurance Agreements with respect to the Covered Insurance Policies (other than the Net Retained Liability Policies) and, to the extent of funds available in the Accounts or otherwise provided by the Company, with respect to the Net Retained Liabilities Policies, and shall have the right to collect from such reinsurer all reinsurance recoverables due thereunder with respect to the Covered Insurance Policies.  The Administrator shall also have the authority to exercise any of the Company’s rights with respect to trust accounts, letters of credit or other security posted for the benefit of the Company in respect of the Covered Insurance Policies.  Notwithstanding the foregoing, the Company shall reasonably cooperate with Administrator, at Administrator’s expense, in the administration of the Existing Reinsurance Agreements to the extent that the Company’s participation is required thereunder or is reasonably requested by the counterparty to any the Existing Reinsurance Agreement.

Section 3.7                                    Shared Reinsurance Agreements.  The Company shall have the authority and responsibility to, and shall, manage and administer the portion of the Shared Reinsurance Agreements that does not relate to the Covered Insurance Policies, including providing all reports and notices that relate to policies other than the Covered Insurance Policies required with regard to such Shared Reinsurance Agreements to the reinsurer within the time required by such Shared Reinsurance Agreements and doing all other things necessary to comply with the terms and conditions of such Shared

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Reinsurance Agreements.  Without limiting the foregoing, the Company shall timely pay all reinsurance premiums due to the reinsurer under such Shared Reinsurance Agreements with respect to the policies other than Covered Insurance Policies, and collect from such reinsurer all reinsurance recoverables due thereunder with respect to the policies other than the Covered Insurance Policies.  Notwithstanding the foregoing, in the event that the Company materially fails to perform its obligations under this Section 3.7 with respect to such Shared Reinsurance Agreement, then upon written notice to the Company, the Administrator may assume the authority and responsibility to manage and administer the portion of such Shared Reinsurance Agreement that does not relate to the Covered Insurance Policies, and the Company shall use reasonable best efforts timely to provide any data, information, premiums and other amounts necessary in connection with such management and administration and shall otherwise cooperate in good faith with the Administrator.  In the event that (i) the Company has not materially failed to perform its obligation under this Section 3.7 with respect to a Shared Reinsurance Agreement but (ii) the Company is determined to be obligated to provide consolidated reporting with respect to such Shared Reinsurance Agreement, the Parties shall cooperate in good faith to develop a mutually agreeable method to manage and administer such Shared Reinsurance Agreement.

Section 3.8                                    New Policies.  The Company hereby authorizes and grants the Administrator the authority from and after the Effective Date until this Agreement is terminated in accordance with the terms hereof to reinstate or reissue the Covered Insurance Policies and issue New Policies in the name of the Company (i) pursuant to existing contractual commitments under Covered Insurance Policies, such as conversion rights, or (ii) subject to Section 5.14(e) of the Master Agreement, to offer directly to any holder of a Covered Insurance Policy any enhancement or modification of the terms of such Covered Insurance Policies.  The Administrator shall have the sole and exclusive right to make decisions with respect to the reinstatement, reissuance or issuance of the Covered Insurance Policies, subject to compliance with Applicable Law and the terms and conditions set forth in the applicable Covered Insurance Policies, the Reinsurance Agreement, the Master Agreement and this Agreement. All costs and expenses associated with the reinstatement, reissuance or issuance of New Policies shall be borne by the Administrator, without duplication of amounts payable under the Reinsurance Agreement.

Section 3.9                                    Bank Accounts for Serviced Business.

(a)                                 The Company will establish one or more bank accounts (each a “Collection Account”) into which the Administrator shall deposit the following amounts actually received by the Administrator with respect to the Serviced Business: (i) all amounts received as Premiums on the Net Retained Liabilities Policies, (ii) all amounts payable to the Company under Existing Reinsurance Agreements with respect to the Serviced Business, (iii) all other amounts payable to the Company in respect of the Serviced Business, and (iv) amounts payable by the Company pursuant to the last sentence of Section 3.9(b).  The Administrator shall issue drafts and transfer funds from the Collection Account necessary to fund the Disbursement Accounts in accordance with Section 3.9(b).

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(b)                                 The Company will establish one or more bank accounts (each a “Disbursement Account” and together with the Collection Account, the “Accounts”).  The Administrator shall (x) designate the authorized signatories for the Accounts; (y) issue drafts and make deposits into and transfers from the Accounts in the name of the Company and (z) engage in all other transactions with respect to the Accounts necessary in connection with the Serviced Business. The Administrator will pay the following disbursements by check, draft, or electronic payment drawn on Disbursement Account: (i) all benefits, other payments and adjustments payable by the Company on account of the Serviced Business, (ii) all amounts required to be deposited into the Separate Accounts or Shared Separate Account pursuant to Section 3.3(c), (iii) all reinsurance premiums, modified coinsurance reserve adjustment, investment income on assets held by the Company and other amounts payable to the reinsurer by the Company on account of the Existing Reinsurance Agreements in respect of the Serviced Business, (iv) subject to Section 4.1, the fees payable to the Administrator in respect of the Serviced Business, and (v) upon the written request of the Company, amounts in the Collection Account to the extent exceeding the amount required to be maintained to fund the payments described in the foregoing clauses (i)-(iv) on an ongoing basis, as determined in the Company’s sole discretion.  The Company name shall appear on the checks used for all payments made from the Disbursement Accounts.  The Administrator will on each Business Day determine the amount required to be paid from the Disbursement Account on such day and will promptly only fund such amounts from the Collection Account to maintain the Disbursement Account at all times at zero.  In the event that the balance in the Collection Account is insufficient to pay on behalf of the Company the amounts set forth above in respect of the Serviced Business and maintain the balance in the Disbursement Account at zero, the Company will, following notice by the Administrator, promptly fund any shortfall.

(c)                                  The Accounts are to be accessed by the Administrator for the sole purpose of making the deposits and disbursements described in the foregoing subsections (a) and (b), respectively, of this Section 3.9, and shall not be comingled with the Administrator’s other funds.  Upon the termination of this Agreement under the provisions of Section 8.1, the Company shall be entitled to immediately revoke any and all authority of the Administrator with respect to the Accounts.  The Administrator will provide the Company a monthly report of all receipts in and disbursements from the Collection Account and Disbursement Account in a form and in a time frame mutually agreed upon.

Section 3.10                             Scope of Authority.  Notwithstanding any other provision of this Agreement, without the consent of the Company, the Administrator shall not have authority to perform any Company Action and any action otherwise expressly denied to Administrator by the terms of the Transaction Agreements.

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ARTICLE IV

FEES FOR SERVICES

Section 4.1                                    Fees for Services.  In consideration of the Services the Administrator is providing in respect of the Separate Accounts and the Shared Separate Account and the related Covered Insurance Policies, the Company shall pay the Administrator the following fees: (i) a monthly fee equal to 0.0325%, multiplied by the average monthly market value of the assets in the Separate Accounts and the Shared Separate Account in respect of the Covered Insurance Policies during the prior month, which shall be calculated monthly as a simple average of beginning and ending balances and settled quarterly, and (ii) the fees set forth in Schedule VII.  Except as otherwise provided for in this Agreement, including in this Section 4.1, or any other Transaction Agreement, the Administrator shall receive no additional consideration with respect to the provision of the Services.

ARTICLE V

REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS AND REMITTANCES

Section 5.1                                    Reports.

(a)                                 As of and following the Effective Date, the Administrator shall (i) prepare all reports required by Schedule II and the Annexes thereto and (ii) at the Company’s cost and expense, any additional reports reasonably requested by the Company in connection with the performance of the Services and such additional reports shall be prepared and delivered on a timely basis in order for the Company to comply with any filing deadlines required by Applicable Law or by contract and, in the case of each of the foregoing clauses (i) and (ii), such reports shall be delivered in a commercially reasonable format usable by the Company, which, for the avoidance of doubt, may differ from the format currently used by the Company, or as otherwise agreed by the parties.

(b)                                 On a quarterly basis, (i) the Company shall prepare and provide to the Administrator a report containing a summary of any examinations or Actions initiated by a Governmental Authority or other Person with respect to which the Company has exercised its right to supervise and control the defense thereof in accordance with Section 7.2 or Section 7.6 in a form reasonably acceptable to the Administrator; and (ii) the Administrator shall prepare and provide to the Company a report containing a summary of any examinations or Actions initiated by a Governmental Authority or other Person relating to the Administered Business with respect to which the Administrator is supervising and controlling in a form reasonably acceptable to the Company.

(c)                                  Administrator will provide Seller, Parent or their designated representatives (including their outside auditors) access to its Sarbanes-Oxley Act and Model Audit Rules control documentation and testing results related to the

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Administered Business, and access to the books, records and employees of the Administrator for purposes of independently performing tests of the Administrator’s documentation and controls, as reasonably requested by the Company from time to time; provided, in lieu of granting such access, the Administrator may engage its outside auditors to furnish to the Company a report in accordance with Statements on Standards for Attestation Engagements No. 16 — Type II or AICPA Professional Standards AT Section 101 — Type II as applicable, covering the Administrator’s business operations, account reconciliation practices, information technology applications and information technology architecture as they relate to this Agreement.  Additionally, commencing following the termination of the Transition Services Agreement and for as long as this Agreement is in effect, within fifteen (15) days after the end of each calendar quarter, the Administrator shall indicate to the Company whether the Administrator is aware of any issues with respect to internal controls that would prevent it from providing the certifications set forth in Schedule VIII and, within thirty (30) days after the end of each calendar quarter, deliver to the Company a completed quarterly management representation letter, substantially in the form set forth in Schedule VIII, signed by the authorized officers of the Administrator specified in Schedule VIII, on internal controls and any changes thereto or failures of compliance in respect thereof, in support of the management representation letter to be issued by the Company to its independent accountants.  Administrator agrees that the Administered Business will remain subject to its customary Sarbanes-Oxley Act and Model Audit Rules controls environment and standards.  In the event that the nature of the Administered Business becomes such that the same level of controls and assurance is not needed, Administrator and the Company will work together to identify a mutually agreeable alternative approach such that the Company is able to satisfy its regulatory filing and audit requirements.  For purposes of this Section 5.1(c), any “materiality” or similar determination with respect to the Administered Business shall be made by reference to the Reinsured Liabilities, and not by reference to the Administrator or its consolidated group.

(d)                                 The Company shall, by April 30 of each year for which this Agreement remains in effect, provide to the Administrator an annual premium tax report (the “Annual Premium Tax Report”) that shows Premium Tax liability of the Company in respect of the Covered Insurance Policies (other than the Net Retained Liabilities Policies). The Annual Premium Tax Report will indicate any credits, deductions, or offsets that reduce the Reinsurer’s obligation to reimburse the Company for Premium Taxes under the terms of the Reinsurance Agreement.  The Annual Premium Tax Report will reflect (i) any overpayment or underpayment by the Administrator (as Reinsurer under the Reinsurance Agreement) for Premium Taxes with respect to Quarterly Premium Tax Payments (as defined in Schedule II hereof) for the calendar year to which the Annual Premium Tax Report relates and (ii) any other relevant adjustments to Premium Taxes, which adjustments shall be described in reasonable detail in a schedule to the Annual Premium Tax Report.  Such overpayment or underpayment will be

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paid by the appropriate party within 30 days of the receipt of the Annual Premium Tax Report.

Section 5.2                                    Books and Records and Access to Books and Records.

(a)                                 As of and following the Effective Date, to the extent not otherwise maintained by the Administrator under the Reinsurance Agreement, the Administrator shall maintain books and records of all transactions pertaining to the Administered Business (i) in accordance with any and all Applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies, and (iii) in a format accessible by the Company and its representatives.  All original books and records with respect to the Administered Business shall be or remain the property of the Company and shall not be destroyed without the consent of the Company; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement.

(b)                                 During the term of this Agreement, upon any reasonable request from the Company or its representatives, the Administrator shall (i) provide to the Company and its representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Effective Date by a Party hereto or its Affiliates) under the control of the Administrator pertaining to the Administered Business; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, (ii) permit the Company and its representatives to make copies of such records and (iii) permit the Company and its representatives to review, audit, or copy any Tax Returns for which the Administrator is responsible that relate to the Services and review the Administrator’s processes and operations with respect to its obligations in respect of Taxes that relate to Services performed for the Administered Business, in each case at no cost to the Administrator.  Nothing herein shall require the Administrator to disclose any information to the Company or its representatives if such information does not pertain directly to the Administered Business or if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or any contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use its reasonable best efforts to enable such information to be furnished or made available to the Company or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or require the Administrator to disclose its tax records or any personnel or related records.

(c)                                  During the term of this Agreement, upon any reasonable request from the Administrator or its representatives, the Company shall (i) provide to the Administrator and its representatives reasonable access during normal business hours to the books and records (including any such materials developed after the

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Effective Date by a Party hereto or its Affiliates) under the control of the Company pertaining to the Administered Business, the Company Actions and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Company, and (ii) permit the Administrator and its representatives to make copies of such records, in each case at no cost to the Administrator.  Nothing herein shall require the Company to disclose any information to the Administrator or its representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party) (it being understood that the Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Administrator or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or require the Company to disclose its tax records (other than premium tax filings) or any personnel or related records.

(d)                                 The Administrator shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business.  The Administrator shall back up all of its computer files relating to the Administered Business or otherwise used in the performance of the Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

(e)                                  The Administrator shall cooperate with any Governmental Authority having jurisdiction over the Company in providing access to the books and records referenced in this Section 5.2(a) or (b).

Section 5.3                                    Remittances.  Except as contemplated in Section 3.9, if the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to receive or obligated to process under the terms of this Agreement or the Reinsurance Agreement, the Administrator or such Affiliate shall promptly forward such remittance or other payment to the Company, but in any event, within ten (10) Business Days of receipt thereof.

ARTICLE VI
INABILITY TO PERFORM SERVICES; ERRORS

Section 6.1                                    Inability to Perform Services.  Subject to Section 3.2(c), in the event that the Administrator is unable to perform all or a portion of the Services for any reason for a period that could reasonably be expected to exceed ten (10) Business Days, the Administrator shall promptly provide notice to the Company of its inability to perform the applicable Services and shall cooperate with the Company in obtaining an alternative means of providing such Services.  The Administrator shall be responsible for

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all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.

Section 6.2                                    Errors.  Subject to Section 3.2(c), the Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as practicable following notice thereof from the Company or any other Person or upon discovery thereof by the Administrator.

ARTICLE VII
COMPLAINTS AND LEGAL ACTIONS

Section 7.1                                    Regulatory Complaints.  With respect to any examination or Action initiated by a Governmental Authority relating to the Administered Business:

(a)                                 if the Company or the Administrator receives notice of or otherwise becomes aware of such an examination or Action, the Company or the Administrator, as applicable, shall promptly notify the other Party thereof.  The Administrator shall, except as set forth in Sections 7.1(b) and 7.2, supervise and control the defense and/or settlement of such examinations and Actions initiated by any Governmental Authority at its own cost and expense, and in the name of the Company when necessary.

(b)                                 the Company authorizes the Administrator to prepare, with a copy to the Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that the Administrator shall provide its proposed response to the Company for its prior review and approval (which shall not be unreasonably withheld, delayed or conditioned), which shall be deemed to have been given unless the Administrator receives notice of objection to such proposed response within five (5) Business Days after receipt of such proposed response by the Company; provided, further, that, except as set forth in Section 7.2 hereof, if a response to a Governmental Authority is required by Applicable Law to be filed less than fifteen (15) Business Days after receipt of the communication from the Governmental Authority that gave rise to the required response, then the proposed response shall be deemed to have been so approved unless the Administrator receives notice of objection to such proposed response within a period equal to one-third of the number of Business Days (rounded down) within which the response was required; and

(c)                                  at the Company’s request, the Administrator shall provide to the Company a report summarizing the nature of any such examination or Action by a Governmental Authority, the alleged actions or omissions giving rise to such examination or Action and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters.

Section 7.2                                    Defense of Regulatory Complaints.  Notwithstanding anything in this Agreement to the contrary, the Company, upon written notice to the Administrator

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and at its own cost and expense, shall have the right at any time to supervise and exclusively control the defense and/or settlement of any examination or Action initiated by a Governmental Authority that (i) if successful, could, reasonably be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, (ii) relates to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes or (iii) relates primarily to the Serviced Business; provided, however, the Company shall not respond to any such examinations or Actions without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such matters and shall not unreasonably reject such recommendation, and shall not settle or compromise any such examinations or Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.3                                    Other Actions.  With respect to any Actions by any Person other than a Governmental Authority relating to the Administered Business, the Administrator shall:

(a)                                 notify the Company promptly, and in no event later than ten (10) Business Days after receipt of notice thereof, of any such Action that is instituted or threatened in writing;

(b)                                 subject to Sections 7.5 and 7.6, supervise and control the investigation, contest, defense and/or settlement of all such Actions that relate to the Administered Business at its own cost and expense, and in the name of the Company when necessary; provided, that the Administrator shall provide the Company with sufficient opportunity to comment on its handling of any Action; and

(c)                                  keep the Company fully informed of the progress of all such Actions relating to the Administered Business and, at the Company’s request, provide to the Company a report summarizing the nature of any such Action, the alleged actions or omissions giving rise to such Action and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters.

Section 7.4                                    Notice to Administrator.  After the date hereof, the Company shall notify the Administrator promptly, but in no event later than ten (10) Business Days, following its receipt of notice of any Action that has been instituted or threatened in writing relating to the Administered Business with respect to which the Company is named as a party, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

Section 7.5                                    Participation.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.1 and 7.2) relating to the Administered Business with respect to which the

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Company is a named party or that otherwise relates primarily to the Serviced Business if such Action, if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, without waiving any right to indemnification or payment that it may have under the terms of the Master Agreement, the Reinsurance Agreement or this Agreement.  The Administrator shall not settle or compromise any such Action without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (a) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Administrator and a full and complete release is provided to the Company and its Affiliates, (c) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would materially adversely affect the Company or its Affiliates and (d) the Action neither is certified, nor seeks certification, as a class action.

Section 7.6                                    Defense of Actions.  Notwithstanding anything to the contrary in this Article VII, the Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.1 and 7.2) that (i) if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, (ii) relates to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes or (iii) relates primarily to the Serviced Business; provided, however, except with respect to actions related exclusively to the Serviced Business that would not result in any liability to the Administrator, the Company shall not respond to any such Actions without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such Actions and shall not unreasonably reject such recommendation, and shall not settle or compromise any such Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7                                    Cooperation.  Each Party hereto shall cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges, and provided, further that the Company shall not be required to provide the Administrator access to any federal, state, or local consolidated income Tax Return that includes the Company or its Affiliates.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Administrator shall have the authority to institute, prosecute or maintain any regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

Section 7.8                                    Indemnification Rights.  Notwithstanding anything to the contrary herein, this Article VII is subject to and not intended to limit or modify the parties’ rights

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to indemnification pursuant to Article XI of this Agreement, Article IX of the Reinsurance Agreement and Article X of the Master Agreement.

ARTICLE VIII

DURATION; TERMINATION

Section 8.1                                    Duration.  This Agreement shall become effective as of the Effective Date and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 8.2.

Section 8.2                                    Termination.

(a)                                 This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b)                                 This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, and, in any case, such proceeding shall continue undismissed for forty-five (45) days.

(c)                                  This Agreement is subject to immediate termination at the option of the Company if there is a material and continuing breach by the Administrator of this Agreement and such breach is not cured within twenty (20) Business Days following receipt by Administrator of written notice of such breach from the Company; provided, however, if such material breach is not curable within such twenty (20) Business Day period, the Company may not terminate the Administrator’s performance of the Services if the Administrator has, within such twenty (20) Business Day period, provided the Company with a detailed, written description of the Administrator’s good faith plan to cure such material and continuing breach; provided, further, if such material and continuing breach is not cured within forty-five (45) days following the Administrator’s delivery to the Company of such plan or such longer period as the Company may consent to (such consent not to be unreasonably withheld, conditioned or delayed), the Company may terminate the Administrator’s performance of the Services.

(d)                                 Upon termination of this Agreement (other than a termination resulting from the termination of all liabilities of the Company under all Covered Insurance Policies in accordance with their respective terms), (i) the

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Administrator and the Company shall each cooperate in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services (or, where required by Applicable Law, copies thereof) to the Company or the Company’s designee reasonably acceptable to the Administrator, and (ii) to the extent this Agreement is terminated pursuant to Section 8.2(b) or (c), the Administrator shall use its reasonable best efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Services as reasonably necessary to permit the Company or such replacement servicer to perform the Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Services without interruption following termination of this Agreement.

(e)                                  Upon termination of this Agreement by the Company pursuant to Section 8.2(b) or (c), the Administrator shall reimburse the Company for (i) reasonable out-of-pocket costs for transitioning the Services to a substitute provider reasonably acceptable to the Company (provided that in the event the Reinsurance Agreement is in effect at the time of such termination, the Company shall obtain the Administrator’s consent to such substitute provider, such consent not to be unreasonably withheld, conditioned or delayed, and the Administrator shall notify the Company of its decision with respect to such consent as soon as reasonably practicable and in any event within fifteen (15) Business Days following delivery of the Company’s request for such consent), (ii) any reasonable fees paid to any such substitute provider and (iii) any reasonable out-of-pocket costs incurred by the Company with respect to the Services after termination of this Agreement; provided, however, that upon the termination of the Reinsurance Agreement, the fees and expenses set forth in clauses (ii) and (iii) shall no longer be payable by the Administrator.

Section 8.3                                    Survival.  Notwithstanding the other provisions of this Article VIII, Articles I, IX and XI and Sections 14.1, 14.3, 14.5, 14.8, 14.9 and 14.14(g) shall remain in full force and effect after the termination of this Agreement.

ARTICLE IX

CUSTOMER INFORMATION; OFAC

Section 9.1                                    Customer Information.  The Administrator shall, and shall cause its Affiliates, and shall require its Subcontractors, to, comply with Applicable Privacy Laws and the Information Security Requirements set forth in Schedule V attached hereto.

Section 9.2                                    OFAC Compliance.  Administrator shall not process any premium payment or pay any claim with respect to the Covered Insurance Policies if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international

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narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

ARTICLE X

DISASTER RECOVERY

Section 10.1                             Disaster Recovery.  For as long as Services are provided hereunder, at no cost to the Company, the Administrator shall, and shall cause its Affiliates to, maintain and adhere to the Administrator Disaster Recovery Plans.

ARTICLE XI

INDEMNIFICATION; REMEDIES

Section 11.1                             Indemnification by the Company.  The Company shall indemnify, defend and hold harmless the Administrator and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Administrator Indemnified Parties”) from and against any and all Losses incurred by the Administrator Indemnified Parties to the extent arising from (a) any breach by the Company of the covenants and agreements of the Company contained in this Agreement, (b) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to a Covered Insurance Policy or any interest offered under a Covered Insurance Policy or any amendment thereof, based on information provided in writing by the Company or an Affiliate for use by the Administrator in the preparation of such registration statement or prospectus, and (c) any successful enforcement of this indemnity; provided, that the Company shall have no obligation to indemnify any Administrator Indemnified Party to the extent (x) such Loss results from the gross negligence, bad faith or willful misconduct of the Administrator or (y) such Loss results from any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement.

Section 11.2                             Indemnification by the Administrator.  The Administrator shall indemnify, defend and hold harmless the Company and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “MLOA Indemnified Parties”) from and against any and all Losses incurred by the Company Indemnified Parties to the extent arising from (a) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement, (b) any violations of Applicable Law by the Administrator or its Affiliates or Subcontractors (including without limitation under the Securities Act of 1933 or otherwise arising from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to a Covered Insurance Policy or any interest offered under a Covered Insurance Policy or

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any amendment thereof, but only to the extent prepared or updated by Administrator and excluding any information provided in writing by the Company or Affiliates) and (c) any successful enforcement of this indemnity; provided, that the Administrator shall have no obligation to indemnify any MLOA Indemnified Party to the extent (x) such Loss results from the gross negligence, bad faith or willful misconduct of the Company or (y) such Loss results from any breach by the Company of the covenants and agreements of the Company contained in this Agreement.

Section 11.3                             Applicability of Master Agreement.  The limitations, procedures and qualifications set forth in Sections 10.2 through 10.4, and Sections 10.5(c) through (f) of the Master Agreement shall apply to Losses indemnified under this Article XI.

Section 11.4                             No Duplication; Exclusive Remedy.

(a)                                 If any Losses are indemnified under Section 10.1 of the Master Agreement or Section 9.1 and Section 9.2 of the Reinsurance Agreement, the Administrator Indemnified Party or MLOA Indemnified Party shall not be entitled to indemnification with respect to such Losses pursuant to Section 11.1 or Section 11.2 of this Agreement.

(b)                                 Except as provided in Section 11.5, the indemnities provided for in Section 11.1 or Section 11.2 shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive.

Section 11.5                             Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 14.3, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 11.6                             Relationship with Reinsurance Agreement.  Nothing contained in this Article XI is intended to amend or supersede any provision of the Reinsurance Agreement.

ARTICLE XII
COOPERATION; REGULATORY MATTERS

Section 12.1                             Cooperation.  The Parties hereto shall cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and

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promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any Transaction Agreement.  In accordance with the foregoing, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.

Section 12.2                             Compliance of the Covered Insurance Policies and Separate Accounts.  The Company and Administrator agree to cooperate fully with each other and any Governmental Authorities in maintaining the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies and the Existing Reinsurance Agreements in compliance in all material respects with Applicable Law.  If the Administrator determines that any of the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or the Existing Reinsurance Agreements are not in material compliance with Applicable Law, the Administrator shall so notify the Company and, in consultation with the Company, make reasonable best efforts, consistent with the Services contemplated under this Agreement, to bring such Covered Insurance Policies, Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or Existing Reinsurance Agreements into compliance with Applicable Law.  The Administrator shall use reasonable best efforts to prepare any necessary amendments to such Covered Insurance Policies, Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or Existing Reinsurance Agreements and shall prepare any necessary filings for the purpose of obtaining Governmental Authorities approval for such amendments.  For the avoidance of doubt, nothing in this Agreement, including in this Section 12.2, shall in any manner, limit or modify the Administrator’s rights to indemnification pursuant to Article XI of this Agreement, Article IX of the Reinsurance Agreement or Article X of the Master Agreement.

ARTICLE XIII
INSURANCE COVERAGE

Section 13.1                             Errors and Omissions Coverage.  Administrator shall maintain errors and omissions liability coverage with limits and retention amounts in commercially prudent amounts consistent with industry standards, to cover any loss arising as a result of any real or alleged negligence, errors or omissions on the part of Administrator’s officers, agents or employees in any aspect of the performance of services under this Agreement.

Section 13.2                             Qualifying Insurers.  Administrator shall obtain the coverage specified in Section 13.1 hereof from insurers having an A.M. Best Company claims-paying ability rating of at least “A”, a Standard & Poor’s Corporation insurer financial strength rating of at least “BBB+” and/or a Moody’s Investors Services, Inc. claims-paying ability rating of at least “Baa1”.  In the event that the ratings of an insurer which has issued the coverage specified in Section 13.1 are downgraded so that such insurer would no longer qualify to issue such coverage under the provisions of the preceding

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sentence, Administrator shall on renewal obtain replacement coverage from another insurer that so qualifies.

Section 13.3                             Certificates.  Administrator shall deliver to the Company evidence of the existence of these policies.  Administrator will give the Company thirty (30) days’ written notice prior to cancellation of, or any material change in, any such policy.

Section 13.4                             Cost and Duration of Coverage.  Administrator shall obtain and maintain the coverage specified in Section 13.1 hereof, at its own cost and expense, while this Agreement is in effect and for a period of one (1) year thereafter.

ARTICLE XIV
MISCELLANEOUS

Section 14.1                             Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

To the Company:

MONY Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

Fax:  (212) 314-6387

Attention:  General Counsel

With concurrent copies (which will not constitute notice) to:

AXA Equitable Financial Services, LLC

1290 Avenue of the Americas

New York, NY 10104

Facsimile:  (212) 314-6387

Attention:  General Counsel

AXA S.A.

25 avenue Matignon

75008 — Paris

France

Facsimile:  +33 1 56 69 92 75

Attention:  General Counsel

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Fax:  (212) 909-6836

Telephone:  (212) 909-6000

Attention:  Nicholas F. Potter, Esq.

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To the Administrator:

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Fax: (205) 268-3597
Telephone: (205) 268-1000
Attention:  General Counsel

with a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax: (212) 728-8111
Telephone:  (212) 728-8000
Attention:  John M. Schwolsky, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 14.2                             Entire Agreement.  This Agreement and the Master Agreement, the Ancillary Agreements and the other agreements contemplated hereby and thereby, and the Exhibits, Annexes and Schedules hereto and thereto together contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 14.3                             Governing Law and Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  The Company and the Administrator each hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of

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New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  The Company and the Administrator irrevocably agree, subject to subsection (c) of this Section 14.3, that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any Action, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction.  The Company and the Administrator each hereby waives, and agrees not to assert, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction.  The Company and the Administrator hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  The Company and the Administrator hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 14.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                                  The Company and the Administrator acknowledge that disputes relating to this Agreement and disputes relating to the Master Agreement may overlap, and agree that if any Administrator Indemnified Party or MLOA Indemnified Party has a right to indemnification or recovery under both this Agreement and the Master Agreement or any other Transaction Agreement, the Administrator Indemnified Party or MLOA Indemnified Party, as applicable, shall have the right to seek and obtain indemnification or recovery under any or all of such agreements; provided that no Administrator Indemnified Party or MLOA Indemnified Party may obtain duplicative indemnification or other recovery under such agreements.

Section 14.4                             No Third-Party Beneficiaries.  Other than the rights granted to the Administrator Indemnified Parties and the MLOA Indemnified Parties under Section 11.1 and Section 11.2, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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Section 14.5                             Expenses.  Except as otherwise provided herein, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other representatives.

Section 14.6                             Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Each party may deliver its counterpart to this Agreement by facsimile or other means of electronic transmission that utilizes image scan technology, and delivery of such counterpart by any such means shall be as valid as manual delivery of an original counterpart hereof.

Section 14.7                             Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 14.8                             Limitations.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOST REVENUES THAT THE OTHER PARTY MAY INCUR BY REASON OF ITS HAVING ENTERED INTO OR RELIED UPON THIS AGREEMENT, OR IN CONNECTION WITH ANY OF THE SERVICES PROVIDED HEREUNDER OR THE FAILURE THEREOF, REGARDLESS OF THE FORM OF ACTION IN WHICH SUCH DAMAGES ARE ASSERTED, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

Section 14.9                             Treatment of Confidential Information.

(a)                                 Non-Disclosure.  Neither party shall, and each shall cause their Affiliates that are Subcontractors or Recipients not to, make each other’s Confidential Information available in any form to any third party or to use such Confidential Information for any purpose other than to exercise their and their Affiliates that are Subcontractors or Recipients respective rights and perform their respective obligations under this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge and agree that use of Confidential Information is subject to the conditions and limitations set forth in Sections

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5.2(d), 5.2(e) and 5.14 of the Master Agreement.  Each party shall, and shall cause its Affiliates that are Subcontractors or Recipients to, hold each other’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Personnel in breach of this Agreement.  Without limiting the foregoing, each party shall, and shall cause its Affiliates that are Subcontractors or Recipients to, take all precautions, but not less than those employed to protect such party’s own Confidential Information or less than the due diligence and care a reasonable person would be required to use, to prevent the Confidential Information of the other party from being disclosed, distributed or used, in whole or in part, by any person in breach of this Agreement.  Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Article XIV and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief without the posting of any bond or security, in addition to whatever remedies it might have at law or under this Agreement.

(b)                                 Disclosure to Personnel.  A party or its Affiliates may disclose any Confidential Information received from the other party to their respective Personnel who have a need to know it for purposes of the receiving party performing its obligations or exercising its rights hereunder, and who agree to protect the received Confidential Information from unauthorized use and disclosure.  The receiving party shall take appropriate actions by instruction, agreement or otherwise, with its Personnel who are permitted access to the disclosing party’s Confidential Information or any part thereof in accordance with this Agreement, to inform them of this Agreement and obtain their compliance with the terms expressed herein.

(c)                                  Exceptions. The obligation of confidentiality under this Agreement does not apply to a party’s Confidential Information that (a) is or becomes a part of the public domain through no act or omission of the other party, (b) was in the other party’s lawful possession prior to the disclosure (which the other party can demonstrate) and had been obtained by the other party either directly or indirectly from the disclosing party, (c) is lawfully disclosed to the other party by a third party without restriction on disclosure or (d) is independently developed by the other party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the other party’s possession.

(d)                                 Disclosure Required by Law.  This Article XIV will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by Applicable Law, stock exchange rules or a Governmental Authority (including in connection with a report required to be filed with, or submitted to, a Governmental Authority); provided, that (to the extent permitted by law and reasonably practicable) a party so compelled to disclose Confidential Information (the “Responding Party”) shall give reasonable

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prompt written notice to the other party of such disclosure and shall have made a reasonable effort, at the other party’s expense, to provide the other party with an opportunity to comment on such disclosure in advance and/or seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.  Notwithstanding the foregoing obligation of the Responding Party, nothing in this Article XIV shall limit or restrict the ability of the other party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information.

Section 14.10                      Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein, neither this Agreement, nor any right or obligation hereunder, may be assigned by either of the parties (in whole or in part) without the prior written consent of the other party hereto.

Section 14.11                      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 14.12                      Status of Parties.  This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between Administrator and the Company other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement.  Neither Administrator nor the Company shall be construed to be the employer of the other.

Section 14.13                      Interpretation.

(a)                                 The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

(b)                                 This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting construction against the party causing the drafting of the provision in question.

(c)                                  The table of contents, articles, titles, captions and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The

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Schedules referred to herein are be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  All references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.  Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term.  Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.  Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute), and references to any section of any statute or regulation include any successor to the section.  Any agreements referred to herein include reference to all Schedules and other documents or agreements attached thereto.

Section 14.14                      Trademarks.  Administrator hereby acknowledges that the Company has adopted and is using the names and marks listed on Schedule VI hereto in connection with the Covered Insurance Policies (collectively, the “Licensed Names and Marks”).  The Company and Administrator agree as follows:

(a)                                 The Company hereby grants to the Administrator and Administrator hereby accepts a temporary, non-exclusive, non-transferable, royalty-free, license to use the Licensed Names and Marks in connection with the Services, during the term of, and subject to the terms and conditions set forth in this Agreement.   Any of the rights in the foregoing license may be sublicensed by the Administrator in connection with any contract permitted by Section 14.15.  The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services.  Other than in connection with the Services, none of the rights licensed to the Administrator under this Section 14.14 may be assigned, sublicensed or otherwise transferred by the Administrator, nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void. The merger of Administrator with or into another entity shall not constitute

37

an assignment or other transfer of the rights licensed to the Administrator under this Section 14.14.

(b)                                 The Licensed Names and Marks are intended to be a complete listing of all names, marks and logos used in connection with and for the purpose of identifying the Covered Insurance Policies.  The Company will add to Schedule VI any names, marks and logos that were inadvertently omitted.  The Administrator agrees that it will use the Licensed Names and Marks as the Company used them prior to the Closing and, otherwise, only in accordance with the performance and usage standards established by the Company and communicated to the Administrator (including graphic standards as prescribed by the Company).  The Administrator shall have no right to use the Licensed Names and Marks in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of Administrator’s services other than in the performance of the Services.

(c)                                  The Administrator agrees not to adopt or use any service mark, logo or design confusingly similar to the Licensed Names and Marks.  It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator, but the Company shall not materially modify the Licensed Names and Marks if such modification would require regulatory approval of the Administrator’s use of the Licensed Names and Marks, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld.  Any material costs incurred by the Administrator associated with such modification shall be reimbursed by the Company.

(d)                                 The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that, as between the Administrator and the Company, all proprietary rights therein and the goodwill attached thereto belong exclusively to the Company.  All uses of the Licensed Names and Marks by the Administrator shall, with respect to service mark ownership only, inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered by the Company in its name, it being understood that the present license shall not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company.  The Company shall, in its own name and at its own expense, maintain appropriate service mark protection for the Licensed Names and Marks.  The Administrator shall not at any time during the term of this Agreement or at anytime thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company.  The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Company.  Administrator shall not represent that it has any right, title or interest in the

38

Licensed Names and Marks other than the rights expressly granted by this Agreement.

(e)                                  Subject to the provisions of Article XI hereof, the Company will indemnify, defend and hold the Administrator harmless from any Losses that arise in connection with any claim that the Licensed Names and Marks infringe on the rights of any third party.  Subject to the provisions of Article XI, with the exception of infringement or similar claims involving the Licensed Names and Marks, the Administrator will indemnify, defend and hold the Company harmless from any Losses that arise in connection with the Administrator’s use of the Licensed Names and Marks other than as authorized under this Agreement.  This Section 14.14(e) shall survive the termination or expiration of this Agreement.

(f)                                   The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party.  Any such action shall be conducted at the Company’s expense.  The Administrator shall provide prompt written notice to the Company of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist the Company at the Company’s expense in any such action brought by the Company.  It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.

(g)                                  The agreements and covenants contained in this Section 14.14 shall continue in effect until such time as this Agreement is terminated pursuant to Section 8.2.  Upon termination of this Agreement, the Administrator shall discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond 60 calendar days after termination).  Upon any such termination, the Administrator shall take all commercially reasonable actions necessary to effect such discontinuance.  Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

Section 14.15                      Subcontracting.  Administrator shall not subcontract to any Person for the performance of any Services that Administrator is to provide hereunder without the prior written approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that Administrator may subcontract to (i) the Company’s existing service providers (to the extent of the services so provided), (ii) any of the Persons identified on Schedule IV or (iii) any Affiliate of the Administrator (each such subcontracting party, a “Subcontractor”) for the performance of any Services that Administrator is to provide hereunder upon prior written notice thereof to the Company; provided further that no subcontracting shall relieve Administrator from any of its obligations or liabilities hereunder, and Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such Services as if provided by Administrator.  Unless specifically agreed in writing by the

39

Company, neither Subcontractors nor their personnel shall have the power or authority to act as agent or attorney-in-fact of the Company or bind the Company in any way.

Section 14.16                      Conflict.  In the event of any conflict between the terms of this Agreement and the Reinsurance Agreement, the terms of the Reinsurance Agreement shall control.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

40

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

MONY LIFE INSURANCE COMPANY OF AMERICA

By
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By
Name:
Title:

TRUST AGREEMENT1

Dated as of

[                    ]

[                          ].,

as Grantor

and

[                                            ]

as Beneficiary

and

as Trustee

1   Note to Draft: This form of Trust Agreement shall be modified as necessary to negotiations with the proposed trustee as mutually agreed by Seller and Purchaser.

EXHIBITS
A — Form of Beneficiary Withdrawal Notice
B — Form of Grantor Withdrawal Notice
C — Investment Guidelines

i

TRUST AGREEMENT

THIS TRUST AGREEMENT, dated as of [              ] (this “Agreement”), by and among [                ], a [                    ] domiciled life insurance company (such insurer and its successors by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator thereof, being hereinafter referred to as the “Grantor”), [                                                                        ], a [                                        ]-domiciled life insurance company (such insurer and its successors by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator thereof, being hereinafter referred to as the “Beneficiary”), and                                                , a New York banking corporation, as trustee, for the benefit of the Beneficiary (such bank and its successors by operation of law, in its or their capacity as trustee, being referred to as the “Trustee”).

RECITALS

WHEREAS, the Grantor desires to establish with the Trustee a trust account with account # [                      ] (the “Trust Account”), and transfer to the Trustee for deposit in the Trust Account Assets (as hereinafter defined) to be made subject to this Agreement in order to secure payments of certain amounts at any time and from time to time owing by the Grantor to the Beneficiary under the Reinsurance Agreement (as hereinafter defined);

WHEREAS, the Trustee has agreed to act as Trustee hereunder and, in accordance with the terms hereof, to hold Assets in trust in the Trust Account on the terms herein set forth; and

WHEREAS, this Agreement is made for the sole use and benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1                                             Deposit of Assets to the Trust Account.

(a)                                 Concurrently with the execution and delivery of this Agreement, the Trustee shall establish a Trust Account in the Grantor’s name, and shall administer the Trust Account as Trustee for the benefit of the Beneficiary in accordance with the terms of this Agreement and for the sole use and benefit of the Beneficiary.  All such trusteed Assets at all times shall be maintained in or credited to the Trust Account, separate and distinct from all other assets of the Trustee, and shall be continuously maintained or credited by the Trustee, subject to the provisions of Section 7(d) hereof.

(b)                                 On or about the date hereof, the Grantor shall transfer or cause to be transferred to the Trustee, for deposit to the Trust Account, Eligible Assets in accordance with Section 4.2(a) of the Reinsurance Agreement and shall transfer to the Trustee, for deposit to the Trust Account, Eligible Assets as it may from time to time be required to deposit by this Agreement, the Reinsurance Agreement or otherwise (all such Eligible Assets and proceeds thereof in the Trust Account are “Assets”).  The Grantor, prior to depositing Eligible Assets with the Trustee, shall

2

execute or cause to be executed assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment, in order that the Beneficiary or the Trustee, upon the direction of the Beneficiary, may whenever necessary negotiate any such Eligible Assets without the consent or signature from the Grantor or any other entity.

(c)                                  The Grantor hereby represents, warrants and covenants (i) that any assets transferred by the Grantor to the Trustee for deposit to the Trust Account will be in such form that that the Beneficiary whenever necessary may, and the Trustee upon direction by the Beneficiary will, negotiate any such assets without consent or signature from the Grantor or any person in accordance with the terms of this Agreement; and (ii) that all assets transferred by the Grantor to the Trustee for deposit to the Trust Account will consist only of Eligible Assets at the time of such transfer.  The Trustee shall have no responsibility whatsoever to determine at any time whether any Assets are or continue to be Eligible Securities.

Section 2                                             Withdrawal of Assets from the Trust Account.

(a)                                 The Beneficiary shall have the right to withdraw Assets from the Trust Account only if the Grantor fails to pay any amount due to the Beneficiary under the Reinsurance Agreement and (i) such amount is not subject to a good faith dispute and (ii) such failure is not cured within ten (10) Business Days after the Grantor has received written notice of such failure from the Beneficiary (an “Uncured Grantor Default”).  Following the occurrence and during the continuance of an Uncured Grantor Default, the Beneficiary may provide written notice to the Grantor of its desire to withdraw Assets from the Trust Account, specifying the amount and type of Assets to be withdrawn.  At least two (2), but not more than ten (10), Business Days following its delivery of such notice to the Grantor, the Beneficiary shall be permitted to direct the Trustee to withdraw Assets from the Trust Account not in excess of the amount of the Uncured Grantor Default from the Trust Account pursuant to this Section 2(a) upon written notice to the Trustee, with a copy to the Grantor (a “Beneficiary Withdrawal Notice”) in the form attached hereto as Exhibit A, specifying the Assets or cash amount to be withdrawn (and the Beneficiary shall not deliver a Beneficiary Withdrawal Notice except in accordance with this sentence).  Any such withdrawals shall be utilized and applied by the Beneficiary or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Beneficiary, without diminution because of insolvency on the part of the Beneficiary or the Grantor, only to pay the amount of the Uncured Grantor Default due to the Beneficiary under the Reinsurance Agreement.  A Beneficiary Withdrawal Notice delivered pursuant to this Section 2(a) may designate a third party designee to whom Assets specified therein shall be delivered.

(b)                                 If the aggregate Reinsurer Statutory Book Value of all Eligible Assets held in the Trust Account as of the end of any Quarterly Accounting Period is greater than the Required Balance as of the end of such Quarterly Accounting Period, the Grantor may provide written notice to the Beneficiary of its desire to withdraw Assets from the Trust Account, specifying the amount and type of Assets to be withdrawn.  Within five Business Days following its delivery of such notice to the Beneficiary, the Grantor shall be permitted, without further notice to, or consent of, the Beneficiary to direct the Trustee to withdraw Assets from the Trust Account in excess of the amount necessary to maintain such Required Balance as of the applicable quarter end, which notice shall be in the form attached hereto as Exhibit B (a “Grantor Withdrawal

3

Notice”), which Grantor Withdrawal Notice shall specify the invested Assets or cash amount to be withdrawn (and the Grantor shall not  deliver a Grantor Withdrawal Notice except in accordance with this sentence).  Following such withdrawal, the aggregate Reinsurer Statutory Book Value of all Eligible Assets held in the Trust Account shall be at least equal to the Required Balance as of the end of the Quarterly Accounting Period referenced in the first sentence of this Section 2(b).  A Grantor Withdrawal Notice delivered pursuant to this Section 2(b) may designate a third party designee to whom Assets specified therein shall be delivered.

(c)                                  The Trustee shall have no responsibility whatsoever to determine whether any notice of a desire to withdraw Assets by the Beneficiary to the Grantor or by the Grantor to the Beneficiary pursuant to Section 2(a) or 2(b) of this Agreement has been properly delivered or whether any Withdrawal Notice has been timely provided by the Beneficiary or the Grantor thereafter.  The Trustee shall have no responsibility whatsoever to determine that any Assets withdrawn from the Trust Account pursuant to Section 2 of this Agreement will be used and applied in the manner contemplated hereunder or in accordance with the terms of the Reinsurance Agreement.  The Trustee shall have no duty to compel the Grantor to deposit Assets into the Trust Account or to determine or assure that the Grantor or the Beneficiary, as applicable, complies with its obligations or limitations set forth in Section 2(a), Section 2(b) [or Section 3(c)].

Section 3                                             Procedure for Withdrawals of Assets; Certain Covenants.

(a)                                 Following receipt of a Withdrawal Notice and in accordance with Section 2, the Trustee shall promptly take any and all steps necessary to transfer, absolutely and unequivocally, all right, title and interest to the invested Assets or cash amount specified in such Withdrawal Notice and shall deliver such invested Assets or cash amount as specified in such Withdrawal Notice.  The Trustee shall be fully protected in relying conclusively upon any Withdrawal Notice or any other written demand, instruction, direction, acknowledgment, statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, electronic mail, letter, or other communication (collectively, “Communications”) of the Beneficiary or the Grantor, as applicable, for any such withdrawal that on its face conforms to the requirements of this Agreement.

(b)                                 Subject to Section 4 and Section 10 of this Agreement, in the absence of a Withdrawal Notice, the Trustee shall allow no substitutions or withdrawals of any Asset from the Trust Account.

(c)                                  The Trustee may neither take, nor consent to the taking of, any action which would or could result in the placement of any lien on any of the Trust Account’s Assets except as stated under this Agreement.  In addition, the Trustee shall have no authority to assign, transfer, pledge, or set off any of the Trust Account’s Assets except as expressly permitted herein.  Neither the Grantor, nor the Trustee, nor their respective successors and assigns, shall alienate, sell, transfer, assign, encumber or otherwise impair any of the Trust Account’s Assets except as stated under this Agreement.  Any attempt to do so is void and of no force or effect.

(d)                                 The Grantor may retain (and pay the service fees of) a professional investment manager (the “Investment Manager”) to manage and make investment decisions with regard to

4

any of the Assets held in the Trust Account, and the Grantor agrees to provide reasonable advance written notice to the Trustee and the Beneficiary of the appointment of each Investment Manager so retained; provided that the Grantor shall remain responsible for all its obligations or liabilities under this Agreement despite delegation of any such obligations or liabilities to such Investment Manager and the Grantor shall be liable with respect to the services to be provided by the Investment Manager as if provided by the Grantor.

Section 4                                             Redemption, Investment and Substitution of Assets.

(a)                                 The Trustee shall surrender for payment all maturing Assets and all Assets called for redemption and deposit the principal amount of the proceeds of any such payment to the Trust Account and will provide notice thereof by electronic mail or other Electronic Methods to the Beneficiary and the Grantor.

(b)                                 From time to time, at the written order and direction of the Grantor or its designated Investment Manager, and without consent of, or prior notice to, the Beneficiary, the Trustee shall, invest and reinvest the Assets in the Trust Account in Eligible Assets.  The Trustee shall have no responsibility whatsoever to determine that such designated investments constitute Eligible Assets, and may rely on the direction of the Grantor or its designated Investment Manager.

(c)                                  From time to time, and without consent of, or prior notice to, the Beneficiary, the Grantor or its designated Investment Manager may direct the Trustee to substitute Assets, provided that at the time of such substitution, the withdrawn Assets are replaced with other Eligible Assets and the Fair Market Value of the Assets in the Trust Account, after giving effect to such substitution, is at least equivalent to the Fair Market Value of the Assets in the Trust Account prior to such substitution.

(d)                                 All investments and substitutions of Assets referred to in paragraphs (b) and (c) of this Section shall be in compliance with the definition of “Eligible Assets” in Section 11.  Any instruction or order concerning such investments or substitutions of Assets shall be referred to herein as an “Investment Order.”  The Trustee shall execute Investment Orders and settle securities transactions by itself or by means of an agent or broker, including an Affiliate.  The Trustee shall not be responsible for any act or omission, or for the solvency, of any such agent or broker.

(e)                                  When the Trustee is directed to deliver Assets against payment, delivery will be made in accordance with generally-accepted market practice.  Settlement of and payment for Eligible Assets received for, and delivered from, the Trust Account may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including without limitation, the delivery of Eligible Assets to a purchaser, broker, dealer or their respective agents either against a receipt for future payment or without any payment (so-called “free delivery”), and the Grantor assumes the risks of any such settlement.  The Trustee shall execute Investment Orders and settle securities transactions by itself or may utilize agents or brokers, including Affiliates, and shall not be responsible for any act or omission, or for the solvency, of any such agent or broker. The Grantor shall reimburse the Trustee such fees and charges as such agent or

5

broker customarily charges.  No such charge or payment shall reduce the Trustee’s compensation hereunder.  In no event shall the Trustee be required to assume any risk or incur any liability in connection with the settlement of and payment for Eligible Assets received for, and delivered from, the Trust Account, whether effected through a Depository or otherwise.

(f)                                   Any loss incurred from any investment pursuant to the terms of this Section 4, or from any settlement of Eligible Assets, shall be borne exclusively by the Trust Account.  The Trustee shall not be liable for any loss due to changes in market rates or penalties for early redemption.

(g)

(i)                                     The Grantor understands that when the Trustee is instructed to deliver Assets against payment or in exchange for cash (for example in connection with the settlement of a securities transaction or a redemption, exchange, tender offer or similar corporate action), such payment or exchange of cash may not occur simultaneously with the delivery of such Eligible Assets and that the Trustee may deliver such Eligible Assets prior to actually receiving final payment.  Consequently, as a matter of bookkeeping convenience, the Trustee may credit the Trust Account with the anticipated receipt of payment prior to actual receipt of final payment.  The risk of non-receipt of payment shall be the Trust Account’s, the Grantor’s and the Beneficiary’s alone, and the Trustee shall have no liability therefor.

(ii)                                  In the event that the Trustee in its discretion advances funds to the Grantor to facilitate the settlement of any transaction, or elects to permit the Grantor to use funds credited to the Trust Account in anticipation of final payment, or if the Grantor otherwise becomes indebted to the Trustee (including indebtedness as a result of overdrafts in the Trust Account), the Grantor shall, immediately upon demand, reimburse the Trustee for such amounts (in the same currency if legally available) plus any interest thereon.  For purposes of this Trust Agreement, payment will not be “final” until the Trustee has received immediately available funds which, under applicable local laws, regulations, rules, customs or practices, are not reversible and not subject to any encumbrance.  Interest charged by the Trustee in relation to any such debits or overdrafts shall be charged at a rate separately agreed between the Trustee and the Grantor.

Section 5                                             Income.

All payments of interest, dividends and other income in respect of Assets (the “Income”) shall be posted and credited by the Trustee to the Trust Account established and maintained by the Grantor at an office of the Trustee in New York City.  Any Income automatically posted and credited on the payment date to the Trust Account which is not subsequently received by the Trustee shall be reimbursed by the Grantor to the Trustee and the Trustee may debit the Trust Account for this purpose.

Section 6                                             Taxes; Right to Vote Assets.

(a)                                 The Grantor shall pay, prior to delinquency, all taxes, assessments and other charges levied upon the Assets or the Trust Account and shall discharge all liens against the Assets and the Trust Account; provided, however, that unless and until foreclosure, distraint,

6

levy, sale or similar proceedings shall have been commenced, the Grantor need not pay any such tax, assessment or other charge so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as security sufficient to pay such tax, assessment or other charge (and any interest and penalties which may be applicable thereon) has been provided to the Trustee to protect the Beneficiary and the Trustee.  In the event that the Grantor shall fail so to pay any such tax, assessment or other charge (and shall not be so contesting it) or to discharge any such lien, the Beneficiary may, at its option, but shall not be required to, make any payments necessary to pay such tax, assessment or other charge and/or to discharge such lien, and the Grantor shall, upon demand, reimburse the Beneficiary for the full amount of such payments (together with interest from the date paid to but not including the date reimbursed at, a fluctuating rate per annum equal to the prime rate as announced by the Trustee from time to time).  The Trustee shall not be responsible for paying any taxes, assessments or other charges or discharging liens on the Trust Account or any of the Assets thereof.

(b)                                 The parties hereto intend that the Trust Account be classified for United States federal income tax purposes as a grantor trust.  Each party hereto agrees to treat the Trust Account as a grantor trust and the Grantor as the owner of the Assets for all United States federal, state and local tax purposes.  The Trustee shall not be authorized or empowered to do anything that would cause the Trust Account to fail to qualify as a grantor trust or the Grantor to fail to be treated as the owner of the Assets for such tax purposes.  The Grantor shall be responsible for any tax reporting (including filing of any income tax returns and, if applicable, obtaining tax identification numbers) required on behalf of the Trust Account and shall notify the Trustee of the tax identification number of the Trust Account.

(c)

(i)                                     Whenever Eligible Assets (including, but not limited to, warrants, options, conversions, subscriptions, takeovers, other forms of capital reorganizations, redemptions, tenders, options to tender or non-mandatory puts or calls) confer optional rights on the Grantor or provide for discretionary action or alternative courses of action by the Grantor, the Grantor or its Investment Manager shall be responsible for making any decisions relating thereto and for instructing the Trustee to act.  In order for the Trustee to act, it must receive the Grantor’s or Investment Manager’s written instructions at the Trustee’s offices, addressed as the Trustee may from time to time request, by the reasonable deadline specified by the Trustee from time to time.  If the Trustee does not receive such written instructions prior to such specified deadlines, the Trustee shall not be liable for failure to take any action relating to or to exercise any rights conferred by such assets.

(ii)                                  The  Trustee shall endeavor to notify the Grantor or its Investment Manager of such rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken provided that the Trustee has received, with respect to Eligible Assets issued in the United States and the United Kingdom, from the issuer, or, with respect to Eligible Assets issued in the United States, United Kingdom and in any other country, from one of the nationally or internationally recognized bond or corporate action services to which the Trustee subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken.  If the Trustee shall

7

not actually receive such notice, the Trustee shall have no liability for failing to so notify the Grantor or its Investment Manager.

(iii)                               With respect to all Eligible Assets, however registered,  the voting rights are to be exercised by the Grantor or its Investment Manager.  With respect to Eligible Assets issued in the United States and the United Kingdom, the Trustee’s only duty shall be to mail to the Grantor or its Investment Manager any documents (including proxy statements, annual reports and signed proxies) relating to the exercise of such voting rights. With respect to securities issued outside of the United States and the United Kingdom, at the written request of the Grantor or its Investment Manager, the Trustee will provide access to a provider of global proxy services (the cost of which will be paid by the Grantor).  Other than providing access to such provider of global proxy services the Trustee shall have no obligations with respect to voting. The Trustee shall forward all annual and interim investor reports and all proxies, consent solicitations and similar materials relating to any of the Assets to the Grantor within a reasonable period of time following the Trustee’s receipt thereof.  The Grantor shall have the full and unqualified right to exercise any voting, consent or similar rights with respect to all Assets in the Trust Account.

Section 7                                             Additional Rights and Duties of the Trustee.

(a)                                 The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets in the Trust Account upon the inception of the Trust Account and at the end of each calendar month thereafter (the “Monthly Statement”).The Monthly Statement shall list (i) all of the Assets[ with CUSIP number (if applicable)] and other specific identifying information with respect to any Asset[ that has no CUSIP number], and (ii) any transfers of Assets to or from the Trust Account during such calendar month, including all purchases and sales of Assets during such calendar month.  The Monthly Statement shall be given as soon as practicable, but in no event later than ten (10) Business Days after the end of the calendar month most recently concluded.  At the Grantor’s or the Beneficiary’s request, the Trustee may provide daily reporting to the Beneficiary, the Grantor or its designated Investment Manager by granting access to the Trustee’s automated data system affording on-line access to trust accounts information.  The Monthly Statement under this Section 7(a) and the notices under Section 7(c) hereof shall be deemed given by the Trustee to the Grantor and the Beneficiary to the extent that the Grantor and the Beneficiary, as the case may be, had previously requested and had been given access to the Trustee’s automated data system affording on-line access to trust accounts information and such information is posted by the Trustee on such system within the relevant period.

(b)                                 Before accepting any asset for deposit to the Trust Account, the Trustee shall determine that such asset is in such form that the Beneficiary whenever necessary may, or the Trustee upon written direction by the Beneficiary may, negotiate such asset without consent or signature from the Grantor or any other Person other than the Trustee, in accordance with the terms of this Agreement.  All Eligible Assets, including securities or other property, that take the form of an instrument or certificated security underlying any financial assets credited to the Trust Account shall be registered in the name of the Trustee, indorsed to the Trustee or in blank (either on the related instrument, on the certificated security or on a stock power).

8

(c)                                  The Trustee shall notify the Grantor and the Beneficiary in writing, within ten (10) days, of any deposits to or withdrawals from the Trust Account.

(d)                                 All Assets shall be safely held by the Trustee in its office in the United States, except that the Trustee may hold any Asset that is in book-entry form as of the date it is credited to the Trust Account (a “Book-Entry Asset”) through the book-entry account maintained by the Trustee with the related depository for such Book-Entry Asset at the Federal Reserve Bank of New York or in depositories such as the Depository Trust Company, Euroclear, Clearstream Banking S.A. and any other securities depository, book-entry system or clearing agency authorized to act as a securities depository, book-entry system or clearing agency pursuant to applicable law and identified to Grantor from time to time, and the respective successors and nominees of the foregoing (such a depository being referred to herein as a “Depository”).  The Trustee shall identify on its books and records the Eligible Assets, cash, and Income held in the Trust Account, whether held directly or indirectly through Depositories.  The Trustee will endeavor, to the extent practicable, to hold securities in the country or other jurisdiction in which the principal trading market for such securities is located, where such Eligible Assets are to be presented for cancellation and/or payment and/or registration, or where such Eligible Assets are acquired.  The Trustee may hold cash and may deposit such cash with, and effect transactions through Depositories.  Cash may be held in non-interest bearing commingled bank accounts in the name of the Trustee and the Trustee will record, on its books and records, the Trust’s entitlement to such cash.  A Book-Entry Asset may be held in the name of a nominee maintained by the Trustee or any such Depository.  The Trustee shall have no liability whatsoever for the action or inaction of any Depository, any issuer of securities, or for any losses resulting from the maintenance of Eligible Assets with a Depository.  In no event shall the Trustee be liable for holding Assets in any particular country or for losses related to or arising out of such holding, including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions, regulations, exchange or currency controls, devaluations or market conditions affecting transfers, or execution of transactions

(e)                                  The Trustee shall accept and may open all mail directed to the Grantor or the Beneficiary in care of the Trustee.  The Trustee shall promptly forward all mail to the addressee whether or not opened.

(f)                                   The Trustee shall keep full and complete records of the administration of the Trust Account.  Upon the reasonable written request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, at their own expense, during the Trustee’s normal business hours any books, documents, papers and records relating to the Trust Account or the Assets.

(g)                                  (i)                                     The Trustee is authorized to rely conclusively upon all Communications (including, without limitation, Investment Orders, Withdrawal Notices and Termination Notices) given by officers, agents and/or employees named in letters and incumbency certificates furnished to the Trustee from time to time by the Grantor, the Investment Manager or the Beneficiary and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor, the Investment Manager or the Beneficiary (collectively “Instructions”), including Instructions given by letter, facsimile transmission or electronic media, if the Trustee reasonably

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believes such Instructions to be genuine and to have been signed, sent or presented by the proper party or parties.  The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith without fraud, negligence or willful misconduct on such Instructions.  The Trustee shall not incur any liability in executing Instructions prior to receipt by it of (i) notice of the revocation of the written authority of the individual(s) named therein or (ii) notice from any officer, agent or employee of the Grantor, the Investment Manager or the Beneficiary named in a letter or incumbency certificate delivered hereunder prior to receipt by it of a more current certificate. Each of the Grantor and the Beneficiary acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee, and that there may be more secure methods of transmitting instructions than the method selected by the sender.  Each of the Grantor and the Beneficiary agrees that the security procedures, if any, to be followed in connection with a transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(ii)                                  Each of the Grantor and the Beneficiary hereby authorizes the Trustee to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods (but excluding on-line communications systems covered by a separate agreement (such as the Trustee’s Inform or CA$H Register Plus system (On-Line Communications Systems)) (“Electronic Methods”) by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Grantor and/or the Beneficiary.  Except as set forth below with respect to funds transfers, the Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Grantor and/or the Beneficiary (other than to verify that the signature on a facsimile is the signature of a person authorized to give instructions and directions on behalf of such party); and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Grantor and/or the Beneficiary as a result of such reliance upon or compliance with such instructions or directions.  Each of the Grantor and the Beneficiary agrees to assume all risks arising out of the use of Electronic Methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Funds Transfers.  With respect to any “funds transfer,” as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply:  payment instruction of the Grantor or the Beneficiary, as the case may be, is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request.  If the name is listed as an authorized signer on the relevant account, the Trustee will confirm the instructions by telephone call to any person listed as an authorized signer on the account, who may be the same person who initiated the instruction.  When calling back, the Trustee will request from the staff member of the Grantor or the Beneficiary, as the case may be, his or her name.  If the name is listed in the Trustee’s records as an authorized signer, the Trustee will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information.  Each of the Grantor and the Beneficiary agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Trustee in accordance with the above procedures.  When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Trustee, and any

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other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named.  This applies to beneficiaries as well as any intermediary bank.  Each of the Grantor and Beneficiary agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Trustee hereunder.

Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Trustee pursuant to this authorization prior to the Trustee’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

Without prejudice to, or limitation of, any other provision of this Agreement, the Grantor or the Beneficiary, as applicable, agrees to indemnify and hold harmless the Trustee against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Trustee as a result of or in connection with the Trustee’s reliance upon and compliance with instructions or directions given by Electronic Methods, provided, however, that such Losses have not arisen from the negligence or willful misconduct of the Trustee, it being understood that the failure of the Trustee to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person does not constitute negligence or willful misconduct.

(h)                                 The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended in accordance with the terms hereof, and no implied duties or obligations shall be read into this Agreement against the Trustee.  The Trustee shall be liable only for its own fraud, negligence, willful misconduct or lack of good faith.  Subject to the preceding sentence, the Trustee is not liable for acting in accordance with or relying upon any instruction, notice, demand, certificate or document contemplated by and given in accordance with this Agreement from the Grantor or the Beneficiary.

(i)                                     No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law.

(j)                                    The Trustee may confer with a nationally recognized outside law firm of its selection in relation to matters arising under this Agreement and shall, upon demand, be indemnified and held harmless by the Grantor from and against any and all losses incurred by the Trustee hereunder for any actions taken, omitted or suffered by it in connection with this Agreement or under any transaction contemplated hereby without any lack of good faith, fraud, negligence or willful misconduct on the part of the Trustee and in accordance with the written advice or opinion of such counsel.  The written advice or opinion of such law firm shall be full and complete authority and protection for the Trustee with respect to any action taken, omitted or suffered by it in good faith and in accordance with such written advice or opinion of such law firm.

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(k)                                 The parties hereto acknowledge that nothing in this Agreement shall require the Trustee to risk or expend its own funds in performing its obligations under this Agreement or obligate the Trustee to extend credit, grant financial accommodation or otherwise advance moneys for the purpose of making any payments or part thereof or otherwise carrying out any Instructions, including, without limitation, any Investment Order.

(l)                                     Except as set forth in Section 7(d), the Trustee shall not be responsible for the existence, genuineness or value of any of the Assets or for the validity, perfection, priority or enforceability of any liens or security interest in any of the Assets, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes fraud, negligence, bad faith or willful misconduct on the part of the Trustee, for the validity of title to the Assets, for insuring the Assets or for the payment of taxes, charges, assessments or liens upon the Assets.

(m)                             The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Trustee, including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, accidents, labor disputes, loss or malfunction of utilities or computer software or hardware, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility.

(n)                                 The Trustee shall have no responsibility or liability for, and the Grantor is solely responsible and liable for, the payment of and obtaining reclaims, refunds and credits, where applicable, of all taxes, assessments, duties, and other governmental charges (including any interest or penalties with respect thereto) with respect to the Assets or the Trust Account.  With respect to the payment of taxes, in the event the Trustee is required under Applicable Law to pay any tax, duty or other governmental charge or any interest or penalty with respect thereto in connection with its services hereunder, the Trustee is hereby authorized to debit the Trust Account in the amount thereof and to pay such amount to the appropriate taxing authority provided, however, that the Trustee shall give the Grantor prior notice of its intent to so debit the Trust Account and make such payment.  With respect to tax reclaims, refunds and credits, for each country in which the Trustee holds in the Trust Account Eligible Assets and a tax reclaim, refund or credit may be available, the Trustee will submit such forms as are necessary to the appropriate tax or other governmental authorities and take such action as is reasonable to obtain such benefits and, where such forms must be completed by the Grantor, will provide the Grantor with the appropriate forms and otherwise assist the Grantor to obtain such tax benefits.

(o)                                 The Trustee is authorized to disclose information concerning the Trust Account and Assets to its Affiliates and other providers of services as may be necessary in connection with the administration of the Assets or performance of this Agreement (including, by way of example and not by way of limitation, attorneys and accountants for the Trustee) and may disclose to third parties that it is providing to the Grantor the services contemplated by this Trust Agreement.  For the avoidance of doubt, the Trustee shall not be held responsible for information held by such persons or of which the Trustee is not aware by virtue of restricted access or “ethical screen” arrangements.  If the Trustee becomes aware of confidential information which it believes prevents it from effecting a particular transaction under this Trust Agreement, then the Trustee may refrain from effecting that transaction.

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(p)                                 The Trustee shall in no way be responsible for determining the amount of Assets required to be deposited, or to monitor whether or not the Assets at any time are or continue to be Eligible Assets or have been invested in accordance with the Investment Guidelines or to determine independently the prices or market value of any Assets.  The Trustee shall be under no obligation to determine whether or not any instructions given by the Grantor and Beneficiary are contrary to any provision of law.  It is understood and agreed that the Trustee’s duties are solely those set forth herein and that the Trustee shall have no duty to take any other action unless specifically agreed to by the Trustee in writing.  Without limiting the generality of the foregoing, the Trustee shall not have any duty to advise, manage, supervise or make recommendations with respect to the purchase, retention or sale of any Assets as to which a default in the payment of principal or interest has occurred or to be responsible for the consequences of insolvency or the legal inability of any broker, dealer, bank or other agent employed by the Grantor or Trustee with respect to the Assets provided that, in cases where the Trustee has employed such an agent, the Trustee shall have selected and retained such agent with reasonable care.  The Trustee shall have no liability for any release of Assets made by it at the direction of the Beneficiary or the Grantor provided in accordance with the terms hereof.

(q)                                 Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee, be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee, has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

Section 8                                             The Trustee’s Compensation, Expenses and Indemnification.

(a)                                 The Grantor shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at its usual and customary rates for services of this sort, as determined in good faith by the Trustee from time to time and communicated to and agreed to in writing by the Grantor.  The Grantor shall also pay or reimburse the Trustee for all of the Trustee’s expenses and disbursements in connection with its duties under this Agreement (including reasonable attorneys’ fees and expenses [and reasonable accounting and consulting fees and expenses]), except any such expense or disbursement as may arise from the Trustee’s fraud, negligence, willful misconduct or lack of good faith.  .

(b)                                 The Grantor hereby indemnifies the Trustee for, and holds it harmless against, any losses (including reasonable attorneys’ fees and expenses [and reasonable consulting and accountants’ fees and expenses]) incurred or paid (other than as a result of the Trustee’s fraud, negligence, willful misconduct or lack of good faith), arising out of or in connection with the performance of its duties and obligations under this Agreement, including without limitation any loss arising out of or in connection with the status of the Trustee in connection with the performance of its duties and any nominee as the holder of record of any or all of the Assets.  In addition to and not in limitation of the foregoing, the Beneficiary hereby indemnifies the Trustee for, and holds it harmless against, any losses (including attorney’s fees and expenses [and reasonable consulting and accountants’ fees and expenses]) incurred or paid (other than as a result of the Trustee’s fraud, negligence, willful misconduct or lack of good faith), arising out of or in connection with actions taken by the Trustee pursuant to any written instruction from the Beneficiary to perform any such action.  The Grantor and the Beneficiary each hereby

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acknowledge that the foregoing indemnities shall survive the resignation of the Trustee or removal of the Trustee or the termination of this Agreement.

(c)                                  No Assets shall be withdrawn from the Trust Account or used in any manner for paying compensation to, or reimbursement or indemnification of, the Trustee.

(d)                                 Except as expressly provided herein, the Trustee hereby waives any and all rights of offset, counterclaim and recoupment against the Trust Account, and waives any lien (statutory or otherwise) that it may assert against the Trust Account.

Section 9                                             Resignation of the Trustee.

(a)                                 The Trustee may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Beneficiary and to the Grantor.  The Grantor and the Beneficiary jointly also may remove the Trustee at any time, without assigning any reason therefor, on ninety (90) days’ prior written notice thereof to the Trustee.  Such resignation or removal shall become effective on the acceptance of appointment by a successor Trustee and the transfer to such successor Trustee of all Assets in the Trust Account in accordance with paragraph (b) of this Section 9.

(b)                                 Upon receipt of the Trustee’s notice of resignation or giving notice to the Trustee of removal, the Grantor and the Beneficiary shall promptly appoint a successor trustee.  Any successor trustee shall be a bank that is a member of the Federal Reserve System and shall not be a parent, a subsidiary or an Affiliate of the Grantor or the Beneficiary.  Upon the acceptance of the appointment as trustee hereunder by a successor trustee and the transfer to such successor Trustee of all Assets in the Trust Account, the resignation or removal of the Trustee shall become effective.  Thereupon, such successor trustee shall succeed to and become vested with all the rights, powers, privileges and duties of the Trustee, and the Trustee shall be discharged from any future duties and obligations under this Agreement, but the Trustee shall continue after its resignation or removal to be entitled to the benefits of the indemnities provided herein for the Trustee.

Section 10                                      Termination of the Trust Account.

(a)                                 The Trust Account and this Agreement, except for the indemnities provided herein, which shall survive termination, may be terminated, other than pursuant to an order of a court having jurisdiction, only after (i) (A) the Grantor has given the Trustee written notice of its intention to terminate the Trust Account (the “Notice of Intention”), and (B) the Trustee has given the Grantor and the Beneficiary the written notice specified in paragraph (b) of this Section 10 or (ii) the Grantor and the Beneficiary have given joint written notice to the Trustee that the Required Balance plus the amount of any outstanding Financed Amounts is less than or equal to $50 million (the “Notice of Minimum Balance”), as required under the Reinsurance Agreement.  Each of the Notice of Intention and Notice of Minimum Balance shall specify the date on which the Grantor and, in the case of a Notice of Minimum Balance, the Beneficiary intend the Trust Account to terminate (the “Proposed Date”).

(b)                                 Within ten Business Days following receipt by the Trustee of a Notice of Intention or a Notice of Minimum Balance, the Trustee shall give at least thirty days written

14

notice (the “Termination Notice”) to the Beneficiary and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate.  The Termination Date shall be (a) the Proposed Date (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is at least thirty days but no more than forty-five days subsequent to the date the Termination Notice is given, (b) thirty days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is less than thirty days subsequent to the date the Termination Notice is given; or (c) forty-five days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is more than forty-five days subsequent to the date the Termination Notice is given.

(c)                                  On the Termination Date, after satisfaction of any outstanding Withdrawal Notices, and only in connection with a termination pursuant to a Notice of Termination (and not in connection with a Notice of Minimum Balance), upon receipt of written consent of the Beneficiary, the Trustee shall transfer any Assets remaining in the Trust Account to the Grantor, at which time all duties and obligations of the Trustee with respect to such Assets shall cease.  Until such Assets have been so transferred, the Beneficiary may withdraw Assets in accordance with Section 2.

Section 11                                      Definitions.

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both such forms of such term are used in this Agreement):2

The term “Quarterly Accounting Period” shall have the meaning set forth in the Reinsurance Agreement.

The term “Affiliate” with respect to any Person shall mean a Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

The term “Agreement” shall have the meaning specified in the preamble.

The term “Applicable Law” means any U.S.  domestic or foreign federal, provincial, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

The term “Assets” shall have the meaning specified in Section 1(b) of this

Agreement.

The term “Beneficiary” shall have the meaning specified in the preamble.

2                        To the extent appropriate, defined terms should be conformed to the Master Agreement/Reinsurance Agreement.

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The term “Beneficiary Withdrawal Notice” shall have the meaning specified in Section 2(a), of this Agreement.

The term “Book-Entry Asset” shall have the meaning specified in Section 7(d) of this Agreement.

The term “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

The term “Communications” shall have the meaning specified in Section 3(a) of this Agreement.

The term “Depository” shall have the meaning specified in Section 7(d) of this Agreement.

The term “Electronic Methods” shall have the meaning specified in Section 7(g)(2) of this Agreement.

The term “Eligible Assets” means cash and investments consistent with the investment guidelines as set forth on Exhibit C.

The term “Fair Market Value” means, as of any date of determination, (i) as to cash, the amount thereof; and (ii) as to an asset other than cash, the fair market value of such asset determined in accordance with SAP of the Reinsurer domiciliary state and either (A) based on the closing price obtained from Interactive Data Corporation or another third party pricing service reasonably acceptable to the Ceding Company, or (B) if such fair market value is not reasonably available from a third party pricing service, as determined by the Reinsurer, in each case together with any accrued and unpaid interest thereon.

The term “Financed Amounts” shall have the meaning set forth in the Reinsurance Agreement.

The term “Governmental Authority” means any court, administrative or regulatory or self-regulatory agency or commission, or other federal, provincial, state or local governmental or self-regulatory authority or instrumentality having jurisdiction over any party hereto.

The term “Grantor Withdrawal Notice” shall have the meaning specified in Section 2(a) of this Agreement.

The term “Grantor” shall have the meaning specified in the preamble.

The term “Income” shall have the meaning specified in Section 5 of this Agreement.

The term “Instructions” shall have the meaning specified in Section 7(g)(i) of this Agreement.

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The term “Investment Order” shall have the meaning specified in Section 4(d) of this Agreement.

The term “Monthly Statement” shall have the meaning specified in Section 7(a) of this Agreement.

The term “Notice of Minimum Balance” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Notice of Intention” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Person” shall mean and include an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof

The term “Proposed Date” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Reinsurance Agreement” means the Reinsurance Agreement, dated as of [                        ], 2013, between the Beneficiary and the Grantor.

The term “Required Balance” shall have the meaning set forth in the Reinsurance Agreement.

The term “Reinsurer Statutory Book Value” shall have the meaning set forth in the Reinsurance Agreement.

The term “Termination Date” shall have the meaning specified in Section 10(b) of this Agreement.

The term “Termination Notice” shall have the meaning specified in Section 10(b) of this Agreement.

The term “Trust Account” shall have the meaning specified in the preamble.

The term “Trustee” shall have the meaning specified in the preamble.

The term “Uncured Grantor Default” shall have the meaning specified in Section 2(a).

The term “Withdrawal Notice” means a Beneficiary Withdrawal Notice or a Grantor Withdrawal Notice.

Section 12                                      Governing Law.

This Agreement and the Trust Account shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws; to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.  Each party hereto hereby (i)

17

waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement, (ii) consents to the jurisdiction of any state or federal court situated in New York City, New York in connection with any dispute arising hereunder and (iii) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The establishment and maintenance of the Trust Account, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the State of New York. Each of the Parties hereto hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as the Trustee may select.

Section 13                                      Successors and Assigns.

No party may assign this Agreement or any of its obligations hereunder without the prior written consent of the other parties; provided, however, that this Agreement shall inure to the benefit of and bind those who, by operation of law, become successors to the parties, including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor, merged or consolidated entity; and provided, further, that, in the case of the Trustee, the successor trustee is eligible to be a trustee under the terms hereof.

Section 14                                      Severability.

In the event that any provision of this Agreement shall be declared invalid or unenforceable by any Governmental Authority having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.

Section 15                                      Entire Agreement.

This Agreement constitutes the entire agreement among the parties, and there are no understandings or agreements, conditions or qualifications regarding the subject matter hereof, including but not limited to the rights and obligations of the Trustee, which are not fully expressed in this Agreement.

Section 16                                      Amendments.

This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, only if such modification, amendment or waiver is in writing and signed by all of the parties.

Section 17                                      Notices, etc.

Unless otherwise provided in this Agreement, all Communications (including, without limitation, any Investment Orders or Instructions) required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a) (i) when delivered personally, (ii) when made or given by facsimile or electronic media, or (iii) in the case of mail delivery, upon the expiration of three days after any Communication shall

18

have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

If to the Grantor:

[                              ]

with a copy to:

If to the Beneficiary:

[                              ]

[                              ]

[                              ]

Fax: [                      ]

Attention: General Counsel

with a copy to:

[                              ]

[                              ]

[                              ]

Fax: (212) 909-6836

Telephone: (212) 909-6000

Attention:

If to the Trustee:

Each party may from time to time designate a different address for Communications (including, without limitation, Investment Orders) by giving written notice of such change to the other parties.

Section 18                                      Headings.

The headings of the sections and the table of contents have been inserted for convenience of reference only, and shall not be deemed to constitute a part of this Agreement.

Section 19                                      Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same agreement.

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Section 20                                      USA Patriot Act.

The Grantor and the Beneficiary hereby acknowledge that the Trustee is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Trustee must obtain, verify and record information that allows the Trustee to identify the Grantor and the Beneficiary.  Accordingly, prior to opening an account hereunder, the Trustee will ask the Grantor and the Beneficiary to provide certain information including the Grantor’s and the Beneficiary’s name, physical address, tax identification number and other information that will help the Trustee to identify and verify the Grantor’s and the Beneficiary’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.  The Grantor and the Beneficiary agree that the Trustee cannot open an account hereunder unless and until the Trustee verifies the Grantor’s and the Beneficiary’s identity in accordance with the Trustee’s CIP.

Section 21                                      Required Disclosure.

The Trustee is authorized to supply any information regarding the Trust Account and related Assets that is required by Applicable Law.  Each of the Grantor and the Beneficiary agrees to supply the Trustee with any required information if it is not otherwise reasonably available to the Trustee.

Section 22                                      Representations.

Each party represents and warrants to the others that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

Section 23                                      Dispute Resolution.

In the event of any dispute between or conflicting claims by or between the Grantor and the Beneficiary and/or any other person or entity with respect to any Assets, the Trustee shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Assets so long as such dispute or conflict shall continue, and the Trustee shall not be or become liable in any way to the Grantor or the Beneficiary for failure or refusal to comply with such conflicting claims, demands or instructions.  The Trustee shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Trustee or (ii) the Trustee shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting.  The Trustee may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such

20

proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Grantor and the Beneficiary.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[GRANTOR]

By:
Name:
Title:

[ ]

By:
Name:
Title:

, AS TRUSTEE

By:
Name:
Title:

22

CONFIDENTIAL	EXHIBIT F
Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

by and between

AXA EQUITABLE LIFE INSURANCE COMPANY

and

PROTECTIVE LIFE INSURANCE COMPANY

Dated as of               , 2013

Table of Contents

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Other Definitional Provisions	3

ARTICLE II
TRANSITION SERVICES

Section 2.1	Transition Services	4
Section 2.2	Omitted Services	4
Section 2.3	Scope of Services	6
Section 2.4	Permits	6
Section 2.5	Third Party Performance of Services	7
Section 2.6	Provision and Migration of Transition Services	7
Section 2.7	Business Readiness of Recipient	8

ARTICLE III
SERVICE LEVELS; SERVICE COORDINATORS; TSA COMMITTEE

Section 3.1	Quality of Services	8
Section 3.2	Policies	9
Section 3.3	Dispute Resolution	10

ARTICLE IV
PROPERTIES

Section 4.1	Title to Properties	10
Section 4.2	Ownership of Intellectual Property; License	10

ARTICLE V
FEES

Section 5.1	Fees	10
Section 5.2	Third Party Costs	11
Section 5.3	Invoices	11
Section 5.4	Payment	11
Section 5.5	Sales Tax, Etc.	11
Section 5.6	Allocation of Costs	12

i

INDEX OF EXHIBITS

Exhibit A	Transition Services

Exhibit B	Excluded Services

Exhibit C	Reverse Transition Services

Exhibit D	Service Coordinators

Exhibit E	Policies

Exhibit F	Approved Vendors

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [              ], 2013, is entered into by and between AXA Equitable Life Insurance Company, a life insurance company organized under the laws of the State of New York (“Provider”), and Protective Life Insurance Company, an insurance company organized under the laws of the State of Tennessee (“Purchaser”).

RECITALS:

WHEREAS, AXA Equitable Financial Services, LLC (“Seller”) and Purchaser have entered into a Master Agreement, dated as of [              ], 2013 (the “Master Agreement”), pursuant to which Seller has agreed to sell the Shares to Purchaser, and Purchaser has agreed to purchase the Shares from Seller (capitalized terms used but not defined herein have the meanings ascribed to them in the Master Agreement); and

WHEREAS, in order to ensure an orderly transition of the business (other than the Excluded Assets) of MONY and the MLOA Business (“Business”) to Purchaser, Purchaser desires that the Provider (as defined herein) perform certain transition services for the Business, and the Provider desires to perform such services as further set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:

(a)                                 “Agreement” has the meaning set forth in the preamble.

(b)                                 “Approved Vendor” has the meaning set forth in Section 5.2.

(c)                                  “Bug” has the meaning set forth in Section 3.1(c).

(d)                                 “Business” has the meaning set forth in the second recital.

(e)                                  “Change” has the meaning set forth in Section 3.1(c).

(f)                                   “Commencement Date” has the meaning set forth in Section 6.1.

(g)                                  “Confidential Information” means any information of a party, its Affiliates, members, licensors, consultants, service providers, advisors or agents that is identified in writing at the time of disclosure as confidential or proprietary, as well as any information that, based on the circumstances under which it was disclosed, a reasonable person would believe to be confidential or proprietary.  Confidential Information includes trade secrets; pricing data; employee information; customer personal information; cost information; supplier information; financial and tax matters; third-party contract terms; inventions; know-how; processes; methods; models; technical information; schedules; code; ideas; concepts; data; software and business plans (regardless of whether such information is identified as confidential).

(h)                                 “Designated Recipient” has the meaning set forth in Section 2.1.

(i)                                     “Fees” has the meaning set forth in Section 5.1.

(j)                                    “Force Majeure Event” has the meaning set forth in Section 11.1.

(k)                                 “Indemnified Parties” has the meaning set forth in Section 10.1.

(l)                                     “Indemnifying Party” has the meaning set forth in Section 10.1.

(m)                             “Lookback Period” has the meaning set forth in Section 2.2.

(n)                                 “Master Agreement” has the meaning set forth in the first recital.

(o)                                 “Omitted Service” has the meaning set forth in Section 2.2.

(p)                                 “Personnel” means, with respect to any party, (i) the employees, officers and directors of such party or its Affiliates or (ii) agents, accountants, attorneys, independent contractors and other third parties engaged by such party or its Affiliates.

(q)                                 “Provider” has the meaning set forth in the preamble.

(r)                                    “Purchaser” has the meaning set forth in the preamble.

(s)                                   “Recipient” means MONY and its Affiliates that conduct the operations of the Business after the Closing Date.

(t)                                    “Responding Party” has the meaning set forth in Section 9.4.

(u)                                 “Reverse Transition Service” has the meaning set forth in Section 2.2.

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(v)                                 “Security Incident” has the meaning set forth in Section 8.3.

(w)                               “Security Regulations” means a party’s and its Affiliates’ system security policies, procedures and requirements, as amended from time to time.

(x)                                 “Seller” has the meaning set forth in the first recital.

(y)                                 “Significant Service Shortfall” has the meaning set forth in Section 3.1(b).

(z)                                  “Systems” has the meaning set forth in Section 8.4(a).

(aa)                          “Terminating Party” has the meaning set forth in Section 6.3.

(bb)                          “Termination Date” has the meaning set forth in Section 6.1.

(cc)                            “Third Party Supplier” means any current third party providing a portion of the Transition Services; or any new suppliers retained by Seller to provide Separation services; or any new suppliers which Purchaser wishes to employ to support its activities.

(dd)                          “Transition Services” has the meaning set forth in Section 2.1.

(ee)                            “TSA Records” has the meaning set forth in Section 7.1.

(ff)                              “VAT” has the meaning set forth in Section 5.5.

Section 1.2                                    Other Definitional Provisions.

(a)                                 For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.

(b)                                 Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)                                  The term “including” means “including but not limited to.”

(d)                                 Any reference herein to “written notice” or a “writing” shall be interpreted to include electronic formats.

(e)                                  Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.

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(f)                                   All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require.

(g)                                  Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.

(h)                                 All terms defined in this Agreement shall have the defined meaning when used in any Exhibit or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE II
TRANSITION SERVICES

Section 2.1                                    Transition Services.  The Provider shall provide to the Recipients or, subject to the approval of the Provider, such approval not to be unreasonably withheld or delayed, a third-party designated by the Recipient (the “Designated Recipient”), the transition services set forth on Exhibit A1 attached hereto (collectively, the “Transition Services”) in accordance with the terms and conditions of this Agreement and any terms specific to any Transition Service set forth on Exhibit A, commencing on the dates and continuing for the periods set forth in accordance with Article VI.

Section 2.2                                    Omitted Services.  The Recipient may ask that the Provider provide any service that was not set forth in Exhibit A, but that was provided to the Business during the period from December 1, 2012 to the date hereof (such period, the “Lookback Period” and each requested service, an “Omitted Service”), by sending a written request to the Provider:  (w) within three (3) months after the date hereof, or (x) for an Omitted Service that has historically been provided on a quarterly basis, promptly after discovering the need for such Omitted Service and in no event later than forty-five (45) days from the end of the first full quarterly period after the date hereof to which such Omitted Service is related, or (y) for an Omitted Service that has historically been provided on an annual basis, promptly after discovering the need for such Omitted Service and in no event later than ninety (90) days from the end of the first relevant annual period after the date hereof to which such Omitted Service is related.  Within a reasonable timeframe after the receipt of such request (taking into account the nature of the Omitted Service), the parties shall negotiate in good faith the implementation and duration of such Omitted Service.  Provider shall provide or cause to be provided such Omitted Service, with the Commencement Date for such Omitted Service starting on the date upon which Provider first provides or causes to be provided such service.  Unless

1 Note: Services listed on Exhibits A and C to be removed or amended based on activity between the effective date of the Master Agreement and the Closing Date.

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otherwise agreed in good faith between the parties, the cost of such Omitted Service shall be in accordance with Section 5.1 and reasonably consistent with the methodology and monetary values used to calculate the Fees for services, if any, of substantially similar type that are performed with substantially similar personnel (whether of Seller or third-parties).  The provision of such Omitted Services shall in all respects be subject to the terms of this Agreement, shall be added to Exhibit A, shall constitute an amendment to this Agreement and shall thereafter be considered a Transition Service.  Unless otherwise agreed by the parties, the term for such Omitted Services shall be in accordance with Section 6.1 hereto.

The foregoing obligations of the Provider with respect to an Omitted Service shall not apply with respect to any services that (a) were intentionally discontinued in the ordinary course of business prior to one (1) month preceding the date hereof and discontinued other than in anticipation of the transactions contemplated by the Master Agreement or (b) are excluded services set forth in Exhibit B.  Furthermore, the Provider shall not be obligated to provide any Omitted Service (i) to the extent that both the human resources and systems reasonably required to provide such Omitted Service have been transferred to the Purchaser (or were offered to be transferred and declined at Purchaser’s option) in connection with the sale of the MONY business, provided that if only a portion of the resources reasonably required to provide such Omitted Service have been transferred to the Purchaser in connection with the sale of the MONY business, the Provider shall, subject to the rest of this Section 2.2, negotiate in good faith with respect to the provision of the portion of such Omitted Service for which Provider has retained the necessary resources; (ii) if the Recipient or Provider has identified (and in Provider’s case, given to Recipient written notice of), or if the Recipient (with Provider’s reasonable assistance) has not made reasonable efforts to identify an alternative service provider (including the Purchaser or any of its Affiliates) to provide services that are substantially similar to such Omitted Service at a substantially similar service level and cost as was performed by the Provider in the Business on or after December 1, 2012; provided that such determination has reasonably taken into account the circumstances under which the need for the Omitted Service has arisen, including time sensitivity and Applicable Law; or (iii) if personnel at a specific level of seniority or with specific expertise are reasonably necessary for the provision of the Omitted Service, and the performance of the Omitted Service by such personnel would proximately cause a material disruption to the ability of the Provider or any of its Affiliates to conduct its own business.

The Provider may ask that the Recipient provide services reasonably necessary for the conduct of the Seller’s business, as conducted during the Lookback Period, that was previously performed by personnel previously employed by Seller during the Lookback Period that are employed by Recipient at the time of request (such personnel, “Reverse Services Employees”), by sending a written request to the Recipient within three months of the date hereof.  Unless otherwise agreed in good faith by the Transition Committee, the scope of such services shall not exceed the tasks performed by such Reverse Services

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Employee for Seller during the Lookback Period.  Within a reasonable timeframe after the receipt of such request (taking into account the nature of the service being requested), the parties shall negotiate in good faith the implementation, cost and duration of such services, upon agreement, the “Reverse Transition Services.” The cost of such Reverse Transition Services shall be listed on Exhibit C.  Recipient shall provide or cause to be provided such service, with the Commencement Date for such service starting on the date upon which Recipient first provides or causes to be provided such service.  The provision of such Reverse Transition Services shall in all respects be subject to the terms of this Agreement shall be added to Exhibit C, and shall constitute an amendment to this Agreement.

Notwithstanding the foregoing, the Recipient shall not be obligated to provide any Reverse Transition Service (i) to the extent that either the human resources or the systems reasonably required to provide such Reverse Transition Service have not been transferred to the Purchaser in connection with the sale of the MONY business, provided that if a portion of the resources reasonably required to provide such Reverse Transition Service has been transferred to the Purchaser in connection with the sale of the MONY business, the Recipient shall, subject to the rest of this Section 2.2, negotiate in good faith with respect to the provision of the portion of such Reverse Transition Service for which the necessary resources have been transferred to the Recipient; (ii) if the Recipient or Provider has identified (and in Recipient’s case, given to Provider written notice of), or if the Provider has not made reasonable efforts to identify an alternative service provider (including the Provider or any of its Affiliates) to provide services that are substantially similar to such Reverse Transition Service at a substantially similar service level and cost as was performed by the Provider in the Business on or after December 1, 2012; provided that such determination has reasonably taken into account the circumstances under which the need for the Reverse Transition Service has arisen, including time sensitivity and Applicable Law, or (iii) if the performance of the Reverse Transition Service by such Reverse Services Employees would proximately cause a material disruption to the ability of the Recipient to conduct its own business.

Section 2.3                                    Scope of Services.  In no event shall the Provider be obligated to provide any Transition Service to the Recipient for any purpose other than to facilitate the Recipient’s ability to conduct the Business as conducted immediately preceding the date hereof, or to facilitate the migration of such services to systems under the direction of Recipient.

Section 2.4                                    Permits.  Provider represents and covenants that, except as would not be reasonably expected to have a material adverse effect on Seller’s ability to provide a Transition Service, (i) to its best knowledge and good faith belief, as of the date hereof, it, and any of its Affiliates through which Provider intends to provide a Transition Service, has all material Permits necessary to provide the Transition Services for which it is responsible, and (ii) such Permits shall survive and remain effective immediately after

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Closing Date, and no such Permits shall expire within sixty (60) days after the Closing Date.  However, Provider’s lack of Permits shall not excuse performance under this Agreement.  After the Closing Date, Provider shall be responsible for keeping in force all Permits necessary to provide the Transition Services for which it is responsible.  If, after the Closing Date and without obtaining prior written approval from Recipient, Provider changes the manner in which it provides the Transition Services such that Provider or its Affiliates must obtain any additional Permits necessary to provide the Transition Services hereunder, Provider shall be responsible for obtaining such necessary Permits, at its own cost.  If required by Applicable Law, the Provider shall send to the policyholders of the Covered Insurance Policies a written notice prepared by the Provider advising that the Provider has been appointed by the Recipient to provide the Transition Services.  Such notices shall be mailed to each such policyholder’s last known address of record.

Section 2.5                                    Third Party Performance of Services.  The Provider may, in its reasonable discretion, outsource the provision of the Transition Services to its Affiliates and any third party that, immediately prior to the date hereof, was providing such services to the Business; provided that: a) with respect to Transition Services provided other than during any extension period granted under Section 6.2, Provider will employ an approach reasonably consistent with the past practices of the Business since December 1, 2012, and nevertheless in accord with Section 5.2 herein, in choosing the third parties to whom Transition Services are outsourced; and b) no such outsourcing shall relieve Provider from any of its obligations or liabilities hereunder, and c) Provider remains responsible hereunder for all obligations or liabilities of such outsourcing partner with respect to the providing of such service or services as if provided by such Provider — including but not limited to service levels as set forth in Section 3.1 hereto.

Upon the Provider’s request and written approval by the Recipient, certain Transition Services shall be directly provided by the Provider’s Affiliates to the Recipient subject to Provider and the relevant Affiliate of the Provider entering into a separate valid and binding agreement at terms and conditions substantially similar to those of this Agreement, provided that Provider shall remain responsible for all obligations or liabilities of such Affiliate of the Provider with respect to the providing of such service or services as if provided by such Provider — including but not limited to service levels as set forth in Section 3.1 hereto.

Section 2.6                                    Provision and Migration of Transition Services.  The Parties shall use commercially reasonable efforts to migrate the Transition Services from the Provider to the Recipient, or one or more of its Affiliates, or to a third party (at the Recipient’s direction) such that the completion of the migration of the Transition Services shall occur prior to the Termination Date, and shall cooperate and negotiate in good faith regarding any aspects of the implementation and migration of the Transition Services not otherwise agreed to in this Agreement or in the Master Agreement or in any of the Ancillary Agreements. The Recipient shall provide reasonable assistance to the Provider, at the

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Provider’s reasonable request, to the extent that the Provider reasonably requires such assistance in connection with performance of the Transition Services.  Except as otherwise agreed in writing by the parties, migration of the Transition Services shall consist of the procurement by the Recipient of replacement services for the Transition Services (whether performed internally or by third parties) and not of the transfer of personnel or assets to the Recipient or its designee.

Section 2.7                                    Business Readiness of Recipient.  The Recipient undertakes to use commercially reasonable efforts to administer the Business (i) in such a manner as to minimize the duration of any Transition Service provided hereunder and the duration of reliance on the Provider or its Affiliates, and (ii) without any material disruption to its existing policyholders.

ARTICLE III
SERVICE LEVELS; SERVICE COORDINATORS; TSA COMMITTEE

Section 3.1                                    Quality of Services.

(a)                                 The Provider shall perform the Transition Services (i) at a level of quality equivalent, in all material respects, to that at which such Transition Services were performed during the twelve (12) month period prior to the date of execution of the Master Agreement, such level of quality to exclude changes in Provider’s services undertaken in the ordinary course of business between the execution of the Master Agreement and Closing Date; (ii) in accordance with Applicable Law; and (iii) in accordance with Provider’s own then-current policies and procedures.  Purchaser acknowledges that the Provider is not a professional service provider of the Transition Services.

(b)                                 If Recipient provides the Provider with written notice of the occurrence of any Significant Service Shortfall (as defined below) in the Transition Services, as reasonably determined by Recipient in good faith, the Provider shall use reasonable best efforts to rectify such Significant Service Shortfall as soon as reasonably possible, provided that any dispute as to whether a Significant Service Shortfall occurred shall be resolved in accordance with Section 3.3 hereto, and the Provider shall take corrective action in good faith in connection with such alleged Significant Service Shortfall until such dispute is resolved.  For purposes of this Section 3.1(b), a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of one or more Transition Services provided by Provider hereunder falls significantly below the standard required by Section 3.1(a) hereof; provided that Provider’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any Force Majeure Event as set forth in Section 11.1 hereto.

(c)                                  Notwithstanding Section 3.1(a), the Provider may, from time to time, reasonably supplement, modify, upgrade, substitute or otherwise alter (“Change”) any

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Transition Service, including taking any physical or information security measures with respect to such Transition Service, for which any increase in Fees shall be agreed in writing by Recipient prior to such Change, Recipient’s agreement not to be unreasonably conditioned, withheld or delayed, in a manner that does not adversely affect in any material respect the quality or availability of such Transition Service.  Except with respect to Changes required by a change in Applicable Law or in response to threatened Security Incidents or Bugs (as defined below), to the extent that any Change is reasonably likely to modify, substitute or otherwise alter the receipt or use of such Transition Service, the Provider shall provide Recipient with written notice (addressed to Recipient’s Service Coordinator or other party designated by Recipient) as soon as reasonably practicable in advance of the implementation of the Change, provided that Recipient may delay such Change for a period of up to ninety (90) days from receipt of notice of such Change if Recipient determines, in its reasonable discretion, that such Change will create a significant impact in administering a significant Business service or system.  If a Change is required by a change in Applicable Law or is in response to a threatened Security Incident or a non-transitory error in software that is more disruptive than a mere immaterial inconvenience that is related to the systems and software being used to provide the Transition Services (a “Bug”), the Provider may make any and all Changes to the Transition Services necessary to comply with changes to Applicable Law or to respond to such Security Incident or Bug; provided that: (i) the Provider shall provide Recipient such reasonable advance written notice (addressed to Recipient’s Service Coordinator or other party designated by Recipient) as may be practicable of the implementation of any such Change; and (ii) Provider shall make a good faith effort to provide (or have provided) alternative equivalent services to Recipient, and if such Change is in response to a change in Applicable Law, Recipient shall pay any and all additional costs associated with such alternative services, while if such Change is in response to a Security Incident or Bug, Provider shall pay all additional costs associated with such alternative services.

(d)                                 The Provider shall not be required to provide any Transition Service if it is prohibited from doing so by (i) any change in Applicable Law after the date hereof or (ii) any policies and/or procedures of Provider designed or implemented directly in response to any change in Applicable Law after the date hereof and that are reasonably related to such change in Applicable Law.

(e)                                  For as long as Transition Services are provided hereunder, each party providing services hereunder shall, and shall cause its relevant Affiliates to, maintain backup, business continuation and disaster recovery plans consistent with past practices as they existed for the services during the Lookback Period.

Section 3.2                                    Policies.  Purchaser shall, and shall cause the Recipients to, follow the policies, procedures and practices of the Provider applicable to the Transition Services that are set forth in Exhibit E hereto.  A failure by Recipient to act in accordance

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with this Section 3.2 that prevents the Provider from providing a Transition Service hereunder shall relieve the Provider of its obligation to provide such Transition Service (but only to the extent such policy, procedure or practice is reasonably required to provide such Transition Service) until such time as the failure has been cured; provided that the Provider has previously notified such Recipient in writing of such failure.

Section 3.3                                    Dispute Resolution.  In the event a dispute arises between the parties under this Agreement, the parties shall follow the dispute escalation procedures set forth in Section 5.8(e) of the Master Agreement.  If the executives taking part in Level Three Negotiations under such Section 5.8(e) are unable to resolve the dispute within five Business Days after the parties have commenced such Level Three Negotiations, such dispute shall be resolved pursuant to Section 11.6 of this Agreement.

ARTICLE IV
PROPERTIES

Section 4.1                                    Title to Properties.  All Systems, data, facilities and other resources owned by a party, its Affiliates or third parties used after the date hereof in connection with the provision or receipt of the Transition Services, as applicable, shall remain the property of such party, its Affiliates or third parties.

Section 4.2                                    Ownership of Intellectual Property; License.  Any Intellectual Property owned by a party or its Affiliates and used after the date hereof in connection with the provision or receipt of the Transition Services, as applicable, shall remain the property of such party or its Affiliates.  Each party grants, and shall cause its Affiliates to grant, to the other party and its Affiliates a royalty-free, non-exclusive, non-transferable, worldwide license, during the term of this Agreement, to use the Intellectual Property owned by such party or its Affiliates only to the extent necessary for the other party and its Affiliates to provide or receive the Transition Services, as applicable.  Other than the license granted to a party and its Affiliates pursuant to the preceding sentence, the Master Agreement or any Ancillary Agreement, neither party nor its Affiliates shall have any right, title or interest in the Intellectual Property owned by the other party or its Affiliates.

ARTICLE V
FEES

Section 5.1                                    Fees.  Purchaser shall pay to the Provider, in accordance with Section 5.4, (a) the fees set forth on Exhibit A, (b) the Provider’s and third-party vendors’ Third-Party Costs (as defined below) incurred in providing the Transition Services, and (c) any other fees as agreed to by the parties in writing (collectively, the “Fees”).  For the avoidance of doubt, each of the foregoing categories of Fees shall be charged to Purchaser without duplication.

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Section 5.2                                    Third Party Costs.  Without limiting the foregoing, Recipient agrees to pay, or reimburse the Provider for its payment of, all Third Party Costs (as defined below).  For purposes hereof, the term “Third Party Costs” means all fees, costs or other expenses (including sales and service taxes), and any increases thereto, payable to third parties by Provider in connection with the Transition Services, other than (i) the cost of Permits necessary for Provider or its Affiliates to provide the Transition Services, and (ii) any such fees, costs and expenses (including sales and service taxes), and any increases thereto, the responsibility for which has been allocated among the parties to the Master Agreement pursuant to the terms thereof.  Provider shall use commercially reasonable efforts to: (a) not incur Third Party Costs,  without the prior written consent of Recipient, that are inconsistent with the type of Third Party Costs incurred under: (i) standard industry practices, to the extent that relevant standard industry practices exist with respect to the Transition Services; or if such industry practices do not exist, (ii) Provider’s past practices during the Lookback Period; and (b) maintain reasonable Third Party Costs, consistent with providing the Transition Services in accordance with the standard set forth in Section 3.1.  Unless Provider incurs a Third Party Cost with a third party listed on Exhibit F hereto (each an “Approved Vendor”), Provider shall request in writing from Recipient the approval of all Third Party Costs above ten thousand U.S. dollars ($10,000); and agrees not to accrue such Third Party Costs until it receives written approval from Recipient, except with respect to any costs arising out of the Provider’s need to address Security Incidents, Bugs and time sensitive matters as reasonably required in order to provide the IT Support Services on Exhibit A and to maintain the service quality set forth in Section 3.1, for which Provider reasonably determines in good faith that there is not sufficient time to seek approval, but in any case Provider shall use reasonable best efforts to notify Recipient of such costs without delay; provided that Provider shall not be responsible for any delay in the provision of any of the Transition Services relating to Recipient’s refusal to approve such Third Party Cost.  For the sake of clarity, Third Party Costs less than ten thousand U.S. dollars ($10,000) shall not require Recipient approval.

Section 5.3                                    Invoices.  For as long as the Provider is obligated to perform any Transition Services, the Provider shall submit in writing, within thirty (30) days after the end of each month, to Purchaser, an invoice setting forth the Fees due under such invoice.

Section 5.4                                    Payment.  Purchaser shall pay the Fees shown on an invoice no later than thirty (30) days after receipt of the invoice.  Any amount not received by the Provider within such thirty (30)-day period shall bear interest at the Interest Rate, computed based on a 365-day year, from and including the last date of such thirty (30)-day period to, but excluding, the date of payment.

Section 5.5                                    Sales Tax, Etc.  The Provider shall be entitled to invoice and collect from Purchaser, and Purchaser shall timely pay to the Provider, an additional amount equal to all state, local and foreign sales Tax, value added Tax (“VAT”), goods

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and services Tax and similar Tax with respect to the provision of the Transition Services.  The Provider shall timely remit any such Taxes collected from Purchaser to the appropriate taxing authorities.  Purchaser shall timely pay to the appropriate taxing authorities any such Taxes that are not required by Applicable Law to be, and are not, charged by the Provider to Purchaser with respect to the provision of the Transition Services.  Purchaser shall be responsible for any Losses imposed as a result of any sales Tax, VAT, goods and services Tax or similar Tax audit conducted by any taxing authority with respect to the provision of the Transition Services.

Section 5.6                                    Allocation of Costs.  Provider shall, at its sole cost and expense, separate, extract and make available complete, accurate and uncorrupted data related to the Business and systems primarily related to the Business, in a commercially reasonable format usable by Purchaser, which, for the avoidance of doubt, may differ from the format currently used by Purchaser, and provided that all migration costs shall be paid by Purchaser. All incremental costs and expenses incurred by Provider or any of its respective Affiliates for extracting, separating and making available such data and systems in a format other than as set forth in the first sentence of this Section 5.6 shall be borne by Purchaser. With regard to separation, extraction and integration: (i) Provider will bear the costs required to extract and separate such data and systems from its existing infrastructure; (ii) Recipient will bear all migration costs and all costs incurred to integrate such data and systems with Purchaser’s infrastructure and systems.

ARTICLE VI
TERM AND TERMINATION

Section 6.1                                    Term of Transition Services.  With respect to each of the Transition Services, the term thereof will be for a period commencing as of the date hereof, unless a different date is specified as the commencement date on Exhibit A (either, a “Commencement Date”), and shall continue until six (6) months following the Commencement Date or such other date specified as the Term associated with each service listed in Exhibit A (either, a “Termination Date” and such period comprising the “Term”), unless terminated sooner pursuant to this Article VI.  In the event that the Provider is still providing Transition Services to the Recipient one hundred twenty (120) days before the end of the Term of such Transition Services, the TSA Committee shall meet promptly in order to discuss and develop an approach to ensure the Recipient’s migration off of such Transition Services as soon as possible, and in no event later than the end of the Term of such Transition Services.

Section 6.2                                    Term of Agreement.  This Agreement shall terminate upon the earlier of (a) termination or expiration of the term of the final remaining Transition Service set forth on Exhibit A and (b) termination in accordance with Section 6.3; provided, that no such termination shall affect any rights or obligations of either party accruing prior to such termination.  If Recipient, despite using commercially reasonable efforts to migrate off of each of the Transition Services, is not able by the end of the

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Term to complete its migration of one or more Transition Services, then upon written notice provided to Provider at least thirty (30) days prior to the end of the Term, Recipient shall have the right to request that Provider provide such unmigrated Transition Services for up to ninety (90) additional days, provided that Recipient shall pay (i) all Fees, plus (ii) an additional twenty-five percent (25%) of all Fees excluding the Third Party Costs, provided, for the avoidance of doubt and solely with respect to the foregoing exclusion, that no internal costs incurred by any Affiliates of Provider, with the exception of costs arising under the ABS Agreement, shall be considered Third Party Costs.  Notwithstanding the foregoing, in no event shall any of the Transition Services extend beyond September 30, 2014, provided that if a circumstance arises in which the Provider agrees, in its sole discretion, to extend any Transition Service beyond September 30, 2014, the Recipient shall pay all Fees, plus an additional twenty-five percent (25%) thereof, and all other costs and expenses (including any third-party consent fees), whether incurred directly or indirectly by the Provider or its Affiliates, associated with, arising out of, caused by, resulting from, or relating to the extension beyond September 30, 2014 of any Transition Service.

Section 6.3                                    Termination of Agreement.  This Agreement may be terminated by either party (the “Terminating Party”) upon written notice to the other party (which notice, in case of material breach, shall specify the basis for such claim for breach), if:

(a)                                 the other party materially breaches this Agreement and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within ninety (90) days of written notice thereof, it being understood that a good-faith dispute over an invoice shall not constitute a material breach of this Agreement; or

(b)                                 the other party files for bankruptcy, is the subject of an involuntary filing for bankruptcy, makes a general assignment for the benefit of creditors, becomes or is declared insolvent, or a receiver is appointed for, or a court approves reorganization proceedings on, such party.

Section 6.4                                    Effect of Termination.  Upon any termination or expiration of this Agreement or any Transition Service provided hereunder:

(a)                                 each party shall, and shall cause its Affiliates to, as soon as practicable, return to the other party any equipment and other property of the other party, its Affiliates and their respective third-party service providers that is in the party’s or its Affiliates’ possession or control (and, in case of termination of a specific Transition Service or Transition Services, only the equipment and other property that is used in connection with the provision or receipt of such Transition Services);

(b)                                 each party shall, and shall cause its Affiliates to, within ninety (90) days after any such termination or expiration, at its cost, deliver, destroy or

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permanently delete, all Confidential Information of the other party received hereunder, held by it or its Affiliates or its or their Personnel, including any copies and embodiments thereof and shall certify compliance with the foregoing to the other party (and, in case of termination of a specific Transition Service or Transition Services, only the Confidential Information that is used in connection with the provision or receipt of such Transition Services); provided, that each party may retain copies of Confidential Information of the other party that are required to be retained by Applicable Law or audit requirements or that are created pursuant to any automated archiving or back-up procedures that cannot reasonably be deleted; and

(c)                                  the license granted by the second sentence of Section 4.2 shall terminate (and, in case of termination of a specific Transition Service or Transition Services, only to the extent such license was necessary for the provision or receipt of such Transition Services).

Section 6.5                                    Survival.  The following Articles and Sections shall survive the termination or expiration of this Agreement, including the rights and obligations of each party thereunder:  Article I; Article V (for Fees outstanding as of the date of such termination or expiration); Article IX; Article X; Article XI (except for Section 11.1); Section 3.3; Section 4.1; the first sentence of Section 4.2; Section 6.4; this Section 6.5; Section 7.1; Section 7.2; and Section 8.3.

ARTICLE VII
BOOKS AND RECORDS

Section 7.1                                    Books and Records.  Seller shall maintain books and records of all material transactions pertaining to, and all data used by it in the performance of the Transition Services (the “TSA Records”).  The TSA Records shall be maintained (a) in a format in which such books and records are maintained as of the date hereof, (b) in accordance with any and all Applicable Laws and (c) in accordance with the Provider’s record retention policies.

Section 7.2                                    Access.  The Provider shall make the TSA Records available to each Recipient and the auditors or other representatives thereof, and in any event to any Governmental Authority, during normal business hours on reasonable prior notice, for review, inspection, examination and, at Recipient’s expense, reproduction.  Access to such TSA Records shall be exercised (a) by a Recipient and its authorized representatives in a manner that shall not interfere unreasonably with the normal operations of the Provider and (b) in the case of an audit of such records by or on behalf of a Recipient, not more than once in any twelve (12)-month period unless requested by a Regulatory or Governmental Authority or required by Applicable Law; provided that for the purposes of this Section 7.2, any individual audit shall refer to the initial audit inquiry and all follow-up inquiries reasonably related to the precipitating audit.  In connection with such

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review of TSA Records, and upon reasonable prior notice, each Recipient shall have the right to discuss matters relating to the TSA Records with the employees of the Provider who are maintaining the TSA Records and providing the Transition Services during regular business hours and without undue disruption of the normal operations of the Provider.  No Recipient shall have access to any TSA Records, and the Provider shall not be required to provide access or disclose information, when such access or disclosure would jeopardize any attorney-client privilege held by the Provider or its Affiliates or violate any Applicable Law.  Recipient’s rights under this Section 7.2 shall continue for so long as TSA Records are required to be maintained by the Provider under Section 7.1.

Section 7.3                                    Non-Disclosure Agreements.  In the event any third party, in connection with performance of the Transition Services, requires a non-disclosure agreement as a condition of such third party’s performance, the Recipient shall have an opportunity to review and negotiate (and shall cause its Personnel to execute, if required) any such form in good faith, which such execution shall not be unreasonably withheld, provided that Provider shall not be responsible for any delay in or change in scope of Provider’s provision of any of the Transition Services relating to Recipient’s refusal to execute such form, and provided further that, in the event of such refusal, Provider shall not be required to engage such third party in connection with performance of the Transition Services.

ARTICLE VIII
ACCESS AND SECURITY

Section 8.1                                    Access.  Subject to Section 8.4, each party shall, and shall cause its Affiliates to, provide the other party, its Affiliates and their respective Personnel access to such party’s and its Affiliates’ facilities and Personnel but only as necessary for the delivery or receipt of the Transition Services hereunder, as applicable.

Section 8.2                                    Work Policy.  If the Personnel of a party or its Affiliates, in providing or receiving the Transition Services, as applicable, visit or work at a site or facility of the other party or its Affiliates, such party shall cause such Personnel to comply with the other party’s and its Affiliates’ safety and Security Regulations applicable to such site or facility.  Except as otherwise agreed to by the parties, each party’s and its Affiliates’ Personnel shall observe the working hours, working rules, and holiday schedules of the other party and its Affiliates while working on the premises of the other party.

Section 8.3                                    Security Breaches.  In the event that either party or its Affiliate discovers (a) any material breach of its Security Regulations or of the systems used to provide the Transition Services or (b) any breach or threatened breach of its Security Regulations that involves or may reasonably be expected to involve unauthorized access, disclosure or use of the other party’s Confidential Information (each of (a) and (b), a “Security Incident”), such party shall (i) promptly (both orally, if practicable, and in any

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event in writing) notify the other party of the Security Incident and (ii) fully cooperate with the other party, at the cost of the party causing such Security Incident or from whose actions or omissions such Security Incident arose, (1) to take commercially reasonable measures necessary to control and contain the security of such Confidential Information, (2) to remedy any such Security Incident, including using commercially reasonable best efforts to identify and address any root causes for such Security Incident, (3) to furnish full details of the Security Incident to and keep such other party advised of all material measures taken and other developments with respect to such Security Incident, (4) in any litigation or formal action with third parties or in connection with any regulatory, investigatory or other action of any Governmental Authority and (5) in notifying the other party’s customers and Personnel and other Persons of the Security Incident to the extent reasonably requested by the other party.

Section 8.4                                    Systems Security.

(a)                                 If the Provider, Purchaser, their Affiliates or their respective Personnel receive access to any of the Provider’s, Purchaser’s or their respective Affiliates’, as applicable, computer systems or software (“Systems”) in connection with the Transition Services, the accessing party or its Personnel, as the case may be, shall comply with all of such other party’s and its Affiliates’ Security Regulations as have been provided in writing to the other party, and will not tamper with, compromise or circumvent any security or audit measures employed by such other party.

(b)                                 Each party shall, and shall cause its Affiliates to, as required by Applicable Law, use commercially reasonable care to (i) ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other party or its Affiliates gain such access and (ii) prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c)                                  The Provider and Purchaser shall, and shall cause their respective Affiliates to, access and use only those Systems of the other party and its Affiliates, and only such data and information within such Systems, to which they have been granted the right to access and use.  Any party and its Affiliates shall have the right to deny the Personnel of the other party or its Affiliates access to such first party’s or its Affiliates’ Systems in the event the party reasonably believes that such Personnel pose a security concern, provided that the party denying access to its Systems shall provide notice to the other party promptly after such access is denied, and provided further that any dispute as to the appropriateness of such denial of access shall be resolved in accordance with Section 3.3 hereto.

Section 8.5                                    Viruses.  (a) The Provider shall use its commercially reasonable efforts consistent with its past practice and (b) Purchaser shall cause the Recipients to use

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their respective commercially reasonable efforts consistent with their respective past practices, in each case to prevent the introduction or coding of viruses or similar items into the Systems of the other party.  In the event a virus, Trojan horse, back-door access or similar item is introduced into the Systems of a party, whether or not such introduction is attributable to the other party (including such other party’s failure to perform its obligations under this Agreement), the other party shall, as soon as practicable, use its commercially reasonable efforts to assist such party in reducing the effects of the virus or similar item, and if the virus or similar item causes a loss of operational efficiency or loss of data, upon such party’s request, work as soon as practicable to contain and remedy the problem and to restore lost data resulting from such introduction.

Section 8.6                                    Provider’s Software.  Except as authorized by this Agreement or by the other party’s express written consent, neither party shall, and shall not cause its Affiliates to, copy, modify, reverse engineer, decompile or in any way alter the software of the other party; provided that backup copies of the software may be created and kept for disaster recovery purposes.

ARTICLE IX
CONFIDENTIALITY; NON-SOLICITATION

Section 9.1                                    Non-Disclosure.  Neither party shall, and each party shall cause its Affiliates not to, make each other’s Confidential Information available in any form to any third party or to use such Confidential Information for any purpose other than to exercise their and their Affiliates respective rights and perform their respective obligations under this Agreement.  Each party shall, and shall cause its Affiliates to, hold each other’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Personnel in breach of this Agreement.  Without limiting the foregoing, each party shall, and shall cause its Affiliates to, take all precautions, but not less than those employed to protect such party’s own Confidential Information or less than the due diligence and care a reasonable person would be required to use, to prevent the Confidential Information of the other party from being disclosed, distributed or used, in whole or in part, by any person in breach of this Agreement.  Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Article IX and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief without the posting of any bond or security, in addition to whatever remedies it might have at law or under this Agreement.

Section 9.2                                    Disclosure to Personnel.  A party or its Affiliates may disclose any Confidential Information received from the other party to their respective Personnel who have a need to know it for purposes of the receiving party performing its obligations or exercising its rights hereunder, and who agree to protect the received Confidential Information from unauthorized use and disclosure.  The receiving party shall take

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appropriate actions by instruction, agreement or otherwise, with its Personnel who are permitted access to the disclosing party’s Confidential Information or any part thereof in accordance with this Agreement, to inform them of this Agreement and obtain their compliance with the terms expressed herein.

Section 9.3                                    Exceptions.  The obligation of confidentiality under this Agreement does not apply to a party’s Confidential Information that (a) is or becomes a part of the public domain through no act or omission of the other party, (b) was in the other party’s lawful possession prior to the disclosure (which the other party can demonstrate) and had been obtained by the other party either directly or indirectly from the disclosing party, (c) is lawfully disclosed to the other party by a third party without restriction on disclosure or (d) is independently developed by the other party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the other party’s possession.

Section 9.4                                    Disclosure Required by Law.  This Article IX will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by Applicable Law or valid order of a court or other Governmental Authority; provided, that a party who has been subpoenaed or otherwise compelled by an Applicable Law or court order to disclose Confidential Information (the “Responding Party”) shall first have given reasonable prompt written notice to the other party of the receipt of any subpoena or other request for such disclosure and shall have made a reasonable effort, at the other party’s expense, to seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.  Notwithstanding the foregoing obligation of the Responding Party, nothing in this Article IX shall limit or restrict the ability of the other party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information.

Section 9.5                                    Non-Solicitation.  During the term of this Agreement and for two (2) years following the termination thereof, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly: (a) employ or solicit the employment of any employee of the Provider or its Affiliates, or otherwise retain them to provide any services of the types provided under this Agreement; provided that nothing in this Section 9.5 shall prohibit Purchaser or any of its Affiliates from soliciting, employing or contracting for the services of any employee who has ceased to be employed by Provider or any of its Affiliates for a period of at least three months prior to the first contact by Purchaser or its Affiliates with such employee or (b) induce or attempt to induce any employees of the Provider or its Affiliates to terminate or not to renew their employment arrangements with the Provider or Affiliate.  Notwithstanding the foregoing, the restrictions on soliciting for employment any person described in this Section 9.5 shall not restrict general advertisements and solicitations (including by third party recruiter

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contacts) or other broad-based hiring methods not specifically targeted or directed to employees of Provider, as applicable.

ARTICLE X
INDEMNIFICATION; REMEDIES.

Section 10.1                             Indemnification.  Subject to the limitations set forth in this Article X, each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, Affiliates, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by an Indemnified Party to the extent arising from (a) the Indemnifying Party’s or its Affiliates’ fraud, gross negligence or willful misconduct related to this Agreement (including with respect to the performance of any of the Transition Services or Reverse Transition Services that it is required to provide hereunder), except to the extent such Losses are caused by the Indemnified Party; (b) any material breach by the Indemnifying Party of any of its obligations under this Agreement; or (c) to the extent such Losses are incurred by Recipient, any actual or alleged infringement of any third party’s intellectual property rights as a result of receiving Transition Services herein, provided that after the first three (3) months following the Commencement Date, Provider’s indemnification obligations shall be limited to Losses arising out of the provision of Transition Services in a manner other than the manner in which such services were provided to the Business during the twelve (12) month period prior to the Contract Date, excluding changes in Provider’s services undertaken in the ordinary course of business between the Contract Date and Closing Date.

Section 10.2                             Applicability of Master Agreement; No Double Recovery.  The limitations, procedures and qualifications set forth in Sections 10.2 -10.4, and Sections 10.5(c)-(f) of the Master Agreement shall apply to Losses indemnified under Article X.  If any Losses are indemnified under Section 10.1 of the Master Agreement, the Indemnified Party shall not be entitled to indemnification with respect to such Losses pursuant to Article X of this Agreement.

Section 10.3                             Exclusive Remedy.  Except (a) as provided in Article IX, (b) as provided in Section 10.6, and (c) with respect to any material breach of any obligations under this Agreement, the indemnities provided for in Section 10.1 shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive.

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Section 10.4                             Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROVIDER (A) MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS AND TRANSITION SERVICES PROVIDED HEREUNDER, AND ALL SUCH MATERIALS AND TRANSITION SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND (B) DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

Section 10.5                             Limitations.

(a)                                 EXCEPT FOR THE CASE OF FRAUD AND WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOST REVENUES THAT THE OTHER PARTY MAY INCUR BY REASON OF ITS HAVING ENTERED INTO OR RELIED UPON THIS AGREEMENT, OR IN CONNECTION WITH ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER OR THE FAILURE THEREOF, REGARDLESS OF THE FORM OF ACTION IN WHICH SUCH DAMAGES ARE ASSERTED, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

(b)                                 EXCEPT FOR THE CASE OF FRAUD AND WILLFUL MISCONDUCT, IN NO EVENT SHALL THE PROVIDER’S LIABILITY TO THE RECIPIENT UNDER THIS AGREEMENT EXCEED ONE HUNDRED PERCENT (100%) OF THE FEES PAID HEREUNDER DURING THE TERM OF THIS AGREEMENT.

Section 10.6                             Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.6, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

ARTICLE XI
MISCELLANEOUS

Section 11.1                             Force Majeure.  In the event that the Provider is wholly or partially prevented from, or delayed in, providing one or more Transition Services, or one or more Transition Services are interrupted or suspended, by reason of causes or events beyond its reasonable control, including acts of God, act of Governmental Authority, act of the

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public enemy or due to fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, civil unrest and/or riots, civil commotion, insurrection, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software, or any other cause beyond the reasonable control of the Provider whose performance is affected by such event (each, a “Force Majeure Event”), the Provider shall promptly give notice of any such Force Majeure Event to the applicable Recipient and shall indicate in such notice the effect of such event on its ability to perform hereunder and the anticipated duration of such event.  The Provider shall not be obligated to deliver the affected Transition Services during such period, and the Recipient shall not be obligated to pay for any Transition Services not delivered.  During the duration of a Force Majeure Event, the Provider shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay.

Section 11.2                             Status of Parties.  This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between the Provider and Purchaser other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement.  Neither the Provider nor Purchaser shall be construed to be the employer of the other.

Section 11.3                             Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(a)                                 if to the Provider:

AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104
Facsimile:  (212) 314-6387
Attention:  General Counsel

with copies (which shall not constitute notice) to:

AXA S.A.
25 avenue Matignon
75008 — Paris
France
Facsimile:  +33 1 56 69 92 75
Attention:  General Counsel

and

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Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Nicholas F. Potter, Esq.

(b)                                 if to Purchaser:

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Fax: (205) 268-3597
Telephone: (205) 268-1000
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax: (212) 728-8111
Telephone:  (212) 728-8000
Attention:  John M. Schwolsky, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.4                             Entire Agreement.  This Agreement, the Master Agreement, the Ancillary Agreements and the other agreements contemplated hereby and thereby, and the Exhibits, Annexes and Schedules hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 11.5                             Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right,

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power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.6                             Governing Law; Submission to Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Purchaser, for itself and on behalf of its Affiliates, and the Provider hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Purchaser, for itself and on behalf of its Affiliates, and the Provider irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any Action, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction.  Purchaser, for itself and on behalf of its Affiliates, and the Provider hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction.  Purchaser, for itself and on behalf of its Affiliates, and the Provider hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Purchaser, for itself and on behalf of its Affiliates, and the Provider hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

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INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.7                             Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein, neither this Agreement, nor any right or obligation hereunder, may be assigned by either of the parties (in whole or in part) without the prior written consent of the other party hereto; provided, however, a party, upon written notice to the other party, may assign (a) this Agreement in whole as part of a corporate reorganization, consolidation or merger and (b) to any controlled Affiliate all or a portion of its rights and obligations hereunder (including becoming a party to this Agreement), in each case without the consent of the other party.

Section 11.8                             Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.9                             Interpretation.

(a)                                 The parties intend that the terms of this Agreement shall, to the fullest extent possible, be interpreted and applied consistently with the terms of the Master Agreement and the Ancillary Agreements.

(b)                                 The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

(c)                                  This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting constitution against the party causing the drafting of the provision in question.

Section 11.10                      No Third-Party Beneficiaries.  Other than the rights granted to the Indemnified Parties under Article X, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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Section 11.11                      Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

Section 11.12                      Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.13                      Dollar References.  All dollar references in this Agreement are to the currency of the United States.

[Remainder of Page Intentionally Left Blank — Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

26

Form of Reinsurance Agreement

REINSURANCE AGREEMENT

by and among

MONY LIFE INSURANCE COMPANY OF AMERICA

and

PROTECTIVE LIFE INSURANCE COMPANY

Dated as of [            ], 2013

i

ii

Section 10.11	Waivers and Amendments	50
Section 10.12	Interpretation	50

SCHEDULES

Schedule 1.1(A)	– MLOA Business
Schedule 1.1(B)	– Excluded MLOA Business
Schedule 1.1(C)	– Net Retained Liabilities Ceding Commission Adjustment
Schedule 1.1(D)	– Separate Accounts
Schedule 1.1(E)	– Shared Reinsurance Agreements
Schedule 3.1	– Transferred Assets

EXHIBITS

Exhibit A – Trust Agreement

Exhibit B – Settlement Statement

Exhibit C – Investment Guidelines

Exhibit D – Terminal Settlement under Section 8.4

ANNEXES

Annex A-1 – Ceding Company Notice of Material Breach

Annex A-2 – Ceding Company Notice of Failure to Pay

Annex B – Reinsurer Notice of Failure to Pay

Annex C – Form of Representations Letter Agreement

iii

REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (the “Agreement”), is made and entered into on [            ] and effective as of the Effective Time by and between MONY Life Insurance Company of America, an Arizona-domiciled life insurance company (the “Ceding Company”), and Protective Life Insurance Company, a Tennessee-domiciled life insurance company (the “Reinsurer”).  For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”

WHEREAS, AXA Equitable Financial Services, LLC (“AEFS”) has agreed to sell, and the Reinsurer has agreed to purchase, all of the outstanding stock of MONY Life Insurance Company, a New York-domiciled life insurance company (“MONY”), pursuant to a Master Agreement, dated as of [            ], by and among AEFS, AXA Financial, Inc. and the Reinsurer (the “Master Agreement”);

WHEREAS, as contemplated by the Master Agreement, the Ceding Company wishes to cede to the Reinsurer, and the Reinsurer wishes to reinsure, on a one-hundred percent (100%) indemnity reinsurance basis, on the terms and conditions set forth herein, certain risks arising in respect of the Covered Insurance Policies (as hereinafter defined); and

WHEREAS, simultaneously with their entry into this Agreement on the date hereof, the Ceding Company and the Reinsurer are entering into, (i) the Administrative Services Agreement, pursuant to which the Reinsurer, in its capacity as the Administrator, shall provide, or cause the provision of, certain administrative services on behalf of the Ceding Company with respect to the Covered Insurance Policies; (ii) the Transition Services Agreement, pursuant to which AEFS shall provide, or cause the provision of, certain services to the Reinsurer with respect to the Business during a transition period following the Closing; and (iii) the Trust Agreement, pursuant to which a trustee shall hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  Any capitalized term used but not defined herein shall have the meaning set forth in the Master Agreement.  The following terms have the respective meanings set forth below throughout this Agreement:

1

(a)                                 “Adjusted Ceding Commission” means an amount equal to (i) the Ceding Commission minus (ii) the Net Retained Liabilities Ceding Commission Adjustment with respect to the Net Retained Liabilities as of the Effective Time.

(b)                                 “Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.

(c)                                  “Affiliated Distributors” means AXA Network, LLC, AXA Advisors, LLC and AXA Distributors, LLC and any permitted successors and assigns.

(d)                                 “Agreement” has the meaning set forth in the preamble.

(e)                                  “Bank Accounts” has the meaning set forth in Section 3.12.

(f)                                   “Ceding Company” has the meaning set forth in the preamble.

(g)                                  “Ceding Company Domiciliary State” means the State of Arizona, or, if the Ceding Company changes its state of domicile to another state, such other state if, in the reasonable judgment of the Reinsurer, such change of domicile does not adversely affect in any material respect any rights and obligations of the Reinsurer under this Agreement, the Administrative Services Agreement or the Trust Agreement.  For the avoidance of doubt, any requirement (i) on the part of the Reinsurer or the Ceding Company to increase reserves associated with the Covered Insurance Policies, (ii) on the part of the Reinsurer to obtain any additional license, authorization or approval from a Governmental Authority to reinsure the Reinsured Liabilities or provide administrative services with respect to the Covered Insurance Policies or (iii) on the part of the Reinsurer to provide additional security in order to provide the Ceding Company with Reserve Credit, in each case as a result of such change of domicile would adversely affect in a material respect the rights and obligations of the Reinsurer under this Agreement, the Administrative Services Agreement and the Trust Agreement.

(h)                                 “Ceding Company Extra-Contractual Obligations” means (i) all Extra-Contractual Obligations to the extent arising out of, resulting from or related to any act, error or omission before the Effective Time, whether or not intentional, negligent, in bad faith or otherwise, by the Ceding Company or any of its Affiliates, or any service providers or Distributors engaged or compensated by the Ceding Company or any of its Affiliates or otherwise; and (ii) all Extra-Contractual Obligations to the extent arising out of, resulting from or related to any act, error or omission on or after the Effective Time, whether or not intentional, negligent, in bad faith or otherwise, by the Ceding Company or any of

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its Affiliates, or any service providers or Distributors engaged or compensated by the Ceding Company or any of its Affiliates (excluding the Reinsurer in its capacity as Administrator pursuant to the Administrative Services Agreement and any successor, assign, designee or subcontractor appointed by the Reinsurer as Administrator) unless such act, error or omission was undertaken at the specific direction or request of the Reinsurer, in which case any resulting act, error or omission shall be a Reinsurer Extra-Contractual Obligation.

(i)                                     “Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1.

(j)                                    “Claims Notice” has the meaning set forth in Section 9.3(a).

(k)                                 “Closing Transferred Asset Value” has the meaning set forth in Section 3.1(a).

(l)                                     “Company Action Level RBC” means, at any date of determination, two hundred percent (200%) of the authorized control level risk based capital of the Reinsurer determined in accordance with SAP and the Applicable Law of the state of domicile of the Reinsurer.

(m)                             “Company Statutory Book Value” means, with respect to any Eligible Asset, the amount carried in respect of such asset by the Ceding Company as an admitted asset determined in accordance with SAP of the Ceding Company Domiciliary State, but disregarding any permitted practices applicable to the Ceding Company.

(n)                                 “Covered Insurance Policies” means (i) the In Force Policies and (ii) the New Policies.

(o)                                 “Disputed Item” has the meaning set forth in Section 3.1(d).

(p)                                 “Dispute Notice” has the meaning set forth in Section 3.1(d).

(q)                                 “Distributors” means the brokers, broker-dealers, insurance agents, producers, distributors or other Persons who marketed or produced or who currently market or produce the Covered Insurance Contracts or successors thereto, including the Affiliated Distributors.

(r)                                    “Effective Time” means 12:01 a.m. (New York time) on [                    ], unless the Closing Date is December 31, 2013, in which case the Effective Time means 11:59 p.m. (New York time) on December 31, 2013.

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(s)                                   “Effective Time Transferred Asset Value” has the meaning set forth in Section 3.1(c).

(t)                                    “Eligible Assets” has the meaning set forth in Section 4.4.

(u)                                 “Estimated Initial Reinsurance Premium” has the meaning set forth in Section 3.1(a).

(v)                                 “Excluded Liabilities” means (i) the Ceding Company Extra-Contractual Obligations, (ii) Liabilities that are subject to indemnity from AEFS and AXA Financial, Inc. pursuant to Article IX arising out of any breaches of or inaccuracies in the representations and warranties made in Section 3.20 (Product Tax Matters) of the Master Agreement, (iii) any “Excluded Liability” as defined in the Master Agreement and (iv) any other Liabilities that are not Reinsured Liabilities or Reinsurer Extra-Contractual Obligations, including Net Retained Liabilities.

(w)                               “Existing Reinsurance Agreements” means all agreements, treaties slips, binders, cover notes and other similar arrangements under which the Ceding Company has ceded to reinsurers risks arising in respect of the Covered Insurance Policies where such agreements are (i) in force as of the date hereof or (ii) terminated but under which there remains any outstanding Liability from the reinsurer, and any agreement, treaty, slip, binder cover note or other similar arrangement entered into by the Ceding Company with the prior written approval of the Reinsurer to replace any of such arrangements following any termination or recapture thereof, as all such arrangements may be in force from time to time and at any time.

(x)                                 “Extra-Contractual Obligations” means all Liabilities (for the avoidance of doubt, other than Liabilities arising under the express terms and conditions of the Covered Insurance Policies), including Liabilities for fines, penalties, Taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort or any other form of extra-contractual damages, and legal fees and expenses relating thereto, that arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, in connection with (i) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the Covered Insurance Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, dividends or payments under or relating to the Covered Insurance Policies, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims, dividends or any other amounts due or alleged to be due under or in connection with the Covered Insurance Policies.

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(y)                                 “Fair Market Value” means, as of any date of determination, (i) as to cash, the amount thereof; and (ii) as to an asset other than cash, the fair market value of such asset determined in accordance with SAP of the Reinsurer domiciliary state and either (A) based on the closing price obtained from Interactive Data Corporation or another third party pricing service reasonably acceptable to the Ceding Company, or (B) if such fair market value is not reasonably available from a third party pricing service, as determined by the Reinsurer, in each case together with any accrued and unpaid interest thereon.

(z)                                  “Financed Amounts” means, as of any date of determination, with respect to all or any portion of the Covered Insurance Policies consisting of term life insurance policies retroceded by the Reinsurer in connection with any reserve financing or securitization as of such date, an amount equal to (i) the General Account Reserves as of such date, minus (ii) the Reinsurance Receivables as of such date, minus (iii) the amount of Uncollected/Deferred Premiums as of such date, minus (iv) reserve credits as of such date under the Existing Reinsurance Agreements that are novated to the Reinsurer after the Effective Time, in each case only with respect to the portion of such amounts in respect of all or any portion of such term life insurance Covered Insurance Policies that are retroceded in connection with any such reserve financing or securitization; provided that the Financed Amounts shall not exceed $275,000,000 without the prior written consent of the Ceding Company; provided further, however, that in the event that the Reinsurer’s RBC Ratio falls below 250% as of a calendar quarter-end and the Reinsurer has not cured such shortfall as of the forty-fifth (45th) calendar day following such calendar quarter-end, the Financed Amounts shall, thereafter, be reduced by the amount of the economic reserves, as of such date of determination, associated with any such reserve financing or securitization.

(aa)                          “General Account Liabilities” means the following Liabilities of the Ceding Company arising out of or relating to the Covered Insurance Policies, other than the Separate Account Liabilities, the Net Retained Liabilities, and the Excluded Liabilities, and net of Reinsurance Recoveries:

(i)                                     all Liabilities for claims and benefits, claim expenses, interest on claims, interest on policy funds, withdrawals, surrenders, and other contract benefits, in each case arising under the terms of the Covered Insurance Policies for claims incurred and actually reported to the Ceding Company as of the Effective Time or incurred after the Effective Time;

(ii)                                  all Liabilities arising out of any changes to the terms and conditions of the Covered Insurance Policies permitted or required under Section 2.6;

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(iii)                               Taxes in respect of premiums received by the Ceding Company at or after the Effective Time, and the portion, if any, of assessments and similar charges assessed after the Effective Time in respect of the Covered Insurance Policies in connection with participation by either the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any Governmental Authority, less the portion, if any, of premium tax credits, deductions and offsets associated with such assessments and similar charges assessed after the Effective Time, as utilized;

(iv)                              Commissions (including both fronted and trail commissions), expense allowances, benefit credits, other compensation and other servicing and administration fees payable with respect to the Covered Insurance Policies to the Affiliated Distributors to the extent accrued after the Effective Time;

(v)                                 all Liabilities for amounts payable at or after the Effective Time for returns or refunds of premiums in respect of the Covered Insurance Policies;

(vi)                              all payments due under the Existing Reinsurance Agreements in respect of the Covered Insurance Policies at or after the Effective Time;

(vii)                           dividends payable at or after the Effective Time under the Covered Insurance Policies;

(viii)                        all Liabilities which relate to (x) amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts or the Shared Separate Account, and (y) Covered Insurance Policies that contemplate payment from a Separate Account or the Shared Separate Account the amount of which exceeds the assets of such Separate Account or Shared Separate Account, as applicable, (without duplication of amounts set forth in clause (i) above), in each case in respect of the Covered Insurance Policies for claims incurred and actually reported to the Ceding Company as of the Effective Time or incurred after the Effective Time; and

(ix)                              any other Liability arising out of the Covered Insurance Policies to the extent that a reserve or accrual has been established and reported in a specific line item on the Reinsurance Closing Statement (after any disputes with respect thereto have been finally resolved in accordance with Section 3.1).

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(bb)                          “General Account Reserves” means the aggregate amount of general account reserves of the Ceding Company (without regard to the reinsurance provided hereunder) with respect to the General Account Liabilities net of Reinsurance Reserves, determined in accordance with SAP or Applicable Law of the Ceding Company Domiciliary State; provided, the term “General Account Reserves” does not include the Separate Account Reserves.  For the avoidance of doubt, such General Account Reserves shall include the amounts for General Account Liabilities that would be reflected in lines 1 through 9.3 inclusive, column 1 and line 13, column 1, in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statements, or if the line numbers are changed pursuant to relevant guidance from the NAIC, the successor to such line numbers, excluding amounts that would be reflected on line 4 for incurred but unreported claims reserves in respect of claims incurred prior to the Effective Time.

(cc)                            “Income” has the meaning set forth in the Trust Agreement.

(dd)                          “Indemnified Party” has the meaning set forth in Section 9.3(a).

(ee)                            “Indemnifying Party” has the meaning set forth in Section 9.3(a).

(ff)                              “In Force Policies” means any and all binders, endorsements, riders, policies, certificates, and contracts of insurance, supplementary contracts of insurance and annuity issued or renewed by the Ceding Company prior to the Effective Time and in force at the Effective Time that correspond to the policy forms of the Ceding Company identified on Schedule 1.1(A), but excluding for the avoidance of doubt any and all other policies, binders, endorsements, riders, certificates and contracts of insurance and supplementary contracts of insurance issued or renewed by the Ceding Company, including those that correspond to the policy forms of the Ceding Company identified on Schedule 1.1(B).  For the avoidance of doubt, any policy, binder, endorsement, rider, certificate, contract of insurance or supplementary contract issued or renewed by the Ceding Company on a policy form that is not listed on Schedule 1.1(A) is not an In Force Policy.

(gg)                            “Initial Reinsurance Premium” means an amount equal to (i) the General Account Reserves as of the Effective Time, plus (ii) the interest maintenance reserve of the Ceding Company attributable to the General Account Reserves (calculated without regard to the exclusion of Net Retained Liabilities in the definition of “General Account Liabilities”) immediately prior to the consummation of the transactions contemplated by this Agreement (excluding for the avoidance of doubt, any interest maintenance reserve created as a result of the payment of the Initial Reinsurance Premium), minus (iii) the Policy Loan Balance

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as of the Effective Time, minus (iv) the amount of Reinsurance Receivables as of the Effective Time, minus (v) the amount of Uncollected/Deferred Premiums as of the Effective Time.

(hh)                          “Initial Reinsurance Premium Adjustment” shall be equal to (i) the difference (whether positive or negative) between the Initial Reinsurance Premium as reflected on the Reinsurance Closing Statement as finally determined pursuant to Section 3.1 minus the Estimated Initial Reinsurance Premium minus (ii) the difference (whether positive or negative) between the Effective Time Transferred Asset Value as finally determined pursuant to Section 3.1 and the Closing Transferred Asset Value.

(ii)                                  “Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period plus 3%.

(jj)                                “Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

(kk)                          “Master Agreement” has the meaning set forth in the recitals.

(ll)                                  “Net Retained Liabilities” means all Liabilities in respect of any Covered Insurance Policy that, under the terms of any Existing Reinsurance Agreement covering such Covered Insurance Policy, (i) for which the Ceding Company is required to retain unreinsured and for its own account a portion of such Liabilities or (ii) in the opinion of either the Ceding Company or the Reinsurer requires consent from any party to such agreement in order to effect reinsurance under this Agreement and as to which a waiver of such requirement or other consent has not been obtained.

(mm)                  “Net Retained Liabilities Ceding Commission Adjustment” means, with respect to any Net Retained Liabilities, the amount determined in accordance with Schedule 1.1(C).

(nn)                          “Net Retained Liabilities Policy” has the meaning set forth in Section 2.3(e).

(oo)                          “Net Retained Liabilities Reserves” means, as of any time of determination, an amount equal to the General Account Reserves (calculated without regard to the exclusion of Net Retained Liabilities in the definition of “General Account Liabilities”) with respect to the Net Retained Liabilities as of such time.

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(pp)                          “Net Settlement” has the meaning set forth in Section Section 3.4(a).

(qq)                          “New Policies” means any and all binders, endorsements, riders, policies, certificates, and contracts of insurance, supplementary contracts of insurance and annuity contracts issued or renewed on or after the Effective Time by Reinsurer as Administrator in accordance with Section 2.1(b) hereof, Section 3.8 of the Administrative Services Agreement or Section 5.14 of the Master Agreement.

(rr)                                “Non-Guaranteed Elements” means cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, variable premium rates, variable paid-up amounts, policyholder dividends and other policy features that are subject to change.

(ss)                              “Notice of Minimum Balance” has the meaning set forth in the Trust Agreement.

(tt)                                “Party” has the meaning set forth in the preamble.

(uu)                          “Percentage of Company Action Level” means, with respect to any date of determination, the percentage equal to (i) the quotient of the Total Adjusted Capital of the Reinsurer as of such date of determination divided by the Company Action Level RBC determination, multiplied by (ii) 100.

(vv)                          “Policy Loan Balance” means, with respect to any date of determination, amount of contract loans in respect of the Covered Insurance Policies, as of such date, as would be reflected in line 6, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon, determined in accordance with SAP or Applicable Law of the Ceding Company Domiciliary State, excluding the portion of such amounts in respect of any Covered Insurance Policy that, under the terms of any Existing Reinsurance Agreement covering such Covered Insurance Policy, (i) the Ceding Company is required to retain unreinsured and for its own account a portion of the Liabilities in respect of such Covered Insurance Policy or (ii) in the opinion of either the Ceding Company or the Reinsurer requires consent from any party to such agreement in order to effect reinsurance under this Agreement and as to which a waiver of such requirement or other consent has not been obtained.

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(ww)                      “Premiums” means premiums, considerations, deposits, payments, loan interest and principal repayments and other amounts received by or on behalf of the Ceding Company in respect of the Covered Insurance Policies (other than with respect to Net Retained Liabilities).

(xx)                          “Quarterly Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Section 8.1, as applicable.

(yy)                          “RBC Ratio” means (i) with respect to a calendar year end, the Percentage of Company Action Level as of such calendar year end and (ii) with respect to a quarter end, the Reinsurer’s publicly disclosed estimate of the Percentage of Company Action Level as of such quarter end or, if such estimate is not publicly disclosed, the Reinsurer’s good faith estimate of the Percentage of Company Action Level as of such quarter end using to the extent any factors are not reasonably available, reasonable hypothetical amounts.

(zz)                            “Recapture Date” has the meaning set forth in Section 8.3(a).

(aaa)                   “Recapture Triggering Event” means any of the following occurrences:

(i)                                     the Reinsurer becomes insolvent or has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, and, in any such case such proceeding shall continue undismissed for forty-five (45) calendar days;

(ii)                                  the Reinsurer’s RBC Ratio falls below 150% as of a calendar quarter-end and the Reinsurer has not cured such shortfall as of the forty-fifth (45th) calendar day following such calendar quarter-end; provided, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s state of domicile with respect to the components of and methodologies contained in such calculation, the Parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the Effective Time within thirty (30) calendar days after the implementation of such change;

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(iii)                               there has been a material breach of Section 4.1 or 4.2 of this Agreement by the Reinsurer, and such breach has not been cured within twenty (20) Business Days after the Reinsurer has received written notice of such breach from the Ceding Company in the form attached hereto as Annex A-1; or

(iv)                              the Reinsurer fails to pay any material amount due to the Ceding Company under this Agreement and (i) such amount is not subject to a good faith dispute and (ii) such failure is not cured within sixty (60) days after the Reinsurer has received written notice of such breach from the Ceding Company in the form attached hereto as Annex A-2.

(bbb)                   “Recoveries Collateral” has the meaning set forth in Section 3.11(a).

(ccc)                      “Recoveries” has the meaning set forth in Section 3.2(a).

(ddd)                   “Reinsurance Closing Statement” has the meaning set forth in Section 3.1(c).

(eee)                      “Reinsurance Premium” has the meaning set forth in Section 2.3(a).

(fff)                         “Reinsurance Receivables” means, as of any date of determination, the sum of (x) the amounts recoverable from reinsurers in respect of the Covered Insurance Policies, as of such date, as would be reflected in line 16.1, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (ii) the funds held by or deposited with reinsured companies in respect of the Covered Insurance Policies, as of such date, as would be reflected in line 16.2, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (iii) other amounts receivable under reinsurance contracts from reinsurers in respect of the Covered Insurance Policies, as of such date, as would be reflected in line 16.3, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, in each case determined in accordance with SAP or Applicable Law of the Ceding Company Domiciliary State and, in each case,

11

excluding the portion of such amounts in respect of any Covered Insurance Policy that, under the terms of any Existing Reinsurance Agreement covering such Covered Insurance Policy, (i) the Ceding Company is required to retain unreinsured and for its own account any portion of the Liabilities in respect of such Covered Insurance Policy or (ii) in the opinion of either the Ceding Company or the Reinsurer requires consent from any party to such agreement in order to effect reinsurance under this Agreement and as to which a waiver of such requirement or other consent has not been obtained.

(ggg)                      “Reinsurance Recoveries” means all amounts actually collected by the Ceding Company on or after the Effective Time under the Existing Reinsurance Agreements in respect of the Covered Insurance Policies for claims incurred and actually reported to the Ceding Company as of the Effective Time or incurred after the Effective Time (including all recoveries, returns, amounts in respect of profit sharing and all other sums to which the Ceding Company may be entitled under the Existing Reinsurance Agreements in respect of the Covered Insurance Policies), except to the extent such amounts collected under the Existing Reinsurance Agreements relate to the Ceding Company Extra-Contractual Obligations.

(hhh)                   “Reinsurance Reserves” means, with respect to any date of determination, the aggregate amount of reserves of the Ceding Company with respect to the General Account Liabilities ceded to reinsurers under Existing Reinsurance Agreements, as of such date, as would be reflected in line 22, column 2 in Schedule S — Part 7 of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement, excluding, for the avoidance of doubt, amounts for incurred but unreported claims reserves in respect of claims incurred prior to the Effective Time, or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, determined in accordance with SAP or Applicable Law of the Ceding Company Domiciliary State.

(iii)                               “Reinsured Liabilities” means the General Account Liabilities and the Separate Account Liabilities.

(jjj)                            “Reinsurer” has the meaning set forth in the preamble.

(kkk)                   “Reinsurer Termination Date” has the meaning set forth in Section 8.3(b).

(lll)                               “Reinsurer Termination Event” means the following occurrence:  the Ceding Company fails to pay any material amount due to the Reinsurer under this Agreement and (x) such amount is not subject to a good faith dispute and (y)

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such failure is not cured within sixty (60) days after the Ceding Company has received written notice of such failure from the Reinsurer in the form attached hereto as Annex B.

(mmm)       “Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations (other than those related to the Net Retained Liabilities Policies) arising out of, resulting from or relating to any act, error or omission on and after the Effective Time, whether or not intentional, negligent, in bad faith or otherwise, by the Reinsurer or any of its Affiliates, or any service providers engaged or compensated by the Reinsurer or its Affiliates or otherwise other than any Ceding Company Extra-Contractual Obligations; provided, however, that Reinsurer Extra-Contractual Obligations shall not include any Excluded Liabilities.

(nnn)                   “Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.

(ooo)                   “Reinsurer Statutory Book Value” means with respect to any Eligible Asset, the amount carried in respect of such asset by the Reinsurer as an admitted asset determined in accordance with SAP of the Reinsurer’s domiciliary state, but disregarding any permitted practices applicable to the Reinsurer.

(ppp)                   “Required Balance” means, as of any date of determination, an amount equal to (i) the General Account Reserves as of such date, minus (ii) the Policy Loan Balance as of such date, minus (iii) the Reinsurance Receivables as of such date, minus (iv) the amount of Uncollected/Deferred Premiums as of such date, minus (v) reserve credits as of such date under the Existing Reinsurance Agreements that are novated to the Reinsurer after the Effective Time, minus (vi) Financed Amounts as of such date.

(qqq)                   “Reserve Credit” means full reserve credit for the reinsurance ceded to the Reinsurer under this Agreement in the Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

(rrr)                            “Resolution Period” has the meaning set forth in Section 3.1(e).

(sss)                         “SAP” means the statutory accounting principles prescribed or permitted by the insurance regulatory authorities of an insurance or reinsurance company’s state of domicile, consistently applied.

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(ttt)                            “Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company identified in Schedule 1.1(D) hereto, other than the Shared Separate Account.

(uuu)                   “Separate Account Liabilities” has the meaning set forth in Section 2.2(b).

(vvv)                   “Separate Account Reserves” means the aggregate amount of reserves of the Ceding Company attributable to the Separate Account Liabilities, determined in accordance with SAP and Applicable Law of the Ceding Company Domiciliary State.

(www)             “Settlement Statement” has the meaning set forth in Section 3.4(a).

(xxx)                   “Shared Reinsurance Agreements”  means the Existing Reinsurance Agreements identified on Schedule 1.1(E) hereto.

(yyy)                   “Shared Separate Account” means MONY Life Insurance Company of America Shared Account “L”.

(zzz)                      “Statutory Financial Statements” means, with respect to any Party, the annual and quarterly statutory financial statements of such Party filed with the Governmental Authority charged with supervision of insurance companies in the jurisdiction of domicile of such Party to the extent such Party is required by Applicable Law to prepare and file such financial statements.

(aaaa)            “Terminal Accounting Period” means the Quarterly Accounting Period during which the Recapture Date or the Reinsurer Termination Date occurs.

(bbbb)            “Terminal Settlement” has the meaning set forth in Section 8.4.

(cccc)                “Terminal Settlement Statement” has the meaning set forth in Section 8.4.

(dddd)            “Third-Party Claim” has the meaning set forth in Section 9.3(a).

(eeee)                “Total Adjusted Capital” means, with respect to any insurance company, its total adjusted capital as calculated in accordance with the most current formula for calculating such amount adopted by the insurance regulatory authority in such insurance company’s state of domicile.

(ffff)                    “Transaction Agreements” means the Master Agreement and each of the Ancillary Agreements other than this Agreement.

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(gggg)                “Transferred Assets” has the meaning set forth in Section 3.1(a).

(hhhh)            “Treasury Regulations” means the Treasury Regulations (including temporary and proposed Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

(iiii)                            “Trust Account” means the reserve trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

(jjjj)                        “Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and the Trustee, as trustee, substantially in the form of Exhibit A hereof.

(kkkk)            “Trustee” means                                                , as trustee under the Trust Agreement or any replacement trustee from time to time acting as trustee thereunder.

(llll)                            “UCC” has the meaning set forth in Section 3.11(b).

(mmmm)                                            “Uncollected/Deferred Premiums” means, as of any date of determination, the sum of (i) uncollected premiums and agents’ balances in the course of collection in respect of the Covered Insurance Policies, as of such date, as would be reflected in line 15.1, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (ii) deferred premiums and agents’ balances and installments booked but deferred and not yet due in respect of the Covered Insurance Policies, as of such date, as would be reflected in line 15.2, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, in each case determined in accordance with SAP or Applicable Law of the Ceding Company Domiciliary State and, in each case, excluding the portion of such amounts in respect of any Covered Insurance Policy that, under the terms of any Existing Reinsurance Agreement covering such Covered Insurance Policy, (i) the Ceding Company is required to retain unreinsured and for its own account any portion of the Liabilities in respect of such Covered Insurance Policy or (ii) in the opinion of either the Ceding Company or the Reinsurer requires consent from any party to such agreement in order to effect reinsurance under this Agreement and as to which a waiver of such requirement or other consent has not been obtained.

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(nnnn)            “Unresolved Items” has the meaning set forth in Section 3.1(f).

ARTICLE II
BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1                                    Reinsurance.

(a)                                 Subject to the terms and conditions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and indemnity reinsure, one hundred percent (100%) of all General Account Liabilities on a coinsurance basis and one hundred percent (100%) of all Separate Account Liabilities on a modified coinsurance basis.  In addition, on and after the Effective Time, the Reinsurer hereby assumes and agrees to indemnify and hold the Ceding Company harmless from and against all Reinsurer Extra-Contractual Obligations.  This Agreement is solely between the Ceding Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Ceding Company.  The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is recaptured, terminated or reduced as provided herein.  On and after the Effective Time, the Reinsurer shall be obligated to make payments to or on behalf of the Ceding Company, as and when due, of all Reinsured Liabilities.

(b)                                 Upon the reinstatement or reissuance of any reduced, terminated, lapsed or surrendered Covered Insurance Policy either pursuant to its policy terms or by the Reinsurer pursuant to the terms of the Administrative Services Agreement, such Covered Insurance Policy shall be automatically reinsured hereunder.  Except as set forth in the proviso below, any conversion, exchange or replacement policy or contract issued by the Ceding Company and arising from a Covered Insurance Policy that is converted, exchanged or replaced pursuant to its policy terms shall be deemed to constitute a Covered Insurance Policy for purposes of this Agreement and shall be automatically reinsured hereunder; provided, however, that if a policyholder of a Covered Insurance Policy chooses to convert, exchange or replace such Covered Insurance Policy pursuant to its policy terms with a policy or contract issued by the Ceding Company that does not correspond to (i) a policy form identified on Schedule 1.1(A) or (ii) a new policy form filed by the Reinsurer as permitted under the Administrative Services Agreement, such new policy or contract shall not constitute a Covered Insurance Policy and will not be reinsured hereunder.  A terminated policy or contract that would have been a Covered Insurance Policy had it been in force at the Effective Time, that later reinstates pursuant to its policy provisions, will be reinsured by the Reinsurer and become a Covered Insurance Policy. The Reinsurer will be

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entitled to retain any Premiums and interest for coverage that is received for such reinstatement, and the Ceding Company will transfer to the Reinsurer the amount of reserves for such reinstated Covered Insurance Policy calculated as of the Effective Time. The effective date of reinsurance for such reinstated Covered Insurance Policy shall be the Effective Time.

Section 2.2            Separate Accounts.

(a)           For each of the Covered Insurance Policies (other than the Net Retained Liabilities Policies), the amount to be invested on a variable basis in accordance with the terms of such Covered Insurance Policy shall be held by the Ceding Company in the Separate Accounts or the Shared Separate Account, as applicable, and all Premiums with respect to such Covered Insurance Policy shall be deposited in the Separate Accounts or the Shared Separate Account to the extent required to be deposited therein by the terms of such Covered Insurance Policy.  From and after the Effective Time, the Ceding Company shall retain, and own all assets contained in the Ceding Company’s Separate Accounts and the Shared Separate Account and shall hold the Separate Account Reserves with respect to the Covered Insurance Policies that are funded, in whole or in part, by one or more of the Ceding Company’s Separate Accounts or Shared Separate Account and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with SAP of the Ceding Company Domiciliary State.  From and after the Effective Time, the Separate Accounts and the Shared Separate Account as they relate to the Covered Insurance Policies shall be administered by the Reinsurer pursuant to the Administrative Services Agreement.

(b)           For each of the Covered Insurance Policies (other than the Net Retained Liabilities Policies), the amount to be paid with respect to surrenders, loans, annuitization payments, death benefits, compensation or any other amounts with respect to such Covered Insurance Policy for claims incurred and actually reported to the Ceding Company as of the Effective Time or incurred after the Effective Time that by the terms of such Covered Insurance Policy contemplate payment from the Separate Accounts or the Shared Separate Account (other than the Excluded Liabilities) (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts or the Shared Separate Account, as applicable, to the extent so contemplated.

Section 2.3            Existing Reinsurance.

(a)           This Agreement is written net of Reinsurance Recoveries, however, the Reinsurer agrees to make payment on behalf of the Ceding Company of all General Account Liabilities calculated without regard to the

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reduction for Reinsurance Recoveries, in consideration for the Ceding Company’s assignment to the Reinsurer of the Reinsurance Recoveries in Section 3.2(a)(ii).  As part of the Reinsured Liabilities, the Reinsurer shall, in accordance with Article III, reimburse the Ceding Company for, or pay on behalf of the Ceding Company, all premiums and other amounts due under the Existing Reinsurance Agreements in respect of the Covered Insurance Policies at or after the Effective Time (“Reinsurance Premium”).  The Reinsurer shall bear all risk of collecting amounts due in respect of the Covered Insurance Policies under the Existing Reinsurance Agreements.  The Reinsurer, on behalf of the Ceding Company, shall assume responsibility for administration of the Existing Reinsurance Agreements including the Shared Reinsurance Agreements to the extent provided in the Administrative Services Agreement, in accordance with the terms of the Administrative Services Agreement.

(b)           The Ceding Company agrees that it shall take any actions reasonably requested by the Reinsurer to maintain in full force and effect each of the Existing Reinsurance Agreements and to perform fully each of its obligations thereunder to the extent such action is not an action required to be taken by the Administrator under the Administrative Services Agreement.  The Ceding Company may not modify, amend or terminate any Existing Reinsurance Agreement or waive any of its rights under any such agreement without the Reinsurer’s prior written consent and shall fully enforce, at the expense of the Reinsurer, all of its rights thereunder, including, without limitation, at the Reinsurer’s request, requiring the collateralization by the third party reinsurer of reserve balances and other amounts thereunder.  With the Reinsurer’s consent, the Ceding Company may exercise any right it may have to recapture risks ceded thereby under any of the Existing Reinsurance Agreements or to otherwise terminate any such agreement and shall, at the Reinsurer’s instruction and expense, effect any such action with respect to the management or administration of the Existing Reinsurance Agreements as the Reinsurer shall reasonably request, including, without limitation, termination or recapture, as may be available under or with respect to the terms of any Existing Reinsurance Agreement; provided, however, that the Reinsurer shall indemnify and hold harmless the Ceding Company for Losses arising out of any such action so requested by the Reinsurer in accordance with Article IX.  The Ceding Company agrees that it shall, at the direction and expense of the Reinsurer, pursue commercially reasonable management and collection efforts with respect to the Existing Reinsurance Agreements and, in general, will cooperate with the Reinsurer in the management of the Existing Reinsurance Agreements.

(c)           From and after the Effective Time, at the Reinsurer’s request and expense, the Ceding Company shall cooperate with the Reinsurer to novate any Existing Reinsurance Agreement other than a Shared Reinsurance Agreement

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from the Ceding Company to the Reinsurer or a designated Affiliate of the Reinsurer.  The Ceding Company shall promptly advise the Reinsurer of any communications with respect to any such proposed novation.  All correspondence from either the Ceding Company or the Reinsurer to any reinsurer under an Existing Reinsurance Agreement in connection with any such proposed novation shall be in a form approved by the other Party; provided that any such approval shall not be unreasonably withheld, conditioned or delayed.  At the Reinsurer’s instruction and expense, the Ceding Company shall effect any such action with respect to any such proposed novation as the Reinsurer shall reasonably request, including sending correspondence requesting that an Existing Reinsurance Agreement (other than a Shared Reinsurance Agreement) be novated to the Reinsurer or a designated Affiliate of the Reinsurer in a form approved by the Reinsurer; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by Reinsurer in accordance with Article IX.

(d)           From and after the Effective Time, to the extent reasonably requested by the other party, each party shall cooperate with the other party to cause the reinsurer under any Shared Reinsurance Agreement to enter into a partial novation of such Shared Reinsurance Agreement to the Reinsurer with respect to the Covered Insurance Policies reinsured thereunder or a new reinsurance arrangement with the Ceding Company or the Reinsurer with respect to the Covered Insurance Policies reinsured under such Shared Reinsurance Agreement; provided, however, that neither party nor their Affiliates shall be required to compromise any right, asset or benefit or expend any out-of-pocket costs or incur any liabilities or provide any other consideration in connection therewith.

(e)           To the extent that not all waivers and consents necessary in order to reinsure 100% of the Net Retained Liabilities under this Agreement are received prior to the Effective Time, from and after the Effective Time, the Reinsurer and the Ceding Company shall, and shall cause their respective Affiliates to, continue to cooperate and use their reasonable best efforts to obtain, all such waivers and consents.  The Ceding Company and the Reinsurer shall promptly advise the other party of any communications with respect to any such waivers and consents.  All correspondence from either the Ceding Company or the Reinsurer to any Person from whom such a waiver or consent is sought shall be in a form approved by the other party, provided that any such approval shall not be unreasonably withheld, conditioned or delayed.  Each party shall effect any such action with respect to such waivers and consents as the other party shall reasonably request.  The out-of-pocket costs and expenses of obtaining such waivers and consents shall be shared  pursuant to Section 5.5(c) of the Master Agreement.  To the extent that after the Effective Time, any such waivers or

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consents are obtained or the parties otherwise agree that such waivers or consents are not required, then the Net Retained Liability as to which such wavier or consent is obtained or agreement is reached shall no longer be deemed a Net Retained Liability for purposes of this Agreement and instead shall be considered part of the Reinsured Liabilities hereunder effective as of the date of the following transfers, which the parties shall schedule as promptly as practicable following such waiver, consent or agreement.  On such agreed date, the Ceding Company shall transfer to the Reinsurer an amount of Eligible Assets with a Company Statutory Book Value (including investment income due and accrued but excluding the amount of any principal and interest (to the extent included in such valuation) paid or to be paid to the Ceding Company (and not the Reinsurer) following the date of determination as holder of record of such asset on or prior to such date) equal to the sum of (i) an amount equal to (A) the Net Retained Liabilities Reserves with respect to such former Net Retained Liability for which waiver or consent was obtained, or as to which agreement was reached, as of the date of such transfer plus (B) the interest maintenance reserve of the Ceding Company attributable the Eligible Assets to be transferred to the Reinsurer for the period from the Effective Time to the date of such transfer of Eligible Assets to the Reinsurer (but excluding, for the avoidance of doubt, any interest maintenance reserve created as a result of the payment to the Reinsurer for such former Net Retained Liability), minus (C) the Policy Loan Balance with respect to such former Net Retained Liability as of the date of such transfer, minus (D) the amount of Reinsurance Receivables for such former Net Retained Liability, as of the date of such transfer, minus (E) the amount of Uncollected/Deferred Premiums for such former Net Retained Liability as of the date of such transfer; less (ii) the Net Retained Liability Ceding Commission Adjustment with respect to such former Net Retained Liability for which waiver or consent was obtained, or as to which agreement was reached.  For the avoidance of doubt, the amount in clause (ii) above may be a negative number, in which case the absolute value of such amount shall be added to the sum of clause (i) above to determine the amount of Eligible Assets the Ceding Company shall transfer to the Reinsurer on such agreed date.  Prior to obtaining any such required consents or waivers or reaching such agreement, the Covered Insurance Policy from which Net Retained Liabilities arise (in each case, a “Net Retained Liabilities Policy”) shall not be reinsured hereunder, but the Reinsurer shall provide administrative services with respect to any Net Retained Liabilities Policies pursuant to the Administrative Services Agreement in the manner set forth therein.

Section 2.4            Non-Guaranteed Elements.  The Reinsurer may, from time to time, make recommendations to the Ceding Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Covered Insurance Policies, Applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges.  The

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Ceding Company shall establish Non-Guaranteed Elements, taking into account the recommendations of the Reinsurer with respect thereto.  The Ceding Company shall fully consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations more than ten Business Days after such recommendations are provided in writing; provided, however, that the Reinsurer shall indemnify and hold harmless the Ceding Company for Losses arising out of the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations in accordance with Article IX.

Section 2.5            Reserves and Liabilities Reporting.  The Reinsurer shall provide to the Ceding Company the reports and information required by Section 5.1(a) of the Administrative Services Agreement within the time frames specified in the Administrative Services Agreement.  With respect to the calendar year-end reserves and liabilities with respect to the Covered Insurance Policies, the Reinsurer’s appointed actuary shall provide a certification that in his opinion, the reserves and related actuarial values concerning the Covered Insurance Policies:

(a)           are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles;

(b)           are based on actuarial assumptions which produce reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other policy or contract provisions;

(c)           meet the requirements of the insurance laws and regulations of the Reinsurer’s state of domicile and, to the extent applicable regulations of the Reinsurer’s state of domicile vary materially from the parallel requirements of the Ceding Company’s state of domicile, a good faith estimate of the effects of any such differences and a summary description of the Reinsurer’s methodologies used in developing such estimations; and

(d)           have been subjected to satisfactory asset adequacy testing in accordance with applicable regulations.

Any certification provided pursuant to this Section 2.5 is not, and shall not be deemed to constitute, any representation as to the ultimate adequacy or sufficiency of the reserves held by the Ceding Company or the Reinsurer in respect of the Covered Insurance Policies.

Section 2.6            Insurance Contract Changes.  Except as directed by the Reinsurer or as performed by the Reinsurer (or its duly appointed assignee or delegatee) acting on

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behalf of the Ceding Company in the Reinsurer’s capacity as Administrator and to the extent permitted under the terms of the Administrative Services Agreement, the Ceding Company shall not (a) change the terms or conditions of any Covered Insurance Policy or Existing Reinsurance Agreement, other than for any change required by the terms of any Covered Insurance Policy or Existing Reinsurance Agreement, or by any Governmental Authority or Applicable Law or (b) enter into any settlement of any Covered Insurance Policy or Existing Reinsurance Agreement.  If the Reinsured Liabilities under any of the Covered Insurance Policies are changed (a) because of changes made on or after the Effective Time in the terms and conditions of the Covered Insurance Policies or Existing Reinsurance Agreements or settlements in respect of Covered Insurance Policies or Existing Reinsurance Agreements effected by the Reinsurer acting in its capacity as Administrator or at the direction of the Reinsurer, or (b) pursuant to the terms of any Covered Insurance Policies or by reason of the requirements of any Governmental Authority or Applicable Law, the Reinsurer will participate, on the reinsurance basis set forth in Section 2.1, and assume one hundred percent (100%) of all Reinsured Liabilities resulting from such changes.  With respect to any change that, despite being required by the terms of any Covered Insurance Policies, any Governmental Authority or Applicable Law, the Administrator determines not to implement, the Ceding Company shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify the Reinsurer of such required change and afford the Reinsurer, at the Reinsurer’s expense, the opportunity, to the extent practicable, to object to such change under applicable administrative procedures.

Section 2.7            Follow the Fortunes.  The Reinsurer’s Liability under this Agreement shall commence on the Effective Time, and the Reinsurer’s Liability under this Agreement shall, subject to the terms, conditions and limits of this Agreement and the other Transaction Agreements, be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers and proportion of Premiums paid to, and the reinsurance recoveries benefiting, the Ceding Company with respect to the Reinsured Liabilities and Covered Insurance Policies, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions, and limits of this Agreement and the other Transaction Agreements, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities and the Covered Insurance Policies.

ARTICLE III
TRANSFER OF ASSETS; PAYMENTS; SETTLEMENTS; ADMINISTRATION

Section 3.1            Initial Payments by the Ceding Company.

(a)           As consideration for the Reinsurer’s agreement to provide reinsurance pursuant to this Agreement, the Ceding Company will transfer, on the Closing Date, to the Reinsurer, or at the Reinsurer’s direction, to the Reinsurer by transfer to the Trust Account, cash and other Eligible Assets listed in Schedule 3.1

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(with such additions or subtractions in accordance with the selection methodology set forth in Schedule 3.1) (the “Transferred Assets”) with a Company Statutory Book Value (including investment income due and accrued but excluding the estimated amount of any principal and interest (to the extent included in such valuation) paid or to be paid to the Ceding Company (and not the Reinsurer) following the date of determination as holder of record of such asset on or prior to the Effective Time) as of the last day of the calendar month two calendar months prior to the calendar quarter in which the Closing occurs, unless the Closing occurs on December 31, 2013, in which case, the Transferred Assets will be valued as of November 30, 2013, or in any case as of such other date mutually agreed by the Parties, for purposes of the Closing (the “Closing Transferred Asset Value”), equal to the excess of (i) the Initial Reinsurance Premium determined by reference to the Estimated Closing Statement (the “Estimated Initial Reinsurance Premium”) delivered pursuant to the Master Agreement over (ii) the Adjusted Ceding Commission payable by the Reinsurer pursuant to the Master Agreement and Section 3.3 of this Agreement.  Such payment shall be adjusted following the date hereof in accordance with the mechanics set forth in this Section 3.1.  On and after the Closing Date, the Ceding Company and the Reinsurer shall execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to transfer the Transferred Assets, including a customary representations letter with respect to private placement securities included in the Transferred Assets in the form attached hereto as Annex C.

(b)           In addition, the Ceding Company hereby sells, assigns, transfers and delivers to the Reinsurer as additional reinsurance premium, effective as of the Effective Time, all of Ceding Company’s right, title and interest under the Covered Insurance Policies to receive principal and interest paid on policy loans (other than the portion of any such policy loans that did not constitute admitted assets under SAP as of the Effective Time) free and clear of any liens or other encumbrances.

(c)           The Reinsurer shall, on or before the date that is 90 calendar days after the Closing Date, deliver to the Ceding Company a statement (the “Reinsurance Closing Statement”) consisting of calculations in reasonable detail of (i) the Initial Reinsurance Premium, (ii) the Company Statutory Book Value (including investment income due and accrued but excluding the amount of any principal and interest (to the extent included in such valuation) paid or to be paid to the Ceding Company (and not the Reinsurer) following the date of determination as holder of record of such asset on or prior to the Effective Time) as of the Effective Time of the Transferred Assets transferred on the Closing Date pursuant to Section 3.1(a) (the “Effective Time Transferred Asset Value”) and (iii) the Initial Reinsurance Premium Adjustment, in the case of (i) and (ii) in the

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same format as the corresponding components of the Estimated Closing Statement and prepared in accordance with the Closing Statement Methodologies.

(d)           The Reinsurance Closing Statement shall become final, binding and conclusive upon the Ceding Company and the Reinsurer on the sixtieth day following the Ceding Company’s receipt of the Reinsurance Closing Statement, unless prior to such sixtieth day the Ceding Company delivers to the Reinsurer a written notice (a “Dispute Notice”) stating that the Ceding Company believes the Reinsurance Closing Statement contains mathematical errors or was not prepared in accordance with the Closing Statement Methodologies and specifying in reasonable detail each item that the Ceding Company disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting the Ceding Company’s positions.

(e)           If the Ceding Company delivers a Dispute Notice, then the Ceding Company and the Reinsurer shall seek in good faith to resolve the Disputed Items during the thirty-day period beginning on the date the Reinsurer receives the Dispute Notice (the “Resolution Period”).  If the Reinsurer and the Ceding Company reach agreement with respect to any Disputed Items, the Reinsurer shall revise the Reinsurance Closing Statement to reflect such agreement.

(f)            If the Reinsurer and the Ceding Company are unable to resolve all of the Disputed Items during the Resolution Period, then the Reinsurer and the Ceding Company shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Transaction Consultant.  The Reinsurer, on the one hand, and the Ceding Company, on the other hand, shall promptly (and in any event within 10 Business Days) after the Transaction Consultant’s engagement, each submit to the Transaction Consultant their respective computations of the Unresolved Items still in dispute and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party.  Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Transaction Consultant (with a copy thereof to the other party) within five Business Days after the first date on which both parties have submitted their respective initial submissions to the Transaction Consultant.  The Transaction Consultant shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall use its reasonable best efforts to furnish to the Transaction Consultant such work papers and other documents and information pertaining to the Unresolved Items as the Transaction Consultant may reasonably request.  The Transaction Consultant shall act as an arbitrator to determine, based solely on presentations by the Reinsurer

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and the Ceding Company and not by independent review, only the Unresolved Items still in dispute.  The Reinsurer and the Ceding Company shall use their reasonable best efforts to cause the Transaction Consultant to issue its written determination regarding the Unresolved Items within thirty days after such items are submitted for review.  The Transaction Consultant shall make a determination with respect to the Unresolved Items only in a manner consistent with this Section 3.1 and the Closing Statement Methodologies, and in no event shall the Transaction Consultant’s determination of the Unresolved Items be for an amount that is outside the range of the Reinsurer’s and the Ceding Company’s disagreement.  The determination of the Transaction Consultant shall be final, binding and conclusive upon the Reinsurer and the Ceding Company absent manifest error, and the Reinsurer shall revise the Closing Statement to reflect such determination upon receipt thereof.  The fees, expenses and costs of the Transaction Consultant shall be borne equally by the Reinsurer and the Ceding Company.

(g)           Each Party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees as the other Party shall reasonably request in connection with review of the Reinsurance Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the requesting Party and its representatives entering into reasonable customary undertakings required by the other Party’s accountants in connection therewith), and shall otherwise cooperate in good faith with the other Party to arrive at a final determination of the Reinsurance Closing Statement.

(h)           In the event that the Initial Reinsurance Premium Adjustment is positive, then the Ceding Company shall, within 2 Business Days of the determination pay to the Reinsurer an amount of cash equal to the Initial Reinsurance Premium Adjustment, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the Interest Rate by wire transfer of immediately available funds to an account designated by the Reinsurer.

(i)            In the event that the Initial Reinsurance Premium Adjustment is negative, then the Reinsurer shall, within 2 Business Days of the determination thereof, transfer to the Ceding Company an amount of cash equal to the absolute value of the Initial Reinsurance Premium Adjustment, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the Interest Rate, by wire transfer of immediately available funds to an account designated by the Ceding Company.

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Section 3.2            Additional Payments by the Ceding Company.

(a)           As additional consideration for the reinsurance provided herein effective as of the Effective Time, the Ceding Company hereby sells, assigns, transfers and delivers to the Reinsurer as premium hereunder all of its rights, title and interest in one hundred percent (100%) of all of the following amounts actually received or receivable from and after the Effective Time by the Ceding Company or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator, with respect to the Covered Insurance Policies (other than with respect to Net Retained Liabilities) (items (i) through (iv) below, collectively, the “Recoveries”):

(i)            Premiums;

(ii)           Reinsurance Recoveries;

(iii)          Without duplication, all charges, fees, indemnification, revenue-sharing or other payments made to the Ceding Company attributable to the use of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Covered Insurance Policies (other than with respect to Net Retained Liabilities), including, but not limited to, management fees, marketing fees, 12b-1 fees, record-keeping fees, policy loan fees, mortality and expense risk charges, administrative expense charges, administrative services fees, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately, and amounts for the pre-Tax amount of any expense reimbursement;

(iv)          all amounts that are transferrable from the Separate Accounts or the Shared Separate Account to the general account of the Ceding Company in respect of the Covered Insurance Policies; and

(v)           without duplication, all other payments, collections, releases of funds to the Ceding Company and recoveries relating to the Reinsured Liabilities or the Covered Insurance Policies (other than with respect to Net Retained Liabilities), including all premiums, payments, reimbursements, interest or other amounts that the Ceding Company receives in connection with any reinstatement or reissuance of a Covered Insurance Policy or any conversion, exchange or replacement policy that is reinsured under this Agreement.

The Ceding Company agrees to execute and record all additional documents and take all other steps reasonably requested by the Reinsurer to effectuate such

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transfer to the Reinsurer.  Direct receipt by the Reinsurer, including in its role as Administrator under the Administrative Services Agreement, or any of its Affiliates of any such amounts shall satisfy the Ceding Company’s obligations to transfer any such amount to the Reinsurer hereunder.  Notwithstanding anything herein to the contrary, the Ceding Company is not selling, assigning, transferring, or delivering to the Reinsurer, and Reinsurer shall have no right, title or interest in, amounts recoverable or receivable from reinsurers under the Existing Reinsurance Agreements in respect of the Covered Insurance Policies as of the Effective Time or the amount of uncollected Premiums and deferred Premiums as of the Effective Time, in each case to the extent such amounts did not constitute admitted assets as of the Effective Time.

(b)                                 The Ceding Company hereby and pursuant to the Administrative Services Agreement appoints the Reinsurer as its agent to collect all Recoveries in the Ceding Company’s name.  The Ceding Company agrees and acknowledges that the Reinsurer and its permitted assigns and delegatees are entitled to enforce, in the name of the Ceding Company, all rights at law or in equity or good faith claims of the Ceding Company with respect to such Recoveries.  If necessary for such collection, the Ceding Company shall reasonably cooperate, at the Reinsurer’s expense, in any litigation or other dispute resolution mechanism relating to such collection.  The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Recoveries.  To the extent that the Ceding Company recovers any Recoveries from any third party attributable to the Covered Insurance Policies, the Ceding Company shall, in accordance with Section 3.4, transfer such amounts to the Reinsurer, together with any pertinent information that the Ceding Company may have relating thereto.

Section 3.3                                    Payments by the Reinsurer.  In consideration of the Ceding Company’s cession of the Covered Insurance Policies to the Reinsurer hereunder, the Reinsurer shall (a) pay to the Ceding Company, on the Closing Date, the Adjusted Ceding Commission in the manner contemplated in Section 3.1 and (b) pay and discharge, or indemnify the Ceding Company for the payment and discharge of, all Reinsured Liabilities which are or which become due and payable by the Reinsurer under the terms of this Agreement and the Administrative Services Agreement at or at any time after the Effective Time.

Section 3.4                                    Net Settlement.

(a)                                 During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Quarterly Accounting Period (the “Net Settlement”) shall be calculated by the Reinsurer in accordance with clause (b) below, and a statement setting forth details of such

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calculation (the “Settlement Statement”) in the form as set forth in Exhibit B hereto shall be delivered by the Reinsurer to the Ceding Company not later than thirty (30) calendar days after the end of each Quarterly Accounting Period.  If the amount of the Net Settlement for a Quarterly Accounting Period is positive, the Reinsurer shall pay the absolute value of such amount to the Ceding Company at the time it delivers the Settlement Statement for such Quarterly Accounting Period to the Ceding Company.  If the amount of the Net Settlement for a Quarterly Accounting Period is negative, the Ceding Company shall pay such amount to the Reinsurer within five (5) Business Days of its receipt of the Settlement Statement for such Quarterly Accounting Period.

(b)                                 The Net Settlement with respect to any Quarterly Accounting Period for the reinsurance covered hereunder is equal to the following:

(i)                                     the Reinsured Liabilities actually paid by the Ceding Company during such Quarterly Accounting Period, plus

(ii)                                  the Reinsurance Premium actually paid by the Ceding Company during such Quarterly Accounting Period, minus

(iii)                               the Recoveries actually received by the Ceding Company during such Quarterly Accounting Period.

(c)                                  For the avoidance of doubt, to the extent that the Reinsurer makes any direct payments to or on behalf of the Ceding Company in respect of Reinsured Liabilities or the Reinsurance Premiums in respect of a Quarterly Accounting Period prior to the completion of the relevant Net Settlement process, whether in its capacity as the Administrator or otherwise, the amount of any such payments shall be excluded from the Net Settlement.  In addition, to the extent the Reinsurer receives any Recoveries in respect of a Quarterly Accounting Period prior to the completion of the relevant Net Settlement process, whether in its capacity as the Administrator or otherwise, the amount of any such Recoveries received shall be excluded from the Net Settlement.  To the extent that the Ceding Company receives any Recoveries in respect of a Quarterly Settlement Period and remits such Recoveries to the Reinsurer under the terms of the Administrative Services Agreement prior to the completion of the relevant Net Settlement process, the amount of such Recoveries so remitted shall be excluded from the Net Settlement.

Section 3.5                                    Delayed Payments.  If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the Interest Rate until settlement is made.  For purposes of this Section 3.5 a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such

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payment is due.  For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.6                                    Offset and Recoupment Rights.  Any debits or credits incurred on or after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits and may be set off and recouped, and only the net balance shall be allowed or paid.  In the event of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by Applicable Law.

Section 3.7                                    Administration.  Pursuant to the terms of the Administrative Services Agreement but subject to the Transition Services Agreement, the Reinsurer, in its capacity as Administrator, will administer the Covered Insurance Policies, the Existing Reinsurance Agreements, the Separate Accounts and the Shared Separate Account to the extent provided in the Administrative Services Agreement.

Section 3.8                                    Certain Reports.

(a)                                 Not later than sixty (60) calendar days after the end of each calendar year, and forty-five (45) days after the end of any calendar quarter, the Reinsurer shall provide to the Ceding Company a calculation of the RBC Ratio of the Reinsurer as of the last day of such calendar year or quarter, as applicable.  Each such calculation shall include reasonable supporting detail with respect to such calculation.

(b)                                 The Reinsurer shall provide written notice of the occurrence of any Recapture Triggering Event within two (2) Business Days after its occurrence or its calculation of the RBC Ratio which would result in a Recapture Triggering Event.  In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Recapture Triggering Event has occurred.

(c)                                  At the Ceding Company’s request, the Reinsurer shall provide the Ceding Company with its annual and quarterly Statutory Financial Statements and a copy of its annual audited Statutory Financial Statements along with the audit report thereon.

Section 3.9                                    Books and Records.  The Reinsurer shall, and shall cause its Affiliates to, preserve, until such date as may be required by the Reinsurer’s standard document retention policies (or such other later date as may be required by Applicable Law), all books and records related to the Covered Insurance Policies.  During such

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period, upon any reasonable request from the Ceding Company or its representatives, the Reinsurer shall (a) provide to the Ceding Company and its representatives reasonable access to such books and records during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the Reinsurer, and (b) permit the Ceding Company and representatives to make copies of such records, in each case of (a) and (b), at the sole cost of the Ceding Company or its representatives.  Such books and records may be sought under this Section 3.9 by the Ceding Company for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, securities law disclosure or other similar purpose.  Notwithstanding the foregoing, any and all such books and records may be destroyed by the Reinsurer if the Reinsurer sends to the Ceding Company written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Ceding Company notifies the Reinsurer that it desires to obtain possession of such records, in which event the Reinsurer shall transfer the records to the Ceding Company and the Ceding Company shall pay all reasonable expenses of the Reinsurer in connection therewith.

Section 3.10                             Assumption Reinsurance; Conversions.  Subject to compliance with Section 5.14(d) of the Master Agreement, the Reinsurer shall have the right, but not the obligation, to the extent permitted by Applicable Law, (a) to replace, in whole or in part, the Covered Insurance Policies with evidences of coverage issued by the Reinsurer or an Affiliate of the Reinsurer, (b) to issue policies by the Reinsurer or an Affiliate of Reinsurer upon the exercise by a policyholder of a conversion right under a Covered Insurance Policy, in lieu of a conversion policy issued by the Ceding Company or (c) to assume and novate, in whole or in part, some or all of the Covered Insurance Policies so as to substitute the Reinsurer or an Affiliate of the Reinsurer as the insurer directly liable to the payees under such Covered Insurance Policies; provided that, in each case, the Reinsurer or the applicable Affiliate of the Reinsurer pays to the Affiliated Distributor of the replaced, replaced in lieu of converted or novated Covered Insurance Policy commissions in accordance with Section 5.14(d) of the Master Agreement.   The Ceding Company shall, upon the Reinsurer’s request, cooperate with the Reinsurer and take all actions reasonably requested by the Reinsurer to cause such replacements, conversions or assumptions and novations of the Covered Insurance Policies by the Reinsurer or an Affiliate of the Reinsurer.  Any costs and expenses of such replacements, conversions or assumptions and novations shall be borne by the Reinsurer and the Reinsurer shall reimburse the Ceding Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Ceding Company or its Affiliates in connection with such replacements, conversions or assumptions and novations.

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Section 3.11                             Security Interest.

(a)                                 The Parties intend the Ceding Company’s assignment pursuant to the first sentence of Section 3.2(a) to be a present assignment of all of the Ceding Company’s rights, title and interest and not an assignment as collateral.  However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer all of the Ceding Company’s now owned and hereafter acquired or arising, whether governed by Article 9 of the UCC or other law, wherever located, and all proceeds and products thereof, right, title and interest, if any (legal, equitable or otherwise) to all Recoveries (and any lockbox or account set up for the receipt of the Recoveries after the Effective Time) (the “Recoveries Collateral”) to secure all of the Ceding Company’s obligations under this Agreement.

(b)                                 Upon the failure of the Ceding Company to fully perform any of its material obligations under this Agreement, which failure remains uncured ten (10)  days after written notice thereof is received by the Ceding Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under Applicable Law, the following rights:

(i)                                     the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of Arizona, the State of Tennessee, or any other applicable jurisdiction (the “UCC”), as though all the Recoveries Collateral constituted property subject to a security interest under Article 9 thereof;

(ii)                                  the right to set off;

(iii)                               the right to intercept and retain monies and property in any lockbox or account set up for the receipt of Recoveries and otherwise;

(iv)                              without giving rise to any right to double recovery under this Section 3.11, the right to reasonable attorneys’ fees incurred in connection with the enforcement of this Agreement or in connection with disposition of the Recoveries Collateral; and

(v)                                 the right to dispose of the Recoveries Collateral.

(c)                                  This Section 3.11 is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Section 3.2(a), and the express intent of

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the parties in entering into this Agreement, the Ceding Company retained ownership of or any rights in the Recoveries Collateral, the Reinsurer’s rights to the Recoveries Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 3.11 be interpreted as such.

(d)                                 Nothing contained herein shall be construed to support the conclusion that the Ceding Company will retain any ownership of or any rights in the Recoveries Collateral after the Effective Time or to support the conclusion that the Reinsurer does not acquire full ownership thereof as of the Effective Time.

(e)                                  The Ceding Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title under Article 9 of the UCC to any and all Recoveries Collateral and the Ceding Company shall do such further acts and things as the Reinsurer may request in order that the security interest granted hereunder may be maintained as a first perfected security interest.

Section 3.12                             Bank Accounts.  During the term of this Agreement, the Reinsurer may maintain accounts with banking institutions with respect to the Covered Insurance Policies (the “Bank Accounts”).  The Reinsurer may open one or more new Bank Accounts or, at the request of the Reinsurer, the Ceding Company shall cooperate with the Reinsurer to identify and transfer to the Reinsurer, as fiduciary of the Ceding Company, control over existing bank accounts of the Ceding Company that were used by the Ceding Company exclusively in the administration of the Covered Insurance Contracts prior the Effective Time.  The Reinsurer shall have the exclusive authority over the Bank Accounts including, without limitation, the exclusive authority to (a) open the Bank Accounts in the name of the Ceding Company, (b) designate the authorized signatories on the Bank Accounts, (c) issue drafts on and make deposits in the Bank Accounts in the name of the Ceding Company, (d) make withdrawals from the Bank Accounts and (e) enter into agreements with respect to the Bank Accounts on behalf of the Ceding Company; provided, that in no event shall the Ceding Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts or be obligated to provide funding for the Bank Accounts.  The Ceding Company shall do all things necessary at the Reinsurer’s expense to (x) enable and authorize the Reinsurer to use the Ceding Company’s existing lockboxes with respect to the Covered Insurance Policies and (y) to enable the Reinsurer to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions.  The Ceding Company agrees that without the

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Reinsurer’s prior written consent it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.  Notwithstanding the foregoing, pursuant to the Administrative Services Agreement, the Reinsurer and the Company will establish accounts separate from the Bank Accounts for the administration of the Net Retained Liabilities Policies.

ARTICLE IV
LICENSES; SECURITY

Section 4.1                                    Licenses.  At all times during the term of this Agreement, the Reinsurer shall (i) hold and maintain all licenses and authorizations required by the Ceding Company Domiciliary State so that the Ceding Company may receive Reserve Credit or (ii) establish and maintain at its expense security in the form of letters of credit, assets held in a reinsurance trust or a combination thereof in a manner required by the Ceding Company Domiciliary State so that the Ceding Company may receive Reserve Credit.

Section 4.2                                    Security.

(a)                                 During the term of this Agreement until such time as a Trust Account is no longer required pursuant to Section 4.7, as security for the payment of amounts due the Ceding Company under this Agreement, the Reinsurer, as grantor, shall establish and maintain the Trust Account with a trustee reasonably acceptable to the Ceding Company naming the Ceding Company as sole beneficiary thereof.  Concurrently with the execution of this Agreement, on the Closing Date, the Reinsurer shall deposit into the Trust Account Eligible Assets with a Reinsurer Statutory Book Value (including investment income due and accrued) equal to the Required Balance as of the Effective Time (calculated based on the Estimated Closing Statement).  All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth in the Trust Agreement; provided that, in addition to the requirements set out in the Trust Agreement, the Reinsurer shall transfer amounts to, and withdraw amounts from, the Trust Account as set forth in Section 4.6.

Section 4.3                                    Trust Account and Settlements.  The trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement.

Section 4.4                                    Investment of Trust Assets.  The assets held in the Trust Account shall be valued at their Reinsurer Statutory Book Value (including investment income due and accrued).  The assets that may be held in the Trust Account shall consist of cash and investments consistent with the investment guidelines as set forth on Exhibit C (the assets pursuant to this sentence being the “Eligible Assets”).

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Section 4.5                                    Deposit of Assets.  Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 4.6                                    Adjustment of Security and Withdrawals.  Subject to Section 4.7, the amount of security provided by the Reinsurer shall be adjusted following the end of each Quarterly Accounting Period to be equal to the Required Balance as of the end of such Quarterly Accounting Period (such amounts to be calculated by the Reinsurer and a report thereof to be furnished to the Ceding Company no later than the thirtieth (30th) calendar day following the end of such Quarterly Accounting Period) as follows.

(a)                                 If the aggregate Reinsurer Statutory Book Value of the Eligible Assets held in the Trust Account at the end of any Quarterly Accounting Period is less than the Required Balance, calculated based on the most recent Quarterly Accounting Period report, the Reinsurer shall, no later than ten (10) Business Days following delivery of the relevant report, transfer additional Eligible Assets to the Trust Account so that the aggregate Reinsurer Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance as of the end of such Quarterly Accounting Period.

(b)                                 If the aggregate Reinsurer Statutory Book Value of the Eligible Assets in the Trust Account at the end of any Quarterly Accounting Period exceeds the Required Balance, calculated based on the most recent Quarterly Accounting Period report, then the Reinsurer shall have the right to withdraw the excess from the Trust Account in accordance with the terms of the Trust Agreement.

(c)                                  The report required to be delivered by the Reinsurer as described in this Section 4.6 shall include a listing of each asset in the Trust Account and the Reinsurer Statutory Book Value of each such asset as of the end of the relevant Quarterly Accounting Period and indicate if any such asset is not an Eligible Asset.

(d)                                 Withdrawals by the Ceding Company.  The Ceding Company may withdraw the assets held in the Trust Account only in accordance with the terms of the Trust Agreement.  The amount of any withdrawal from the Trust Account in excess of amounts permitted under the terms of the Trust Agreement shall be deemed maintained in a constructive trust for the benefit of the Reinsurer and promptly returned to the Reinsurer.

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Section 4.7                                    Termination of Trust Account.  Notwithstanding anything to the contrary herein, if the report required to be delivered by the Reinsurer as described in Section 4.6 with respect to any Quarterly Accounting Period demonstrates that the sum of the Required Balance plus the amount of any outstanding Financed Amounts is less than or equal to $50,000,000, then (i) the Reinsurer and the Ceding Company shall promptly deliver a Notice of Minimum Balance to the Trustee and (ii) the Reinsurer shall have no further obligation to maintain any assets in the Trust Account pursuant to this Agreement.

Section 4.8                                    RBC Event.  Notwithstanding anything to the contrary herein, if the Reinsurer’s RBC Ratio falls below 150% as of a calendar quarter-end and the Reinsurer has not cured such shortfall as of the forty-fifth (45th) calendar day following such calendar quarter-end, then the security provided by the Reinsurer shall be adjusted following the end of each Quarterly Accounting Period thereafter to ensure that the Fair Market Value of Eligible Assets held in the Trust Account at the end of any Quarterly Accounting Period is at least equal to the Required Balance and all references in this Article IV to “Reinsurer Statutory Book Value” shall be deemed references to “Fair Market Value”; provided, however, that if the Reinsurer’s RBC Ratio equals or exceeds 200% as of any subsequent calendar quarter-end, then the security provided by the Reinsurer shall adjust again such that following the end of each Quarterly Accounting Period thereafter, the Reinsurer need only ensure that the Reinsurer Statutory Book Value of Eligible Assets held in the Trust Account at the end of such Quarterly Accounting Period is at least equal to the Required Balance and all references in this Article IV that were deemed references to “Fair Market Value” pursuant to this Section 4.8 shall again refer to “Reinsurer Statutory Book Value”.

ARTICLE V
OVERSIGHTS; COOPERATION; REGULATORY MATTERS

Section 5.1                                    Oversights.  Unintentional or inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any Liability which would have attached had such delay, error or omission not occurred; and both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, error or omission had occurred, provided that, in all cases, such error or omission is rectified as soon as reasonably practicable after discovery by the Party making such error or omission or responsible for such delay, and provided, further, that said responsible Party shall be responsible for any additional Liability which attaches as a result.

Section 5.2                                    Cooperation.  Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 5.3                                    Regulatory Matters.  Solely to the extent not otherwise covered by the Administrative Services Agreement, if the Ceding Company or the Reinsurer receives

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notice of, or otherwise becomes aware of, any inquiry, investigation or proceeding from or at the direction of a Governmental Authority relating to or affecting the Covered Insurance Policies that would reasonably be expected to have an adverse effect on the other Party, the Ceding Company or the Reinsurer, as applicable, shall promptly notify the other Party thereof, whereupon the Parties, at their own expense, shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE VI
DAC TAX

Section 6.1                                    Election.  The parties hereto shall make the election provided in Section 1.848-2(g)(8) of the Treasury Regulations under Section 848 of the Code.  The specifics of this election are as follows:

(a)                                 The Ceding Company and the Reinsurer shall make the following election pursuant to Section 1.848-2(g)(8) of the Treasury Regulations under Section 848 of the Code.  This election shall be effective for the first year in which this Agreement is effective and for all subsequent taxable years for which this Agreement remains in effect.  Each party hereto shall make the election by timely attaching to its tax returns the schedule required by Section 1.848-2(g)(8)(ii) of such Regulation.

(b)                                 The terms used in this Article VI, and not otherwise defined in this Agreement, are defined by reference to Treasury Regulation Section 1.848-2 in effect on the date this Agreement is executed.

(c)                                  The party hereto with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

(d)                                 Both parties hereto shall exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(e)                                  The Reinsurer shall submit a schedule to the Ceding Company by May 1 of each year of its calculation of the net consideration for the preceding calendar year.  This schedule of calculations shall be accompanied by a statement signed by an officer of the Reinsurer stating that the Reinsurer shall report such net consideration in its tax return for the preceding calendar year.

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(f)                                   The Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within 30 calendar days of Ceding Company’s receipt of the Reinsurer’s calculation.  If the Ceding Company does not so notify the Reinsurer, the Ceding Company shall report the net consideration as determined by the Reinsurer in the Ceding Company’s tax return for the previous calendar year.

(g)                                  If the Ceding Company contests the Reinsurer’s calculation of the net consideration, the parties hereto shall act in good faith to reach an agreement as to the correct amount within 30 calendar days of the date the Ceding Company submits its alternative calculation.  If the Reinsurer and the Ceding Company reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.  If the Reinsurer and the Ceding Company do not reach agreement on the calculation of net consideration with such 30 day period, then the net consideration for the preceding calendar year shall be determined by an independent accounting firm in accordance with Section 10.4.

Section 6.2                                    United States Tax Status Representation.  Each of the Parties represents and warrants that it is subject to United States taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

Section 6.3                                    Breach of Representation.  Should either Party breach the representation and warranty of Tax status set forth in this Article, the breaching Party agrees to indemnify and hold the non-breaching Party, its directors, officers, employees, agents, and shareholders harmless from all Liability, loss, damages, fines, penalties, interest, and reasonable attorney’s fees, which the non-breaching Party, its directors, officers, employees, agents, and shareholders may sustain by reason of such breach.

ARTICLE VII
INSOLVENCY

Section 7.1                                    Insolvency of the Ceding Company.  In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or to its statutory liquidator, receiver or statutory successor on the basis of the Liability of the Ceding Company under the Covered Insurance Policies without diminution because of the insolvency of the Ceding Company except:  (1) where this Agreement specifically provides for the Reinsurer to make payment to the payees under the Covered Insurance Policies in the event of the insolvency of the Ceding Company; or (2) where the Reinsurer, with the consent of the direct insured, has assumed the policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees

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under a Covered Insurance Policy and in substitution for the obligations of the Ceding Company to the payees.

Section 7.2                                    Cut-Through.

(a)                                 In the event the Ceding Company does not pay amounts otherwise payable under a Covered Insurance Policy as a result of a court of competent jurisdiction or the state insurance regulatory authority in the Ceding Company’s domiciliary state issuing an order finding the Ceding Company to be insolvent or entering an order to the Ceding Company which legally prohibits the Ceding Company from paying amounts otherwise payable under a Covered Insurance Policy because of the Ceding Company’s financial condition, then the Reinsurer may elect to pay on behalf of the Ceding Company 100% of any Reinsured Liabilities payable by the Ceding Company under the Covered Insurance Policy that has not been previously paid by the Ceding Company, subject always to the other terms, conditions, exclusions and limitations of the Covered Insurance Policy.  If the Reinsurer elects to make such payment in accordance with the preceding sentence, the Reinsurer shall make such payment directly to the insured under the Covered Insurance Policy (such party entitled to payment, the “Payee”).  The Reinsurer shall be deemed to have all the rights of the Ceding Company and be subrogated to all the rights of the Ceding Company to the extent of such payment.  Any such payment by the Reinsurer shall be used to discharge the Ceding Company from its related payment obligation under the subject Covered Insurance Policy and shall be treated as a payment by the Ceding Company for all purposes.

(b)                                 The Reinsurer shall have no obligation to indemnify the Ceding Company for amounts paid or payable by the Ceding Company in respect of a Covered Insurance Policy to the extent of any payments made by the Reinsurer to the applicable Payee of such Covered Insurance Policy in accordance with Section 7.2(a), and the Reinsurer shall be discharged of its payment obligations to the Ceding Company, or to its conservator, rehabilitator, receiver, liquidator or statutory successor, under this Agreement to the extent of such payments.

ARTICLE VIII
DURATION; RECAPTURE

Section 8.1                                    Duration.  This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Covered Insurance Policies reinsured hereunder is terminated in accordance with their respective terms, (ii) the Ceding Company has elected to recapture the reinsurance of Covered Insurance Policies in full in accordance with Section 8.3(a) or (iii) the Reinsurer has elected to terminate this Agreement in accordance with Section 8.3(b).

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Section 8.2                                    Survival.  Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I, VI and IX and the provisions of Section 10.1, Section 10.3, Section 10.6, and Error! Reference source not found. shall remain in full force and effect after the termination of this Agreement.

Section 8.3                                    Recapture.

(a)                                 Upon the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture.  Recapture of the Covered Insurance Policies shall be effective on the tenth day following the day on which the Ceding Company has provided the Reinsurer with such notice (the “Recapture Date”).

(b)                                 Upon the occurrence of a Reinsurer Termination Event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement by providing the Ceding Company with written notice of its intent to effect a termination of this Agreement.  The termination of this Agreement shall be effective on the tenth day following the day on which the Reinsurer has provided the Ceding Company with such notice (the “Reinsurer Termination Date”).

(c)                                  Following a recapture pursuant to Section 8.3(a) or a termination pursuant to Section 8.3(b), subject to the payment obligations described in Section 8.4, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Covered Insurance Policies.  Following the consummation of the recapture or termination, (i) no additional Premiums or other amounts payable under such Covered Insurance Policies shall be payable to the Reinsurer hereunder, (ii) the Reinsurer shall have no further right to receive any Recoveries, (iii) the Reinsurer shall have no further right to receive principal and interest paid on policy loans in respect of the Covered Insurance Policies and (iv) the Reinsurer shall have no further obligation to pay any Reinsured Liabilities or other amounts hereunder.

(d)                                 Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, (i) the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer and (ii) the Reinsurer may, in its sole discretion, require direct payment by the Ceding Company, of any sum in default under this Agreement or any other Transaction Agreement in lieu of exercising the remedies in Article VIII, and it shall be no defense to any such claim that the Ceding Company or the Reinsurer might have had other recourse.

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Section 8.4                                    Recapture Payments.  In connection with a recapture or termination pursuant to Section 8.3, the Reinsurer shall prepare a settlement statement within fifteen (15) calendar days of the Recapture Date or the Reinsurer Termination Date, as applicable (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Exhibit D for the Terminal Accounting Period (the “Terminal Settlement”).  If the amount of the Terminal Settlement for the Terminal Accounting Period is positive, the Ceding Company shall pay such amount to the Reinsurer within five (5) calendar days of its receipt of the Terminal Settlement Statement.  If the amount of the Terminal Settlement for the Terminal Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount to the Ceding Company at the time it delivers the Terminal Settlement Statement to the Ceding Company.  In addition, following the Recapture Date or the Reinsurer Termination Date, as applicable, the Trust Account shall be terminated and any remaining amounts in trust pursuant to Section 4.3 shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement.  The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.

Section 8.5                                    Novation of Existing Reinsurance Agreement Following Recapture or Termination.  In connection with any recapture or termination under Section 8.3 of this Agreement, the Reinsurer shall cooperate with the Ceding Company and use commercially reasonable efforts to seek to novate the Existing Reinsurance Agreements (to the extent such Existing Reinsurance Agreements cover the Covered Insurance Policies) that have been novated to the Reinsurer to the Ceding Company with effect as of the Recapture Date or Reinsurer Termination Date, as applicable, whereupon the Ceding Company shall have the benefits and obligations under such Existing Reinsurance Agreements, in each case as of the Recapture Date or the Reinsurer Termination Date, as applicable.

ARTICLE IX
INDEMNIFICATION; DISCLAIMER

Section 9.1                                    Reinsurer’s Obligation to Indemnify.  The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement, (ii) written instructions or objections of the Reinsurer pursuant to Section 2.3(c) or Section 2.4, (iii) any Reinsurer Extra-Contractual Obligations and (iv) any successful enforcement of this indemnity.

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Section 9.2                                    Ceding Company’s Obligation to Indemnify.  The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (i) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement, (ii) all Excluded Liabilities, (iii) all Net Retained Liabilities, and (iv) any successful enforcement of this indemnity.

Section 9.3                                    Third Party Claim Procedures.

(a)                                 In the event that any Reinsurer Indemnified Party or Ceding Company Indemnified Party (an “Indemnified Party”) determines to assert a claim for indemnification hereunder arising from a claim or demand made, or an Action or investigation instituted by any Person not either a party to this Agreement or an Affiliate of a party to this Agreement for which an indemnifying party (an “Indemnifying Party”) may have liability hereunder to an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall promptly give written notice (a “Claims Notice”) to the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and the amount or estimated amount of the Losses sought to be recovered thereunder to the extent ascertainable (which estimate shall not be conclusive on the final amount of such claim).  The failure by any Indemnified Party to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligations except to the extent such failure shall actually prejudice an Indemnifying Party.

(b)                                 Subject to the provisions of Section 9.3(d), upon receipt of a Claims Notice, the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims described in such Claims Notice.  In the event the Indemnifying Party exercises such right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed diligently to pursue the defense of a Third Party Claim it has assumed, as provided in the first sentence of Section 9.3(d), or (iii) the Indemnifying Party is not entitled to a legal defense or counterclaim available to the Indemnified Party, then the Indemnifying Party shall be liable for

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the reasonable fees and expenses of one outside counsel to the Indemnified Party.  Any election by an Indemnifying Party to assume the defense of a Third Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within 20 Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to send such notice within such 20 Business Day period shall be deemed an election not to assume the defense of such Third Party Claim.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, then the Indemnified Party shall, and shall cause each of its directors, officers, employees, agents, representatives, Affiliates and permitted assigns to, cooperate reasonably with the Indemnifying Party in the defense of any such Third Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, using reasonable best efforts to make witnesses available, and providing records and documents to the extent such witnesses, records and documents are relevant to the Third Party Claim.

(c)                                  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, by not delivering notice of its election to assume the defense of such Third Party Claim within the period specified in Section 9.3(b), or (ii) after assuming the defense of a Third Party Claim, failing to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party shall have the right, at all times, but not the obligation, to assume its own defense, and the Indemnifying Party shall have the right, but not the obligation, to participate reasonably in any such defense and to employ separate counsel of its choosing at its own expense.  In no event shall the Indemnified Party’s right to indemnification for a Third Party Claim be adversely affected by its assumption of the defense of such Third Party Claim.

(d)                                 The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not settle, compromise or offer to settle or compromise, any Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise would result in (i) injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) subject to Section 9.3(e), any monetary liability of the Indemnified Party that will not promptly be paid or reimbursed by the Indemnifying Party.

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(e)                                  If the Indemnifying Party proposes to make or accept a good faith, bona fide offer to settle or compromise any Third Party Claim and such proposed settlement or compromise would result in any monetary liability of the Indemnified Party that would not promptly be paid or reimbursed by the Indemnifying Party then the Indemnifying Party shall submit such proposal to the Indemnified Party for approval and the Indemnified Party shall have the option, in its sole discretion, to approve or reject such proposal.  If the Indemnified Party approves such proposal, the Indemnifying Party may settle or compromise such Third Party Claim on the terms set forth in such approved proposal.  If the Indemnified Party rejects such proposal, the Indemnifying Party will have the option, in its discretion, either (i) to continue the defense of such Third Party Claim, in which event it may not accept or make an offer to settle or compromise such Third Party Claim on the proposed terms that were rejected by the Indemnified Party, and the terms of this Section 9.3 will continue to apply with respect to such Third Party Claim, or (ii) to enter into an arrangement with the Indemnified Party in which (A) the Indemnifying Party will promptly pay to the Indemnified Party the amount that would have been paid to the third party under such proposal to settle or compromise such Third Party Claim, (B) such proposed settlement or compromise will, for all purposes under this Agreement other than for purpose of this Section 9.3(e), be deemed to have been effected and indemnified under this Agreement and (C) the Indemnified Party will assume the defense of such Third Party Claim at its own cost and with its own counsel, will not be subject to any further limitations or restrictions under this Agreement with respect to the defense, settlement or compromise of such Third Party Claim, will not be entitled to any further indemnification under this Agreement with respect to such Third Party Claim and will not be required to reimburse the Indemnifying Party for, or return any amount to the Indemnifying Party with respect to, such Third Party Claim, regardless of whether the amount that the Indemnified Party is ultimately required to pay to such third party upon final resolution of such Third Party Claim is greater or less than the amount paid to the Indemnified Party by the Indemnifying Party pursuant to this Section 9.3(e).

Section 9.4                                    Procedures for Direct Claims.  In the event any Indemnified Party determines to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall promptly deliver written notice of such claim to the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, and the amount or estimated amount of the Losses sought to be recovered thereunder to the extent ascertainable (which estimate shall not be conclusive on the final amount of such claim).  The failure by any Indemnified Party to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation to the extent such failure actually prejudices the Indemnifying Party with respect to such claim.  The Indemnifying Party shall have a period of 15 Business Days following receipt of the notice described in

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this Section 9.4 within which to respond to such claim.  If the Indemnifying Party does not respond within such 15-Business Day period, the Indemnifying Party will be deemed to have accepted such claim.  If the Indemnifying Party rejects all or any part of such claim, the Indemnified Party shall be free to seek enforcement of its rights of indemnification under this Agreement with respect to such claims.

Section 9.5                                    Indemnification Payments.  Any payment arising under this Article IX shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

Section 9.6                                    Additional Indemnification Provisions.  In addition to any other limitations contained in Article IX, the obligations of the Ceding Company and the Reinsurer to indemnify any Reinsurer Indemnified Party or Ceding Company  Indemnified Party, as the case may be, are subject to the following:

(a)                                 The amount of any indemnification payments finally determined to be due to an Indemnified Party pursuant to this Article IX shall be decreased by the amount of any Tax benefit (in the form of cash actually received or reduction in cash Taxes actually paid) actually recognized by any  Indemnified Party in respect of such Loss prior to the end of the taxable year in which an indemnity payment is made by an Indemnifying Party to an Indemnified Party with respect to such Loss, to the extent that such Tax benefit does not exceed the amount of the indemnity payment received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in pursuing such Tax benefit, and (ii) increased by the amount of any Tax cost realized prior to the end of such taxable year by any Indemnified Party as a result of the receipt or accrual of the indemnity payment with respect to such Loss.  If any such Tax benefit (or portion thereof) is disallowed, as a result of an audit or otherwise, the applicable Indemnifying Party shall promptly pay to the applicable Indemnified Party the amount of such disallowed Tax benefit within 30 days after the Indemnified Party notifies the Indemnifying Party that the adjustment with respect to such disallowance has been paid or otherwise taken into account.

(b)                                 Upon making any indemnification payment in respect of a Loss with respect to all or a portion of which the Indemnified Party could have recovered from an unaffiliated third party (other than a Taxing Authority), if the Indemnified Party shall have received full payment of all Losses with respect to the underlying claim, the Indemnifying Party will, to the extent of such payment and to the extent permitted under Applicable Law and any applicable contractual obligations to third parties, be subrogated to all rights of the Indemnified Party against such unaffiliated third party in respect of the Loss to which the payment relates.  Each such Indemnified Party and Indemnifying Party will duly execute

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upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(c)                                  The amount of any Losses sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor.  The Indemnified Party shall use commercially reasonable best efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility.  If, at any time subsequent to any indemnification actually having been paid pursuant to this Article IX, the Indemnified Party receives an amount under insurance or reinsurance coverage or from such other party with respect to Losses so indemnified, then such Indemnified Party shall promptly reimburse by that amount the applicable Indemnifying Party for any such indemnification payment actually made by such Indemnifying Party up to the amount received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting any such amount and any increases in insurance premiums attributable to such recovery; provided that such reimbursement shall only be required to the extent the Indemnified Party would otherwise retain an amount greater than the full amount of the Losses incurred by the Indemnified Party as a result of the underlying claim.

(d)                                 For the avoidance of doubt, Ceding Company shall not be under any obligation to indemnify any Reinsurer Indemnified Party for any Loss that was specifically reflected or reserved for on the Reinsurer Closing Statement, as finally determined pursuant to Section 3.1, or that was otherwise specifically included in the calculation of the Initial Reinsurance Premium as reflected on such Reinsurance Closing Statement.  For the avoidance of doubt, amounts recorded in a general ledger account or in the supporting workpapers or other detail to a balance sheet used to calculate amounts reflected on the Reinsurance Closing Statement shall be considered included in the calculation of the Initial Reinsurance Premium on such Reinsurance Closing Statement.

Section 9.7                                    No Duplication.  To the extent that a Reinsurer Indemnified Party or a Ceding Company Indemnified Party has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such Reinsurer Indemnified Party or Ceding Company Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

Section 9.8                                    Waiver of Duty of Utmost Good Faith.  In recognition that each Party has consummated the transactions contemplated by this Agreement and the Transaction Agreements to which it is a party, based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are

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fully set forth herein and therein, the Ceding Company and the Reinsurer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle in connection with the cession of liabilities from the Ceding Company to the Reinsurer as of the Effective Time; provided, however, that the Reinsurer reserves all of its rights and remedies in respect of any such duty of utmost good faith or similar duty of disclosure of the Ceding Company arising after the Effective Time to the extent information relating to the liabilities reinsured hereunder has not been disclosed, or is not otherwise available to the Reinsurer, including in its capacity as Administrator, or any of its designees or agents.

ARTICLE X
MISCELLANEOUS

Section 10.1                             Notices.  All notices, requests, and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(a)                                 if to the Ceding Company:

MONY Life Insurance Company of America
1290 Avenue of the Americas
New York, NY 10104
Fax:  (212) 314-6387
Attention:  General Counsel

With concurrent copies (which shall not constitute notice) to:

AXA Equitable Financial Services, LLC
1290 Avenue of the Americas

New York, NY 10104

Facsimile:  (212) 314-6387

Attention:  General Counsel

AXA S.A.

25 avenue Matignon

75008 — Paris

France

Facsimile:  +33 1 56 69 92 75

Attention:  General Counsel

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Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Nicholas F. Potter, Esq.
                  Marilyn A. Lion, Esq.

if to the Reinsurer:

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Fax: (205) 268-3597
Telephone:  (205) 268-1000
Attention:  General Counsel

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax:  (212) 728-8111
Telephone:  (212) 728-8000
Attention:  John M. Schwolsky, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.2                             Entire Agreement.  This Agreement (and the Master Agreement, the Administrative Services Agreement, the Transition Services Agreement, the Trust Agreement and the other agreements contemplated hereby and thereby, and the Exhibits, Schedules and Annexes hereto and thereto) together contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

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Section 10.3                             Governing Law; Submission to Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Subject to Section 3.1 and Section 10.4, the Ceding Company and the Reinsurer each hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  The Ceding Company and the Reinsurer irrevocably agree, subject to Section 3.1 and Section 10.4, that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction.  The Ceding Company and the Reinsurer each hereby waives, and agrees not to assert, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction.  The Ceding Company and the Reinsurer hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  The Ceding Company and the Reinsurer hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                                  The Ceding Company and the Reinsurer acknowledge that disputes relating to this Agreement and disputes relating to the Master Agreement may overlap, and agree that if any Reinsurer Indemnified Party has a right to indemnification or recovery under both this Agreement and the Master Agreement

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or any other Ancillary Agreement, the Reinsurer Indemnified Party shall have the right to seek and obtain indemnification or recovery under any or all of such agreements; provided that the Reinsurer Indemnified Party may not obtain duplicative indemnification or other recovery under such agreements.

Section 10.4                             Disputes over Certain Calculations.  After the Effective Time, any dispute between the Parties with respect to the calculation of amounts that are to be calculated or reported pursuant to this Agreement (other than disputes with respect to the Reinsurance Closing Statement which shall be resolved in accordance with Section 3.1 hereof, including disputes with respect to any Net Settlement or the amount of the Terminal Settlement, that cannot be resolved by the Parties within sixty calendar days, shall be referred to an independent accounting firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Ceding Company) mutually agreed to by the Parties; provided, however, that where the dispute involves an actuarial issue, the dispute shall instead be referred to an independent actuarial firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Ceding Company) mutually agreed to by the Parties.  There shall be no appeal from the decision made by such firm, which shall be final and binding, except that, either Party may petition a court having jurisdiction over the Parties and subject matter to reduce the arbitrator’s decision to judgment.  The fees charged by the accounting firm or actuarial firm, as applicable, to resolve the dispute shall be allocated between the Ceding Company and the Reinsurer by such firm in accordance with its judgment as to the relative merits of the Parties’ positions in respect of the dispute.

Section 10.5                             No Third Party Beneficiaries.  Other than the rights granted to the Reinsurer Indemnified Parties and the Ceding Company Indemnified Parties under Article IX, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 10.6                             Expenses.  Except as otherwise provided herein, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other representatives.

Section 10.7                             Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.  Each party may deliver its counterpart to this

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Agreement by facsimile or other means of electronic transmission that utilizes image scan technology and delivery of such counterpart by any such means shall be valid as manual delivery of an original counterpart hereof.

Section 10.8                             Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 10.9                             Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein, neither this Agreement, nor any right or obligation hereunder, may be assigned by any party (in whole or in part) without the prior written consent of the other party hereto.

Section 10.10                      Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto, or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 10.11                      Interpretation.

(a)                                 The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or in equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

(b)                                 This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting construction against the party causing the drafting of the provision in question.

(c)                                  The table of contents, articles, titles, captions and headings to sections herein are inserted for convenience of reference only and are not intended

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to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules, Exhibits and Annexes referred to herein are be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  All references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits and Schedules and Annexes to, this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.  Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term.  Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.  Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute), and references to any section of any statute or regulation include any successor to the section.  Any agreement referred to herein include reference to all Exhibits, Schedules, Annexes and other documents or agreements attached thereto.

[The rest of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above.

MONY LIFE INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

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